As filed with the Securities and Exchange Commission on April 5, 2017

Registration No. 333-215647

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to
Form S-4
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

SIMMONS FIRST NATIONAL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Arkansas	6022	71-0407808
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

501 Main Street
Pine Bluff, Arkansas 71601
(870) 541-1000

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

George A. Makris, Jr.
Chairman and Chief Executive Officer
Simmons First National Corporation
501 Main Street
Pine Bluff, Arkansas 71601
(870) 541-1000

(Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With copies to:

Patrick A. Burrow, Executive Vice President, General Counsel and Secretary Simmons First National Corporation 425 W. Capitol Avenue, Suite 1400 Little Rock, Arkansas 72201 (501) 558-3160	Frank M. Conner III Michael P. Reed Covington & Burling LLP One CityCenter 850 Tenth Street NW Washington, D.C. 20001 (202) 662-6000	C. Edward Woodside Chairman Hardeman County Investment Company, Inc. 1862 Highway 45 Bypass Jackson, Tennessee 38305 (731) 668-2265	Steven J. Eisen Mark L. Miller Baker, Donelson, Bearman, Caldwell & Berkowitz, PC 211 Commerce Street, Suite 800 Nashville, Tennessee 37201 (615) 726-5600

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon the effective time of the merger described in the enclosed document.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (do not check if a smaller reporting company)	Smaller reporting company ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such dates as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell the securities offered by this proxy statement/prospectus until the registration statement relating to the shares of Simmons common stock to be issued in the merger that is filed with the United States Securities and Exchange Commission becomes effective. This proxy statement/prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction in which the offer or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY — SUBJECT TO COMPLETION — DATED APRIL 5, 2017

Hardeman County Investment Company, Inc.

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:

On November 17, 2016, Hardeman County Investment Company, Inc., or HCIC, and Simmons First National Corporation, or Simmons, agreed to a strategic business combination in which HCIC will merge with and into Simmons, with Simmons continuing as the surviving corporation, which we refer to as the merger. If the merger is completed, each share of HCIC common stock issued and outstanding immediately prior to the merger will be converted into the right to receive (1) cash in an amount equal to $181.47, which we refer to as the Cash Consideration, and (2) 4.8393 shares of Simmons common stock, which we refer to as the Stock Consideration, and together with the Cash Consideration, the Merger Consideration. Based on the 4.8393 exchange ratio and the number of shares of HCIC common stock expected to be issued and outstanding immediately prior to the merger, the maximum number of shares of Simmons common stock that may be issued to HCIC shareholders in connection with the merger is expected to be 799,990.

We are sending you this proxy statement/prospectus to notify you of, and invite you to, the special meeting of HCIC shareholders, which we refer to as the HCIC special meeting, being held to consider the Agreement and Plan of Merger dated as of November 17, 2016, as amended on February 6, 2017, which we refer to as the merger agreement, that HCIC has entered into with Simmons, and related matters, and to ask you to vote at the HCIC special meeting “FOR” approval of the merger agreement. Shares of Simmons common stock are listed on the NASDAQ Global Select Market under the ticker symbol “SFNC”.

The market value of the Stock Consideration will fluctuate with the market price of Simmons common stock; however the Cash Consideration will remain a fixed amount regardless of any change in the market value of the Stock Consideration. The following table presents the closing prices of Simmons common stock on November 16, 2016, the last trading day before public announcement of the merger, and on, April 4, 2017, the last practicable trading day before the distribution of this proxy statement/prospectus. The table also presents (1) the implied value of the Merger Consideration proposed for each share of HCIC common stock on those dates, (2) the implied value of the Stock Consideration proposed for each share of HCIC common stock converted into the Stock Consideration on those dates, as determined by multiplying the closing price of Simmons common stock on those dates by the exchange ratio of 4.8393 provided for in the merger agreement, and (3) the value of the Cash Consideration proposed for each share of HCIC common stock, which will remain a fixed amount regardless of any change in the market value of the Stock Consideration. We urge you to obtain current market quotations for shares of Simmons common stock.

	Simmons Common Stock (NASDAQ: SFNC)	Implied Value of the Stock Consideration for Each Share of HCIC Common Stock	Value of the Cash Consideration for Each Share of HCIC Common Stock	Implied Value of the Merger Consideration for Each Share of HCIC Common Stock
At November 16, 2016	$57.80	$279.71	$181.47	$461.18
At April 4, 2017	$54.25	$262.53	$181.47	$444.00

The HCIC special meeting will be held on May 4, 2017, at 10:00 a.m., local time, at HCIC’s headquarters, located at 1862 Highway 45 Bypass, Jackson, Tennessee 38305.

Your vote is important. We cannot complete the merger unless HCIC shareholders approve the merger agreement. In order for the merger to be approved, the merger agreement must be approved by the affirmative vote of a majority of the shares of HCIC common stock outstanding and entitled to vote at the HCIC special meeting. Regardless of whether you plan to attend the HCIC special meeting, please take the time to vote your shares in accordance with the instructions contained in this proxy statement/prospectus.

The HCIC board of directors unanimously recommends that HCIC shareholders vote “FOR” approval of the merger agreement and “FOR” the other matters to be considered at the HCIC special meeting. In considering the recommendation of the HCIC board of directors, you should be aware that certain directors and executive officers of HCIC will have interests in the merger that may be different from, or in addition to, the interests of HCIC shareholders generally. See the section entitled “Merger — Interests of HCIC’s Directors and Executive Officers in the Merger” beginning on page 46 of the accompanying proxy statement/prospectus.

This proxy statement/prospectus describes the HCIC special meeting, the merger, the documents related to the merger and other related matters. Please carefully read the entire proxy statement/prospectus, including “Risk Factors” beginning on page 23, for a discussion of the risks relating to the proposed merger, and the Annexes and documents incorporated by reference into this proxy statement/prospectus.

C. Edward Woodside
Chairman
Hardeman County Investment Company, Inc.

Neither the United States Securities and Exchange Commission nor any state securities commission or bank regulatory agency has approved or disapproved the securities to be issued in the merger or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either Simmons or HCIC, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this proxy statement/prospectus is April 6, 2017, and it is first being mailed or otherwise delivered to HCIC shareholders on or about April 6, 2017.

HARDEMAN COUNTY INVESTMENT COMPANY, INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders of Hardeman County Investment Company, Inc.:

HCIC will hold a special meeting of shareholders at 10:00 a.m., local time, on May 4, 2017, at HCIC’s headquarters, located at 1862 Highway 45 Bypass, Jackson, Tennessee 38305. The special meeting will be held for the purposes of allowing HCIC shareholders to consider and vote upon the following matters:

•	a proposal to approve the Agreement and Plan of Merger dated as of November 17, 2016, as amended on February 6, 2017, by and between Simmons and HCIC, as amended from time to time, pursuant to which HCIC will merge with and into Simmons, as more fully described in the attached proxy statement/prospectus, which we refer to as the merger proposal; and
•	a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of approval of the merger agreement, which we refer to as the adjournment proposal.

HCIC has fixed the close of business on April 3, 2017 as the record date for the HCIC special meeting. Only HCIC shareholders of record at that time are entitled to notice of, and to vote at, the special meeting, or any adjournment or postponement of the special meeting. Approval of the merger agreement requires the affirmative vote of a majority of the shares of HCIC common stock outstanding and entitled to vote at the HCIC special meeting.

Your vote is very important. We cannot complete the merger unless HCIC shareholders approve the merger agreement.

As a shareholder of record, you are cordially invited to attend the HCIC special meeting in person. Regardless of whether you plan to attend the HCIC special meeting, please vote as soon as possible. Please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid return envelope. Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the merger proposal and “FOR” the adjournment proposal, if necessary or appropriate. If you hold HCIC common stock in your name as a shareholder of record or hold a valid proxy from the holder of record and attend the HCIC special meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card. Your prompt attention is greatly appreciated.

The enclosed proxy statement/prospectus provides a detailed description of the merger, the merger agreement and related matters. We urge you to read the proxy statement/prospectus, including any documents incorporated in the proxy statement/prospectus by reference, and its appendices and annexes, carefully and in their entirety. If you have any questions concerning the merger or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus or need help voting your shares of HCIC common stock, please contact Sandy Hammons at Hardeman County Investment Company, Inc. at the following address or telephone number: 1862 Highway 45 Bypass, Jackson, Tennessee 38305 or (731) 228-3619.

The HCIC board of directors has approved the merger and the merger agreement and unanimously recommends that HCIC shareholders vote “FOR” approval of the merger proposal and “FOR” approval of the adjournment proposal, if necessary or appropriate.

BY ORDER OF THE BOARD OF DIRECTORS

Corporate Secretary
Jackson, Tennessee
April 6, 2017

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Simmons from documents filed with or furnished to the United States Securities and Exchange Commission, which we refer to as the SEC, that are not included in or delivered with this proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by Simmons at no cost from the SEC’s website at http://www.sec.gov. You may also request copies of these documents, including documents incorporated by reference by Simmons in this proxy statement/prospectus, at no cost by contacting Simmons in writing or by telephone at the following address:

Simmons First National Corporation
501 Main Street
P.O. Box 7009
Pine Bluff, Arkansas 71611
Attention: Patrick A. Burrow
Telephone: (870) 541-1000

You will not be charged for any of these documents that you request. HCIC shareholders requesting documents must do so by April 27, 2017 in order to receive them before the HCIC special meeting to be held on May 4, 2017.

In addition, if you have questions about the merger or the HCIC special meeting, need additional copies of this proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, you may contact Sandy Hammons at Hardeman County Investment Company, Inc., at the following address and telephone number:

Hardeman County Investment Company, Inc.
1862 Highway 45 Bypass
Jackson, Tennessee 38305
Attention: Sandy Hammons
Telephone: (731) 228-3619

This proxy statement/prospectus is also available in the Investor Relations section of Simmons’ website at www.simmonsbank.com. The information on Simmons’ website is not part of this proxy statement/prospectus. References to Simmons’ website in this proxy statement/prospectus are intended to serve as textual references only.

See “Where You Can Find More Information” beginning on page 85 for more details.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by Simmons, constitutes a prospectus of Simmons under Section 5 of the Securities Act of 1933, as amended, which we refer to as the Securities Act, with respect to the shares of Simmons common stock to be issued to the HCIC shareholders pursuant to the merger agreement. This proxy statement/prospectus also constitutes a proxy statement for HCIC. It also constitutes a notice of meeting with respect to the special meeting of HCIC shareholders, at which HCIC shareholders will be asked to consider and vote upon the approval of the merger agreement.

You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated April 6, 2017. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither our mailing of this proxy statement/prospectus to HCIC shareholders nor the issuance by Simmons of shares of Simmons common stock to HCIC shareholders in connection with the merger will create any implication to the contrary.

This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation. Information contained in this proxy statement/prospectus regarding Simmons has been provided by Simmons, and information contained in this proxy statement/prospectus regarding HCIC has been provided by HCIC.

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QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE HCIC SPECIAL MEETING

The following are some questions that you may have regarding the merger of HCIC with and into Simmons and the HCIC special meeting of shareholders, which we refer to as the HCIC special meeting, and brief answers to those questions. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger and the HCIC special meeting. Additional important information is also contained in the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 85. Unless the context requires otherwise, references in this proxy statement/prospectus to Simmons refer to Simmons First National Corporation, an Arkansas corporation, and/or its consolidated subsidiaries, references in this proxy statement/prospectus to HCIC refer to Hardeman County Investment Company, Inc., a Tennessee corporation, and/or its consolidated subsidiaries, and references in this proxy statement/prospectus to “we,” “our” and “us” refer to Simmons and HCIC collectively.

Q:	What am I being asked to vote on at the HCIC special meeting?
A:	Simmons and HCIC have entered into an Agreement and Plan of Merger dated as of November 17, 2016, as amended on February 6, 2017, which we refer to as the merger agreement, pursuant to which Simmons has agreed to acquire HCIC. Under the merger agreement, HCIC will merge with and into Simmons, with Simmons continuing as the surviving corporation of the merger, which we refer to as the merger. HCIC shareholders are being asked to approve the merger agreement and the transactions contemplated thereby, including the merger, which we refer to as the merger proposal.

HCIC shareholders are also being asked to approve the adjournment of the HCIC special meeting, if necessary or appropriate, to solicit additional proxies in favor of the approval of the merger agreement, which we refer to as the adjournment proposal.

This proxy statement/prospectus includes important information about the merger, the merger agreement, a copy of which is attached as Annex I to this proxy statement/prospectus, and the HCIC special meeting. HCIC shareholders should read this information carefully and in its entirety. The enclosed voting materials allow shareholders to vote their shares without attending the HCIC special meeting in person.

Q:	How does the HCIC board of directors recommend I vote at the HCIC special meeting?
A:	The HCIC board of directors unanimously recommends that you vote “FOR” the merger proposal and “FOR” the adjournment proposal, if necessary or appropriate. See the section entitled “The Merger — Recommendation of the HCIC Board of Directors; HCIC’s Reasons for the Merger” beginning on page 39.
Q:	When and where is the HCIC special meeting?
A:	The HCIC special meeting will be held at HCIC’s headquarters, located at 1862 Highway 45 Bypass, Jackson, Tennessee 38305 on May 4, 2017, at 10:00 a.m., local time.
Q:	Who is entitled to vote?
A:	Holders of record of HCIC common stock at the close of business on April 3, 2017, which is the date that the HCIC board of directors has fixed as the record date for the HCIC special meeting, are entitled to vote at the HCIC special meeting.

Q: What do I need to do now?

A:	If you are a HCIC shareholder of record as of the close of business on the record date, after you have carefully read this proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly so that your shares are represented and voted at the HCIC special meeting. If you hold stock in your name as a shareholder of record, you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible.

Q:	What constitutes a quorum for the HCIC special meeting?
A:	The presence at the HCIC special meeting, in person or by proxy, of the holders of a majority of the HCIC common stock issued and outstanding and entitled to vote with respect to each proposal will constitute a quorum for the purposes of considering and acting on each proposal. If a quorum is not present, the HCIC special meeting will be postponed until the holders of the number of shares of HCIC common stock required to constitute a quorum attend. If you submit a properly executed proxy card, even if you abstain from voting, your shares of HCIC common stock will be counted for purposes of determining whether a quorum is present at the HCIC special meeting. If additional votes must be solicited to approve the merger proposal and the adjournment proposal is approved, it is expected that the HCIC special meeting will be adjourned to solicit additional proxies.
Q:	What is the vote required to approve each proposal at the HCIC special meeting?
A:	Approval of the merger proposal requires the affirmative vote of the holders of a majority of the shares of HCIC common stock outstanding and entitled to vote at the HCIC special meeting.

Approval of the HCIC adjournment proposal requires the affirmative vote of the holders of shares of HCIC common stock cast at the special meeting favoring the adjournment proposal to exceed the votes cast opposing the adjournment proposal.

Because the affirmative vote required to approve the merger proposal is based upon the total number of outstanding shares of HCIC common stock, if you mark “ABSTAIN” on your proxy card, fail to either submit a proxy or vote in person at the HCIC special meeting, or fail to instruct your bank or broker how to vote with respect to the merger proposal, it will have the same effect as a vote “AGAINST” the proposal.

See the sections entitled, “Information About the HCIC Special Meeting — Record Date; Shares Entitled to Vote” beginning on page 7 and “Information About the HCIC Special Meeting — Quorum; Abstentions and Broker Non-Votes” beginning on page 7.

Q:	Why is my vote important?
A:	If you do not vote, it will be more difficult for HCIC to obtain the necessary quorum to hold the HCIC special meeting. If you vote to abstain, or fail to either submit a proxy or vote in person at the HCIC special meeting, or fail to instruct your bank or broker how to vote with respect to the merger proposal, it will have the same effect as a vote “AGAINST” the merger proposal. The merger proposal must be approved by the affirmative vote of the holders of a majority of the shares of HCIC common stock outstanding and entitled to vote at the HCIC special meeting. The HCIC board of directors unanimously recommends that you vote “FOR” the merger proposal.
Q:	How do I vote if I own shares through the HCIC Employee Stock Ownership Plan?
A:	If you own shares through the HCIC Employee Stock Ownership Plan, or the HCIC ESOP, you will be given the opportunity to instruct the trustee of the HCIC ESOP how to vote the shares that you hold in your account. To the extent that you do not timely give such instructions, the trustee will vote all unvoted shares held in the HCIC ESOP in the same proportion as the shares voted pursuant to the instructions of account holders.
Q:	How many votes do I have?
A:	Each outstanding share of HCIC common stock entitles its holder to cast one vote. As of the record date, there were 162,134 shares of HCIC common stock, par value $1.00 per share, outstanding and entitled to vote at the HCIC special meeting.
Q:	Can I attend the HCIC special meeting and vote my shares in person?
A:	Yes. All HCIC shareholders, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the HCIC special meeting. Holders of record of HCIC common stock can vote in person at the HCIC special meeting. If you are not a shareholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the HCIC special meeting. If you plan to attend the HCIC special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. HCIC reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the HCIC special meeting is prohibited without HCIC’s express written consent.
Q:	Can I change my vote?
A:	Yes. You may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to Sandy Hammons at HCIC, or (3) attending the HCIC special meeting in person, notifying Sandy Hammons and voting by ballot at the HCIC special meeting. Attendance at the HCIC special meeting will not automatically revoke your proxy. A revocation or later-dated proxy received by HCIC after the vote will not affect the vote. If you choose one of the first two methods, you must take the described action (or, with respect to the first method, HCIC must have received the subsequent proxy card) no later than May 3, 2017 at 5:00 p.m. local time, which is the business day immediately prior to the special meeting. Sandy Hammons’ mailing address is:

Hardeman County Investment Company, Inc.
1862 Highway 45 Bypass
Jackson, Tennessee 38305
Attention: Sandy Hammons

Q:	What will happen in the merger?
A:	If the merger proposal is approved by HCIC shareholders and the other conditions to closing under the merger agreement are satisfied or waived, then at the effective time of the merger, HCIC will merge with and into Simmons and Simmons will be the surviving entity. Also, following the closing of the merger, Simmons anticipates merging First South Bank, a Tennessee-chartered bank and wholly owned subsidiary of HCIC, which we refer to as First South Bank, with and into Simmons Bank, an Arkansas state-charted bank and wholly owned subsidiary of Simmons, which we refer to as Simmons Bank. As a result of the merger, HCIC will no longer exist and its businesses will be owned by Simmons, which will continue as a public company.
Q:	What will I receive for my HCIC common stock?
A:	Upon completion of the merger, each share of HCIC common stock issued and outstanding immediately prior to the merger will be converted into the right to receive (1) cash in an amount equal to $181.47, which we refer to as the Cash Consideration, and (2) 4.8393 shares of Simmons common stock, which we refer to as the Stock Consideration, and together with the Cash Consideration, the Merger Consideration.
Q:	What happens if I am eligible to receive a fraction of a share of Simmons common stock as part of the per share Merger Consideration?
A:	If the aggregate number of shares of Simmons common stock that you are entitled to receive as part of the Stock Consideration includes a fraction of a share of Simmons common stock, you will receive cash in lieu of that fractional share. See the section entitled “The Merger Agreement — Fractional Shares” beginning on page 55.
Q:	When can I expect to receive the Merger Consideration?
A:	Holders of HCIC common stock shall receive their Merger Consideration as promptly as practicable following the effective time of the merger, subject to the holders submitting their properly completed letter of transmittal and other transmittal materials.

Q:	What is the value of the consideration to be received by HCIC shareholders in connection with the merger?
A:	The market value of the Stock Consideration will fluctuate with the market price of Simmons common stock; however, the Cash Consideration will remain a fixed amount regardless of any change in the market value of the Stock Consideration. The following table presents the closing prices of Simmons common stock on November 16, 2016, the last trading day before public announcement of the merger, and on April 4, 2017, the last practicable trading day before the distribution of this proxy statement/prospectus. The table also presents (1) the implied value of the Merger Consideration proposed for each share of HCIC common stock on those dates, (2) the implied value of the Stock Consideration proposed for each share of HCIC common stock converted into the Stock Consideration on those dates, as determined by multiplying the closing price of Simmons common stock on those dates by the exchange ratio of 4.8393 provided for in the merger agreement, and (3) the value of the Cash Consideration proposed for each share of HCIC common stock, which will remain a fixed amount regardless of any change in the market value of the Stock Consideration. We urge you to obtain current market quotations for shares of Simmons common stock.

	Simmons Common Stock (NASDAQ: SFNC)	Implied Value of the Stock Consideration for Each Share of HCIC Common Stock	Value of the Cash Consideration for Each Share of HCIC Common Stock	Implied Value of the Merger Consideration for Each Share of HCIC Common Stock
At November 16, 2016	$57.80	$279.71	$181.47	$461.18
At April 4, 2017	$54.25	$262.53	$181.47	$444.00
Q:	What are the U.S. federal income tax consequences of the merger to HCIC shareholders?
A:	The obligation of Simmons and HCIC to consummate the merger is conditioned upon, the receipt of an opinion from Covington & Burling LLP to the effect that the merger will qualify, as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, and that HCIC and Simmons will each be treated as a party to the reorganization within the meaning of Section 368(b) of the Code. Neither Simmons nor HCIC currently intends to waive this opinion condition to its obligation to consummate the merger. If either Simmons or HCIC waives this opinion condition after this registration statement is declared effective by the SEC, and if the tax consequences of the merger to HCIC shareholders have materially changed, Simmons and HCIC will recirculate appropriate soliciting materials to resolicit the votes of HCIC shareholders. In general, for U.S. federal income tax purposes, holders of HCIC common stock will receive a combination of the Cash Consideration and the Stock Consideration in the merger and will not generally recognize any loss but will generally recognize gain, if any, equal to the lesser of (1) the excess, if any, of the sum of the cash received and the fair market value of the Simmons common stock received pursuant to the merger over that holder’s adjusted tax basis in his or her shares of HCIC common stock surrendered, and (2) the amount of Cash Consideration received by that holder pursuant to the merger.

For further information, see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 69.

The U.S. federal income tax consequences described above may not apply to all holders of HCIC common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Q:	Do I have dissenters’ rights in connection with the merger?
A:	Yes. Under Section 48-23-102 of the Tennessee Business Corporation Act, or TBCA, HCIC shareholders will have dissenters’ rights in connection with the merger. To exercise dissenters’ rights, HCIC shareholders must strictly follow the procedures prescribed by the TBCA. Failure to strictly comply with these procedures will result in the loss of dissenters’ rights. These procedures are summarized under the section entitled “The Merger — Dissenters’ Rights” beginning on page 49, and Section 48-23-102 of the TBCA is attached to this proxy statement/prospectus as Annex II. Holders of shares of HCIC common stock are encouraged to read these provisions carefully and in their entirety. Failure to strictly comply with these provisions will result in the loss of dissenters’ rights. See the section entitled “The Merger — Dissenters’ Rights” beginning on page 49.
Q:	If I am a HCIC shareholder, should I send in my HCIC common stock certificates now?
A:	No. Please do NOT send in your HCIC common stock certificates with your proxy. If the merger proposal is approved by HCIC shareholders, and the merger is completed, Computershare or an exchange agent designated by Simmons will send you instructions for exchanging HCIC common stock certificates for the Merger Consideration. See the section entitled “The Merger Agreement — Conversion of Shares; Exchange of Certificates” beginning on page 55.
Q:	Whom may I contact if I cannot locate my HCIC common stock certificate(s)?
A:	If you are unable to locate your original HCIC common stock certificate(s), you should contact Sandy Hammons at Hardeman County Investment Company, Inc. by telephone at (731) 228-3619.
Q:	What happens if I sell my shares of HCIC common stock before the HCIC special meeting?
A:	The record date is earlier than both the date of the HCIC special meeting and the effective time of the merger. If you transfer your shares of HCIC common stock after the record date but before the HCIC special meeting, you will, unless the transferee requests a proxy from you, retain your right to vote at the HCIC special meeting but will transfer the right to receive the per share Merger Consideration to the person to whom you transfer your shares. In order to receive the per share Merger Consideration, you must hold your shares through the effective time of the merger.
Q:	When do you expect to complete the merger?
A:	We expect to consummate the merger no earlier than the second quarter of 2017. However, we cannot assure you when or if the merger will occur. We must first obtain the approval of HCIC shareholders at the HCIC special meeting and the necessary regulatory approvals and the other conditions to closing must be satisfied before the merger is consummated. See the section entitled “The Merger Agreement — Conditions to Consummation of the Merger” beginning on page 65.
Q:	Who should I call with questions?
A:	If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of HCIC common stock, please contact: Sandy Hammons at Hardeman County Investment Company, Inc. at the following address or telephone number: 1862 Highway 45 Bypass, Jackson, Tennessee 38305 or (731) 228-3619. If you have any questions concerning your dissenters' rights in connection with the merger, please contact: Michael McGregor at Hardeman County Investment Company, Inc. at the following address or telephone number: 1862 Highway 45 Bypass, Jackson, Tennessee 38305 or (731) 984-8702.
Q:	Are there any risks that I should consider in deciding whether to vote for the merger proposal?
A:	Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 23.
Q:	What happens if the merger is not completed?
A:	If the merger agreement is not approved by HCIC shareholders or if the merger is not completed for any other reason, HCIC shareholders will not receive any consideration for their shares of HCIC common stock. Instead, HCIC will remain an independent company and will continue to own First South Bank. Under specified circumstances, HCIC may be required to pay Simmons a termination fee of $3.0 million. See the section entitled “The Merger Agreement — Termination of the Merger Agreement — Termination Fee” beginning on page 55.

SUMMARY

The following summary highlights selected information in this proxy statement/prospectus and may not contain all the information that may be important to you as a HCIC shareholder. We urge you to carefully read the entire proxy statement/prospectus, including the appendices and annexes, and the other documents to which we refer in order to fully understand the merger. See the section entitled “Where You Can Find More Information” beginning on page 85. Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.

Parties to the Merger (page 29)

Simmons First National Corporation
501 Main Street
Pine Bluff, Arkansas 71601
(870) 541-1000

Simmons is a financial holding company registered under the Bank Holding Company Act of 1956, as amended, or BHC Act. Simmons is headquartered in Pine Bluff, Arkansas and as of December 31, 2016, had total assets of $8.40 billion, total net loans of $5.63 billion, total deposits of $6.74 billion and equity capital of $1.15 billion. Simmons conducts its banking operations through 149 branches or financial centers located in communities in Arkansas, Kansas, Missouri and Tennessee. Simmons common stock is traded on the NASDAQ Global Select Market under the symbol “SFNC.”

Additional information about Simmons and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 85.

Hardeman County Investment Company, Inc.
1862 Highway 45 Bypass
Jackson, Tennessee 38305
(731) 668-2265

HCIC is a bank holding company registered under the BHC Act. HCIC is headquartered in Jackson, Tennessee and as of December 31, 2016, had, on a consolidated basis, total assets of $476.7 million, total net loans of $252.3 million, total deposits of $394.8 million and equity capital of $51.2 million. HCIC conducts its banking operations through its wholly owned banking subsidiary, First South Bank, a Tennessee-chartered bank, which we refer to as First South Bank, through its main office, nine branches and four additional insurance agency offices through First South Bank’s wholly owned subsidiary, FSB Insurance, Inc., all located in Carol, Dyer, Hardeman, Haywood, Henry, Madison, and Rutherford Counties in West and Middle Tennessee.

HCIC is a community-focused financial institution that offers a full range of financial services to individuals, businesses, municipal entities, and nonprofit organizations in the communities that it serves. These services include consumer and commercial loans, deposit accounts, trust services, safe deposit services, consumer finance, insurance, mortgage lending, and SBA lending. HCIC’s bank subsidiary, First South Bank, was founded in 1903 as Hardeman County Savings Bank.

HCIC’s principal executive offices are located at 1862 Highway 45 Bypass, Jackson, Tennessee 38305, and its telephone number is (731) 668-2265.

The Merger (page 36) and the Merger Agreement (page 55)

The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached as Annex I to this proxy statement/prospectus. We encourage you to read the merger agreement carefully and in its entirety, as it is the legal document that governs the merger. All descriptions in this summary and elsewhere in this proxy statement/prospectus of the terms and conditions of the merger are qualified by reference to the merger agreement.

Under the merger agreement, HCIC will merge with and into Simmons, with Simmons continuing as the surviving corporation of the merger.

As a result of the Merger, HCIC Shareholders Will Receive 4.8393 Shares of Simmons Common Stock and $181.47 in Cash for each share of HCIC Common Stock (page 55)

We are proposing the merger of HCIC with and into Simmons, with Simmons continuing as the surviving corporation in the merger. If the merger is completed, each share of HCIC common stock issued and outstanding immediately prior to the merger will be converted into the right to receive (1) cash in an amount equal to $181.47, which we refer to as the Cash Consideration and (2) 4.8393 shares, or the exchange ratio, of Simmons common stock, which we refer to as the Stock Consideration, and together with the Cash Consideration, the Merger Consideration. No fractional shares of Simmons common stock will be issued in connection with the merger, and holders of HCIC common stock will be entitled to receive cash in lieu thereof.

The HCIC Board of Directors Unanimously Recommends that HCIC shareholders Vote “FOR” Approval of the Merger Proposal (page 39)

The HCIC board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of HCIC and its shareholders. Accordingly, the HCIC board of directors unanimously recommends that HCIC shareholders vote “FOR” approval of the merger proposal.

For the factors considered by the HCIC board of directors in reaching its decision to approve the merger proposal, see the section entitled “The Merger — HCIC’s Reasons for the Merger; Recommendation of the HCIC Board of Directors” beginning on page 39.

Olsen Palmer Has Provided an Opinion to the HCIC Board of Directors in Connection with the Merger (page 40 and Annex III)

In connection with the merger, HCIC’s financial advisor, Olsen Palmer LLC or Olsen Palmer, delivered a written opinion, dated November 17, 2016, to the HCIC board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of HCIC common stock of the Merger Consideration in the merger. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Olsen Palmer in preparing the opinion, is attached as Annex III to this proxy statement/prospectus. Olsen Palmer has consented to the inclusion of its opinion in this proxy statement/prospectus (attached as Annex III hereto). The opinion was provided for the information of, and was directed to, the HCIC board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger, and is directed only to the fairness, from a financial point of view, of the Merger Consideration to holders of HCIC common stock. The opinion did not address the underlying business decision of HCIC to engage in the merger or enter into the merger agreement, or the relative merits of the merger as compared to any other alternative business strategies that might exist for HCIC or the effect of any other transaction in which HCIC might engage, or constitute a recommendation to the HCIC board of directors in connection with the merger, and it does not constitute a recommendation to any HCIC shareholder as to how to vote in connection with the merger or any other matter.

For further information, please see the discussion under the caption “The Merger — Opinion of HCIC’s Financial Advisor,” beginning on page 40.

Information About the HCIC Special Meeting (page 31)

The HCIC special meeting will be held on May 4, 2017, at 10:00 a.m., local time, at HCIC’s headquarters, located at 1862 Highway 45 Bypass, Jackson, Tennessee 38305, unless the HCIC special meeting is adjourned or postponed.

At the HCIC special meeting, HCIC shareholders will be asked to:

•	approve the merger proposal; and
•	approve the adjournment proposal, if necessary or appropriate.

Only holders of record at the close of business on April 3, 2017, which is the record date for the HCIC special meeting, will be entitled to vote at the HCIC special meeting. Each share of HCIC common stock is entitled to one vote on each proposal to be considered at the HCIC special meeting. As of the record date, there were 162,134 shares of HCIC common stock entitled to vote at the HCIC special meeting. As of the record date, directors and executive officers of HCIC and their affiliates owned and were entitled to vote approximately 147,437 shares of HCIC common stock, representing approximately 91% of the shares of HCIC common stock outstanding on that date. As of the record date, Simmons beneficially held no shares of HCIC common stock, and Simmons’ directors and executive officers held no shares of HCIC common stock.

The merger proposal must be approved by the affirmative vote, in person or by proxy, of a majority of the shares of HCIC common stock outstanding and entitled to vote at the HCIC special meeting. If you mark “ABSTAIN” on your proxy card, fail to either submit a proxy or vote in person at the HCIC special meeting, or fail to instruct your bank or broker how to vote with respect to the merger proposal, it will have the same effect as a vote “AGAINST” the merger proposal at the special meeting.

Concurrently with execution of the merger agreement, certain of HCIC’s directors and officers have entered into a support and non-competition agreement, which we refer to as a voting agreement, solely in his or her capacity as a HCIC shareholder to vote his or her shares in favor of the merger proposal and against certain competing acquisition proposals or other actions that would frustrate the purposes of, prevent or materially delay completion of the merger, as well as certain other restrictions with respect to the voting and transfer of such person’s shares of HCIC common stock. As of the record date, the HCIC directors and officers party to these voting agreements owned and were entitled to vote approximately 131,376 shares of HCIC common stock, representing approximately 81% of the total shares of HCIC common stock outstanding on that date. The voting agreement for one person provides that, if, at any time prior to the HCIC special meeting, HCIC has received an acquisition proposal that is considered by the HCIC board of directors to be superior to the merger, (1) the person agrees to vote a fewer number of the shares of HCIC common stock owned by such person in favor of the merger proposal and against any competing proposal and (2) the person agrees to vote (or cause to be voted) the remaining shares of HCIC common stock owned by such person with respect to the merger proposal (or any competing proposal) in a manner that is proportionate to the manner in which all shares of HCIC common stock that are not subject to a voting agreement are voted with respect to the merger proposal. As a result, if HCIC received an acquisition proposal that the HCIC board of directors considered to be superior to the merger, then only approximately 45.6% of the total outstanding shares of HCIC common stock would be required to be voted in favor of the merger proposal pursuant to these voting agreements. As a result, if there is an acquisition proposal that the HCIC board of directors considers to be superior to the merger, assuming all other shareholders not party to voting agreements vote upon the merger, or the Unconstrained Shareholders, the merger will be approved if at least 3,349 shares of HCIC common stock, or 2.0% of the total outstanding shares of HCIC common stock as of the record date, held by the Unconstrained Shareholders vote in favor of the merger.

Approval of the HCIC adjournment proposal requires the affirmative vote of the holders of shares of HCIC common stock cast at the special meeting favoring the adjournment proposal to exceed the votes cast opposing the adjournment proposal. If you mark “ABSTAIN” on your proxy card, fail to either submit a proxy or vote in person at the HCIC special meeting, or fail to instruct your bank or broker how to vote with respect to the adjournment proposal, this will not have an effect on the vote to approve the adjournment proposal.

HCIC’s Directors and Officers May Have Financial Interests in the Merger That Differ From Your Interests (page 46)

HCIC shareholders should be aware that the directors and executive officers of HCIC have agreements and other benefit plans or arrangements that provide them with financial interests in the merger that are different from, or in addition to, those of HCIC shareholders generally. These interests include the following:

•	HCIC previously entered into employment agreements, or the HCIC employment agreements, with C. Edward Woodside, Chairman, C. Hunter Simmons, President and Chief Executive Officer, Michael McGregor, Chief Financial Officer of First South Bank, and Kirk Goehring, Chief Lending Officer and Senior Vice President of First South Bank. In connection with the merger, HCIC will terminate all of the HCIC employment agreements except for the agreement with Mr. Goehring, which will be amended as of the closing of the merger, and pay Messrs. Woodside, Simmons,

McGregor, and Goehring an amount of approximately $2.28 million, $2.16 million, $0.76 million and $0.25 million (these current estimates assume the merger was consummated on March 9, 2017), respectively, under their Stock Appreciation Rights agreements (see “Interests of HCIC’s Directors and Executive Officers in the Merger — Employment Relationships” on page 47), and HCIC will award Messrs. Simmons, McGregor, and Goehring 1,314, 1,095, and 219 shares, respectively, of HCIC common stock (see “Interests of HCIC’s Directors and Executive Officers in the Merger — HCIC Share Bonuses” on page 48);
•	Following the effective time of the merger, Mr. Simmons will act as the Jackson Community Chairman for Simmons Bank and will report to Tony Gregory, the Tennessee Regional Chairman of Simmons Bank, Mr. Goehring will act as the Community President for the Jackson region for Simmons Bank and will report to Mr. Simmons, and Mr. Woodside will be appointed to the board of directors of Simmons Bank following the merger of First South Bank with and into Simmons Bank;
•	In the merger agreement, Simmons agreed to maintain directors’ and officers’ liability insurance for directors and executive officers of HCIC for a period of six years following the merger and to provide indemnification arrangements for such persons.

The HCIC board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement and the merger, and in recommending that HCIC shareholders vote in favor of the merger proposal.

For a more complete description of these interests, see “The Merger — Interests of HCIC’s Directors and Executive Officers in the Merger” beginning on page 46.

HCIC Shareholders May Exercise Dissenters’ Rights (page 49)

Under Section 48-23-102 of the TBCA, HCIC shareholders will have dissenters’ rights in connection with the merger. To exercise dissenters’ rights, HCIC shareholders must strictly follow the procedures prescribed by the TBCA. Failure to strictly comply with these procedures will result in the loss of dissenters’ rights. These procedures are summarized under the section entitled “The Merger — Dissenters’ Rights” beginning on page 49, and Section 48-23-102 of the TBCA is attached to this proxy statement/prospectus as Annex II.

Regulatory Approvals Required for the Merger (page 52)

We have agreed to use our reasonable best efforts to obtain all regulatory approvals, non-objections or waivers required to complete the transactions contemplated by the merger agreement. These regulatory determinations include, among others, the approval of the merger from the Tennessee Department of Financial Institutions, which we refer to as the TDFI, and the Board of Governors of the Federal Reserve System, which we refer to as the Federal Reserve, for Simmons to acquire HCIC. Simmons and HCIC have filed, or are in the process of filing, applications, requests, letters and notifications to obtain the required regulatory determinations.

Although we do not know of any reason why these regulatory approvals, non-objections or waivers cannot be obtained in a timely manner, we cannot be certain when or if they will be obtained.

Conditions That Must Be Satisfied or Waived for the Merger to Occur (page 65)

Currently, we expect to consummate the merger no earlier than the second quarter of 2017. As more fully described in this proxy statement/prospectus and in the merger agreement, consummation of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. The conditions to each party’s obligation to complete the merger include, among others:

•	approval of the merger agreement by HCIC shareholders;
•	receipt of required regulatory approvals (provided that no such required regulatory approval may impose a burdensome condition on Simmons, HCIC or First South Bank following the merger);
•	absence of any law, injunction or other restraint prohibiting, restricting or making illegal consummation of the transactions contemplated by the merger agreement;

•	the declaration of effectiveness by the SEC of Simmons’ registration statement on Form S-4 registering the Simmons common stock issuable to HCIC shareholders, with no stop orders suspending the effectiveness thereof having been issued;
•	authorization of the shares of Simmons common stock to be issued in the merger for listing on the NASDAQ Global Select Market;
•	accuracy of each party’s representations and warranties in the merger agreement, generally subject to specified materiality standards;
•	performance in all material respects of each party’s obligations under the merger agreement; and
•	receipt by each party of an opinion of Covington & Burling LLP, counsel to Simmons, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

In addition, Simmons’ obligation to consummate the merger is subject to:

•	as of the last day of the month reflected in HCIC’s financial statements, First South Bank having (1) a ratio of non-performing assets to total loans not in excess of 0.63%, (2) a ratio of classified loans to Tier 1 capital plus ALLL ratio not be in excess of 8.00%, (3) non-performing assets not in excess of $1,650,000, (4) classified assets not in excess of 115% of the aggregate balance of classified assets as set forth in HCIC’s financial statements as of and for the quarter ended September 30, 2016 and (5) delinquent loans not in excess of 0.75% of total loans. As of December 31, 2016, First South Bank’s (a) ratio of non-performing assets to total loans was 0.39%, (b) ratio of classified loans to Tier 1 capital plus ALLL was 7.21%, (c) non-performing assets was $985,186, and (d) delinquent loans was 0.48% of total loans. Simmons and HCIC expect that First South Bank will satisfy these asset quality metrics prior to closing, although there can be no assurance that such conditions will be satisfied;
•	as reflected in HCIC’s closing financial statements, First South Bank (1) being “well capitalized” as defined under applicable law, (2) having a tier 1 leverage ratio of not less than 10.0%, (3) having a tier 1 risked-based capital ratio of not less than 14.5%, (4) having a total risked-based capital ratio of not less than 14.5%, (5) having tangible shareholders’ equity to tangible assets ratio of not less than 10.5%, and (6) not having received any notification from the TDFI or the Federal Deposit Insurance Corporation, which we refer to as the FDIC, to the effect that the capital of First South Bank is insufficient to permit First South Bank to engage in all aspects of its business and its currently proposed businesses without material restrictions, including the imposition of a burdensome condition. As of December 31, 2016, First South Bank (a) was “well capitalized” as defined under applicable law, (b) had a tier 1 leverage ratio of 10.45%, (c) had a tier 1 risked-based capital ratio of 15.40%, (d) had a total risked-based capital ratio of 16.19%, (e) had tangible shareholders’ equity to tangible assets ratio of 10.45%, and (f) had not have received any notification from the TDFI or FDIC to the effect that the capital of First South Bank is insufficient to permit First South Bank to engage in all aspects of its business and its currently proposed businesses without material restrictions, including the imposition of a burdensome condition. Simmons and HCIC expect that First South Bank will satisfy these regulatory capital metrics prior to closing, although there can be no assurance that such conditions will be satisfied;
•	HCIC having delivered evidence that certain contracts and employment contracts with HCIC’s officers have been terminated;
•	HCIC having delivered a FIRPTA certificate to Simmons; and
•	the holders of not more than five percent of the outstanding shares of HCIC common stock having demanded, properly and in writing, appraisal for such shares under Section 48-23-102 of the TBCA.

We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed by the second quarter of 2017 or at all.

No Solicitation or Negotiation of Acquisition Proposals (page 64)

As more fully described in this proxy statement/prospectus, HCIC has agreed that it and its subsidiaries will not, and will cause their respective representatives not to, among other actions, solicit, initiate, encourage (including by providing information or assistance), facilitate or induce any acquisition proposal or participate in any discussions or negotiations regarding, or furnish or cause to be furnished to any third party any nonpublic information with respect to, or approve, agree to, accept, endorse or recommend any acquisition proposal.

Termination of the Merger Agreement (page 67)

We may mutually agree to terminate the merger agreement before completing the merger, even after receiving HCIC shareholder approval.

In addition, either of us may decide to terminate the merger agreement if:

•	any regulatory authority which must grant a required regulatory approval has denied approval of the transactions contemplated by the merger agreement, or a regulatory authority has issued a final nonappealable law or order prohibiting the consummation of the transactions contemplated by the merger agreement, if the party seeking to terminate the merger agreement has used its reasonable best efforts to contest, appeal and change such denial, law or order;
•	the HCIC shareholders fail to approve the merger agreement and the transactions contemplated thereby at the HCIC special meeting;
•	the merger has not been completed on or before May 17, 2017, which date is referred to as the outside date, if the failure to consummate the transactions contemplated by the merger agreement by the outside date is not caused by the terminating party’s breach of the merger agreement; or.
•	any of the conditions precedent to the obligations of such party to consummate the merger cannot be satisfied or fulfilled by the other party prior to the outside date, if the failure of such condition to be satisfied or fulfilled is not a result of such party’s failure to perform, in any material respect, any of its material covenants or agreements in the merger agreement or such party’s material breach of any of its material representations or warranties contained in the merger agreement.

In addition, Simmons may terminate the merger agreement if:

•	the HCIC board of directors fails to recommend the merger to, and the approval of the merger agreement by, the HCIC shareholders or changes its recommendation to the HCIC shareholders in a manner adverse to Simmons;
•	the HCIC board of directors breaches its non-solicitation obligations or obligations with respect to other acquisition proposals set forth in the merger agreement in any respect;
•	the HCIC board of directors breaches its obligations to call, give notice of, convene and/or hold a shareholders’ meeting or to use reasonable best efforts to obtain the approval of HCIC shareholders;
•	if the Federal Reserve’s approval of the merger contains or would result in the imposition of a burdensome condition and there is no meaningful possibility that such approval could be revised prior to the outside date so as not to contain or result in a burdensome condition; or
•	if the Federal Reserve shall have requested in writing that Simmons, HCIC or any of their respective affiliates withdraw (other than for technical reasons), and not be permitted to resubmit within 60 days, any application with respect to any required regulatory approval.

Termination Fee (page 68)

If the merger agreement is terminated under certain circumstances, and/or HCIC enters into a definitive agreement with respect to or consummates another acquisition proposal, HCIC may be required to pay Simmons a termination fee of $3.0 million. The termination fee could discourage other companies from seeking to acquire or merge with HCIC.

Board of Directors and Executive Officers of Simmons and Simmons Bank Following the Effective Time of the Merger (page 46)

The directors and officers of Simmons immediately prior to the effective time of the merger will continue as the directors and officers of the surviving corporation of the merger. Following the consummation of the merger, First South Bank will operate as a separate bank subsidiary of Simmons until it is merged with and into Simmons Bank. During this period, Mr. Woodside will continue to be Chairman of First South Bank. Following the merger of First South Bank into Simmons Bank, Mr. Woodside will be appointed to the board of directors of Simmons Bank.

The Rights of HCIC Shareholders Will Change as a Result of the Merger (page 72)

The rights of HCIC shareholders will change as a result of the merger due to differences in Simmons’ and HCIC’s governing documents. The rights of HCIC shareholders are governed by Tennessee law and by HCIC’s charter and bylaws, each as amended to date, which we refer to as HCIC’s charter and bylaws, respectively. Upon the effective time of the merger, the rights of HCIC shareholders will be governed by Arkansas law and Simmons’ restated articles of incorporation and bylaws, which we refer to as Simmons’ articles of incorporation and bylaws, respectively.

This proxy statement/prospectus contains descriptions of the material differences in shareholder rights under each of HCIC’s charter and bylaws and Simmons’ articles of incorporation and bylaws. For a more complete description of these material differences, see the section entitled “Comparison of Shareholders’ Rights” beginning on page 72.

Material U.S. Federal Income Tax Consequences of the Merger (page 69)

As a condition to the respective obligations of Simmons and HCIC to complete the merger, each of Simmons and HCIC shall receive an opinion from Covington & Burling LLP to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Accordingly, when a holder of HCIC common stock receives a combination of Cash Consideration and Stock Consideration in the merger, the holder will not generally recognize any loss but will generally recognize gain, if any, equal to the lesser of (1) the excess, if any, of the sum of the cash received and the fair market value of the Simmons common stock received pursuant to the merger over that holder’s adjusted tax basis in his or her shares of HCIC common stock surrendered, and (2) the amount of Cash Consideration received by that holder pursuant to the merger. For further information, see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 69.

The U.S. federal income tax consequences described above may not apply to all holders of HCIC common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Market Prices of Securities (page 19)

Simmons common stock is listed on the NASDAQ Global Select Market under the symbol “SFNC”. HCIC common stock is not listed on any stock exchange or quoted on any interdealer quotation system.

The market value of the Stock Consideration will fluctuate with the market price of Simmons common stock; however the Cash Consideration will remain a fixed amount regardless of any change in the market value of the Stock Consideration. The following table presents the closing prices of Simmons common stock on November 16, 2016, the last trading day before public announcement of the merger, and on April 4, 2017, the last practicable trading day before the distribution of this proxy statement/prospectus. The table also presents (1) the implied value of the Merger Consideration proposed for each share of HCIC common stock on those dates, (2) the implied value of the Stock Consideration proposed for each share of HCIC common stock converted into the Stock Consideration on those dates, as determined by multiplying the closing price of Simmons common stock on those dates by the exchange ratio of 4.8393 provided for in the merger agreement, and (3) the value of the Cash Consideration proposed for each share of HCIC common stock, which will remain a fixed amount regardless of any change in the market value of the Stock Consideration. We urge you to obtain current market quotations for shares of Simmons common stock.

	Simmons Common Stock (NASDAQ: SFNC)	Implied Value of the Stock Consideration for Each Share of HCIC Common Stock	Value of the Cash Consideration for Each Share of HCIC Common Stock	Implied Value of the Merger Consideration for Each Share of HCIC Common Stock
At November 16, 2016	$57.80	$279.71	$181.47	$461.18
At April 4, 2017	$54.25	$262.53	$181.47	$444.00

Risk Factors (page 23)

You should consider all the information contained in or incorporated by reference into this proxy statement/prospectus in deciding how to vote for the proposals presented in the proxy statement/prospectus. In particular, you should consider the factors described under “Risk Factors” beginning on page 23.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF SIMMONS

The following table sets forth highlights from Simmons’ consolidated financial data as of and for each of the five years ended December 31, 2016. Results from past periods are not necessarily indicative of results that may be expected for any future period. This information has been derived from Simmons’ consolidated financial statements filed with the SEC. Simmons’ management prepared the unaudited information on the same basis as it prepared Simmons’ audited consolidated financial statements, and in the opinion of Simmons’ management, this information reflects all adjustments necessary for a fair presentation of this data for those dates. You should read this information in conjunction with Simmons’ consolidated financial statements and related notes included in Simmons’ Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference in this document and from which this information is derived. See “Where You Can Find More Information” beginning on page 85.

	Years Ended December 31
(Dollars and shares in thousands, except per share data)	2016	2015	2014	2013	2012
Income statement data:
Net interest income	$279,206	$278,595	$171,064	$130,850	$113,517
Provision for loan losses	20,065	9,022	7,245	4,118	4,140
Net interest income after provision for loan losses	259,141	269,573	163,819	126,732	109,377
Non-interest income	139,382	94,661	62,192	40,616	48,371
Non-interest expense	255,085	256,970	175,721	134,812	117,733
Income before taxes	143,438	107,264	50,290	32,536	40,015
Provision for income taxes	46,624	32,900	14,602	9,305	12,331
Net income	96,814	74,364	35,688	23,231	27,684
Preferred stock dividends	24	257	—	—	—
Net income available to common shareholders	$96,790	$74,107	$35,688	$23,231	$27,684
Per share data:
Basic earnings	$3.16	$2.64	$2.11	$1.42	$1.64
Diluted earnings	3.13	2.63	2.11	1.42	1.64
Diluted core earnings (non-GAAP)(1)	3.28	3.18	2.29	1.69	1.59
Book value	36.80	34.55	27.38	24.89	24.55
Tangible book value (non-GAAP)(2)	23.97	21.97	20.15	19.13	20.66
Dividends	0.96	0.92	0.88	0.84	0.80
Basic average common shares outstanding	30,646	28,084	16,879	16,339	16,909
Diluted average common shares outstanding	30,964	28,210	16,922	16,352	16,911
Balance sheet data at period end:
Assets	$8,400,056	$7,559,658	$4,643,354	$4,383,100	$3,527,489
Investment securities	1,619,450	1,526,780	1,082,870	957,965	687,483
Total loans	5,632,890	4,919,355	2,736,634	2,404,935	1,922,119
Allowance for loan losses (excluding acquired loans)(3)	36,286	31,351	29,028	27,442	27,882
Goodwill and other intangible assets	401,464	380,923	130,621	93,501	64,365
Non-interest bearing deposits	1,491,676	1,280,234	889,260	718,438	576,655
Deposits	6,735,219	6,086,096	3,860,718	3,697,567	2,874,163
Other borrowings	273,159	162,289	114,682	117,090	89,441
Subordinated debt and trust preferred	60,397	60,570	20,620	20,620	20,620
Shareholders’ equity	1,151,111	1,076,855	494,319	403,832	406,062
Tangible shareholders’ equity (non-GAAP)(2)	749,647	665,080	363,698	310,331	341,697

	Years Ended December 31
(Dollars and shares in thousands, except per share data)	2016	2015	2014	2013	2012
Capital ratios at period end:
Common shareholders’ equity to total assets	13.70%	13.84%	10.65%	9.21%	11.51%
Tangible common equity to tangible assets (non-GAAP)(4)	9.37	9.26	8.06	7.24	9.87
Tier 1 leverage ratio	10.95	11.20	8.77	9.22	10.81
Common equity Tier 1 risk-based ratio	13.45	14.21	n/a	n/a	n/a
Tier 1 risk-based ratio	14.45	16.02	13.43	13.02	19.08
Total risk-based capital ratio	15.12	16.72	14.50	14.10	20.34
Dividend payout to common shareholders	30.67	34.98	41.71	59.15	48.78
Annualized performance ratios:
Return on average assets	1.25%	1.03%	0.80%	0.64%	0.83%
Return on average common equity	8.75	7.90	8.11	5.33	6.77
Return on average tangible equity (non-GAAP)(2)(5)	13.92	12.53	10.99	6.36	8.05
Net interest margin(6)	4.19	4.55	4.47	4.21	3.93
Efficiency ratio(7)	56.32	59.01	67.22	71.20	70.06
Balance sheet ratios:(8)
Nonperforming assets as a percentage of period-end assets	0.79%	0.85%	1.25%	1.69%	1.29%
Nonperforming loans as a percentage of period-end loans	0.91	0.58	0.63	0.53	0.74
Nonperforming assets as a percentage of period-end loans and OREO	1.53	1.94	2.76	4.10	2.74
Allowance to nonperforming loans	92.09	165.83	223.31	297.89	231.62
Allowance for loan losses as a percentage of period-end loans	0.84	0.97	1.41	1.57	1.71
Net charge-offs (recoveries) as a percentage of average loans	0.40	0.17	0.30	0.27	0.40

(1)	Diluted core earnings per share is a non-GAAP financial measure. Diluted core earnings per share excludes from net income certain non-core items and then is divided by average diluted common shares outstanding. See “GAAP Reconciliation of Non-GAAP Financial Measures” below for a GAAP reconciliation of this non-GAAP financial measure.
(2)	Because of Simmons’ significant level of intangible assets, total goodwill and core deposit premiums, management of Simmons believes a useful calculation for investors in their analysis of Simmons is tangible book value per share, which is a non-GAAP financial measure. Tangible book value per share is calculated by subtracting goodwill and intangible assets from total common shareholders’ equity, and dividing the resulting number by the common stock outstanding at period end. See “GAAP Reconciliation of Non-GAAP Financial Measures” below for a GAAP reconciliation of this non-GAAP financial measure.
(3)	Allowance for loan losses at December 31, 2016, 2015 and 2014 includes $954,000 allowance for loans acquired (not shown in the table above). The total allowance for loan losses at December 31, 2016, 2015 and 2014 was $37,240,000, $32,305,000 and $29,982,000, respectively.
(4)	Tangible common equity to tangible assets ratio is a non-GAAP financial measure. The tangible common equity to tangible assets ratio is calculated by dividing total common shareholders’ equity less goodwill and other intangible assets (resulting in tangible common equity) by total assets less goodwill and other intangible assets as and for the periods ended presented above. See “GAAP Reconciliation of Non-GAAP Financial Measures” below for a GAAP reconciliation of this non-GAAP financial measure.

(5)	Return on average tangible equity is a non-GAAP financial measure that removes the effect of goodwill and intangible assets, as well as the amortization of intangibles, from the return on average equity. This non-GAAP financial measure is calculated as net income, adjusted for the tax-effected effect of intangibles, divided by average tangible equity which is calculated as average shareholders’ equity for the period presented less goodwill and other intangible assets. See “GAAP Reconciliation of Non-GAAP Financial Measures” below for a GAAP reconciliation of this non-GAAP financial measure.
(6)	Fully taxable equivalent (assuming an income tax rate of 39.225%).
(7)	The efficiency ratio is noninterest expense before foreclosed property expense and amortization of intangibles as a percent of net interest income (fully taxable equivalent) and noninterest revenues, excluding gains and losses from securities transactions and non-core items. See “GAAP Reconciliation of Non-GAAP Financial Measures” below for a GAAP reconciliation of this non-GAAP financial measure.
(8)	Excludes all loans acquired and excludes foreclosed assets acquired, covered by FDIC loss share agreements, except for their inclusion in total assets.

GAAP Reconciliation of Non-GAAP Financial Measures

	Years Ended December 31
(Dollars and shares in thousands, except per share data)	2016	2015	2014	2013	2012
Reconciliation of core earnings (non-GAAP):
Net income	$96,790	$74,107	$35,688	$23,231	$27,684
Non-core items:
Accelerated vesting on retirement agreements	—	2,209	—	—	—
Gain on sale of merchant services	—	—	(1,000)	—	—
Gain on sale of banking operations	—	(2,110)	—	—	—
Gain from early retirement of trust preferred securities	(594)	—	—	—	—
Gain on FDIC-assisted transactions	—	—	—	—	(3,411)
Loss on FDIC loss-share termination	—	7,476	—	—	—
Merger-related costs	4,835	13,760	7,470	6,376	1,896
Change-in-control payments	—	—	885	—	—
Loss on sale of securities	—	—	—	193	—
FHLB prepayment penalties	—	—	—	—	175
Branch right-sizing	3,359	3,144	(3,059)	641	—
Charter consolidation costs	—	—	652	—	—
Tax effect(6)	(2,981)	(8,964)	(1,929)	(2,829)	526
Net non-core items:	4,619	15,515	3,019	4,381	(814)
Diluted core earnings (non-GAAP)	$101,409	$89,622	$38,707	$27,612	$26,870
Diluted earnings per share	$3.13	$2.63	$2.11	$1.42	$1.64
Non-core items:
Accelerated vesting on retirement agreements	—	0.08	—	—	—
Gain on sale of merchant services	—	—	(0.06)	—	—
Gain on sale of banking operations	—	(0.07)	—	—	—
Gain from early retirement of trust preferred securities	(0.02)	—	—	—	—
Gain on FDIC-assisted transactions	—	—	—	—	(0.21)
Loss on FDIC loss-share termination	—	0.27	—	—	—
Merger-related costs	0.16	0.49	0.44	0.39	0.12
Change-in-control payments	—	—	0.05	—	—
Loss on sale of securities -	—	—	—	0.01	—
FHLB prepayment penalties -	—	—	—	—	0.01
Branch right-sizing	0.11	0.11	(0.16)	0.04	—
Charter consolidation costs	—	—	0.04	—	—
Tax effect(6)	(0.10)	(0.33)	(0.13)	(0.17)	0.03
Net non-core items:	0.15	0.55	0.18	0.27	(0.05)
Diluted core earnings (non-GAAP)	$3.28	$3.18	$2.29	$1.69	$1.59
Calculation of tangible book value:
Total common stockholders' equity	$1,151,111	$1,046,003	$494,319	$403,832	$406,062
Intangible assets:
Goodwill	(348,505)	(327,686)	(108,095)	(78,529)	(60,605)
Other intangible assets	(52,959)	(53,237)	(22,526)	(14,972)	(3,760)
Total intangibles	(401,464)	(380,923)	(130,621)	(93,501)	(64,365)
Tangible common stockholders' equity	$749,647	$665,080	$363,698	$310,331	$341,697
Shares of common stock outstanding	31,278	30,278	18,052	16,226	16,543
Book value per common share	$36.80	$34.55	$27.38	$24.89	$24.55
Tangible book value per common share (non-GAAP)	$23.97	$21.97	$20.15	$19.13	$20.66

	Years Ended December 31
(Dollars and shares in thousands, except per share data)	2016	2015	2014	2013	2012
Calculation of Tangible Common Equity and the Ratio of Tangible Common Equity to Tangible Assets
Total common stockholders' equity	$1,151,111	$1,046,003	$494,319	$403,832	$406,062
Intangible assets:
Goodwill	(348,505)	(327,686)	(108,095)	(78,529)	(60,605)
Other intangible assets	(52,959)	(53,237)	(22,526)	(14,972)	(3,760)
Total intangibles	(401,464)	(380,923)	(130,621)	(93,501)	(64,365)
Tangible common stockholders' equity	$749,647	$665,080	$363,698	$310,331	$341,697
Total assets	$8,400,056	$7,559,658	$4,643,354	$4,383,100	$3,527,489
Intangible assets:
Goodwill	(348,505)	(327,686)	(108,095)	(78,529)	(60,605)
Other intangible assets	(52,959)	(53,237)	(22,526)	(14,972)	(3,760)
Total intangibles	(401,464)	(380,923)	(130,621)	(93,501)	(64,365)
Tangible assets	$7,998,592	$7,178,735	$4,512,733	$4,289,599	$3,463,124
Ratio of common equity to assets	13.70%	13.84%	10.65%	9.21%	11.51%
Ratio of tangible common equity to tangible assets (non-GAAP)	9.37	9.26	8.06	7.24	9.87
Calculation of Return on Tangible Common Equity
Net income available to common stockholders	$96,790	$74,107	$35,688	$23,231	$27,684
Amortization of intangibles, net of taxes	3,611	2,972	1,203	365	212
Total income available to common stockholders	$100,401	$77,079	$36,891	$23,596	$27,896
Average common stockholders' equity	$1,105,775	$938,521	$440,168	$435,918	$409,187
Average intangible assets:
Goodwill	(332,974)	(281,133)	(88,965)	(60,655)	(60,605)
Other intangibles	(51,710)	(42,104)	(15,533)	(4,054)	(1,894)
Total average intangibles	(384,684)	(323,237)	(104,498)	(64,709)	(62,499)
Average tangible common stockholders' equity	$721,091	$615,284	$335,670	$371,209	$346,688
Return on average common equity	8.75%	7.90%	8.11%	5.33%	6.77%
Return on average tangible common equity (non-GAAP)	13.92	12.53	10.99	6.36	8.05
Calculation of Efficiency Ratio
Non-interest expense	$255,085	$256,970	$175,721	$134,812	$117,733
Non-core non-interest expense adjustment	(8,435)	(18,747)	(13,747)	(7,017)	(2,071)
Other real estate and foreclosure expense adjustment	(4,389)	(4,861)	(4,507)	(1,337)	(992)
Amortization of intangibles adjustment	(5,942)	(4,889)	(1,979)	(601)	(348)
Efficiency ratio numerator	$236,319	$228,473	$155,488	$125,857	$114,322
Net-interest income	$279,206	$278,595	$171,064	$130,850	$113,517
Non-interest income	139,382	94,661	62,192	40,616	48,371
Non-core non-interest income adjustment	(835)	5,731	(8,780)	193	(3,411)
Fully tax-equivalent adjustment	7,722	8,517	6,840	4,951	4,705
(Gain) loss on sale of securities	(5,848)	(307)	(8)	151	(2)
Efficiency ratio denominator	$419,627	$387,197	$231,308	$176,761	$163,180
Efficiency ratio	56.32%	59.01%	67.22%	71.20%	70.06%

COMPARATIVE MARKET PRICES AND DIVIDENDS

Stock Prices

Simmons common stock is listed on the NASDAQ Global Select Market under the symbol “SFNC”. The table below sets forth, for the periods indicated, the high and low sales prices per share of Simmons common stock as reported by The NASDAQ Stock Market LLC. The table also provides information as to the quarterly cash dividends declared per share of Simmons common stock.

	Simmons Common Stock
	High	Low	Dividends
2015
First Quarter	$46.38	$35.72	$0.23
Second Quarter	48.36	42.41	0.23
Third Quarter	48.88	41.58	0.23
Fourth Quarter	58.75	45.50	0.23
2016
First Quarter	$51.45	$38.30	$0.24
Second Quarter	48.29	42.02	0.24
Third Quarter	50.45	44.26	0.24
Fourth Quarter	67.00	45.90	0.24
2017
First Quarter	$63.00	$51.00	$0.25
Second Quarter (through April 4, 2017)	$55.35	$53.50	—

On November 16, 2016, the last trading day before public announcement of the merger, the closing sales price per share of Simmons common stock was $57.80 on the NASDAQ Global Select Market. On April 4, 2017 the last practicable trading day prior to the mailing of this proxy statement/prospectus, the closing sales price per share of Simmons common stock was $54.25 on the NASDAQ Global Select Market. There is no established public trading market for HCIC’s common stock.

As of April 4, 2017, the last date prior to printing this proxy statement/prospectus for which it was practicable to obtain this information for Simmons and HCIC, respectively, there were approximately 31,389,076 shares of Simmons common stock issued and outstanding and approximately 1,620 shareholders of record and 162,134 shares of HCIC common stock issued and outstanding and approximately 22 shareholders of record.

HCIC shareholders are advised to obtain current market quotations for shares of Simmons common stock. The market price of Simmons common stock will fluctuate between the date of this proxy statement/prospectus and the effective time of the merger. No assurance can be given concerning the market price of Simmons common stock before or after the effective time of the merger. Any change in the market price of Simmons common stock prior to the effective time of the merger will affect the market value of the Merger Consideration that HCIC shareholders will receive upon the effective time of the merger.

Dividends

HCIC currently pays regular quarterly cash dividends on its common stock equal to the estimated tax liability of HCIC’s shareholders related to HCIC’s net income plus $0.75 per share. The merger agreement provides that between signing and closing HCIC will not declare any dividends on its common stock or other equity interests, without Simmons’ prior written consent, except for dividends necessary to satisfy, and not to exceed, the estimated tax liability of HCIC’s shareholders related to HCIC’s net income plus $0.75 per share, per quarter.

After the merger, Simmons currently expects to pay (when, as and if declared by the Simmons board of directors) regular quarterly cash dividends of $0.25 per share. While Simmons currently pays dividends on its common stock, there is no assurance that it will continue to pay dividends in the future. Future dividends on Simmons common stock will depend upon its earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, its ability to service any equity or debt obligations senior to the common stock and other factors deemed relevant by the Simmons board of directors.

As a holding company, Simmons is ultimately dependent upon its subsidiaries to provide funding for its operating expenses, debt service and dividends. Various banking laws and guidance applicable to Simmons Bank and Simmons limit the payment of dividends and other distributions by Simmons Bank to Simmons, and by Simmons to its shareholders. Therefore, Simmons’ ability to pay dividends on its common stock may be limited. Regulatory authorities could impose administratively stricter limitations on the ability of Simmons Bank to pay dividends to Simmons, or Simmons to pay dividends to its shareholders, if such limits were deemed appropriate to preserve certain capital adequacy requirements.

Whenever a dividend or other distribution is declared by Simmons on Simmons common stock, the record date for which is at or after the effective time of the merger, the declaration will include dividends or other distributions on all shares of Simmons common stock issuable pursuant to the merger agreement, but such dividends or other distributions will not be paid to the holder thereof until such holder has duly surrendered its HCIC common stock certificates in accordance with the merger agreement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this proxy statement/prospectus are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 giving Simmons’ or HCIC’s expectations or predictions of future financial or business performance or conditions. Forward-looking statements are typically identified by words such as “believe,” “budget,” “expect,” “foresee,” “anticipate,” “intend,” “indicate,” “target,” “estimate,” “plan,” “project,” “continue,” “contemplate,” “positions,” “prospects,” “predict,” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could” or “may,” or by variations of such words or by similar expressions. Such forward-looking statements include, but are not limited to, statements about the benefits of the business combination transaction involving Simmons or HCIC including future financial and operating results, the combined company’s plans, objectives, expectations, strategies and intentions and other statements that are not historical facts. These forward-looking statements are subject to numerous assumptions, risks and uncertainties which change over time. In addition to factors previously disclosed in Simmons’ reports filed with the SEC, the following factors, among others, could cause actual results to differ materially from forward-looking statements:

•	ability to obtain regulatory approvals and meet other closing conditions to the merger, including approval by HCIC shareholders, on the expected terms and schedule;
•	delay in closing the merger;
•	difficulties and delays in integrating the business of HCIC with Simmons and of Southwest Bancorp, Inc., or fully realizing cost savings and other benefits from the integration of both businesses;
•	business disruption following the proposed transaction;
•	diversion of management time on issues relating to the merger;
•	changes in asset quality and credit risk;
•	the inability to sustain revenue and earnings growth;
•	changes in interest rates and capital markets;
•	inflation;
•	customer borrowing, repayment, investment and deposit practices;
•	customer disintermediation;
•	the introduction, withdrawal, success and timing of business initiatives;
•	competitive conditions;
•	economic conditions;
•	changes in Simmons’ stock price before closing, including as a result of the financial performance of Simmons prior to closing;
•	the reaction to the merger of the companies’ customers, employees and counterparties;
•	the impact, extent and timing of technological changes, capital management activities, and other actions of the Federal Reserve, the Arkansas State Bank Department, and legislative and regulatory actions and reforms; and
•	failure to consummate or delay in consummating the merger for any other reason.

For any forward-looking statements made in this proxy statement/prospectus or in any documents incorporated by reference into this proxy statement/prospectus, Simmons claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus or the date of the applicable document incorporated by reference in this proxy statement/prospectus. Simmons does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. All subsequent written and oral forward-looking statements concerning the sale or other matters addressed in this proxy statement/prospectus and attributable to Simmons, HCIC or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus.

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the heading “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 21 and the matters discussed under the caption “Risk Factors” in the Annual Report on Form 10-K filed by Simmons for the year ended December 31, 2016, as updated by subsequently filed Forms 10-Q and other reports filed by Simmons with the SEC from time to time, you should carefully consider the following risk factors in deciding how to vote on approval of the merger agreement.

Risks Relating to the Merger

Because the exchange ratio is fixed, the value of Simmons common stock issued to HCIC shareholders will depend on the market price of Simmons common stock when the merger is completed.

The market price of Simmons common stock at the time the merger is completed may vary from the price of Simmons common stock on the date the merger agreement was executed, on the date of this proxy statement/prospectus and on the date of the HCIC special meeting as a result of various factors that are beyond our control, including but not limited to general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations. On November 16, 2016, the last trading day before public announcement of the merger, Simmons common stock closed at $57.80 per share, as reported on the NASDAQ Global Select Market. From November 17, 2016, the day of the announcement of the proposed merger, through April 4, 2017, the trading price of Simmons common stock ranged from a closing high of $66.40 per share to a closing low of $52.10 per share.

Other than as described in this proxy statement/prospectus, there will be no adjustment to the fixed number of shares of Simmons common stock that will be issued to HCIC shareholders based upon changes in the market price of Simmons common stock or HCIC common stock prior to the effective time of the merger. The value of the Cash Consideration will not change. In addition, the merger agreement cannot be terminated due to a change in the price of Simmons common stock. As a result, the value of the Cash Consideration may differ from the value of the Stock Consideration. See “The Merger Agreement — Termination of the Merger Agreement” beginning on page 67.

We are working to complete the transaction promptly and expect to complete the merger no earlier than the second quarter of 2017. However, there is no way to predict how long it will take to satisfy the conditions to closing the merger and to complete the transaction. In addition to the approval of the merger agreement by HCIC shareholders, consummation of the merger is subject to receipt of required regulatory approvals and satisfaction of other conditions that may not occur until after the HCIC special meeting. Because the date when the transaction is completed will be later than the date of the HCIC special meeting, HCIC shareholders will not know the precise value of the Stock Consideration that they will receive at the effective time of the merger at the time they vote on the merger proposal. You should obtain current market quotations for shares of Simmons common stock before you vote.

The market price of Simmons common stock after the merger may be affected by factors different from those affecting the shares of HCIC or Simmons currently.

Upon the effective time of the merger, holders of HCIC common stock will become holders of Simmons common stock. Simmons’ business differs from that of HCIC, and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations of each of Simmons and HCIC. For a discussion of the business of HCIC, see “Information About the Companies” beginning on page 29. For a discussion of the business of Simmons and of certain factors to consider in connection with that business, see the documents incorporated by reference in this proxy statement/prospectus and referred to under “Where You Can Find More Information” beginning on page 85.

The fairness opinion delivered to the HCIC board of directors by HCIC’s financial advisor does not reflect any changes in circumstances that occur after the date of the opinion.

The opinion of HCIC’s financial advisor, Olsen Palmer, was delivered to the HCIC board of directors on November 17, 2016 and speaks only as of the date of such opinion and not as of the effective time of the merger or as of any other date. Accordingly, the opinion does not reflect any changes in circumstances that occur after the date of the opinion. Changes in the operations and prospects of HCIC or Simmons, general market and economic conditions, and other factors that may be beyond the control of HCIC and Simmons, may alter the value of HCIC or Simmons or the price of shares of Simmons common stock by the time the merger is completed. For a description of the opinion that HCIC received from its financial advisor, please refer to “The Merger — Opinion of HCIC’s Financial Advisor” beginning on page 40. For a description of the other factors considered by the HCIC board of directors in determining to approve the merger, please refer to “The Merger — HCIC’s Reasons for the Merger; Recommendation of the HCIC Board of Directors” beginning on page 39.

Some of the conditions to the merger may be waived by HCIC or Simmons without resoliciting shareholder approval of the merger agreement.

Some of the conditions set forth in the merger agreement may be waived by HCIC or Simmons, subject to the agreement of the other party in specific cases. See “The Merger Agreement — Conditions to Consummation of the Merger” beginning on page 65. If any conditions are waived, HCIC will evaluate whether an amendment of this proxy statement/prospectus and resolicitation of proxies is warranted. In the event that the HCIC board of directors determines that resolicitation of shareholders is not warranted, HCIC and Simmons will have the discretion to complete the merger without seeking further HCIC shareholder approval.

Some of the directors and officers of HCIC may have interests and arrangements that may have influenced their decisions to support the merger or recommend that you approve the merger agreement.

The interests of the directors and executive officers of HCIC may be different from those of holders of HCIC common stock, and directors and officers of HCIC may be participants in arrangements that are different from, or in addition to, those of holders of HCIC common stock. These interests include the following:

•	HCIC previously entered into employment agreements, or the HCIC employment agreements, with C. Edward Woodside, Chairman, C. Hunter Simmons, President and Chief Executive Officer, Michael McGregor, Chief Financial Officer of First South Bank, and Kirk Goehring, Chief Lending Officer and Senior Vice President of First South Bank. In connection with the merger, HCIC will terminate all of the HCIC employment agreements except for the agreement with Mr. Goehring, which will be amended as of the closing of the merger, and pay Messrs. Woodside, Simmons, McGregor, and Goehring an amount of approximately $2.28 million, $2.16 million, $0.76 million and $0.25 million (current estimates assuming the closing of the merger closed on March 9, 2017), respectively, under their Stock Appreciation Rights agreements (see “Interests of HCIC’s Directors and Executive Officers in the Merger — Employment Relationships” on page 47), and HCIC will award Messrs. Simmons, McGregor, and Goehring 1,314, 1,095, and 219 shares, respectively, of HCIC common stock (see “Interests of HCIC’s Directors and Executive Officers in the Merger — HCIC Share Bonuses” on page 48);
•	Following the effective time of the merger, Mr. Simmons will act as the Jackson Community Chairman for Simmons Bank and will report to Tony Gregory, the Tennessee Regional Chairman of Simmons Bank, Mr. Goehring will act as the Community President for the Jackson region of Simmons Bank and will report to Mr. Simmons, and Mr. Woodside will be appointed to the board of directors of Simmons Bank following the merger of First South Bank with and into Simmons Bank;
•	In the merger agreement, Simmons agreed to maintain directors’ and officers’ liability insurance for directors and executive officers of HCIC for a period of six years following the merger and to provide indemnification arrangements for such persons.

HCIC shareholders should be aware of these interests when they consider the recommendation of the HCIC board of directors that they vote in favor of the merger proposal and the other merger-related proposals. The HCIC board of directors was aware of and considered these interests when it declared advisable the merger agreement, determined that the terms of the merger agreement were in the best interests of HCIC and its shareholders, and recommended that HCIC shareholders approve the merger agreement. These interests are described in more detail in the section entitled “The Merger — Interests of HCIC’s Directors and Executive Officers in the Merger” beginning on page 46.

Certain of HCIC’s directors and officers, who in the aggregate own more than 50% of the total outstanding shares of HCIC common stock as of the record date, have entered into voting agreements to vote their shares in favor of the merger proposal.

Certain of HCIC’s directors and officers, have entered into a voting agreement, solely in his or her capacity as a shareholder of HCIC, to vote his or her shares in favor of the merger proposal. Each HCIC shareholder who has entered into a voting agreement has agreed, among other things, to vote the shares of HCIC common stock owned beneficially or of record by such shareholder over which such shareholder has voting power, in favor of the merger proposal presented at the HCIC special meeting and against certain competing acquisition proposals or other actions that would frustrate the purposes of, prevent or materially delay completion of the merger, as well as certain other restrictions with respect to the voting and transfer of such shareholder’s shares of HCIC common stock. These shareholders have also agreed to customary non-competition and non-solicitation covenants that restrict such shareholder’s ability to engage in the business of commercial, community, or retail banking business in the state of Tennessee. The shareholders that are party to these voting agreements own and are entitled to vote in the aggregate approximately 81% of the outstanding shares of HCIC common stock as of the record date. The voting agreement for one shareholder provides that, if, at any time prior to the HCIC special meeting, HCIC has received an acquisition proposal that is considered by the HCIC board of directors to be superior to the merger, (1) the shareholder agrees to vote a fewer number of the shares of HCIC common stock owned by such shareholder in favor of the merger proposal and against any competing proposal and (2) the shareholder agrees to vote (or cause to be voted) the remaining shares of HCIC common stock owned by such shareholder with respect to the merger proposal (or any competing proposal) in a manner that is proportionate to the manner in which all shares of HCIC common stock that are not subject to a voting agreement are voted with respect to the merger proposal. Because the shareholders that are party to these voting agreements hold more than 50% of the outstanding HCIC common stock the merger will be approved, regardless of how HCIC’s other shareholders vote on the merger proposal unless there is an acquisition proposal that the HCIC board of directors considered to be superior to the merger.

The merger is subject to certain closing conditions that, if not satisfied or waived, will result in the merger not being completed, which may negatively impact HCIC.

The merger is subject to customary conditions to closing, including the receipt of required regulatory approvals and approval of the HCIC shareholders. If any condition to the merger is not satisfied or, where permitted, waived, the merger will not be completed. In addition, Simmons and/or HCIC may terminate the merger agreement under certain circumstances even if the merger is approved by HCIC shareholders.

If the merger agreement is terminated, there may be various consequences. For example, HCIC’s business may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger and the restrictions on HCIC’s ability to do so under the merger agreement, without realizing any of the anticipated benefits of completing the merger, or the price of HCIC common stock could decline to the extent that the current price reflects a market assumption that the merger will be completed. In addition, termination of the merger agreement would increase the possibility of adverse regulatory actions which could adversely affect HCIC’s business. If the merger agreement is terminated and the HCIC board of directors seeks another merger or business combination, HCIC shareholders cannot be certain that HCIC will be able to find a party willing to pay the equivalent or greater consideration than that which Simmons has agreed to pay in the merger. In addition, if the merger agreement is terminated under certain circumstances, including circumstances involving a change in recommendation by the HCIC board of directors, HCIC may be required to pay Simmons a termination fee of $3.0 million. For a complete summary of the conditions that must be satisfied or waived prior to completion of the merger, see the section entitled “The Merger Agreement — Conditions to Consummation of the Merger” beginning on page 65.

Provisions of the merger agreement may deter alternative business combinations.

The merger agreement generally prohibits HCIC from soliciting any acquisition proposal or offer for a merger or business combination with any other party, including a proposal that might be advantageous to HCIC shareholders when compared to the terms and conditions of the merger described in this proxy statement/prospectus. These provisions may deter third parties from proposing or pursuing alternative business combinations that might result in greater value to holders of HCIC common stock than the transaction. See the sections entitled “The Merger Agreement — Agreement Not to Solicit Other Offers beginning on page 64 and “The Merger Agreement — Termination Fee” beginning on page 55 for a more complete discussion of these restrictions and consequences.

If the merger is not consummated, HCIC and Simmons will have incurred substantial costs that may adversely affect HCIC’s and Simmons’ financial results and operations.

HCIC and Simmons have incurred and will continue to incur substantial costs in connection with the proposed merger. These costs are primarily associated with the fees of their respective financial advisors, accountants and attorneys. If the merger is not consummated, HCIC and Simmons will have incurred these costs from which they will have received little or no benefit. Also, if the merger is not consummated under certain circumstances specified in the merger agreement, HCIC may be required to pay Simmons a termination fee of $3.0 million.

Regulatory consents, non-objections and approvals may not be received, may take longer than expected or impose conditions that are not presently anticipated.

Before the merger may be completed, HCIC and Simmons must obtain various approvals, consents, non-objections and waivers from, among others, the Federal Reserve and TDFI. These regulators may impose conditions on consummation of the merger or require changes to the terms of the merger. Although we do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying the effective time of the merger or imposing additional costs on or limiting the revenues of Simmons following the merger. Furthermore, such conditions or changes may constitute a burdensome condition that may allow Simmons to terminate the merger agreement and Simmons may exercise its right to terminate the merger agreement. There can be no assurance as to whether the regulatory approvals will be received, the timing of those approvals, or whether any conditions will be imposed. See “The Merger — Regulatory Approvals Required for the Merger” beginning on page 52.

HCIC and Simmons will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on HCIC and/or Simmons. These uncertainties may impair HCIC’s and/or Simmons’ ability to attract, retain and motivate key personnel until the merger is completed and for a period of time thereafter, and could cause customers and others who deal with HCIC or Simmons to seek to change existing business relationships with HCIC or Simmons. HCIC employee retention and recruitment may be particularly challenging prior to the effective time of the merger, as employees and prospective employees may experience uncertainty about their future roles with the combined company.

The pursuit of the merger and the preparation for the integration may place a significant burden on management and internal resources. Any significant diversion of management attention away from ongoing business and any difficulties encountered in the transition and integration process could affect HCIC’s and/or Simmons’ financial results.

In addition, the merger agreement requires that, subject to certain exceptions, each of HCIC and Simmons operate in the ordinary course of business consistent with past practice prior to the effective time of the merger or termination of the merger agreement. See the section entitled “The Merger Agreement —  Covenants and Agreements — Conduct of Businesses Prior to the Effective Time of the Merger” beginning on page 59.

Risks Relating to Simmons’ Business Following the Merger

Combining the two companies may be more difficult, costly or time-consuming than expected.

Simmons and HCIC have historically operated and, until the effective time of the merger, will continue to operate, independently. The success of the merger will depend, in part, on our ability to successfully combine the businesses of Simmons and HCIC. To realize these anticipated benefits, after the effective time of the merger, Simmons expects to integrate HCIC’s business into its own. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. The loss of key employees could adversely affect Simmons’ ability to successfully conduct its business in the markets in which HCIC now operates, which could have an adverse effect on Simmons’ financial results and the value of its common stock. If Simmons experiences difficulties with the integration process, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that cause HCIC or Simmons to lose current customers or cause current customers to remove their accounts from HCIC or Simmons and move their business to competing financial institutions. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of HCIC and Simmons during this transition period and for an undetermined period after consummation of the merger.

Simmons may fail to realize the cost savings estimated for the merger.

Simmons estimates that it will achieve cost savings from the merger when the two companies have been fully integrated. While Simmons continues to be comfortable with these expectations as of the date of this proxy statement/prospectus, it is possible that the estimates of the potential cost savings could turn out to be incorrect. The actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized. Actual growth and cost savings, if achieved, may be lower than what Simmons expects and may take longer to achieve than anticipated. If Simmons is not able to adequately address integration challenges, Simmons may be unable to successfully integrate Simmons’ and HCIC’s operations or to realize the anticipated benefits of the integration of the two companies.

The shares of Simmons common stock to be received by HCIC shareholders in the merger will have different rights from the shares of HCIC common stock they currently hold.

Following the effective time of the merger, holders of HCIC common stock will no longer be shareholders of HCIC, a Tennessee corporation, but will instead be stockholders of Simmons, an Arkansas corporation. The rights associated with HCIC common stock are different from the rights associated with Simmons common stock. For a more complete description of these rights, see the section entitled “Comparison of Shareholders’ Rights” beginning on page 72.

HCIC shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

HCIC shareholders currently have the right to vote in the election of the HCIC board of directors and on other matters affecting HCIC. When the merger occurs, each HCIC shareholder will receive the Stock Consideration and become a Simmons stockholder with a percentage ownership of the combined organization that is much smaller than such shareholder’s current percentage ownership of HCIC. Because of this, HCIC shareholders will have less influence on the management and policies of Simmons than they currently may have on the management and policies of HCIC.

Simmons and HCIC will incur significant transaction and merger-related costs in connection with the merger.

Simmons and HCIC have incurred and expect to incur a number of non-recurring costs associated with the merger. These costs and expenses include fees paid to financial, legal and accounting advisors, severance, filing fees, printing expenses and other related charges. Some of these costs are payable by Simmons and HCIC regardless of whether the merger is completed. There are also a large number of processes, policies, procedures, operations, technologies and systems that must be integrated in connection with the merger and the integration of the two companies’ businesses. While both Simmons and HCIC have assumed that a certain level of expenses would be incurred in connection with the merger, there are many factors beyond their control that could affect the total amount or the timing of the integration and implementation expenses.

There may also be additional unanticipated significant costs in connection with the merger that Simmons may not recoup. These costs and expenses could reduce the realization of efficiencies, strategic benefits and additional income Simmons expects to achieve from the merger. Although Simmons expects that these benefits will offset the transaction expenses and implementation costs over time, this net benefit may not be achieved in the near term or at all.

INFORMATION ABOUT THE COMPANIES

Simmons Overview

Simmons is a financial holding company registered under the BHC Act. Simmons is headquartered in Arkansas and as of December 31, 2016, had, on a consolidated basis, total assets of $8.40 billion, total net loans of $5.63 billion, total deposits of $6.74 billion and equity capital of $1.15 billion. Simmons conducts its banking operations through its subsidiary bank, Simmons Bank, in 149 branches or financial centers located in communities in Arkansas, Kansas, Missouri and Tennessee.

Simmons is committed to the community bank model as it believes it encourages local customer engagement and local decision making, thereby producing a more responsive and satisfactory experience for its customers. Simmons also believes its model empowers its bankers to enhance shareholder value through developing and growing holistic customer relationships. As Simmons focuses on the communities in which it primarily operates, it provides a wide range of consumer and commercial loan and deposit products to individuals and businesses in its core markets. Simmons also has developed through its experience and scale and through acquisitions, including the pending acquisition that is the subject of this proxy statement/prospectus, specialized products and services that are in addition to those offered by the typical community bank and that are provided in many cases to customers beyond its core market area. Those products include credit cards, trust services, investments, agricultural finance lending, equipment lending, insurance, consumer finance and SBA lending.

Simmons seeks to build shareholder value by (1) focusing on strong asset quality, (2) maintaining strong capital, (3) managing our liquidity position, (4) opportunistically growing our business, both organically and through acquisitions of financial institutions, and (5) improving our operational efficiency.

On December 14, 2016, Simmons announced that it had entered into an agreement and plan of merger with Southwest Bancorp, Inc., or Southwest, under which Simmons will acquire Southwest including its bank subsidiary Bank SNB. The pending acquisition of Southwest gives Simmons the opportunity to enter into new markets — Oklahoma, Colorado and Texas — and to grow its operations in Kansas. Completion of the acquisition of Southwest is expected in the third quarter of 2017 and is subject to customary closing conditions, including the approval of the shareholders of Southwest and Simmons, as well as customary regulatory approvals.

Simmons common stock is traded on the NASDAQ Global Select Market under the symbol “SFNC.” Simmons’ principal executive offices are located at 501 Main Street, Pine Bluff, Arkansas 71601, and its telephone number is (870) 541-1000. Simmons also has corporate offices in Little Rock, Arkansas.

Additional information about Simmons and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 85.

HCIC Overview

HCIC is a bank holding company registered under the BHC Act. HCIC is headquartered in Jackson, Tennessee and as of December 31, 2016, had, on a consolidated basis, total assets of $476.7 million, total net loans of $252.3 million, total deposits of $394.8 million and equity capital of $51.2 million. HCIC conducts its banking operations through its wholly owned banking subsidiary, First South Bank, through its main office, nine branches, and four additional insurance agency offices through the First South Bank’s wholly owned subsidiary, FSB Insurance, Inc., all located in Carol, Dyer, Hardeman, Haywood, Henry, Madison, and Rutherford Counties, in West and Middle Tennessee.

HCIC is a community-focused financial institution that offers a full range of financial services to individuals, businesses, municipal entities, and nonprofit organizations in the communities that it serves. These services include consumer and commercial loans, deposit accounts, trust services, safe deposit services, consumer finance, insurance, mortgage lending, and SBA lending. HCIC’s bank subsidiary, First South Bank, was founded in 1903 as Hardeman County Savings Bank and was acquired by HCIC in 1982.

HCIC and its subsidiaries are subject to comprehensive regulation, examination and supervision by federal and state banking regulators, and are subject to numerous laws and regulations relating to their operations, including, among other things, permissible activities, capital adequacy, reserve requirements, standards for safety and soundness, internal controls, consumer protection, anti-money laundering, and privacy and data security.

The main offices of First South Bank are presently located at 1862 Highway 45 Bypass, Jackson, Tennessee 38305. The branch locations and insurance agency offices are either owned or leased. HCIC has seven directors and First South Bank has six directors, 93 full-time employees and 2 part-time employees.

HCIC’s principal executive offices are located at 1862 Highway 45 Bypass, Jackson, Tennessee 38305, and its telephone number is (731) 668-2265.

THE HCIC SPECIAL MEETING

This section contains information for HCIC shareholders about the HCIC special meeting. We are mailing this proxy statement/prospectus to you, as a HCIC shareholder, on or about April 6, 2017. Together with this proxy statement/prospectus, we are also sending to you a notice of the HCIC special meeting and a form of proxy card that the HCIC board of directors is soliciting for use at the HCIC special meeting and at any adjournments or postponements of the HCIC special meeting.

This proxy statement/prospectus is also being furnished by Simmons to HCIC shareholders as a prospectus in connection with the issuance of shares of Simmons common stock upon the effective time of the merger.

Date, Time and Place of HCIC Special Meeting

The HCIC special meeting will be held at HCIC’s headquarters, located at 1862 Highway 45 Bypass, Jackson, Tennessee 38305, on May 4, 2017, at 10:00 a.m., local time.

Matters to Be Considered

At the HCIC special meeting, you will be asked to consider and vote upon the following matters:

•	the merger proposal; and
•	the adjournment proposal, if necessary or appropriate.

Recommendation of the HCIC Board of Directors

The HCIC board of directors has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interest of HCIC and its shareholders and that the terms and conditions of the merger and the merger agreement are fair to its shareholders. Accordingly, the HCIC board of directors unanimously recommends that HCIC shareholders vote “FOR” the merger proposal and “FOR” the adjournment proposal, if necessary or appropriate. See the section entitled “The Merger — HCIC’s Reasons for the Merger; Recommendation of the HCIC Board of Directors” beginning on page 39 for a more detailed discussion of the factors considered by the HCIC board of directors in reaching its decision to approve the merger agreement.

Record Date and Quorum

The HCIC board of directors has fixed the close of business on April 3, 2017 as the record date for determining the holders of HCIC common stock entitled to receive notice of and to vote at the HCIC special meeting.

As of the record date, there were 162,134 shares of HCIC common stock outstanding and entitled to vote at the HCIC special meeting held by approximately 22 holders of record. Each share of HCIC common stock entitles the holder to one vote at the HCIC special meeting on each proposal to be considered at the HCIC special meeting.

The presence at the HCIC special meeting, in person or by proxy, of the holders of a majority of the stock issued and outstanding and entitled to vote with respect to each proposal will constitute a quorum for the purposes of considering and acting on each proposal. All shares of HCIC common stock, whether present in person or represented by proxy, including abstentions, if any, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the HCIC special meeting. If a quorum is not present at the HCIC special meeting, the HCIC special meeting will be adjourned until the holders of the number of shares required to constitute a quorum are represented.

Vote Required; Treatment of Abstentions and Failure to Vote

Approval of the merger agreement requires the affirmative vote of the holders of a majority of the shares of HCIC common stock outstanding and entitled to vote at the HCIC special meeting. Approval of the HCIC adjournment proposal requires the affirmative vote of the holders of shares of HCIC common stock cast at the special meeting favoring the adjournment proposal to exceed the votes cast opposing the adjournment proposal. If you vote to abstain, or fail to either submit a proxy or vote in person at the HCIC special meeting, or fail to instruct your bank or broker how to vote with respect to the merger proposal, it will have the same effect as a vote “AGAINST” the merger proposal. If your shares of HCIC common stock are present at the HCIC special meeting but are not voted on the adjournment proposal, or if you vote to abstain on the adjournment proposal, each will have no effect on the vote on the adjournment proposal. If you fail to submit a proxy card and fail to attend the HCIC special meeting, or if you do not instruct your bank, broker or other nominee to vote your shares of HCIC common stock in favor of the adjournment proposal, your shares of HCIC common stock will not be voted, but this will not have an effect on the vote to approve the adjournment proposal except to the extent there results in there being insufficient shares present at the HCIC special meeting to establish a quorum.

Shares Held by Executive Officers and Directors

As of the HCIC record date, there were 162,134 shares of HCIC common stock entitled to vote at the HCIC special meeting. As of the record date, the directors and executive officers of HCIC and their affiliates owned and were entitled to vote approximately 147,437 shares of HCIC common stock, representing approximately 91% of the shares of HCIC common stock outstanding on that date. Certain of HCIC’s directors and officers have has entered into a support and non-competition, which we refer to as a voting agreement, solely in his or her capacity as a HCIC shareholder, to vote his or her shares in favor of the merger proposal and against certain competing acquisition proposals or other actions that would frustrate the purposes of, prevent or materially delay completion of the merger, as well as certain other restrictions with respect to the voting and transfer of such shareholder’s shares of HCIC common stock. The voting agreement for one shareholder provides that, if, at any time prior to the HCIC special meeting, HCIC has received an acquisition proposal that is considered by the HCIC board of directors to be superior to the merger, (1) the shareholder agrees to vote (or cause to be voted) a fewer number of the shares of HCIC common stock owned by such shareholder (representing approximately 26.7% of the total shares of HCIC common stock outstanding on the record date) in favor of the merger proposal and against any competing proposal and (2) the shareholder agrees to vote (or cause to be voted) the remaining shares of HCIC common stock owned by such shareholder with respect to the merger proposal (or any competing proposal) in a manner that is proportionate to the manner in which all shares of HCIC common stock that are not subject to a voting agreement are voted with respect to the merger proposal. HCIC also expects these shareholders will also vote in favor of the HCIC adjournment proposal, if necessary or appropriate. These shareholders have also agreed to customary non-competition and non-solicitation covenants that restrict such shareholder’s ability to engage in the business of commercial, community, or retail banking business in the state of Tennessee. As of the record date, the HCIC shareholders party to these voting agreements owned and were entitled to vote approximately 131,376 shares of HCIC common stock, representing approximately 81% of the total shares of HCIC common stock outstanding on that date. Because the shareholders that are party to these voting agreements hold more than 50% of the outstanding shares of HCIC common stock, the merger will be approved, regardless of how HCIC’s other shareholders vote on the merger proposal unless there is an acquisition proposal that the HCIC board of directors considered to be superior to the merger, in which case approximately 45.6% of the outstanding shares of HCIC common stock will vote in favor of the merger proposal pursuant to these voting agreements. As a result, if there is an acquisition proposal that the HCIC board of directors considers to be superior to the merger, assuming all other shareholders not party to voting agreements vote upon the merger, or the Unconstrained Shareholders, the merger will be approved if at least 3,349 shares of HCIC common stock, or 2.0% of the total outstanding shares of HCIC common stock as of the record date, held by the Unconstrained Shareholders vote in favor of the merger. As of the record date, Simmons and its directors and executive officers beneficially held no shares of HCIC common stock.

Voting of Proxies; Incomplete Proxies

A HCIC shareholder may vote by proxy or in person at the HCIC special meeting. If you hold your shares of HCIC common stock in your name as a shareholder of record, to submit a proxy, you, as a HCIC shareholder may complete and return the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

HCIC requests that HCIC shareholders vote by completing and signing the accompanying proxy card and returning it to HCIC as soon as possible in the enclosed postage-paid envelope. HCIC shareholders should not send HCIC common stock certificates with their proxy cards. After the merger is completed, holders of HCIC common stock will be mailed a transmittal form with instructions on how to exchange their HCIC common stock certificates for the Merger Consideration.

When the accompanying proxy card is returned properly executed, the shares of HCIC common stock represented by it will be voted at the HCIC special meeting in accordance with the instructions contained on the proxy card. If any proxy card is returned without indication as to how to vote, your proxy will be voted “FOR” approval of the merger proposal and “FOR” approval of the adjournment proposal, if necessary or appropriate. No matters other than the matters described in this proxy statement/prospectus are anticipated to be presented for action at the HCIC special meeting or at any adjournment or postponement of the HCIC special meeting.

Every HCIC shareholder’s vote is important. Accordingly, each HCIC shareholder should sign, date and return the enclosed proxy card, whether or not the HCIC shareholder plans to attend the HCIC special meeting in person. Sending in your proxy card will not prevent you from voting your shares personally at the meeting, since you may revoke your proxy at any time before it is voted.

Dissenters’ Rights

Under Section 48-23-102 of the TBCA, HCIC shareholders will have dissenters’ rights in connection with the merger. To exercise dissenters’ rights, HCIC shareholders must strictly follow the procedures prescribed by the TBCA. Failure to strictly comply with these procedures will result in the loss of dissenters’ rights. These procedures are summarized under the section entitled “The Merger — Dissenters’ Rights” beginning on page 49, and Section 48-23-102 of the TBCA is attached to this proxy statement/prospectus as Annex II.

Revocability of Proxies and Changes to a HCIC Shareholder’s Vote

If you hold stock in your name as a shareholder of record, you may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to Sandy Hammons at HCIC, or (3) attending the HCIC special meeting in person, notifying Sandy Hammons, and voting by ballot at the HCIC special meeting. Attendance at the HCIC special meeting will not automatically revoke your proxy. A revocation or later-dated proxy received by HCIC after the vote will not affect the vote.

If you choose either of the first two methods, you must take the described action (or, with respect to the first method, HCIC must have received the subsequent proxy card) no later than May 3, 2017 at 5:00 p.m. local time, which is the business day immediately prior to the HCIC special meeting. Written notices of revocation and other communications about revoking your proxy should be addressed to:

Hardeman County Investment Company, Inc.
1862 Highway 45 Bypass
Jackson, Tennessee 38305
Attention: Sandy Hammons

Any shareholder entitled to vote in person at the HCIC special meeting may vote in person regardless of whether a proxy has been previously given, but the mere presence (without notifying Sandy Hammons) of a shareholder at the HCIC special meeting will not constitute revocation of a previously given proxy.

Solicitation of Proxies

HCIC is soliciting your proxy in conjunction with the merger proposal. HCIC will bear the entire cost of soliciting proxies from you. In addition to solicitation of proxies by mail, HCIC will request that banks, brokers and other record holders send proxies and proxy materials to the beneficial owners of HCIC common stock and secure their voting instructions. HCIC will reimburse the record holders for their reasonable expenses in taking those actions. If necessary, HCIC may use directors, officers and several of its regular employees, who will not be specially compensated, to solicit proxies from the HCIC shareholders, either personally or by telephone, facsimile, letter or other electronic means.

Attending the HCIC Special Meeting

All holders of HCIC common stock as of the record date, or their duly appointed proxies, are invited to attend the HCIC special meeting. Shareholders of record can vote in person at the HCIC special meeting. If you hold your shares of HCIC common stock in your name as a shareholder of record and you wish to attend the HCIC special meeting, please bring valid picture identification. If you attend the meeting, you may also submit your vote in person. Any votes that you previously submitted will be superseded by any vote that you cast at the HCIC special meeting.

HCIC reserves the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the HCIC special meeting is prohibited without HCIC’s express written consent.

Delivery of Proxy Materials

As permitted by applicable law, only one copy of this proxy statement/prospectus is being delivered to shareholders residing at the same address, unless such shareholders have notified HCIC of their desire to receive multiple copies of the proxy statement/prospectus.

HCIC will promptly deliver, upon oral or written request, a separate copy of the proxy statement/prospectus to any shareholder residing at an address to which only one copy of such document was mailed. Requests for additional copies should be directed to Sandy Hammons at Hardeman County Investment Company, Inc., at 1862 Highway 45 Bypass Jackson, Tennessee 38305 or by telephone at (731) 228-3619.

Assistance

If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of HCIC common stock, please contact Sandy Hammons at Hardeman County Investment Company, Inc. at (731) 228-3619.

THE HCIC PROPOSALS

Proposal 1: Approval of the Merger Proposal

HCIC is asking its shareholders to approve the merger agreement. For a detailed discussion of the terms and conditions of the merger agreement, see “The Merger Agreement” beginning on page 55. As discussed in the section entitled “The Merger — HCIC’s Reasons for the Merger; Recommendation of the HCIC Board of Directors,” after careful consideration, the HCIC board of directors approved the merger agreement. The HCIC board of directors unanimously recommends the merger agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interest of HCIC and the HCIC shareholders.

Required Vote

Approval of the merger proposal requires the affirmative vote of the holders of a majority of the shares of HCIC common stock outstanding and entitled to vote at the HCIC special meeting. If your shares of HCIC common stock are present at the HCIC special meeting but are not voted on the merger proposal, or if you vote to abstain on the merger proposal, each will have the effect of a vote against the merger proposal. If you fail to submit a proxy card and fail to attend the HCIC special meeting, or if you do not instruct your bank, broker or other nominee to vote your shares of HCIC common stock in favor of the merger proposal, your shares of HCIC common stock will not be voted, and this will have the effect of a vote against the merger proposal, except to the extent this results in there being insufficient shares present at the HCIC special meeting to establish a quorum.

The HCIC board of directors unanimously recommends that HCIC shareholders vote “FOR” the approval of the merger proposal.

Proposal 2: Adjournment Proposal

HCIC shareholders are being asked to adjourn the HCIC special meeting, if necessary, to solicit additional proxies in favor of the approval of the merger agreement if there are insufficient votes at the time of such adjournment to approve the merger proposal.

If at the HCIC special meeting there are an insufficient number of shares of HCIC common stock present in person or represented by proxy and voting in favor of the merger proposal, HCIC may move to adjourn the HCIC special meeting in order to enable the HCIC board of directors to solicit additional proxies for approval of the merger proposal. If the HCIC shareholders approve the adjournment proposal, HCIC could adjourn the HCIC special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from HCIC shareholders who have previously voted. If the date of the adjournment is not announced at the HCIC special meeting or a new record date is fixed for the adjourned meeting, a new notice of the adjourned meeting will be given to each shareholder of record entitled to vote at the adjourned meeting.

Required Vote

Approval of the HCIC adjournment proposal requires the affirmative vote of the holders of shares of HCIC common stock cast at the special meeting favoring the adjournment proposal to exceed the votes cast opposing the adjournment proposal. If your shares of HCIC common stock are present at the HCIC special meeting but are not voted on the adjournment proposal, or if you vote to abstain on the adjournment proposal, each will have no effect on the vote on the adjournment proposal. If you fail to submit a proxy card and fail to attend the HCIC special meeting, or if you do not instruct your bank, broker or other nominee to vote your shares of HCIC common stock in favor of the adjournment proposal, your shares of HCIC common stock will not be voted, but this will not have an effect on the vote to approve the adjournment proposal except to the extent this results in there being insufficient shares present at the HCIC special meeting to establish a quorum.

The HCIC board of directors unanimously recommends that HCIC shareholders vote “FOR” the adjournment proposal, if necessary or appropriate.

THE MERGER

The following discussion contains material information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement included as Annex I to this proxy statement/prospectus and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the merger that is important to you. We urge you to read carefully this entire proxy statement/prospectus, including the merger agreement, for a more complete understanding of the merger.

Terms of the Merger

The board of directors of each of Simmons and HCIC have unanimously approved the merger agreement. The HCIC board of directors unanimously recommends approval of the merger agreement by HCIC shareholders. The merger agreement provides for the acquisition of HCIC by Simmons through the merger of HCIC with and into Simmons, with Simmons continuing as the surviving corporation. As a result of the merger, shares of HCIC common stock issued and outstanding immediately prior to the merger will be converted into the right to receive (1) cash in an amount equal to $181.47 per share, which we refer to as the Cash Consideration, and (2) 4.8393 shares, or the exchange ratio, of Simmons common stock per share, which we refer to as the Stock Consideration, and together with the Cash Consideration, the Merger Consideration. No fractional shares of Simmons common stock will be issued in connection with the merger, and holders of HCIC common stock will be entitled to receive cash in lieu thereof.

HCIC shareholders are being asked to approve the merger agreement. See the section entitled “The Merger Agreement” beginning on page 55 for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to consummation of the merger and the provisions for terminating or amending the merger agreement.

Background of the Merger

First South Bank has been providing financial products and services to its customers since 1903 when it was chartered as a state non-member bank under the name Hardeman County Savings Bank. HCIC has grown by establishing new bank branches in West Tennessee communities as well as expanding its insurance agency operations into Middle Tennessee resulting in a $476.7 million organization as of December 31, 2016.

As HCIC has grown, it has funded its growth through its retained earnings. HCIC also has been successful attracting strong management and other personnel to operate effectively. Over the years, the HCIC board of directors and management have focused on continuing the growth and strength of HCIC and discussed often at regular board meetings and strategic planning sessions the various alternatives to funding this growth and meeting the demands of its customers and market area. At the same time, the HCIC board of directors and management have been aware of federal bank supervisory policy, which is increasing the regulatory and compliance costs of doing business and lowering the return on equity to shareholders.

The HCIC board of directors and management have discussed on a periodic basis how HCIC can create liquidity for its shareholders. As a privately held, non-publicly traded company with its common stock held by a small number of shareholders, the shares of HCIC common stock are rarely traded, and there is no public trading market. In addition, as shares of HCIC common stock pass from generation to generation, there is an increasing need for the shareholders to be able to sell their shares or at least establish a market value for estate planning purposes.

In order to address needs for additional equity, management and personnel support and succession, challenges such as regulatory burdens, and liquidity for its shareholders, management of HCIC began in early 2015, investigating and discussing various alternatives to addressing these needs such as seeking a partner with significant capital, a successful management team, and a community bank orientation. After the most recent economic recession, the HCIC board of directors and management saw the number of acquisitions in the financial services industry increasing, and if HCIC wanted to participate in a merger process, there seemed to be an increasing need to act sooner than later.

On March 12, 2015, certain members of HCIC management held a meeting in Jackson, Tennessee, with representatives of Olsen Palmer, an investment banking firm, to discuss a possible engagement of

Olsen Palmer to assist HCIC in reviewing potential sale opportunities and seeking potential acquirers. On March 23, 2015, representatives of Olsen Palmer met with Simmons management in Pine Bluff, Arkansas, to determine the interest that Simmons might have in acquiring HCIC. As a result of these two meetings, a meeting between certain members of the respective management teams of HCIC and Simmons was arranged and held in Memphis, Tennessee, on May 12, 2015.

Following this meeting, representatives of Simmons and HCIC continued to have periodic telephonic discussions between May 2015 and June 2015. A second meeting between representatives of HCIC and Simmons was held in Nashville, Tennessee, on June 29, 2015, where a potential acquisition of HCIC was discussed further.

At the same meeting in Nashville, representatives of Olsen Palmer and HCIC management met privately and discussed their fiduciary obligation to initiate some conversations with other potential acquirers. Over the course of the next 12 months, conversations and meetings were held with at least three other potential acquirers. Ultimately, these other potential acquirers were dismissed by HCIC when it became evident that the discussions and potential valuation of the offer being proposed by Simmons would be higher than what these other potential acquirers were willing to pay as a purchase price for the shares of HCIC along with other employee retention and customer service issues. Two of these other potential acquirers eventually gave verbal indications of interest on a potential purchase price for HCIC while the third presented a written letter of intent, but neither the verbal indications of interest nor this letter of intent were acceptable to HCIC.

On August 7, 2015, HCIC entered into a confidentiality agreement with Simmons, and the parties thereafter began sharing confidential information subject to such agreement to continue their potential merger discussions. On December 18, 2015, Simmons provided a verbal indication of interest in offering a combination of Simmons common stock and cash consideration for all the shares of HCIC. After a number of months of further conversations between Simmons and HCIC, Simmons provided a written letter of intent on March 25, 2016, to HCIC with a higher valuation including Simmons common stock and cash consideration. Discussions continued between HCIC and Simmons, including a meeting in New Orleans, Louisiana, on May 1, 2016, between representatives of Olsen Palmer and representatives of Simmons.

On June 6, 2016, representatives of Olsen Palmer met with representatives of management of HCIC in Charleston, South Carolina, in conjunction with the annual meeting of the Tennessee Bankers Association being held there. They discussed further valuation topics and various strategic options. Management of HCIC asked the representatives of Olsen Palmer to seek a revised written letter of intent from Simmons. On June 13, 2016, Simmons submitted to HCIC a revised written letter of intent, but this initial letter of intent was never accepted by HCIC.

During July 2016, HCIC management considered the revised letter of intent from Simmons. HCIC management also considered whether to continue any discussions with other parties and explore other strategic options. On July 23 and 24, 2016, representatives of Olsen Palmer discussed by telephone with HCIC management the letter of intent submitted by Simmons and other alternatives. As a result of these discussions, HCIC management decided to continue discussions only with Simmons in acquiring HCIC to determine if an acceptable agreement could be reached.

On August 16, 2016, as a result of further conversations between the parties, Simmons submitted another revised letter of intent to HCIC for review. On August 17, 2016, counsel for both Simmons and HCIC exchanged communications to clarify the terms of the revised letter of intent. This revised letter of intent offered 800,000 shares of Simmons common stock and an aggregate of $30 million in cash for all of the shares of HCIC common stock. On August 18, 2016, the HCIC board of directors met for the first time to specifically consider the offer presented by Simmons in the revised letter of intent. At this meeting, management of HCIC presented all of the strategic options that management of HCIC had considered. As a result of this discussion, the HCIC board of directors unanimously approved the revised letter of intent, which was then executed by HCIC on August 19, 2016. The HCIC board of directors also decided to formally engage Olsen Palmer for its financial advisory services and the issuance of a fairness opinion on the final terms of the proposed merger. An engagement letter between Olsen Palmer and HCIC was executed on September 8, 2016.

During September and October 2016, due diligence lists were exchanged between the parties, an electronic data room was established to exchange documents, questions and answers were exchanged by the parties verbally and electronically, and due diligence visits were conducted by both parties. These visits included HCIC management and legal and financial advisors traveling to Little Rock, Arkansas, on October 25, 2016, to meet with and ask questions of Simmons management. Simmons personnel also scheduled visits to Jackson, Tennessee, between October 3 and 7, 2016 to conduct on-site due diligence on HCIC.

After most of the due diligence investigation had been completed, Simmons presented HCIC with the first draft of a definitive merger agreement on October 27, 2016. Between October 27 and November 16, 2016, the specific terms of this merger agreement were negotiated by the parties including their respective financial advisors and counsel.

The HCIC board of directors met in a special meeting on November 17, 2016, and received a presentation by management of HCIC of the terms of the proposed merger and the results of due diligence of Simmons. HCIC’s counsel provided the HCIC board of directors with both a written and oral analysis of the proposed merger agreement from a legal perspective. Olsen Palmer then made a detailed presentation concerning its evaluation and analysis of the fairness of the consideration to be paid by Simmons to HCIC’s shareholders from a financial point of view as of the date of this meeting and confirmed its opinion in writing. Directors asked questions of management, Olsen Palmer, and HCIC’s counsel regarding the terms of the merger and the merger agreement. After this discussion, and considering various factors, including the factors described under “— HCIC’s Reasons for the Merger; Recommendation of HCIC’s Board of Directors,” the HCIC board of directors approved unanimously the merger agreement and recommended its approval to the HCIC shareholders and the calling of a meeting of the HCIC shareholders to consider and vote on the merger agreement upon the effectiveness of the registration statement of which this proxy statement/prospectus is a part.

At this meeting of the HCIC board of directors, the HCIC board of directors authorized the officers of HCIC to take all necessary steps which may be required of them or which may be in the best interest of HCIC, to complete all transactions necessary or deemed necessary by the officers of HCIC with regard, but not limited, to the filing of all necessary regulatory applications, the negotiation of the final terms of the merger agreement or any other necessary agreements, and all other legal, regulatory, and other steps that may become necessary in order to implement the purposes of the resolutions of the HCIC board of directors, including consummation of the merger.

On November 17, 2016, the Simmons board of directors held a meeting to consider the terms of the proposed merger. Prior to the meeting, the directors received copies of the draft merger agreement and of the other draft transaction documents and a summary of the terms thereof from Simmons management. At the meeting, members of Simmons’ management reported on the status of due diligence and negotiations with HCIC. At the meeting, Simmons’ legal counsel reviewed with the Simmons board of directors its fiduciary duties and reviewed the key terms of the merger agreement and related agreements (including the voting agreements), as described elsewhere in this proxy statement/prospectus, based on the discussion materials that had previously been provided to the Simmons board of directors, including a summary of the provisions relating to governance of the combined company and the provisions relating to employee matters.

After considering the proposed terms of the merger agreement and the various presentations of its advisors, and taking into consideration the matters discussed during that meeting and prior meetings of the Simmons board of directors, the Simmons board of directors unanimously determined that the merger was consistent with Simmons’ business strategies and in the best interests of Simmons and Simmons shareholders and the directors voted unanimously to approve and adopt the merger agreement and the transactions contemplated thereby.

A press release announcing the transaction was released by Simmons on November 17, 2016, and Simmons held an investor conference call the following day.

HCIC’s Reasons for the Merger; Recommendation of the HCIC Board of Directors

After careful consideration, the HCIC board of directors determined that it was advisable and in the best interests of HCIC and its shareholders for HCIC to enter into the merger agreement with Simmons. Accordingly, the HCIC board of directors unanimously recommends that HCIC shareholders vote “FOR” the approval of the merger proposal.

The HCIC board of directors has considered the terms and provisions of the merger agreement and concluded that they are fair to the shareholders of HCIC and that the merger is in the best interests of HCIC and its shareholders.

In reaching its decision to approve the merger agreement, the HCIC board of directors consulted with management, as well as with HCIC’s financial and legal advisors, and considered a variety of factors, including the following:

•	its familiarity with HCIC’s consolidated business, operations, earnings, and financial conditions;
•	its review, based in part by the presentation by management and HCIC’s legal and financial advisors, of the proposal, including a review of the business, operations, earnings, and financial conditions of Simmons, as well as the potential results from a merger with Simmons;
•	its review of possible affiliation partners other than Simmons, the prospects of such other possible affiliation partners, and the likelihood of any such affiliation;
•	the consideration being offered to HCIC shareholders in relation to the book value per share, earnings per share and projected earnings per share of HCIC;
•	the results that could be expected to be obtained by HCIC if it continued to operate independently and the potential future value of HCIC common stock compared to the value of the Merger Consideration offered by Simmons;
•	the implied value of the Merger Consideration offered by Simmons and the uncertainty whether or when the HCIC common stock would attain a value equal to implied value of the Merger Consideration;
•	its review of alternatives to such a transaction (including the alternatives of remaining independent and growing internally, remaining independent for a period of time and then selling, remaining independent and growing through future acquisitions) and whether such alternatives could result in a value for HCIC shareholders that equal or exceed the Merger Consideration;
•	the recent business combinations involving financial institutions either announced or completed during the past few years in the United States, the State of Tennessee, and contiguous states, and the effect of such combinations on increased competitive conditions in the HCIC’s market area;
•	a comparison of the proposal from Simmons to such recent business combinations involving financial institutions;
•	increasing regulatory and statutory burdens (including increased costs, time commitments, earnings opportunities, among other burdens) on HCIC and its subsidiaries as a community banking organization in general;
•	the complementary aspects of HCIC’s and Simmons’ businesses, including customer focus, business orientation and compatibility of the companies’ cultures and management and operating styles;
•	Simmons’ successful track record, including, among other things, with respect to the integration of acquisitions;
•	its assessment of the likelihood that the merger would be completed in a timely manner and that the management team of the combined company would be able to successfully integrate and operate the businesses of the combined company after the merger;

•	the financial analyses presented by Olsen Palmer to the HCIC board of directors, and the opinion delivered to the HCIC board of directors by Olsen Palmer to the effect that, as of the date of the opinion, and subject to and based on the qualifications and assumptions set forth in the opinion, the consideration to be received by the holders of HCIC common stock in the merger was fair, from a financial point of view, to HCIC shareholders;
•	the greater market capitalization and greater anticipated trading liquidity of Simmons common stock after the transaction in the event HCIC shareholders desired to sell the shares of Simmons common stock to be received by them upon completion of the merger;
•	the effects of the merger on HCIC’s employees, including the prospects for continued employment and the severance and other benefits agreed to be provided to HCIC employees;
•	management succession alternatives for HCIC; and
•	the opportunity for HCIC shareholders to exchange their shares of HCIC common stock for shares of Simmons common stock resulting in the ownership of a publicly traded stock currently paying a quarterly dividend.

The HCIC board of directors also considered the potential risks associated with the merger in connection with its deliberation of the proposed transaction, including the challenges of integrating HCIC’s businesses, operations and employees with those of Simmons, the need to obtain regulatory approvals in order to complete the transaction, and the risks associated with the operations of the combined company. The HCIC board of directors also considered that the stock portion of the Merger Consideration was fixed at 4.8393 of a share of Simmons common stock and, by its nature, would not adjust upwards to compensate for declines, or downwards to compensate for increases, in Simmons’ stock price prior to completion of the merger. The HCIC board of directors also believed the terms and conditions of the merger agreement, including the parties’ respective representations and warranties, the conditions to closing and termination provisions, provided adequate assurances as to Simmons’ obligation and ability to consummate the merger in a timely manner, without any extraordinary conditions.

The foregoing discussion of the information and factors considered by the HCIC board of directors is not exhaustive, but includes all material factors considered by the HCIC board of directors. In view of the wide variety of factors considered by the HCIC board of directors in connection with its evaluation of the merger and the complexity of these matters, the HCIC board of directors did not consider it practical to, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The HCIC board of directors evaluated the factors described above, including asking questions of HCIC’s management and HCIC’s legal and financial advisors. In considering the factors described above, individual members of the HCIC board of directors may have given different weights to different factors. The HCIC board of directors relied on the experience and expertise of its financial advisors for quantitative analysis of the financial terms of the merger. See “Opinion of HCIC’s Financial Advisor” below. It should also be noted that this explanation of the reasoning of the HCIC board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements” on page 21.

For the reasons set forth above, the HCIC board of directors has adopted unanimously the merger agreement and believes that it is in the best interests of HCIC and the HCIC shareholders and unanimously recommends that the HCIC shareholders vote “FOR” the merger proposal.

Opinion of HCIC’s Financial Advisor

HCIC engaged Olsen Palmer to render financial advisory services to HCIC, including a written opinion to the HCIC board of directors as to the fairness, from a financial point of view, to the holders of HCIC common stock of the consideration to be paid in the proposed merger. HCIC selected Olsen Palmer because Olsen Palmer is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, Olsen Palmer is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

At the meeting held on November 17, 2016, at which the HCIC board of directors evaluated the proposed merger, Olsen Palmer reviewed the financial aspects of the proposed merger and rendered an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Olsen Palmer as set forth in such opinion, the consideration to be paid in the proposed merger was fair, from a financial point of view, to the holders of HCIC common stock. The HCIC board of directors approved the merger agreement at this meeting.

The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex III to this document and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Olsen Palmer in preparing the opinion. Olsen Palmer has consented to the inclusion of its opinion in this proxy statement/prospectus (attached as Annex III hereto).

Olsen Palmer’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the HCIC board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the consideration to be paid in the merger to the holders of HCIC common stock. It did not address the underlying business decision of HCIC to engage in the merger or enter into the merger agreement. Olsen Palmer’s opinion did not and does not constitute a recommendation to the HCIC board of directors in connection with the merger, and it does not constitute a recommendation to any HCIC shareholder or any shareholder of any other entity as to how to vote in connection with the merger or any other matter, nor does it constitute a recommendation on whether or not any such shareholder should enter into a voting, shareholders’ or affiliates’ agreement with respect to the merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.

Summary Opinion of Olsen Palmer LLC

Olsen Palmer, as part of its investment banking services, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. The HCIC board of directors engaged Olsen Palmer to provide financial advisory services in connection with the merger and to issue a fairness opinion to the HCIC board of directors as to the fairness, from a financial point of view, to HCIC shareholders of the financial terms of the proposed merger. Olsen Palmer issued its fairness opinion on November 17, 2016.

No limitations were imposed by HCIC board of directors on Olsen Palmer with respect to the investigations made or procedures followed in rendering its opinion. Neither Olsen Palmer nor the individuals involved in providing Olsen Palmer’s fairness opinion has any present or contemplated future ownership interest in HCIC. Pursuant to the terms of its engagement with HCIC, Olsen Palmer received a fee for providing the fairness opinion and, upon completion of the merger, will receive a success fee for its financial advisory services. In addition, HCIC also agreed to indemnify Olsen Palmer against certain liabilities arising out of its engagement.

Olsen Palmer has not provided investment banking and financial advisory services to HCIC or Simmons during the two-year period prior to November 17, 2016. Olsen Palmer may provide investment banking, financial advisory and other financial services to HCIC and/or Simmons in the future, for which Olsen Palmer may receive compensation.

In connection with its opinion, Olsen Palmer made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Olsen Palmer reviewed:

•	A draft dated November 15, 2016 of the merger agreement;
•	certain financial statements and other historical financial information of HCIC that Olsen Palmer deemed relevant;
•	certain financial statements and other historical financial information of Simmons that Olsen Palmer deemed relevant;

•	a comparison of certain financial information for HCIC with similar institutions for which publicly available information is available;
•	the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available;
•	a comparison of certain stock trading information for Simmons with similar institutions for which publicly available information is available;
•	the current market environment generally and the banking industry in particular; and
•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Olsen Palmer considered relevant.

Olsen Palmer also discussed with certain members of senior management of HCIC and its representatives the business, financial condition, results of operations and prospects of HCIC.

In performing its review, and for purposes of rendering its opinion, Olsen Palmer relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to Olsen Palmer by HCIC or their representatives or that was otherwise reviewed by Olsen Palmer and has assumed, without independent verification, such accuracy and completeness of all such information. Olsen Palmer further relied on the assurances of the management of HCIC that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Olsen Palmer has not been asked to and has not undertaken an independent verification of any of such information and does not assume any responsibility or liability for the accuracy or completeness thereof. With HCIC’s consent, Olsen Palmer relied upon the advice HCIC has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger that is contemplated by the merger agreement and Olsen Palmer assumed that all such advice is correct.

Olsen Palmer’s opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of November 17, 2016. Events occurring after the November 17, 2016 could materially affect Olsen Palmer’s opinion. Olsen Palmer has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after November 17, 2016.

Olsen Palmer’s fairness opinion does not constitute a recommendation to the HCIC board of directors or to any shareholder of either HCIC or Simmons as to how any such member of such board or any shareholder should vote at any meeting called to consider and vote upon the merger. Olsen Palmer expresses no opinion as to the fairness of the merger consideration to the creditors or other constituencies of HCIC. Olsen Palmer’s opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to the HCIC shareholders and does not address the underlying business decision of HCIC to engage in the merger or the relative merits of the merger as compared to any other alternative business strategies that might exist for HCIC. Olsen Palmer’s opinion should not be construed as creating any fiduciary duty on the part of Olsen Palmer to any party or person. Olsen Palmer’s fairness opinion was not reviewed or issued by a fairness opinion committee. Olsen Palmer has not been requested to opine as to, and the fairness opinion does not express an opinion as to or otherwise address, among other things: (i) the fairness of any portion or aspect of the merger to any one class or group of HCIC’s or any other party’s security holders or other constituents vis-à-vis any other class or group of HCIC’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), or (ii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the merger, any class of such persons or any other party, relative to the merger consideration or otherwise.

Several analytical methodologies have been employed and no one method of analysis should be regarded as critical to the overall conclusion reached by Olsen Palmer. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusions Olsen Palmer reached are based on all the analysis and factors presented, taken as a whole, and also on application of Olsen Palmer’s own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. Olsen Palmer therefore gives no opinion as to the value or merit standing alone of any one or more parts of the analyses.

The following summarizes the material financial analyses that were considered by Olsen Palmer in rendering its opinion and that were provided by Olsen Palmer to the HCIC board of directors on November 17, 2016. No company or transaction used in the analyses described below is identical or directly comparable HCIC or the contemplated merger.

Selected Companies Analysis.  Olsen Palmer analyzed the relative valuation multiples as calculated by SNL Financial LC of 19 publicly-traded banks (including banks traded over-the-counter) headquartered in U.S. with total assets between $425 million and $475 million and with a return on average assets over the last 12 months of 0.50% to 1.00%, including:

•	Ledyard Financial Group, Inc.
•	CBT Financial Corporation
•	Centric Financial Corporation
•	American Riviera Bank
•	Greater Hudson Bank
•	First BancTrust Corporation
•	Kinderhook Bank Corporation
•	Guaranty Bancorp, Inc.
•	Wayne Savings Bancshares, Inc.
•	Allegheny Valley Bancorp, Inc.
•	Southwest Georgia Financial Corporation
•	Citizens First Corporation
•	Glenville Bank Holding Company, Inc.
•	FirstAtlantic Financial Holdings, Inc.
•	South Atlantic Bancshares, Inc.
•	Consumers Bancorp, Inc.
•	CITBA Financial Corporation
•	Athens Bancshares Corporation
•	United Bancorp, Inc.

Olsen Palmer analyzed various financial multiples for each company as calculated by SNL Financial LC including trading price per share to tangible common equity per share, trading price per share to last 12 months’ earnings per share, trading price per share as a percentage of total assets per share, and the core deposit premium implied by the market capitalization. Olsen Palmer reviewed the mean, median, high and low values for each metric of the selected companies and compared them to corresponding valuation multiples for HCIC implied by the merger consideration. Furthermore, Olsen Palmer selected financial multiples for each metric based on professional judgment and applied the selected financial multiples to HCIC net income from July 2015 through June 2016, tangible common equity as of June 30, 2016, total assets as of June 30, 2016, and core deposits as of June 30, 2016 and determined the implied equity value of HCIC common stock and then compared those implied equity values to the merger consideration of $77.2 million (based on Simmons closing stock price on November 15, 2016). The results of the selected companies’ analysis are summarized below:

	Price to Last 12 Months Earnings per Share	Price to Tangible Common Equity per Share	Price to Assets Per Share (%)	Core Deposit Premium Implied by Market Capitalization
Low	7.0x	46.5%	3.6%	-7.2%
High	20.0x	138.8%	15.3%	2.8%
Median	13.8x	110.8%	9.8%	-1.3%
Mean	13.8x	105.6%	9.7%	-1.8%
Olsen Palmer Selected Financial Multiples Range	13.0x – 14.0x	100.0% – 115.0%	9.0% – 11.0%	-2.0% – 0.0%
HCIC Implied Value Range ($MM)	$52.8 – $56.9	$41.7 – $47.9	$41.6 – $50.9	$34.5 – $41.7
Merger Consideration ($MM)	$77.2	$77.2	$77.2	$77.2

Selected Transactions Analysis.  Olsen Palmer analyzed publicly available information relating to 30 selected acquisitions of banks announced between November 15, 2014 and November 14, 2016 for targets headquartered in the U.S. with total assets between $350 million and $550 million and with a return on average assets over the 12 months prior to the transaction announcement of greater than 0.50%. The selected transactions used in the analysis included (buyer/seller):

•	Carolina Financial Corp./Greer Bancshares Inc.
•	Nicolet Bankshares Inc./First Menasha Bancshares Inc.
•	CVB Financial Corp./Valley Commerce Bancorp
•	Home BancShares Inc./Giant Holdings Inc.
•	Standard Financial Corp/Allegheny Valley Bancorp Inc.
•	Equity Bancshares Inc./Community First Bancshares Inc
•	Byline Bancorp Inc./Ridgestone Financial Svcs Inc
•	Summit Financial Group Inc./First Century Bankshares Inc.
•	Revere Bank/Monument Bank
•	State Bank Finl Corp./NBG Bancorp Inc.
•	Horizon Bancorp/La Porte Bancorp Inc
•	Charter Financial Corp./CBS Financial Corp.
•	RBB Bancorp/TFC Holding Co.
•	Seacoast Banking Corp. of FL/Floridian Financial Group Inc
•	German American Bancorp Inc./River Valley Bancorp
•	Renasant Corp./KeyWorth Bank
•	Ameris Bancorp/Jacksonville Bancorp Inc.
•	Alerus Financial Corp./Beacon Bank
•	BNC Bancorp/Southcoast Financial Corp.
•	Prosperity Bancshares Inc./Tradition Bancshares Inc.
•	Lakeland Bancorp/Pascack Bancorp Inc.
•	Home BancShares Inc./Florida Bus. BancGroup Inc.

•	First Financial Bankshares/FBC Bancshares Inc.
•	WSFS Financial Corp./Alliance Bancorp of Penn
•	Horizon Bancorp/Peoples Bancorp Inc
•	Ameris Bancorp/Mrchnt & Sthrn Banks of FL Inc
•	Farmers National Banc Corp./National Bancshares Corp.
•	United Community Banks Inc./MoneyTree Corp.
•	Cathay General Bancorp/Asia Bancshares Inc.
•	Stupp Bros. Inc./Southern Bancshares Corp.

Olsen Palmer analyzed various financial multiples for each transaction as calculated by SNL Financial LC including deal value to tangible common equity, deal value to last 12 months’ earnings, deal value to total assets, and the core deposit premium implied by the deal value. Olsen Palmer reviewed the mean, median, high and low values for each metric of the selected transactions and compared them to corresponding valuation multiples for HCIC implied by the merger consideration. Furthermore, Olsen Palmer selected financial multiples for each metric based on professional judgment and applied the selected financial multiples to HCIC’s net income from July 2015 through June 2016, tangible common equity as of June 30, 2016, total assets as of June 30, 2016, and core deposits as of June 30, 2016 and determined the implied equity value of HCIC common stock and then compared those implied equity values to the merger consideration of $77.2 million (based on Simmons closing stock price on November 15, 2016). The results of the selected transactions analysis are summarized below:

	Deal Value to Last 12 Months Earnings	Deal Value to Tangible Common Equity	Deal Value to Assets (%)	Core Deposit Premium Implied by the Deal Value
Low	8.3x	105.4%	10.1%	0.7%
High	36.6x	389.2%	25.6%	21.0%
Median	18.1x	158.3%	15.5%	8.3%
Mean	18.9x	165.0%	16.1%	9.2%
Olsen Palmer Selected Financial Multiples Range	15.0x – 18.0x	140.0% – 160.0%	13.5% – 15.5%	6.0% – 8.5%
HCIC Implied Value Range ($MM)	$61.0 – $73.2	$58.3 – $66.7	$62.4 – $71.7	$63.2 – $72.2
Merger Consideration ($MM)	$77.2	$77.2	$77.2	$77.2

Discounted Cash Flow Analysis.  Olsen Palmer analyzed the discounted present value of HCIC’s projected free cash flows for the years ending December 31, 2017 through December 31, 2022 under an acquisition scenario. Olsen Palmer estimated cash flows based on dividendable common equity, defined as Tier 1 Capital in excess of a minimum 9.0% Tier 1 Capital Leverage ratio. Olsen Palmer used calendar year 2022 as the final year for the analysis. Olsen Palmer applied price to earnings multiples, ranging from 13.7x to 15.7x, to HCIC’s calendar year 2022 net income in order to derive a range of terminal values for HCIC.

The projected cash flows and terminal value were discounted using rates ranging from 11.5% to 13.5%, which reflected the cost of equity capital estimated for HCIC using the Ibbotson discount rate build-up method based on the sum of a risk-free rate, equity risk premium, and size premium. Olsen Palmer reviewed the range of equity values derived in the discounted cash flow analysis and compared them to the merger consideration of $77.2 million (based on Simmons closing stock price on November 15, 2016). The results of the discounted cash flow analysis are summarized below:

Equity Value ($MM)
Minimum	$59.9
Maximum	$73.6
Merger Consideration ($MM)	$77.2

Conclusion.  Based upon and subject to the foregoing, and in reliance thereon, it is Olsen Palmer’s opinion that, as of November 17, 2016, the merger consideration to be received by the shareholders of HCIC for all of the shares of HCIC common stock in the merger pursuant to the merger agreement is fair, from a financial point of view, to such holders.

Olsen Palmer’s Relationships

Olsen Palmer is acting as HCIC’s financial advisor in connection with the merger and will receive a transaction fee in an amount equal to 1.25% of the aggregate merger consideration, which transaction fee is due and payable upon the effective time of the merger. Olsen Palmer received a fee of $75,000 from HCIC as a result of rendering its opinion, which opinion fee will be credited in full towards the transaction fee that will become due and payable upon the effective time of the merger. HCIC has also agreed to indemnify Olsen Palmer against certain liabilities arising out of Olsen Palmer’s engagement and to reimburse Olsen Palmer for certain of its out-of-pocket expenses incurred in connection with its engagement.

Simmons’ Reasons for the Merger

Simmons believes that the acquisition of HCIC provides an excellent opportunity to increase the scale and efficiency of its operations in western Tennessee. The acquisition also provides Simmons a significant opportunity to generate additional revenue by providing its full suite of banking, mortgage banking, wealth management and insurance services to HCIC’s markets as well as leverage Simmons’ operating platform. In addition, the acquisition of HCIC will strengthen the breadth of Simmons’ loan products and capabilities. The Simmons board of directors approved the merger agreement after Simmons’ senior management discussed with the Simmons board of directors a number of factors, including those described above and the business, assets, liabilities, results of operations, financial performance, strategic direction and prospects of HCIC. The Simmons board of directors did not consider it practicable, and did not attempt, to quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The Simmons board of directors viewed its position as being based on all of the information and the factors presented to and considered by it. In addition, individual directors may have given different weights to different information and factors.

Management and Board of Directors of Simmons After the Merger

The directors and officers of Simmons immediately prior to the effective time of the merger will continue as the directors and officers of the surviving corporation of the merger. Following the consummation of the merger, First South Bank will operate as a separate bank subsidiary of Simmons until it is merged with and into Simmons Bank. During this period, Mr. Woodside will continue to be Chairman of First South Bank. Following the merger of First South Bank into Simmons Bank, Mr. Woodside will be appointed to the board of directors of Simmons Bank.

Information about the current Simmons directors and executive officers can be found in the documents listed under “Where You Can Find More Information” beginning on page 85.

Interests of HCIC’s Directors and Executive Officers in the Merger

In considering the recommendations of the HCIC board of directors that HCIC shareholders vote to approve the merger proposal, HCIC shareholders should be aware that HCIC directors and executive officers may have interests in the merger that differ from, or are in addition to, their interests as shareholders of HCIC. The HCIC board of directors was aware of these interests and took them into account in its decision to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger.

Employment Relationships

HCIC previously entered into employment agreements, or the HCIC employment agreements, with C. Edward Woodside, Chairman, C. Hunter Simmons, President and Chief Executive Officer, Michael McGregor, Chief Financial Officer of First South Bank, and Kirk Goehring, Chief Lending Officer and Senior Vice President of First South Bank. These employment agreements provide for certain stated salaries and benefits, and include non-compete provisions that survive termination for three years within a 50 mile radius of any banking offices of First South Bank. In connection with the merger, HCIC will terminate all of the HCIC employment agreements except for the agreement with Mr. Goehring, which will be amended as of the closing of the merger. In addition, HCIC will pay Messrs. Woodside, Simmons, McGregor, and Goehring the amounts set forth below under their respective Stock Appreciation Rights agreements, and HCIC will award Messrs. Simmons, McGregor, and Goehring 1,314, 1,095, and 219 shares, respectively, of HCIC common stock.

It is expected that immediately after the consummation of the merger, the current executive officers of HCIC, except for Mr. Goehring, will be employed by Simmons as at will employees. Mr. Simmons will act as the Jackson Community Chairman for Simmons Bank and will report to Tony Gregory, the Tennessee Regional Chairman of Simmons Bank, Mr. Goehring will act as the Community President for the Jackson region for Simmons Bank and will report to Mr. Simmons. It is anticipated that Messrs. Woodside, Simmons, McGregor and Goehring, as well as some other officers of HCIC or First South Bank, may enter into non-competition/non-solicitation agreements with Simmons which will provide that such officers may not compete with Simmons, solicit or accept business from Simmons’ customers, or solicit Simmons’ employees to terminate their employment with Simmons, for at least one year after leaving Simmons. The non-competition/non-solicitation agreements are standard agreements entered into by all Simmons employees.

It is anticipated that many HCIC employees will continue to be employed by Simmons after the sale. All such employees will receive salaries, and they will be able to participate in all Simmons employee benefit plans, including the Simmons 401(k) plan. HCIC will terminate its 401(k) plan in conjunction with the sale. To the extent permitted under Simmons’ benefit plans, First South Bank employees will receive credit for prior service for purposes of eligibility, vesting, and benefit accrual, and waiting periods or exclusions of pre-existing conditions will be waived. Any displaced employees of First South Bank will be eligible to apply for positions with Simmons and if not placed in another position with Simmons, will be eligible for the existing Simmons’ severance program.

HCIC has entered into Stock Appreciation Rights (“SARs”) agreements with C. Edward Woodside, C. Hunter Simmons, Michael McGregor, and Kirk Goehring. The SARs provide for various vested benefits to be paid to these employees upon a disability, change in control, hardship, death, or other factors. Some of these benefits have been previously paid. Upon the closing of the merger, a change in control will be deemed to occur, and payments will be made at that time based upon the consideration to be paid to the HCIC shareholders, which is subject to change based on the value of Simmons common stock. Assuming the value of a share of Simmons common stock at the time of the consummation of the merger is the same as the value of a share of Simmons common stock as of March 9, 2017, such payments to these employees would be approximately as follows:

C. Edward Woodside	$2,282,167.84
C. Hunter Simmons	$2,161,673.84
Michael McGregor	$759,949.42
Kirk Goehring	$250,000.00

There are two bank-owned life insurance (“BOLI”) policies each on C. Edward Woodside, C. Hunter Simmons, Michael McGregor, and Kirk Goehring. These policies were purchased for the purpose of funding the SARs agreements. These are not split dollar agreements, so the individual employees do not receive any direct benefit from the proceeds of the BOLI. The cash value of these policies on February 28, 2017, was $7,786,908.29, and the death benefit at that time was $18,773,890.95.

HCIC Share Bonuses.

At the same meeting of the HCIC board of directors where the merger agreement with Simmons was approved on November 17, 2016, the HCIC board of directors gave C. Edward Woodside, as Chairman of the Board, the authority to allocate 3,177 shares of HCIC common stock as a bonus to certain employees and directors at his discretion for their service to HCIC and for certain employees who have agreed to terminate their employment agreements with HCIC as a condition to the merger agreement. Neither Mr. Woodside nor his immediate family will receive any of these shares. These shares will be issued just prior to the closing of the merger and will receive the same consideration in the merger as the other outstanding shares of HCIC. The issuance of these shares will increase the total outstanding shares of HCIC from 162,134 to 165,311 at the time of the closing of the merger.

Service as a Director of Simmons Bank

Following the consummation of the merger, Mr. Woodside will remain as Chairman of First South Bank until First South Bank merges with and into Simmons Bank, at which time Mr. Woodside will be appointed to the board of directors of Simmons Bank. As a member of the board of directors of Simmons Bank, Mr. Woodside will be entitled to receive the same compensation as the other members of the board of directors of Simmons Bank.

Security Ownership of HCIC Directors and Executive Officers

As of the HCIC record date, there were 162,134 shares of HCIC common stock outstanding and entitled to vote. Approximately 91% of those voting shares were owned and entitled to be voted by HCIC or First South Bank directors and executive officers and their affiliates. In addition, as of the HCIC record date, 131,376 shares of HCIC common stock, 81% of the total shares of HCIC common stock outstanding, are subject to voting agreements. See “— Support and Non-Competition Agreements” below for more information.

Support and Non-Competition Agreements

Concurrently with execution of the merger agreement, certain of HCIC’s directors and officers have entered into a voting agreement to vote his or her shares in favor of the merger proposal and against certain competing acquisition proposals or other actions that would frustrate the purposes of, prevent or materially delay completion of the merger, as well as certain other restrictions with respect to the voting and transfer of such shareholder’s shares of HCIC common stock. HCIC also expects these shareholders will also vote in favor of the HCIC adjournment proposal, if necessary or appropriate. These shareholders have also agreed to customary non-competition and non-solicitation covenants that restrict such shareholder’s ability to engage in the business of commercial, community, or retail banking business in the state of Tennessee. As of the record date, the HCIC shareholders party to these voting agreements owned and were entitled to vote approximately 131,376 shares of HCIC common stock, representing approximately 81% of the total shares of HCIC common stock outstanding on that date. The voting agreement for one shareholder provides that, if, at any time prior to the HCIC special meeting, HCIC has received an acquisition proposal that is considered by the HCIC board of directors to be superior to the merger, (1) the shareholder agrees to vote (or cause to be voted) only 43,309 of the shares of HCIC common stock owned by such shareholder (representing approximately 26.7% of the total shares of HCIC common stock outstanding on the record date) in favor of the merger proposal and against any competing proposal and (2) the shareholder agrees to vote (or cause to be voted) the remaining shares of HCIC common stock owned by such shareholder with respect to the merger proposal (or any competing proposal) in a manner that is proportionate to the manner in which all shares of HCIC common stock that are not subject to a voting agreement are voted with respect to the merger proposal. Because the shareholders that are party to these voting agreements hold more than 50% of the outstanding shares of HCIC common stock, the merger will be approved, regardless of how HCIC’s other shareholders vote on the merger proposal unless there is an acquisition proposal that the HCIC board of directors considered to be superior to the merger in which case approximately 45.6% of the outstanding shares of HCIC common stock will vote in favor of the merger proposal pursuant to these voting agreements. As a result, if there is an acquisition proposal that the HCIC board of directors considers to be superior to the merger, assuming all other shareholders not party to voting agreements vote upon the merger, or the Unconstrained Shareholders, the merger will be approved if at least 3,349 shares of HCIC common stock, or 2.0% of the total outstanding shares of HCIC common stock as of the record date, held by the Unconstrained Shareholders vote in favor of the merger.

Indemnification and Insurance

The merger agreement provides that for six years after the effective time of the merger, Simmons will indemnify, defend and hold harmless each of the present and former directors and officers of HCIC and its subsidiaries against all liabilities arising out of actions or omissions arising out of such person’s services in such capacities to the fullest extent permitted by applicable law and HCIC’s governing documents in effect on the date of the merger agreement (including any provisions relating to the advancement of expenses incurred in the defense of any litigation) if (1) Simmons’ board of directors determines in that (a) the indemnified party acted in good faith and in the best interests of HCIC or First South Bank and (b) the payment will not materially affect the Simmons’ safety and soundness; (2) such payment is not prohibited by applicable FDIC regulations; and (3) the indemnified party agrees to reimburse Simmons, to the extent not covered by permissible insurance, for payments made in an action by a federal banking agency in which the indemnified party is assessed a civil money penalty, is prohibited from banking, or is required to cease an action or perform an affirmative action.

The merger agreement requires Simmons to use its reasonable best efforts to maintain for a period of six years after the effective time of the merger HCIC’s existing directors’ and officers’ liability insurance policy, or policies of at least the same coverage and amounts and containing terms and conditions which are substantially no less advantageous than the current policy (or, with the consent of HCIC prior to the effective time of the merger, any other policy), with respect to claims arising from facts or events that occurred prior to the effective time of the merger, and covering such individuals who are currently covered by such insurance. In lieu of the insurance described in the preceding sentence, prior to the effective time of the merger, Simmons, or HCIC, in consultation with Simmons, may obtain a six-year “tail” prepaid policy providing coverage equivalent to such insurance. See “The Merger Agreement — Covenants and Agreements — D&O Indemnification and Insurance” beginning on page 64.

Dissenters’ Rights in the Merger

Introductory Information

General.  Dissenters’ rights with respect to HCIC common stock are governed by the TBCA. HCIC shareholders have the right to dissent from the merger and to obtain payment of the “fair value” of their shares (as specified in the statute) in the event the stock purchase agreement is consummated. Strict compliance with the dissent procedures is mandatory. Subject to the terms of the merger agreement, HCIC or Simmons could elect to terminate the merger agreement even if it is approved by HCIC shareholders, thus cancelling dissenters’ rights.

The term “fair value” means the value of a share of HCIC’s outstanding common stock immediately before the effective date of the merger, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the merger.

HCIC urges any HCIC shareholder who contemplates exercising his, her or its right to dissent to read carefully the provisions of Chapter 23 of the TBCA, which are attached to this proxy statement/prospectus as Annex II. A more detailed discussion of the provisions of the statute is included there. The discussion describes the steps that each HCIC shareholder must take to exercise his, her or its right to dissent. Each HCIC shareholder who wishes to dissent should read both the summary and the full text of the law. HCIC cannot give any HCIC shareholder legal advice. To completely understand this law, each HCIC shareholder may want, and HCIC encourages any HCIC shareholder seeking to dissent, to consult with his, her or its legal advisor. Any HCIC shareholder who wishes to dissent, should not send in a signed proxy unless she, he or it marks his, her or its proxy to vote against the merger or such shareholder will lose the right to dissent.

Address for Notices.  Send or deliver any written notice or demand required concerning any HCIC shareholder’s exercise of his, her or its dissenters’ rights to Michael McGregor at Hardeman County Investment Company, Inc. at the following address 1862 Highway 45 Bypass, Jackson, Tennessee 38305.

Act Carefully.  HCIC urges any HCIC shareholder who wishes to dissent to act carefully. HCIC cannot and does not accept the risk of late or undelivered notices or demands. A dissenting HCIC shareholder may call HCIC at (731) 668-2265 and ask for Michael McGregor to deliver confirmation that his, her or its notice or demand has been received. If his, her or its notices or demands are not timely received by HCIC, then such shareholder will not be entitled to exercise his, her or its dissenters’ rights. HCIC shareholders bear the risk of non-delivery and of untimely delivery.

If any HCIC shareholder intends to dissent, or thinks that dissenting might be in his, her or its best interests, such shareholder should read Annex II carefully.

Summary of Chapter 23 of the TBCA — Dissenters’ Rights

The following is a summary of Chapter 23 of the TBCA and the procedures that a shareholder must follow to dissent from the proposed merger agreement and to perfect his, her or its dissenters’ rights and receive cash rather than shares of Simmons common stock, if the merger agreement is approved and the merger is completed. This summary is qualified in its entirety by reference to Chapter 23 of the TBCA, which is reprinted in full as part of this Annex II to this proxy statement/prospectus. Annex II should be reviewed carefully by any shareholder who wishes to perfect his, her or its dissenters’ rights. Failure to strictly comply with the procedures set forth in Chapter 23 of the TBCA will, by law, result in the loss of dissenters’ rights. It may be prudent for a person considering whether to dissent to obtain professional counsel.

If the proposed merger is completed, any HCIC shareholder who has properly perfected his, her or its statutory dissenters’ rights in accordance with Chapter 23 of the TBCA has the right to obtain, in cash, payment of the fair value of such shareholder’s shares of HCIC common stock. By statute, the “fair value” is determined immediately prior to the completion of the merger and excludes any appreciation or depreciation in anticipation of the merger.

To exercise dissenters’ rights under Chapter 23 of the TBCA, a HCIC shareholder must:

•	deliver to HCIC, before the shareholder vote is taken at the HCIC special meeting, written notice of his, her or its intent to demand payment for his, her or its shares of HCIC common stock if the merger is completed; and
•	not vote his, her or its shares in favor of approving the merger.

A HCIC shareholder of record who fails to satisfy both of these two requirements is not entitled to payment for his, her or its shares of HCIC common stock under Chapter 23 of the TBCA. In addition, any HCIC shareholder who returns a signed proxy but fails to provide instructions as to the manner in which such shares are to be voted will be deemed to have voted in favor of approving the merger and will not be entitled to assert dissenters’ rights.

A HCIC shareholder may assert dissenters’ rights as to fewer than all the shares registered in his, her or its name only if she, he or it dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies HCIC in writing of the name and address of each person on whose behalf she, he or it is asserting dissenters’ rights. The rights of such a partial dissenter are determined as if the shares as to which she, he or it dissents and his, her or its other shares are registered in the names of different HCIC shareholders.

If the merger is approved at the HCIC special meeting, HCIC must deliver a written dissenters’ notice, or the HCIC dissenters’ notice, to all HCIC shareholders who satisfied the two requirements of Chapter 23 of the TBCA described above. The dissenters’ notice must be sent no later than 10 days after the date that the merger is completed and must:

•	supply a form for demanding payment that includes the first date of any announcement to the shareholders of the principal terms of the proposed merger on or about, November 17, 2016, requires that the HCIC shareholder asserting dissenters’ rights certify whether or not she, he or it acquired beneficial ownership of such shares prior to said date, and requires that the HCIC shareholder asserting dissenters’ rights certify that such shareholder did not vote for the proposed merger;
•	state where the demand for payment must be sent and where and when certificates for certificated shares must be deposited;
•	set a date by which HCIC must receive the demand for payment (which date may not be fewer than 40 nor more than 60 days after the dissenters’ notice is delivered) and state that the shareholder shall have waived the right to demand payment with respect to the shares unless the form is received by the corporation by such specified date;
•	state the corporation’s estimate of the fair value of shares;

•	state that if requested in writing, the corporation will provide to the shareholders so requesting, within 10 days after the date the demand for payment is due the number of shareholders who return the forms by the specified date and the total number of shares owned by them;
•	state the date by which the notice to withdraw under Section 48-23-204 of the TBCA must be received, which date must be within 20 days after the date the demand payment is due; and
•	be accompanied by a copy of Chapter 23, if not previously provided to such HCIC shareholder (set forth in Annex II to this proxy statement/prospectus).

A HCIC shareholder of record on the HCIC record date who receives the HCIC dissenters’ notice must demand payment, certify that she, he or it acquired beneficial ownership of such shares prior to the date set forth in the HCIC dissenters’ notice and deposit his, her or its certificates in accordance with the terms of the HCIC dissenters’ notice. HCIC may elect to withhold payment required by Chapter 23 from the dissenting shareholder unless such shareholder was the beneficial owner of the shares prior to the first announcement of the principal terms of the proposed merger on or about November 17, 2016. A dissenting shareholder will retain all other rights of a HCIC shareholder until those rights are canceled or modified by the completion of the merger. A HCIC shareholder of record who does not demand payment or deposit his, her or its share certificates where required, each by the date set in the HCIC dissenters’ notice, is not entitled to payment for his, her or its shares under Chapter 23 or otherwise as a result of the merger. A demand for payment may not be withdrawn unless consented to by HCIC.

HCIC may restrict the transfer of any uncertificated shares from the date the demand for their payment is received until the merger is completed.

At the closing of the merger or upon receipt of a demand for payment, whichever is later, HCIC must offer to pay each dissenting shareholder who strictly and fully complied with Chapter 23 of the TBCA the amount that HCIC estimates to be the fair value of his, her or its shares, plus accrued interest from the closing of the merger. The offer of payment must be accompanied by:

•	certain recent HCIC financial statements;
•	HCIC’s estimate of the fair value of the shares and interest due;
•	an explanation of how the interest was calculated;
•	a statement of the dissenter’s right to demand payment under Section 48-23-209 of the TBCA; and
•	a copy of Chapter 23 of the TBCA, if not previously provided to such shareholder.

If the merger is not completed within two months after the date set for demanding payment and depositing share certificates, HCIC must return the deposited certificates and release the transfer restrictions imposed on the uncertificated shares. If, after such return or release, the merger is completed, HCIC must send a new HCIC dissenters’ notice and repeat the payment procedure described above.

If a dissenting HCIC shareholder is dissatisfied with or rejects HCIC’s calculation of fair value, such dissenting HCIC shareholder must notify HCIC in writing of his, her or its own estimate of the fair value of those shares and the interest due, and may demand payment of his, her or its estimate, if:

•	the HCIC shareholder believes that the amount offered or paid by HCIC is less than the fair value of his, her or its shares or that the interest due has been calculated incorrectly;
•	HCIC fails to make payment within two months after the date set forth for demanding payment; or
•	HCIC, having failed to complete the merger, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within two months after the date set for demanding payment.

A dissenting HCIC shareholder waives his, her or its right to dispute HCIC’s calculation of fair value unless such shareholder notifies HCIC of his, her or its demand in writing within one month after HCIC made or offered payment for such person’s shares.

If a demand for payment by a HCIC shareholder remains unsettled, HCIC must commence a proceeding in the appropriate court, as specified in Chapter 23 of the TBCA, within two months after receiving the demand for payment, and petition the court to determine the fair value of the shares and accrued interest. If HCIC does not commence the proceeding within two months, HCIC is required to pay each HCIC dissenting shareholder whose demand remains unsettled, the amount demanded. HCIC is required to make all dissenting HCIC shareholders whose demands remain unsettled parties to the proceeding and to serve a copy of the petition upon each HCIC dissenting shareholder. The court may appoint one or more appraisers to receive evidence and to recommend a decision on fair value. Each dissenting shareholder made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of such person’s shares plus interest to the date of judgment, exceeds the amount paid by the corporation.

In an appraisal proceeding commenced under Chapter 23 of the TBCA, the court must determine the costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court will assess these costs against HCIC, except that the court may assess the costs against all or some of the dissenting shareholders to the extent the court finds they acted arbitrarily, vexatiously, or not in good faith in demanding payment under Chapter 23 of the TBCA. The court also may assess the fees and expenses of attorneys and experts for the respective parties against HCIC if the court finds that HCIC did not substantially comply with the requirements of Chapter 23 of the TBCA, or against either HCIC or a dissenting shareholder if the court finds that such party acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Chapter 23 of the TBCA.

If the court finds that the services of the attorneys for any HCIC dissenting shareholder were of substantial benefit to other HCIC dissenting shareholders similarly situated, and that the fees for those services should not be assessed against HCIC, the court may award those attorneys reasonable fees out of the amounts awarded the HCIC dissenting shareholders who were benefitted.

The foregoing does not purport to be a complete statement of the provisions of the TBCA relating to statutory dissenters’ rights and is qualified in its entirety by reference to the dissenters rights provisions of the TBCA, which are reproduced in full in Annex II to this proxy statement/prospectus and which are incorporated herein by reference.

If any HCIC shareholder intends to dissent, or if such shareholder believes that dissenting might be in his, her or its best interests, such shareholder should read Annex II carefully.

Public Trading Markets

Simmons common stock is listed on the NASDAQ Global Select market under the symbol “SFNC”. HCIC common stock is not listed on any stock exchange or quoted on interdealer quotation system. The newly issued Simmons common stock issuable pursuant to the merger agreement will be listed on the NASDAQ Global Select Market and freely transferable under the Securities Act.

NASDAQ Listing of Simmons Common Stock

Before the effective time of the merger, Simmons has agreed to use its reasonable best efforts to cause the shares of Simmons common stock to be issued in the merger to be approved for listing on the NASDAQ Global Select Market. The listing of the shares of Simmons common stock is also a condition to the consummation of the merger.

Regulatory Approvals Required for the Merger

Simmons and HCIC have agreed to use their reasonable best efforts to obtain all regulatory approvals, consents, non-objections and waivers required to complete the transactions contemplated by the merger agreement; provided, that in no event will Simmons be required to accept any new restriction or condition on Simmons or its subsidiaries which is materially and unreasonably burdensome on Simmons’ business or on the business of HCIC or its subsidiaries following the effective time of the merger or which would reduce the economic benefits of the transactions contemplated by the merger agreement to Simmons to such a degree that Simmons would not have entered into the merger agreement had such condition or restriction been known to it on the date of the merger agreement, which is referred to as a burdensome condition. These approvals include approval from the Federal Reserve, among others. Simmons and HCIC have filed, or are in the process of filing, the applications, notices, requests and letters necessary to obtain the required regulatory determinations.

Federal Reserve.  The transactions contemplated by the merger agreement are subject to approval by the Federal Reserve, pursuant to the BHC Act. Specifically, Simmons has submitted an application pursuant to the BHC Act seeking the prior approval of the Federal Reserve for HCIC to merge with and into Simmons.

The Federal Reserve takes into consideration a number of factors when acting on such applications. These factors include the financial condition and future prospects of the applicant bank holding company, merging bank holding companies, and subsidiary banks (including current and projected capital levels); their managerial resources (including consideration of the competence, experience, and integrity of the officers, directors, and principal shareholders); and the convenience and needs of the communities to be served, including the subsidiary banks’ records of performance under the Community Reinvestment Act, which we refer to as the CRA. As of their most recent CRA examinations, Simmons First National Bank (the predecessor banking entity for Simmons Bank) and First South Bank had CRA ratings of “satisfactory.”

The Federal Reserve also is required to consider the effectiveness of the applicant in combatting money laundering, including a review of the anti-money laundering program of the applicant and the anti-money laundering compliance record of banks to be acquired as part of the transaction. Finally, the Federal Reserve takes into consideration the extent to which the transaction would result in greater or more concentrated risks to the stability of the U.S. banking or financial system.

In evaluating an application pursuant to the BHC Act, the Federal Reserve may not approve an application if the transaction would result in a monopoly or further any conspiracy or attempt to monopolize the business of banking in any part of the United States. The Federal Reserve also may not approve an application if the effect of the transaction may be substantially to lessen competition in any section of the country or in any other manner be in restraint of trade, unless the Federal Reserve concludes that the transaction’s anti-competitive effects are clearly outweighed by its probable effect in meeting the convenience and needs of the community. The Federal Reserve may not approve an application if the applicant has failed to provide the Federal Reserve with adequate assurances that the applicant will make available information on its operations and activities and its affiliates’ operations and activities necessary to determine compliance with the BHC Act and other applicable federal banking statutes.

Furthermore, Simmons is required to publish notice of its applications under the BHC Act and to provide the opportunity for public comment on these applications. The Federal Reserve takes into account the views of third party commenters, particularly on the subject of the convenience and needs of the communities to be served. The Federal Reserve may upon request or upon its own initiative hold a public hearing or meeting to clarify facts or issues raised by the application in order to aid in the Federal Reserve’s decision-making process. Any hearing, meeting or comments provided by third parties could prolong the period during which the applications are under review by the Federal Reserve.

Transactions approved under the BHC Act generally may not be completed until 30 days after the approval of the appropriate federal banking agency is received (here, the Federal Reserve), during which time the Department of Justice, which we refer to as the DOJ, may initiate legal action to prevent consummation of the transaction if the DOJ determines the transaction may have a significantly adverse effect on competition. With the approval of the applicable federal agency and the concurrence of the DOJ, the 30-day waiting period may be reduced to no less than 15 days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the merger, the DOJ could analyze the merger’s effect on competition differently than the Federal Reserve, and thus it is possible that the DOJ could reach a different conclusion than the Federal Reserve regarding the transaction’s effects on competition. A determination by the DOJ not to object to the transaction may not prevent the filing of antitrust actions by private persons or state attorneys general.

Tennessee Department of Financial Institutions.  To complete the merger, Simmons is required to submit an application to, and receive approval from, the TDFI. The TDFI will review the application to determine whether the merger complies with Tennessee law.

Timing.  We cannot assure you that all of the regulatory approvals and waivers described above will be obtained and, if obtained, we cannot assure you as to the timing of any such regulatory determinations, our ability to obtain the approvals and waivers on satisfactory terms or the absence of any litigation challenging such approvals or waivers. We also cannot assure you that any third party will not attempt to challenge the merger on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result.

In connection with the submission of our application to the Federal Reserve for approval to consummate the merger, a public comment was submitted to the Federal Reserve. As a result of the public comment, the timing of receipt of the regulatory approvals may be delayed.

Simmons and HCIC believe that the merger does not raise substantial antitrust or other significant regulatory concerns and that we will be able to obtain all requisite regulatory approvals on a timely basis without the imposition of any condition that would have a material adverse effect on Simmons or HCIC. The parties’ obligation to complete the merger is conditioned upon the receipt of all required regulatory approvals.

We are not aware of any material governmental approvals, waivers or actions that are required for consummation of the merger other than those described above. It is presently contemplated that if any such additional governmental approvals, waivers or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

THE MERGER AGREEMENT

The following describes certain material provisions of the merger agreement, but does not describe all of the terms of the merger agreement and may not contain all of the information about the merger agreement that is important to you. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this proxy statement/prospectus as Annex I and is incorporated by reference into this proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

Structure of the Merger

Each of the HCIC board of directors and the Simmons board of directors has adopted the merger agreement, which provides for the merger of HCIC with and into Simmons, with Simmons continuing as the surviving corporation.

The Merger Consideration

As a result of the merger, each share of HCIC common stock issued and outstanding immediately prior to the merger will be converted into the right to receive (1) the Cash Consideration and (2) the Stock Consideration, and together with the Cash Consideration, we refer to as the Merger Consideration.

Fractional Shares

Simmons will not issue any fractional shares of Simmons common stock in the merger. Instead, a HCIC shareholder who otherwise would have been entitled to receive a fraction of a share of Simmons common stock will receive, in lieu thereof, an amount in cash rounded to the nearest cent. This cash amount will be determined by multiplying the fraction of a share of Simmons common stock to which the holder would otherwise be entitled by the average of the daily closing prices of Simmons common stock on the 20 trading days prior to the tenth day prior to the closing of the merger.

Surviving Corporation, Governing Documents and Directors

At the effective time of the merger, Simmons’ articles of incorporation and bylaws in effect immediately prior to the effective time of the merger will be the articles of incorporation and bylaws of Simmons as the surviving corporation of the merger, until thereafter amended in accordance with their respective terms and applicable law. The directors and officers of Simmons immediately prior to the effective time of the merger will continue as the directors and officers of the surviving corporation of the merger.

Effective Time of the Merger

The merger will be completed only if all conditions to the merger discussed in this proxy statement/prospectus and set forth in the merger agreement are either satisfied or waived (subject to applicable laws). See “— Conditions to Consummation of the Merger” beginning on page 65.

The merger will become effective on the date and at the time specified in the articles of merger to be filed with the Secretary of State of the State of Arkansas and in the certificate of merger to be filed with the Tennessee Secretary of State. In the merger agreement, we have agreed to cause the effective time of the merger to occur on a date within 30 days following the satisfaction or waiver (subject to applicable laws) of the last of the conditions specified in the merger agreement as determined by Simmons, or on another mutually agreed date. It currently is anticipated that the effective time of the merger will occur no earlier than the second quarter of 2017, subject to the receipt of regulatory approvals and waivers and other customary closing conditions, but we cannot guarantee when or if the merger will be completed.

Conversion of Shares; Exchange of Certificates

The conversion of HCIC common stock into the right to receive the Merger Consideration will occur automatically at the effective time of the merger. Promptly after the effective time of the merger, the exchange agent will exchange certificates representing shares of HCIC common stock for the Merger Consideration to be received pursuant to the merger agreement.

Transmittal Materials

Simmons shall appoint Computershare, its transfer agent or another exchange agent reasonably acceptable to HCIC, for the purpose of exchanging shares of HCIC common stock for the Merger Consideration.

Appropriate transmittal materials will be mailed or delivered by the exchange agent to record holders of HCIC common stock as soon as reasonably practical after the effective time of the merger.

After the effective time of the merger, there will be no further transfers on the stock transfer books of HCIC.

Withholding

Simmons and the exchange agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the merger agreement to any HCIC shareholder the amounts, if any, it is required to deduct and withhold under the Code or any provision of state, local or foreign tax law. To the extent that any amounts are so withheld, these amounts will be treated for all purposes of the merger agreement as having been paid to HCIC shareholders in respect of which such deduction and withholding was made.

Dividends and Distributions

Whenever a dividend or other distribution is declared by Simmons on Simmons common stock, the record date for which is at or after the effective time of the merger, the declaration will include dividends or other distributions on all shares of Simmons common stock issuable pursuant to the merger agreement, but such dividends or other distributions will not be paid to the holder thereof until such holder has duly surrendered its HCIC common stock certificates in accordance with the merger agreement.

Dissenters’ Rights

Under Section 48-23-102 of the TBCA, HCIC shareholders will have dissenters’ rights in connection with the merger. To exercise dissenters’ rights, HCIC shareholders must strictly follow the procedures prescribed by the TBCA. Failure to strictly comply with these procedures will result in the loss of dissenters’ rights. These procedures are summarized under the section entitled “The Merger — Dissenters’ Rights” beginning on page 49, and Section 48-23-102 of the TBCA is attached to this proxy statement/prospectus as Annex II. If any dissenting HCIC shareholder fails to perfect or otherwise waives, withdraws or loses the right to appraisal under Section 48-23-102 of the TBCA, or a court of competent jurisdiction determines that such dissenting HCIC shareholder is not entitled to the relief provided by Section 48-23-102 of the TBCA, then the shares of HCIC common stock held by such dissenting HCIC shareholder shall be deemed to have been converted at the effective time of the merger into the right to receive the Merger Consideration, any cash in lieu of fractional share and any dividends or distributions pursuant to the merger agreement.

Representations and Warranties

In the merger agreement, HCIC has made customary representations and warranties to Simmons with respect to, among other things:

•	the due organization, valid existence, good standing and corporate power and authority of HCIC and First South Bank;
•	HCIC’s authority to enter into the merger agreement and to complete the transactions contemplated by the merger agreement (subject to receipt of the vote of a majority of the votes cast, in person or by proxy, by all HCIC shareholders entitled to vote at the HCIC special meeting) and the enforceability of the merger agreement against HCIC in accordance with its terms;
•	the absence of conflicts with or breaches of HCIC’s or its subsidiaries’ governing documents, certain agreements or applicable laws as a result of entering into the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement;
•	the required consents of regulatory authorities in connection with the transactions contemplated by the merger agreement;
•	the capitalization of HCIC and First South Bank, including in particular the number of shares of HCIC common stock and HCIC common stock issued and outstanding;
•	the amount of HCIC’s outstanding indebtedness;

•	HCIC has no subsidiaries other than First South Bank and Hardeman County Statutory Trust I and indirect ownership through First South Bank of FSB Insurance, Inc. and Venture Holding Company, LLC;
•	reports filed with regulatory authorities;
•	financial matters;
•	HCIC’s books and records;
•	the absence of undisclosed liabilities;
•	the absence since December 31, 2015 of an event that has had, or would be reasonably likely to have, individually or in the aggregate, a material adverse effect on HCIC, the conduct by HCIC and its subsidiaries of their respective businesses in the ordinary and usual course of business consistent with past practice since December 31, 2015, there has not been any material damage, destruction or other casualty loss with respect to any material asset owned, leased or otherwise used by HCIC and its subsidiaries and HCIC have not taken certain actions prohibited by the merger agreement;
•	tax matters;
•	the assets of HCIC and its subsidiaries, including its owned and leased real property;
•	intellectual property and privacy matters;
•	environmental matters;
•	compliance with laws, orders and permits;
•	compliance with the Community Reinvestment Act of 1977, which is referred to as the Community Reinvestment Act, and the regulations promulgated thereunder;
•	compliance with the Foreign Corrupt Practices Act of 1977, as amended;
•	labor relations;
•	matters relating to employee benefit plans and ERISA;
•	matters with respect to certain of HCIC’s contracts;
•	investment securities;
•	derivative transactions entered into for the account of HCIC and its subsidiaries;
•	legal proceedings;
•	the accuracy of the information supplied by HCIC in this proxy statement/prospectus;
•	the inapplicability of state anti-takeover statutes;
•	receipt by the HCIC board of directors of the fairness opinion from Olsen Palmer LLC;
•	the lack of action by HCIC that is reasonably likely to prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or materially impede or delay receipt of any of the requisite regulatory approvals;
•	loan matters;
•	deposits;
•	allowance for loan and lease losses;
•	insurance matters;
•	the absence of sanctions imposed by the U.S. Department of the Treasury’s Office of Foreign Assets Control;
•	the absence of undisclosed brokers’ fees and expenses;

•	affiliate transactions;
•	neither HCIC nor any subsidiary being required to register with the SEC as an investment advisor or broker-dealer; and
•	any insurance operations are in compliance with applicable law.

In the merger agreement, Simmons made customary representations and warranties to HCIC with respect to, among other things:

•	the due organization, valid existence, good standing and corporate power and authority of Simmons;
•	Simmons’ authority to enter into the merger agreement and to complete the transactions contemplated by the merger agreement and the enforceability of the merger agreement against Simmons in accordance with its terms;
•	the absence of conflicts with or breaches of Simmons’ governing documents, certain agreements or applicable laws as a result of entering into the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement;
•	the required consents of regulatory authorities in connection with the transactions contemplated by the merger agreement;
•	Simmons’ capitalization, including in particular the number of shares of Simmons common stock issued and outstanding;
•	Simmons’ SEC filings since December 31, 2015, including financial statements contained therein;
•	internal controls;
•	the absence of undisclosed liabilities;
•	the absence since December 31, 2015 of a material adverse effect on Simmons;
•	tax matters;
•	compliance with laws, orders and permits;
•	legal proceedings;
•	reports filed with regulatory authorities other than the SEC since December 31, 2012;
•	the accuracy of the information supplied by Simmons in this proxy statement/prospectus; and
•	the absence of undisclosed brokers’ fees and expenses.

Many of the representations and warranties in the merger agreement made by HCIC and Simmons are qualified by a “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material to or have a material adverse effect on HCIC or Simmons, as applicable).

Under the merger agreement, a material adverse effect is defined as, with respect to a party, any fact, circumstance, event, change, effect, development or occurrence that, individually or in the aggregate together with all other facts, circumstances, events, changes, effects, developments or occurrences, directly or indirectly, (1) prevents or materially impairs the ability of a party to timely consummate the transactions contemplated by the merger agreement, or (2) has had or would reasonably be expected to result in a material adverse effect on the condition (financial or otherwise), results of operations, assets, liabilities or business of such party and its subsidiaries taken as a whole, but does not include effects to the extent resulting from the following (except, in certain instances, to the extent that the effects of such change disproportionately affect such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate):

•	changes after the date of the merger agreement in GAAP or regulatory accounting requirements;

•	changes after the date of the merger agreement in laws of general applicability to companies in the financial services industry;
•	changes after the date of the merger agreement in global, national or regional political conditions or general economic or market conditions in the United States (and with respect to each party, the respective markets in which they operate), including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the financial services industry;
•	after the date of the merger agreement, general changes in the credit markets or general downgrades in the credit markets;
•	failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof unless separately excluded under the merger agreement, or changes in the trading price of a party’s common stock, in and of itself, but not including any underlying causes unless separately excluded under the merger agreement;
•	the public disclosure of the merger agreement and the impact thereof on relationships with customers or employees;
•	any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; or
•	actions or omissions taken with the prior written consent of the other party or expressly required by the merger agreement.

The representations and warranties in the merger agreement do not survive the effective time of the merger and, as described below under “— Effect of Termination,” if the merger agreement is validly terminated, the merger agreement will become void and have no effect (except with respect to designated provisions of the merger agreement, including those related to payment of fees and expenses and the confidential treatment of information), unless a party breached the merger agreement.

The merger agreement and this summary of its terms are included to provide you with information regarding the terms of the merger agreement. Factual disclosures about Simmons and HCIC contained in this proxy statement/prospectus or in the public reports of Simmons filed with the SEC may supplement, update or modify the factual disclosures about Simmons and HCIC contained in the merger agreement. The merger agreement contains representations and warranties of Simmons and HCIC that may be subject to limitations, qualifications or exceptions agreed upon by the parties, including being qualified by confidential disclosures, and may be subject to a contractual standard of materiality that differs from the materiality standard that applies to reports and documents filed with the SEC. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement. The representations and warranties, other provisions of the merger agreement or any description of these provisions should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus, the documents incorporated by reference into this proxy statement/prospectus and the other reports, statements and filings that Simmons publicly files with the SEC. See “Where You Can Find More Information” beginning on page 85.

Covenants and Agreements

Conduct of Businesses Prior to the Effective Time of the Merger.  HCIC has agreed that, prior to the effective time of the merger or termination of the merger agreement, unless the prior written consent of Simmons has been obtained, it will, and will cause its subsidiaries to, (1) operate its business only in the usual, regular and ordinary course, consistent with past practice, (2) use its reasonable best efforts to preserve intact its business organization and maintain its rights, authorizations, franchises, advantageous business relationships with customers, vendors, strategic partners, suppliers, distributors and others doing business with it, and the services of its officers and key employees, and (3) take no action that is intended to or that would reasonably be expected to adversely affect or delay the receipt of any required regulatory approvals, the consummation of the transactions contemplated by the merger agreement or performance of HCIC’s covenants and agreements in the merger agreement.

Additionally, HCIC has agreed that prior to the effective time of the merger or termination of the merger agreement, unless the prior written consent of Simmons has been obtained and except for certain exceptions and as otherwise expressly contemplated in the merger agreement, HCIC will not, and will not permit any of its subsidiaries to, undertake the following actions or commit to undertake the following actions:

•	amend HCIC’s charter or bylaws or other governing documents of any of its subsidiaries;
•	incur, assume, guarantee, endorse or otherwise as an accommodation become responsible for any additional debt obligation or other obligation for borrowed money (other than indebtedness of HCIC to First South Bank or the creation of deposit liabilities, purchases of federal funds, borrowings from any Federal Home Loan Bank, sales of certificates of deposits, in each case incurred in the ordinary course of business consistent with past practice);
•	repurchase, redeem, or otherwise acquire or exchange (other than in accordance with the merger agreement), directly or indirectly, any shares, or any securities convertible into or exchangeable or exercisable for any shares, of the capital stock of any HCIC or any of its subsidiaries, or make, declare, pay or set aside for payment any dividend or set any record date for or declare or make any other distribution in respect of HCIC common stock or other equity interests (other than dividends necessary to satisfy, and in amounts not to exceed, the estimated tax liability of HCIC’s shareholders related to HCIC’s net income plus $0.75 per share each quarter);
•	issue, grant sell, pledge, dispose of, encumber, authorize or propose the issuance of, enter into any contract to issue, sell, pledge, dispose of, encumber, or authorize or propose the issuance of, or otherwise permit to become outstanding, any additional shares of HCIC common stock or any other capital stock of HCIC or any of its subsidiaries, or any stock appreciation rights, or any option, warrant, or other equity rights;
•	directly or indirectly adjust, split, combine or reclassify any capital stock or other equity interest of HCIC or any of its subsidiaries or issue or authorize the issuance of any other securities in respect of or in substitution for shares of HCIC common stock, or sell, transfer, lease, mortgage, permit any lien on, or otherwise dispose of, discontinue or otherwise encumber, (1) any shares of capital stock or other equity interests of HCIC or any of its subsidiaries (unless any such shares of capital stock or other equity interests are sold or otherwise transferred to HCIC or a wholly owned subsidiary of HCIC) or (2) any asset other than pursuant to contracts in force at the date of the merger agreement or sales of investment securities in the ordinary course of business consistent with past practice;
•	(1) except for purchases of investment securities in the ordinary course of business consistent with past practice, purchase any securities or make any acquisition of or investment in, either by purchase of stock or other securities or equity interests, contributions to capital, asset transfers, purchase of any assets (including any investments or commitments to invest in real estate or any real estate development project) or other business combination, or by formation of any joint venture or other business organization or by contributions to capital (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business), any person other than First South Bank, or otherwise acquire direct or indirect control over any person, or (2) enter into a plan of consolidation, merger, share exchange, share acquisition, reorganization or complete or partial liquidation with any person (other than consolidations, mergers or reorganizations solely among wholly owned subsidiaries of HCIC), or a letter of intent, memorandum of understanding or agreement in principle with respect thereto;
•	(1) grant any bonus or increase in compensation or benefits to the employees or officers of HCIC or any of its subsidiaries, except as required by law, (2) pay any (A) severance or termination pay or (B) any bonus, in either case other than pursuant to HCIC’s benefit plans in effect on the date of the merger agreement and in the case of clause (A) subject to receipt of an effective release of claims from the employee, and in the case of clause (B) to the extent required under the terms of the plan without the exercise of any upward discretion, (3) enter into, amend or increase the benefits payable under any severance, change in control, retention, bonus guarantees, collective bargaining agreement or similar agreement or arrangement with employees or officers of HCIC or any of its subsidiaries, (4) grant any increase in fees or other increases in compensation or other benefits to directors of HCIC or any of its subsidiaries, (5) waive any stock repurchase rights, or grant, accelerate, amend or change the period of exercisability of any equity rights or restricted stock, or authorize cash payments in exchange for any equity rights, (6) fund any rabbi trust or similar arrangement, (7) terminate the employment or services of any officer or any employee whose annual base compensation is greater than $75,000, other than for cause, or (8) hire any officer, employee, independent contractor or consultant (who is a natural person) who has annual base compensation greater than $50,000;
•	enter into, amend or renew any employment contract between HCIC or any of its subsidiaries and any person (unless such amendment is required by law) that HCIC or its subsidiary does not have the unconditional right to terminate without liability (other than liability for services already rendered), at any time on or after the effective time of the merger, provided that this covenant shall not prohibit the termination of employment agreements as contemplated in the merger agreement;
•	except as required by law or with respect to a HCIC ERISA plan that is intended to be tax-qualified in the opinion of counsel is necessary or advisable to maintain the tax qualified status, (1) adopt or establish any new employee benefit plan of HCIC or any of its subsidiaries or terminate or withdraw from, or amend, any HCIC employee benefit plan, (2) make any distributions from such employee benefit plans, except as required by the terms of such plans, or (3) fund or in any other way secure the payment of compensation or benefits under any HCIC employee benefit plan;
•	make any change in any accounting principles, practices or methods or systems of internal accounting controls, except as may be required to conform to changes in regulatory accounting requirements or GAAP;
•	commence any litigation other than in the ordinary course of business consistent with past practice, or settle, waive or release or agree or consent to the issuance of any order in connection with any litigation (1) involving any liability of HCIC or any of its subsidiaries for money damages in excess of $10,000 or that would impose any restriction on the operations, business or assets of HCIC or any of its subsidiaries, or (2) arising out of or relating to the transactions contemplated by the merger agreement;
•	enter into, renew, extend, modify, amend or terminate specified contracts;
•	enter into any new line of business or change in any material respect its lending, investment, risk and asset-liability management, interest rate, fee pricing or other material banking or operating policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof) or change its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service loans except as required by law or by rules or policies imposed by a regulatory authority;
•	make, or commit to make, any capital expenditures in excess of $5,000 individually or $25,000 in the aggregate;
•	except as required by law or applicable regulatory authorities, make any material changes in its policies and practices with respect to (1) its hedging practices and policies, or (2) insurance policies including materially reducing the amount of insurance coverage currently in place or fail to renew or replace any existing insurance policies;

•	cancel, compromise, waive or release any material indebtedness owed to any person or any rights or claims held by any person, except for (1) sales of loans and sales of investment securities, in each case in the ordinary course of business consistent with past practice, or (2) as expressly required by the terms of any contracts in force at the date of the merger agreement;
•	permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of any branch or other facility, or make any application to open, relocate or close any branch or other facility;
•	materially change or restructure its investment securities portfolios or its investment securities practices or policies, or change its policies with respect to the classification or reporting of such portfolios, or invest in any mortgage-backed or mortgage-related securities which would be considered “high-risk” securities under applicable regulatory pronouncements or change its interest rate exposure through purchases, sales or otherwise, or the manner in which its investment securities portfolios are classified or reported;
•	alter materially its interest rate or fee pricing policies with respect to depository accounts of HCIC or First South Bank or waive any material fees with respect thereto;
•	make, change or revoke any material tax election, change any material method of tax accounting, adopt or change any taxable year or period, file any amended material tax returns, agree to an extension or waiver of any statute of limitations with respect to the assessment or determination of taxes, settle or compromise any material tax liability of HCIC or any of its subsidiaries, enter into any closing agreement with respect to any material tax or surrender any right to claim a material tax refund;
•	take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
•	enter into any securitizations of any loans or create any special purpose funding or variable interest entity other than on behalf of clients;
•	foreclose upon or take a deed or title to any commercial real estate (other than real estate used solely for agricultural production) without first conducting a Phase I environmental assessment (except where such an assessment has been conducted in the preceding 12 months) of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of hazardous material;
•	make or acquire any loan or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any loan, or amend or modify in any material respect any loan, except for (1) loans or commitments for loans in full compliance with the First South Bank’s underwriting policy and related loan policies in effect as of the date of the merger agreement without utilization of an exception to the First South Bank underwriting policy and related loan policies; (2) loans or commitments for loans with a principal balance equal to or less than $250,000 in full compliance with the First South Bank’s underwriting policy and related loan policies in effect as of the date of the merger agreement, including pursuant to an exception to such underwriting policy and related loan policies that is reasonable in light of the underwriting of the borrower for such loan or commitment; and (3) amendments or modifications of any existing loan in full compliance with the First South Bank’s underwriting policy and related loan policies in effect as of the date of the merger agreement without utilization of any of the exceptions provided therein;
•	other than in the ordinary course and consistent with past practice, repurchase, or provide indemnification relating to, loans in the aggregate in excess of $100,000; or
•	agree to take, make any commitment to take or adopt any resolutions of the HCIC board of directors in support of any of the above prohibited actions.

In addition, every two weeks after the date of the merger agreement, HCIC has agreed to provide Simmons a report describing all of the following which has occurred in the prior two weeks:

•	any new, renewed, extended, modified, amended or terminated contracts that provide for aggregate annual payments of $10,000 or more; and
•	new loans or commitments (including a letter of credit) for loans in excess of $250,000, any renewals or extensions of existing loans or commitments for any loans in excess of $250,000, or any material amendments or modifications to loans in excess of $250,000.

Simmons has agreed that prior to the effective time of the merger or termination of the merger agreement, unless the prior written consent of HCIC has been obtained (which consent HCIC may not unreasonably withhold, condition or delay) and except as otherwise expressly contemplated in the merger agreement, Simmons will not, and will not permit any of its subsidiaries to, among other things, undertake the following actions:

•	amend Simmons’ articles of incorporation or bylaws or other governing documents of Simmons or its significant subsidiaries in a manner that would adversely affect HCIC or its shareholders relative to other holders of Simmons common stock;
•	take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
•	take any action that could reasonably be expected to impede or materially delay (1) the receipt of any approvals of any regulatory authority required to consummate the transactions contemplated by the merger agreement or (2) the consummation of the transactions contemplated by the merger agreement; or
•	agree to take, make any commitment to take or adopt any resolutions of the Simmons board of directors in support of, any of the above prohibited actions.

Regulatory Matters.  Simmons and HCIC have agreed to file all reports required to be filed with regulatory authorities between the execution of the merger agreement and the consummation of the merger contemplated thereby, and to deliver to the other party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC or the Federal Reserve, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in stockholders’ equity, and cash flows for the period then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material) or applicable regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes.

Tax Matters.  Simmons and HCIC have agreed to use their respective reasonable best efforts to cause the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and to take no action that would cause the merger not to so qualify.

Employee Matters.  The merger agreement provides that employees of HCIC or its subsidiaries generally will be eligible to receive benefits that are, as a whole, comparable to those provided to similarly situated Simmons employees. Additionally, employees of HCIC or its subsidiaries generally will receive service credit based on their service with HCIC or its subsidiaries for purposes of determining eligibility to participate in the Simmons benefit plans.

Prior to the effective time of the merger, if requested by Simmons, HCIC will (1) terminate the HCIC 401(k) plan or the HCIC defined contribution plan under Section 401(a) of the Code, and (2) cooperate with Simmons to amend, freeze, terminate or modify any other HCIC benefit plan to the extent and in the matter determined by Simmons effective upon the effective time of the merger.

D&O Indemnification and Insurance.  The merger agreement provides that for six years after the effective time of the merger, Simmons will indemnify, defend and hold harmless each of the present and former directors and officers of HCIC and its subsidiaries against all liabilities arising out of actions or omissions arising out of such person’s services in such capacities to the fullest extent permitted by applicable law and HCIC’s governing documents in effect on the date of the merger agreement (including any provisions relating to the advancement of expenses incurred in the defense of any litigation) if (1) Simmons’ board of directors determines in that (a) the indemnified party acted in good faith and in the best interests of HCIC or First South Bank and (b) the payment will not materially affect the Simmons’ safety and soundness; (2) such payment is not prohibited by applicable FDIC regulations; and (3) the indemnified party agrees to reimburse Simmons, to the extent not covered by permissible insurance, for payments made in an action by a federal banking agency in which the indemnified party is assessed a civil money penalty, is prohibited from banking, or is required to cease an action or perform an affirmative action.

The merger agreement requires Simmons to use its reasonable best efforts to maintain for a period of six years after the effective time of the merger HCIC’s existing directors’ and officers’ liability insurance policy, or policies of at least the same coverage and amounts and containing terms and conditions which are substantially no less advantageous than the current policy (or, with the consent of HCIC prior to the effective time of the merger, any other policy), with respect to claims arising from facts or events that occurred prior to the effective time of the merger, and covering such individuals who are currently covered by such insurance. In lieu of the insurance described in the preceding sentence, prior to the effective time of the merger, Simmons, or HCIC, in consultation with Simmons, may obtain a six-year “tail” prepaid policy providing coverage equivalent to such insurance.

Certain Additional Covenants.  The merger agreement also contains additional covenants, including covenants relating to the filing of this proxy statement/prospectus, obtaining required consents, potential shareholder litigation, cooperation for an efficient and orderly combination of HCIC and Simmons after the merger, takeover laws, HCIC’s delivery to Simmons of its closing financial statements, assumption of HCIC’s subordinated debt after the merger by Simmons or one of its subsidiaries, the listing of the shares of Simmons common stock to be issued in the merger and public announcements with respect to the transactions contemplated by the merger agreement.

Agreement Not to Solicit Other Offers

HCIC has agreed that it and its subsidiaries will not, and will cause their respective representatives not to, directly or indirectly take any action to solicit, encourage (including by providing information or assistance), initiate, facilitate or engage in discussions or negotiations with, or provide or make available any information to or enter into any agreement with any person (other than Simmons and its affiliates and representatives) concerning any offer, inquiry, proposal or indication of interest (whether communicated to HCIC or its affiliates or publicly announced and whether binding or non-binding) by such person involving an acquisition proposal.

HCIC has agreed to, and to direct its representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any third party conducted prior to the date of the merger agreement, with respect to any offer or proposal that constitutes, or may reasonably be expected to lead to, an acquisition proposal, to request the prompt return or destruction of all confidential information previously furnished to any third party that has made or indicated an intention to make an acquisition proposal.

If HCIC or any of its subsidiaries or their respective representatives receives an offer or proposal (whether written or oral) or any request for nonpublic information or any inquiry relating to an acquisition proposal, HCIC has agreed to, as promptly as practicable (but in no event more than two business days), notify Simmons in writing of the receipt of such acquisition proposal, request or inquiry, and the terms and conditions of such acquisition proposal, request or inquiry (including, in each case, the identity of the person making any such acquisition proposal, request or inquiry), and HCIC shall as promptly as practicable (but in no event more than two business days) provide to Simmons (1) a copy of such acquisition proposal, request or inquiry, if in writing, or (2) a written summary of the material terms of such acquisition proposal, request or inquiry, if oral. HCIC has agreed to provide Simmons, as promptly as practicable (but in no event more than two business days), with notice setting forth all such information as is necessary to keep Simmons informed on a current basis in all material respects of all communications regarding (including material amendments or proposed material amendments to) such acquisition proposal, request or inquiry.

Notwithstanding the submission of any acquisition proposal, the merger agreement will be submitted to the HCIC shareholders for the purpose of voting on the approval of the merger agreement. Furthermore, HCIC has agreed that it shall adjourn or postpone the HCIC special meeting if, as of the originally scheduled time of such special meeting, there are an insufficient number of shares of HCIC common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the HCIC special meeting or if HCIC has not received proxies or votes representing a sufficient number of shares of HCIC common stock necessary to approve the merger agreement. Notwithstanding any such adjournment or postponement HCIC is required to hold the HCIC special meeting and submit the merger agreement to the HCIC shareholders for the purpose of voting on approval of the merger agreement. In addition to the foregoing, HCIC may not submit to the vote of its shareholders any acquisition proposal other than the merger unless the merger agreement is terminated in accordance with its terms.

For purposes of the merger agreement:

•	an “acquisition proposal” means any offer, inquiry, proposal or indication of interest (whether communicated to HCIC or announced publicly to HCIC shareholders and whether binding or non-binding) by any third party for an acquisition transaction; and
•	an “acquisition transaction” means any transaction or series of related transactions (other than the transactions contemplated by the merger agreement) involving (1) any acquisition or purchase, direct or indirect, from HCIC by any third party of 20 percent or more in interest of the total outstanding voting securities of HCIC or any of its subsidiaries, or any tender offer or exchange offer that if consummated would result in any third party beneficially owning 20 percent or more in interest of the total outstanding voting securities of HCIC or any of its subsidiaries, or any merger, consolidation, business combination or similar transaction involving HCIC or any of its subsidiaries pursuant to which the HCIC shareholders immediately preceding such transaction hold less than 80 percent of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction, (2) any sale, lease, exchange, transfer, license, acquisition or disposition of 20 percent or more of the assets of HCIC and its subsidiaries, taken as a whole, or (3) any liquidation or dissolution of HCIC.

HCIC Special Meeting and Recommendation of HCIC Board of Directors

HCIC has agreed to hold a meeting of its shareholders for the purpose of voting upon approval of the merger agreement as promptly as reasonably practicable after the registration statement of which this proxy statement/prospectus is a part is declared effective by the SEC. HCIC will use its reasonable best efforts to obtain from its shareholders the requisite shareholder approval of the merger agreement, including by recommending that its shareholders approve the merger agreement.

The HCIC board of directors has agreed to recommend that HCIC shareholders vote in favor of approval of the merger agreement and to not withdraw, qualify or modify (or publicly propose to withdraw, qualify or modify) such recommendation in any manner adverse to Simmons, or take any action or make any public statement, filing or release inconsistent with such recommendation (which is referred to as a change in HCIC’s recommendation).

Conditions to Consummation of the Merger

Our respective obligations to consummate the merger are subject to the fulfillment or waiver of the following conditions:

•	the approval by HCIC shareholders of the merger agreement and the transactions contemplated thereby;
•	the receipt of all regulatory approvals, consents, non-objections and waivers required from the Federal Reserve and the TDFI, and any other required regulatory approvals or consents, the failure of which to obtain would reasonably be expected to have a material adverse effect on Simmons or

HCIC (considered as a consolidated entity), in each case required to consummate the transactions contemplated by the merger agreement, and expiration of all related statutory waiting periods; provided that no such required regulatory approval may impose a burdensome condition, as determined by Simmons in its sole discretion;
•	the absence of any rule, regulation, law, judgment, injunction or order (whether temporary, preliminary or permanent) by any court or regulatory authority of competent jurisdiction prohibiting, restricting or making illegal consummation of the transactions contemplated by the merger agreement;
•	the effectiveness of the registration statement of which this proxy statement/prospectus is a part under the Securities Act and the absence of any stop order, action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the registration statement;
•	the approval of the listing on the NASDAQ Global Select Market of the Simmons common stock to be issued in the merger;
•	receipt by each of Simmons and HCIC of an opinion of Covington & Burling LLP as to certain tax matters; and
•	the accuracy of the representations and warranties of the other party in the merger agreement as of the date of the merger agreement and as of the effective time of the merger, subject to the materiality standards provided in the merger agreement, and the performance by the other party in all material respects of all agreements and covenants of such party under the merger agreement prior to the effective time of the merger (and the receipt by each party of a certificate from the other party to such effect).

In addition, Simmons’ obligation to consummate the merger is subject to:

•	As of the last day of the month reflected in HCIC’s financial statements, First South Bank having (1) the ratio of non-performing assets to total loans not in excess of 0.63%, (2) the ratio of classified loans to Tier 1 capital plus ALLL ratio not be in excess of 8.00%, (3) non-performing assets not in excess of $1,650,000, (4) classified assets not in excess of 115% of the aggregate balance of classified assets as set forth in HCIC’s financial statements as of and for the quarter ended September 30, 2016 and (5) delinquent loans not in excess of 0.75% of total loans. As of December 31, 2016, First South Bank’s (a) ratio of non-performing assets to total loans was 0.39%, (b) ratio of classified loans to Tier 1 capital plus ALLL was 7.21%, (c) non-performing assets was $985,186, and (d) delinquent loans was 0.48% of total loans. Simmons and HCIC expect that First South Bank will satisfy these asset quality metrics prior to closing, although there can be no assurance that such conditions will be satisfied;
•	As reflected in HCIC’s closing financial statements, First South Bank (1) being “well capitalized” as defined under applicable law, (2) having a tier 1 leverage ratio of not less than 10.0%, (3) having a tier 1 risked-based capital ratio of not less than 14.5%, (4) having a total risked-based capital ratio of not less than 14.5%, (5) having tangible shareholders’ equity to tangible assets ratio of not less than 10.5%, and (6) having not have received any notification from the TDFI or FDIC to the effect that the capital of First South Bank is insufficient to permit First South Bank to engage in all aspects of its business and its currently proposed businesses without material restrictions, including the imposition of a burdensome condition. As of December 31, 2016, First South Bank (a) was “well capitalized” as defined under applicable law, (b) had a tier 1 leverage ratio of 10.45%, (c) had a tier 1 risked-based capital ratio of 15.40%, (d) had a total risked-based capital ratio of 16.19%, (e) had tangible shareholders’ equity to tangible assets ratio of 10.45%, and (f) had not have received any notification from the TDFI or FDIC to the effect that the capital of First South Bank is insufficient to permit First South Bank to engage in all aspects of its business and its currently proposed businesses without material restrictions, including the imposition of a burdensome condition. Simmons and HCIC expect that First South Bank will satisfy these regulatory capital metrics prior to closing, although there can be no assurance that such conditions will be satisfied;

•	HCIC having delivered evidence that certain contracts and employment contracts with HCIC’s officers have been terminated;
•	HCIC having delivered a FIRPTA certificate to Simmons; and
•	holders of not more than five percent of the outstanding shares of HCIC common stock having demanded, properly and in writing, appraisal for such shares under Section 48-23-102 of the TBCA.

We cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this proxy statement/prospectus, we have no reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement

The merger agreement can be terminated at any time prior to the effective time of the merger by mutual consent, or by either party in the following circumstances:

•	any regulatory authority denies a requisite regulatory approval, or a regulatory authority has issued a final and nonappealable rule, regulation, law, judgment, injunction or order permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement, so long as the party seeking to terminate the merger agreement has used its reasonable best efforts to contest, appeal and change or remove such denial, law or order;
•	the HCIC shareholders fail to approve the merger agreement and the transactions contemplated thereby at the HCIC special meeting;
•	the merger has not been completed by May 17, 2017, which is referred to as the outside date, if the failure to consummate the transactions contemplated by the merger agreement by that date is not caused by the terminating party’s breach of the merger agreement; or
•	any of the conditions precedent to the obligations of such party to consummate the merger cannot be satisfied or fulfilled by the other party prior to the outside date, if the failure of such condition to be satisfied or fulfilled is not a result of such party’s failure to perform, in any material respect, any of its material covenants or agreements in the merger agreement or such party’s material breach of any of its material representations or warranties contained in the merger agreement.

In addition, Simmons may terminate the merger agreement if:

•	the HCIC board of directors fails to recommend the merger and approval of the merger agreement by the HCIC shareholders or otherwise effected a change in HCIC’s recommendation;
•	the HCIC board of directors breaches its non-solicitation obligations and obligations with respect to other acquisition proposals in any respect;
•	the HCIC board of directors breaches its obligations to call, give notice of, convene and/or hold a shareholders’ meeting or to use reasonable best efforts to obtain the approval of the merger agreement by the HCIC shareholders;
•	if the Federal Reserve’s approval of the merger contains or would result in the imposition of a burdensome condition and there is no meaningful possibility that such approval could be revised prior to the outside date so as not to contain or result in a burdensome condition; or
•	if the Federal Reserve shall have requested in writing that Simmons, HCIC or any of their respective affiliates withdraw (other than for technical reasons), and not be permitted to resubmit within 60 days, any application with respect to any required regulatory approval.

Effect of Termination

If the merger agreement is terminated, it will become void, except that (1) designated provisions of the merger agreement will survive the termination, including those relating to payment of fees and expenses and the confidential treatment of information and (2) both Simmons and HCIC will remain liable for any liability resulting from fraud or intentional breaches by such party of the merger agreement occurring prior to such termination or abandonment.

Termination Fee

HCIC will pay Simmons a $3.0 million termination fee if:

•	the merger agreement is terminated by Simmons as a result of the HCIC board of directors having (1) failed to recommend the approval of the merger agreement by the HCIC shareholders or otherwise effected a change in HCIC’s recommendation, (2) breached its non-solicitation obligations and obligations with respect to other acquisition proposals in any respect, or (3) breached its obligations to call, give notice of, convene and/or hold a shareholders’ meeting to obtain approval of the merger proposal by the HCIC shareholders, or
•	(1) the merger agreement is terminated by (A) HCIC, prior to ten business days following receipt of all required regulatory approvals (including expiration of any applicable waiting periods), if the merger has not been consummated by the outside date, and the failure to consummate the merger is not caused by breach of the merger agreement by HCIC, or (B) either Simmons or HCIC as a result of the failure of HCIC shareholders to approve the merger agreement, or (C) Simmons as a result of any of the conditions precedent to the obligations of Simmons to consummate the merger could not have been satisfied or fulfilled by HCIC prior to the outside date, and the failure of such condition to be satisfied or fulfilled was not a result of Simmons’ failure to perform, in any material respect, any of its material covenants or agreements in the merger agreement or Simmons’ material breach of any of its material representations or warranties contained in the merger agreement, and (2) within 12 months after the date of such termination, HCIC enters into a definitive agreement (whether or not such transaction is consummated) or consummates a transaction with respect to an acquisition proposal.

HCIC’s payment of the $3.0 million termination fee would constitute liquidated damages and be Simmons’ sole remedy in the event of such a termination.

Expenses and Fees

Each of Simmons and HCIC will be responsible for all direct costs and expenses incurred by it in connection with the transactions contemplated by the merger agreement.

Amendment, Waiver and Extension of the Merger Agreement

To the extent permitted by law, the merger agreement may be amended by a subsequent writing signed by each of the parties upon the approval of each of the parties, whether before or after HCIC shareholders have approved the merger agreement; however, after obtaining the HCIC shareholder approval, no amendment that requires further approval by HCIC shareholders shall be made.

At any time prior to the effective time of the merger, each of HCIC and Simmons, acting through its respective board of directors, chief executive officer or other authorized officer, may waive any default in the performance of any term of the merger agreement by the other party, waive or extend the time for the performance of any of the obligations of the other party, or waive any or all conditions precedent to the other party’s obligations under the merger agreement, except any condition which, if not satisfied, would result in a violation of law.

Accounting Treatment

The merger will be accounted for as an acquisition by Simmons using the acquisition method of accounting in accordance with FASB ASC Topic 805, “Business Combinations.” Accordingly, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of HCIC as of the effective time of the merger will be recorded at their respective fair values and added to those of Simmons. Any excess of purchase price over the net fair values is recorded as goodwill. Consolidated financial statements of Simmons issued after the merger would reflect these fair values and would not be restated retroactively to reflect the historical financial position or results of operations of HCIC.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following general discussion constitutes the opinion of Covington & Burling LLP, subject to the assumptions and qualifications set forth below and in the tax opinion, which has been filed as Exhibit 8.1 to this registration statement to which this proxy statement/prospectus is a part, as to certain material U.S. federal income tax consequences of the merger to “U.S. holders” (as defined below) of HCIC common stock that exchange their shares of HCIC common stock for the Merger Consideration in the merger. The following discussion is based upon the Code, the U.S. Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings, and decisions, all as in effect on the date of this proxy statement/prospectus. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax.

The following discussion applies only to U.S. holders of shares of HCIC common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and does not apply to U.S. holders subject to special treatment under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities, commodities or foreign currencies, traders in securities that elect to apply a mark-to-market method of accounting, banks and certain other financial institutions, insurance companies, mutual funds, tax-exempt organizations, holders subject to the alternative minimum tax provisions of the Code, partnerships, S corporations or other pass-through entities or investors in partnerships, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, former citizens or residents of the United States, holders whose functional currency is not the U.S. dollar, holders who hold shares of HCIC common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, holders who exercise appraisal rights, or holders who actually or constructively own more than 5% of HCIC common stock).

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of HCIC common stock that is for U.S. federal income tax purposes (1) an individual citizen or resident of the United States, (2) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes, or (3) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within our control. You should consult with your own tax advisor as to the specific tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws and of changes in those laws.

Tax Consequences of the Merger Generally

It is a condition to the obligations of each of Simmons and HCIC that they receive an opinion from Covington & Burling LLP, in form reasonably satisfactory to Simmons, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Neither Simmons nor HCIC currently intends to waive this opinion condition to its obligation to consummate the merger. If either Simmons or HCIC waives this opinion condition after this registration statement is declared effective by the SEC, and if the tax consequences of the merger to HCIC shareholders have materially changed, Simmons and HCIC will recirculate appropriate soliciting materials to resolicit the votes of HCIC shareholders. The opinion will be based on representation letters provided by Simmons and HCIC and on customary factual assumptions. The opinion described above will not be binding on the Internal Revenue Service, which we refer to as the IRS, or any court. Simmons and HCIC have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which the opinion is based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.

Accordingly, when a holder of HCIC common stock receives a combination of Cash Consideration (other than cash received instead of fractional shares of Simmons common stock) and Stock Consideration in the merger,

•	(1) you will not recognize any loss upon surrendering your HCIC common stock, and (2) you will recognize gain upon surrendering your HCIC common stock equal to the lesser of (a) the excess, if any, of (i) the sum of the amount of cash that you receive plus the fair market value (determined as of the effective time of the merger) of the Simmons common stock that you receive over (ii) your aggregate adjusted tax basis in the shares of HCIC common stock that you surrender, and (b) the amount of Cash Consideration that you receive.

Any gain described in the bullet point above will be capital gain unless your receipt of cash has the effect of a distribution of a dividend, in which case the gain will be treated as a dividend to the extent of your ratable share of HCIC’s accumulated earnings and profits, as calculated for U.S. federal income tax purposes. For purposes of determining whether your receipt of cash has the effect of a distribution of a dividend, you will be treated as if you first exchanged all of your HCIC common stock solely in exchange for Simmons common stock and then Simmons immediately redeemed a portion of that stock for the cash that you actually received in the merger (referred to herein as the “deemed redemption”). Receipt of cash will generally not have the effect of a dividend to you if such receipt is “not essentially equivalent to a dividend” or “substantially disproportionate,” each within the meaning of Section 302(b) of the Code. In order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in the shareholder’s deemed percentage stock ownership of Simmons following the merger. The determination generally requires a comparison of the percentage of the outstanding stock of Simmons that you are considered to have owned immediately before the deemed redemption to the percentage of the outstanding stock of Simmons that you own immediately after the deemed redemption. The IRS has indicated in rulings that any reduction in the interest of a minority shareholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain (as opposed to dividend) treatment. For purposes of applying the foregoing tests, a shareholder will be deemed to own the stock the shareholder actually owns and the stock the shareholder constructively owns under the attribution rules of Section 318 of the Code. Under Section 318 of the Code, a shareholder will be deemed to own the shares of stock owned by certain family members, by certain estates and trusts of which the shareholder is a beneficiary, and by certain affiliated entities, as well as shares of stock subject to an option actually or constructively owned by the shareholder or such other persons. If, after applying these tests, the deemed redemption results in a capital gain, the capital gain will be long-term if your holding period for your HCIC common stock is more than one year as of the date of the exchange. If, after applying these tests, the deemed redemption results in the gain recognized being classified as a dividend, such dividend will be treated as either ordinary income or qualified dividend income. Any gain treated as qualified dividend income will be taxable to you at the long-term capital gains rate, provided you held the shares giving rise to such income for more than 60 days during the 121 day period beginning 60 days before the effective time of the merger. The determination as to whether you will recognize a capital gain or dividend income as a result of your exchange of HCIC common stock for a combination of Simmons common stock and cash in the merger is complex and is determined on a shareholder-by-shareholder basis. Accordingly, we urge you to consult your own tax advisor with respect to any such determination that is applicable to your individual situation.

The aggregate tax basis of the Simmons common stock that you receive in the merger, including any fractional shares deemed received and redeemed for cash as described below, will equal your aggregate adjusted tax basis in the shares of HCIC common stock that you surrender in the merger, decreased by the amount of any Cash Consideration (other than cash received instead of fractional shares of Simmons common stock) received and increased by the amount of any gain recognized. Your holding period for the shares of Simmons common stock that you receive in the merger (including any fractional share deemed received and redeemed for cash as described below) will include your holding period for the shares of HCIC common stock that you surrender in the merger. If you acquired different blocks of HCIC common stock at different times or at different prices, gain or loss must be calculated separately for each identifiable block of shares of HCIC common stock surrendered in the merger, and a loss realized on one block of shares may not be used to offset a gain realized on another block of shares. Holders should consult their tax advisors regarding the manner in which cash and shares of Simmons common stock should be allocated among different blocks of their HCIC common stock surrendered in the merger. The basis and holding period of each block of Simmons common stock you receive will be determined on a block-for-block basis depending on the basis and holding period of the blocks of HCIC common stock exchanged for such block of Simmons common stock.

Cash Instead of Fractional Shares

If you receive cash instead of a fractional share of Simmons common stock, you will be treated as having received such fractional share of Simmons common stock pursuant to the merger and then as having received cash in exchange for such fractional share of Simmons common stock. As a result, you generally will recognize gain or loss equal to the difference between the amount of cash received instead of a fractional share and the basis in your fractional share of Simmons common stock as set forth above. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, as of the effective time of the merger, the holding period for such fractional share (including the holding period of shares of HCIC common stock surrendered therefor) exceeds one year.

Net Investment Income Tax

A holder that is an individual is subject to a 3.8% tax on the lesser of: (1) his or her “net investment income” for the relevant taxable year; or (2) the excess of his or her modified adjusted gross income for the taxable year over a certain threshold (between $125,000 and $250,000 depending on the individual’s U.S. federal income tax filing status). Estates and trusts are subject to similar rules. Net investment income generally would include any capital gain recognized in connection with the merger (including any gain treated as a dividend), as well as, among other items, other interest, dividends, capital gains and rental or royalty income received by such individual. Holders should consult their tax advisors as to the application of this additional tax to their circumstances.

Information Reporting and Backup Withholding

If you are a non-corporate holder of HCIC common stock, you may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 28 percent) on any cash payments you receive. You generally will not be subject to backup withholding, however, if you:

•	furnish a correct taxpayer identification number, certify that you are not subject to backup withholding and otherwise comply with all the applicable requirements of the backup withholding rules; or
•	provide proof that you are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against your U.S. federal income tax liability, provided you timely furnish the required information to the IRS.

Certain Reporting Requirements

If a U.S. holder that receives Simmons common stock in the merger is considered a “significant holder,” such U.S. holder will be required (a) to file a statement with its U.S. federal income tax return providing certain facts pertinent to the merger, including such U.S. holder’s tax basis in, and the fair market value of, the HCIC common stock surrendered by such U.S. holder, and (b) to retain permanent records of these facts relating to the merger. A “significant holder” is any HCIC shareholder that, immediately before the merger, (y) owned at least 5% (by vote or value) of the outstanding stock of HCIC or (z) owned HCIC securities with a tax basis of $1.0 million or more.

This discussion of certain material U.S. federal income tax consequences is for general information purposes only and is not tax advice. Holders of HCIC common stock are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

COMPARISON OF SHAREHOLDERS’ RIGHTS

If the merger is completed, holders of HCIC common stock will receive shares of Simmons common stock for their shares of HCIC common stock. Simmons is organized under the laws of the State of Arkansas and HCIC is organized under the laws of the State of Tennessee. The following is a summary of the material differences between (1) the current rights of HCIC shareholders under the TBCA, and HCIC’s charter and bylaws and (2) the current rights of Simmons shareholders under the ABCA and Simmons’ articles of incorporation and bylaws.

Simmons and HCIC believe that this summary describes the material differences between the rights of holders of Simmons common stock as of the date of this proxy statement/prospectus and the rights of holders of HCIC common stock as of the date of this proxy statement/prospectus; however, it does not purport to be a complete description of those differences. Copies of Simmons’ governing documents have been filed with the SEC and copies of HCIC’s governing documents can be found at its principal office. To find out where copies of these documents can be obtained, see “Where You Can Find More Information” beginning on page 85.

SIMMONS	HCIC
VOTING RIGHTS
Each share of Simmons common stock carries one vote and has unrestricted voting rights.	Each share of HCIC common stock carries one vote and has unrestricted voting rights.
NUMBER OF OUTSTANDING SHARES BEFORE THE MERGER
As of the record date for the HCIC special meeting, there were approximately 31,388,652 shares of Simmons common stock and no shares of Simmons preferred stock outstanding.	As of the record date for the HCIC special meeting, there were 162,134 shares of HCIC common stock outstanding. HCIC’s charter does not authorize the issuance of preferred stock. It is anticipated that the holders of the 3,177 shares of HCIC common stock to be issued as a bonus prior to the closing of the merger will not be issued in time to vote at the special meeting, but once issued, will increase the outstanding shares of HCIC common stock to 165,311 shares.
ESTIMATED VOTING PERCENTAGE OF SIMMONS AND HCIC SHAREHOLDERS WITH RESPECT TO SIMMONS COMMON STOCK AFTER THE MERGER
Upon conclusion of the merger, it is expected that current Simmons shareholders will own approximately 97.51% of Simmons common stock.	Upon conclusion of the merger, it is expected that current HCIC shareholders will own approximately 2.49% of Simmons common stock.
RIGHT TO RECEIVE DIVIDENDS
Simmons shareholders are entitled to receive dividends as and when declared by the Simmons board of directors. No dividends can be declared on Simmons common stock unless a like dividend is declared and paid on outstanding shares of Simmons preferred stock.	HCIC’s charter provides that HCIC will not pay dividends to its shareholders, without the prior approval of the Federal Reserve or its agent the Federal Reserve Bank of St. Louis, unless immediately before and immediately after such dividend, the ratio of HCIC’s debt to equity is less than 1 to 3.333.

SIMMONS	HCIC
Under Section 4-27-640 of the ABCA, the board of directors may issue dividends to its shareholders subject to the restrictions in its articles of incorporation; provided that no distribution shall be made, if after giving it effect: (1) the corporation would not be able to pay its debts as they become due in the usual course of business or (2) the corporation’s total assets would be less than the sum of its total liabilities plus (unless otherwise permitted in the articles of incorporation) the amount that would be needed, if the corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.	Section 48-16-401 of the TBCA mirrors Section 4-27-640 of the ABCA.
RIGHTS OF HOLDERS OF STOCK SUBJECT TO FUTURE ISSUANCES OF CAPITAL STOCK
The rights of holders of Simmons common stock may be affected by the future issuance of Simmons common or preferred stock.	The rights of holders of HCIC common stock may be affected by the future issuance of HCIC common stock.
PRE-EMPTIVE RIGHTS
Simmons Class A common stock does not grant its holders a pre-emptive right to purchase, subscribe for or take any part of any stock issued, optioned, or sold by Simmons.	HCIC common stock does not grant its holders a pre-emptive right to purchase, subscribe for, or take any part of any stock issued, optioned, or sold by HCIC.
SPECIAL MEETING OF SHAREHOLDERS
Special meetings of shareholders may be called by the chairman of the board of directors, president, or by the majority of the board of directors, and may be called by the chairman of the board of directors or president at the request of the holders of not less than one-tenth (10%) of all the outstanding shares of Simmons entitled to vote at a meeting.	HCIC’s bylaws provide that special meetings of HCIC shareholders may be called by the chairman of the board of directors, president, by the majority of the board of directors, or by the holders of not less than one-tenth of all shares entitled to vote at such meeting.
Under Section 4-27-702 of the ABCA, a corporation shall hold a special meeting of shareholders if called by the board of directors, the person authorized to do so by the articles or bylaws, or the holders of at least 10% of all votes entitled to be case on any issue proposed to be considered at the proposed special meeting.	Under Section 48-17-102 of the TBCA, the board of directors, any person authorized by the charter or bylaws, or (unless the charter provides otherwise) the holders of at least 10% of the votes entitled to be cast may call a special meeting of shareholders.
QUORUM
Under Simmons’ bylaws, a majority of the votes entitled to be cast, represented in person or by proxy, constitutes a quorum at a meeting of the shareholders.	Under HCIC’s bylaws, except as otherwise required by HCIC’s charter or the TBCA, a majority of the shares entitled to vote constitutes a quorum for the transactions of business at a meeting of the shareholders.

SIMMONS	HCIC
NOTICE OF SHAREHOLDER MEETINGS
Simmons’ bylaws provide that written or printed notice stating the place, day and hour of the meeting, and in case of a special meeting, the purpose or purposes for which the meeting is called, must be delivered not less than 10 nor more than 60 days before the date of the meeting, unless one of the purposes of the meeting is to increase the authorized capital stock or bond indebtedness of Simmons, in which case the notice must be delivered not less than 60 nor more than 75 days prior to the date of meeting, either personally or by mail, at the direction of the chairman of the board of directors, the president or the secretary or the officer or persons calling the meeting of each shareholder of record entitled to vote at such meeting. If mailed, such notice is deemed to be delivered when deposited in the United States mail, addressed to the shareholder at the address as it appears on the stock transfer books of the corporation, with postage thereon prepaid.	HCIC’s bylaws provide that written or printed notice of an annual or special meeting of shareholders, stating the place, day, and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, will be delivered either personally or by mail or at the direction of the president, secretary, officer or person calling the meeting to each shareholder entitled to vote at the meeting.
If mailed, such notice shall be delivered not less than 10 days nor more than two months before the date of the meeting and shall be deemed delivered when deposited in the United States mail addressed to the shareholder at the address as it appears on the stock transfer books of the corporation, with postage thereon prepaid. If the notice is delivered personally, such notice shall be delivered not less than five days nor more than two months before the date of the meeting and shall be deemed delivered when actually received by the shareholder.
SHAREHOLDER RIGHTS PLAN
Simmons does not currently have a shareholder rights plan in effect.	HCIC does not currently have a shareholder rights plan in effect.
ELECTION, SIZE, AND CLASSIFICATION OF BOARD OF DIRECTORS
Simmons’ articles of incorporation provide that the board of directors shall consist of not less than five nor more than 25 directors, the exact number to be determined by the vote of the majority of directors or by resolution of the shareholders.

The board of directors has the power, in between annual shareholders’ meetings, to increase the number of directors by two more than the number of directors last elected by shareholders, where such number was 15 or less, and by four more than the number of directors last elected by the shareholders, where such number 16 or more, but in no event may the number of directors exceed 25 without any further action of the shareholders in accordance with Simmons’ bylaws.	HCIC’s bylaws provides that the number of directors on the board of HCIC shall be fixed from time to time by the board of directors, but will not be less than the number required by law.

The directors are elected at the annual meeting of shareholders by a plurality of the votes cast at such meeting.

Each director must be of legal age. Each director holds office until the expiration of the term for which he is elected, and thereafter until his successor has been elected and qualified.

Presently, HCIC’s board of directors consists of seven members.

SIMMONS	HCIC
Directors are elected at an annual shareholders’ meeting, or if the annual meeting is not held, at a special meeting called for the purpose of the election of directors. Each director holds office until the next annual meeting of the shareholders. Directors are elected by a majority of the votes cast by the shareholders present in person or represented by proxy and entitled to vote thereon in an uncontested election. If an election is contested, directors are elected by a plurality of the votes cast by the shareholders present in person or represented by proxy and entitled to vote thereon. Simmons shareholders are not entitled to cumulative voting in the election of directors.
Presently, Simmons’ board of directors consists of 13 members.
VACANCIES ON THE BOARD OF DIRECTORS
Any vacancy on the board of directors, including an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors or, if the directors remaining in office constitute fewer than a quorum of the board of directors, by the affirmative vote of a majority of all of the directors remaining in office.

Section 4-27-810 of the ABCA provides that the shareholders or board of directors may fill a vacancy on the board of directors, unless otherwise provided by the articles of incorporation.	HCIC’s bylaws provide that vacancies on the board of directors, however caused, and newly created directorships are filled by the vote of a majority of the directors then in office, even if less than a quorum exists.

Section 48-18-110 of the TBCA provides that vacancies on the board of directors may be filled by the shareholders or directors, unless the charter provides otherwise.
REMOVAL OF DIRECTORS
Neither Simmons’ articles of incorporation nor bylaws address the removal of directors.

Section 4-27-808 of the ABCA provides that if cumulative voting is not authorized one or more directors may be removed, with or without cause, only if the number of votes cast to remove the director exceeds the number of votes cast not to remove such director; provided, that, if cumulative voting is authorized, a director may not be removed if the number of votes sufficient to elect such director under cumulative voting is voted against his or her removal. If a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove him or her. A director also may be removed by the shareholders only at a meeting called for the purpose of removing the director and the meeting notice must state that one of the purposes of the meeting is removal of the director.	HCIC’s bylaws provide that shareholders may remove directors with or without cause and directors may also be removed with cause by a majority vote of the entire board of directors.

SIMMONS	HCIC
INDEMNIFICATION OF DIRECTORS AND OFFICERS AND INSURANCE
Simmons’ articles of incorporation and bylaws provide that any director or officer who is made party to an action by reason of the fact that he or she was a director or officer of Simmons shall be indemnified and held harmless to the fullest extent legally permissible under the ABCA for expenses reasonably incurred in connection with the action.

Expenses incurred by a director or officer of Simmons in defending a civil or criminal action, suit or proceeding by reason of the fact that person is, or was, a director or officer of Simmons, must be paid by Simmons in advance of the final disposition of such action suit or proceeding upon authorization by the board of directors by a majority vote of a quorum consisting of directors who are not parties to the action, suit or proceeding and if such a quorum is unobtainable, if a quorum of disinterested directors so directs, then by independent legal counsel in a written opinion or by the shareholders.

Under Simmons’ articles of incorporation and bylaws, the board of directors may cause Simmons to purchase and maintain insurance on behalf of any director or officer of Simmons against any liability, whether or not Simmons would have the power to indemnify such person.	HCIC’s bylaws provide that HCIC will indemnify to the fullest extent permitted by law each person who may serve or who has served at any time as directors or officers of HCIC, or who at the request of the board of directors of HCIC may serve or has served as a director or officer of another corporation in which HCIC at such time owned or may own shares of stock or of which HCIC was or may be a creditor, and their respective heirs, administrators, successors, and assigns, against any and all expenses, including amounts paid upon judgment, counsel fees, and amounts paid in settlement (before or after suit is commenced), actually and necessarily incurred by such persons in connection with the defense or settlement of any claim, action, suit, or proceeding in which they, or any of them, are made parties, or a party, or which may be asserted against them or any of them, by reason of being or having been directors or officers or a director or officer of HCIC or such other corporation, except in relation to such matters to which any such director or officer or former director or officer or person shall be adjudged in any action, suit, or proceeding to be liable for his own negligence or misconduct in the performance of his duty. Such indemnification shall be in addition to any other rights to which those indemnified may be entitled under any law, bylaw, agreement, vote of shareholders, or otherwise.

SIMMONS	HCIC
Section 4-27-850 of the ABCA provides that a corporation may indemnify any person who was made a party to a proceeding for the reason he or she is a director, officer or employee of the corporation against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the proceeding, if he or she acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The corporation must indemnify a director, officer, or employee who has been successful on the merits at a proceeding that he or she was a party because he or she is a director, officer, or employee of the corporation. No indemnification may be made if the person shall have been adjudged liable to the corporation unless otherwise specified by the court.	Section 48-18-502(a) of the TBCA provides that a corporation may indemnify an individual made party to a proceeding because the individual is or was a director against liability incurred in the proceeding if: (1) individual’s conduct was in good faith; (2) the individual reasonably believed: (A) in his or her official capacity, that the conduct was in the corporation’s best interest, and (B) in all other cases, that the individual’s conduct was at least not opposed to the corporation’s best interests; and (3) in the case of a criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful.

Section 48-18-502(d) of the TBCA provides that a corporation may not indemnify a director for liability (1) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (2) in connection with any other proceeding charging improper personal benefit to the director, whether or not involving action in the director’s official capacity, in which the director was adjudged liable on the basis that personal benefit was improperly received by the director.
Section 48-18-503 of the TBCA provides that unless limited by its charter, the corporation must indemnify any director who was wholly successful, on the merits or otherwise, at a proceeding that he or she was a party because he or she is or was a director, officer, or employee of the corporation.
PERSONAL LIABILITY OF DIRECTORS
Simmons’ articles of incorporation provide, to the fullest extent permitted by the ABCA, a director shall not be liable to Simmons or its shareholders for monetary damages for a breach of fiduciary duty as a director.

Section 4-27-830 of the ABCA provides that if a director complies with the standard of conduct under the ABCA, the director may not be liable for any action taken as a director, or failure to take such action.	HCIC’s bylaws provide that no person shall be liable for any loss or damage suffered on account of any action taken or omitted to be taken by him as a director or officer of HCIC in good faith and in accordance with the standard of conduct set forth in Section 48-18-502 of the TBCA.

Section 48-18-301 of the TBCA provides that if a director complies with the standard of conduct under the TBCA, the director may not be liable for any action taken as a director, or failure to take such action.

SIMMONS	HCIC
DISSENTERS’ RIGHTS
Under Section 4-27-1302 of the ABCA, a shareholder is entitled to dissent from and obtain payment of the fair value of the shareholder’s shares in the event of certain extraordinary corporate actions such as a plan of conversion, sale, share exchange, sale of substantially all of the assets, or certain amendments to the articles.	Under Section 48-23-102 of the TBCA, a shareholder is entitled to dissent from and obtain payment of the fair value of the shareholders’ shares in the event of certain extraordinary corporate transactions such as a plan of conversion, sale, share exchange, sale of substantially all of the assets, or certain amendments to the charter.
Sections 4-27-1320 through 4-27-1331 of the ABCA provide the process of obtaining payment which consists of the shareholder delivering notice of intent to demand payment, shareholder must not vote his or her shares in favor of the proposed action, certify whether he or she acquired ownership of the shares prior to the corporate action, deposit his or her certificates if shareholder rejects the corporation’s offer, and judicial appraisal of the value of the shares if shareholder rejects the corporation’s offer. The ABCA also places certain obligations on the corporation such as providing dissenters’ notice to all shareholders.	Sections 48-23-201 through 48-23-302 of the TBCA provide the process for obtaining payment which consists of the shareholder delivering notice of intent to demand payment, shareholder must not vote his or her shares in favor of the proposed transaction, certify whether he or she acquired ownership of the shares prior to the corporate action, deposit his or her certificates, and judicial appraisal of the value of the shares if shareholder rejects the corporation’s offer. The TBCA also places certain obligations on the corporation such as providing dissenters’ notice to all shareholders.
A shareholder entitled to dissent and obtain payment for the shareholder’s shares may not challenge the corporate action creating the shareholder’s entitlement unless such action is unlawful or fraudulent with respect to the shareholder or the corporation.	A shareholder entitled to dissent and obtain payment for its shares under the TBCA may not challenge the corporate action creating the shareholder’s entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

SIMMONS	HCIC
VOTES ON EXTRAORDINARY CORPORATE TRANSACTIONS
Simmons’ articles of incorporation provide that any sale, sale of substantially all of the Simmons’ assets, liquidation or dissolution, or any reclassification of the corporation’s securities shall require the affirmative vote of the holders of at least 80% of the outstanding voting shares, unless such business combination is approved by 80% of the disinterested directors (defined above).

Under Section 4-27-1107 of the ABCA, a plan of sale may be approved if the board of directors recommends the sale to the shareholder (subject to certain exceptions) and shareholders entitled to vote approve the plan.

Under Section 4-27-1202 of the ABCA, a sale of all or substantially all of the corporation’s assets other than in the regular course of business must be proposed by the board of directors and the corporation’s shareholders must approve the proposed transaction.	Neither HCIC’s bylaws nor charter addresses votes on extraordinary corporation transactions.

Under Section 48-21-104 of the TBCA, a merger of the corporation with and into another corporation, or a share exchange involving one or more classes or series of the corporation’s shares or a dissolution of the corporation must be adopted by the board of directors (except in certain limited circumstances) and, with certain exceptions, approved by the affirmative vote of the holders of a majority of all shares of stock entitled to vote thereon.

Further, unless the charter or TBCA provides otherwise, the plan of sale must be approved by each voting group entitled to vote separately on the plan by a majority of all votes entitled to be cast on the plan by that voting group.

Under Section 48-22-102 of the TBCA, a sale of all or substantially all of the corporation’s assets other than in the regular course of business must be proposed by the board of directors and the corporation’s shareholders must approve the proposed transaction.
CONSIDERATION OF OTHER CONSTITUENCIES
Simmons’ articles of incorporation provide that after receipt of a tender offer, sale offer, or other acquisitive offer, the board of directors must consider (1) the impact on Simmons, its subsidiaries, shareholders and employees and the communities served by Simmons, (2) the timeliness of the proposed transaction considering the business climate and strategic plans of Simmons, (3) the existence of any legal defects or regulatory issues involved in the proposed transaction, (4) the possibility of non-consummation of the transaction due to lack of financing, regulatory issues or identified issues, (5) current market price of Simmons common stock and its consolidated assets, (6) book value of Simmons common stock, (7) the relationship of the offered price for Simmons common stock to the Board’s opinion of the current value of Simmons in a negotiated transaction, (8) the relationship of the offered price for Simmons common stock to the Board’s opinion of the future value of Simmons as an independent entity, and (9) such other criteria as the Board may determine is appropriate.	Section 48-103-204 of the TBCA provides that no corporation (nor its officers or directors) registered or traded on a national securities exchange or registered with the SEC shall be held liable for either having failed to approve the acquisition of shares by an interested shareholder on or before such interested shareholder’s share acquisition date, or for opposing any proposed merger, exchange, tender offer or significant disposition of the assets of the corporation or any of its subsidiaries because of a good faith belief that such merger, exchange, tender offer or significant disposition of assets would adversely affect the corporation’s employees, customers, suppliers, the communities in which such corporation or its subsidiaries operate or are located or any other relevant factor if such factors are permitted to be considered by the board of directors under the charter for such corporation in connection with a merger, exchange, tender offer or significant disposition of assets. HCIC is not a corporation registered or traded on a national securities exchange or registered with the SEC.

SIMMONS	HCIC
AMENDMENT OF CHARTER/ARTICLES OF INCORPORATION
Simmons’ articles of incorporation provides that it may be amended by the approval of 80% of the shares entitled to vote on such amendment, unless such amendment shall have been approved by an affirmative vote of 80% of the disinterested directors, in which case only a majority of the outstanding shares is required to approve such amendment.

Under Section 4-27-1002 of the ABCA, the board of directors may amend the articles of incorporation of a corporation without shareholder approval to extend its duration, change the name of the corporation to include words required by the ABCA, declare a forward stock split in a class of shares if there is only one class outstanding, and for certain other ministerial actions. Any other amendment to the articles of incorporation must first be approved by a majority of the board of directors and thereafter by the affirmative vote of a majority of all shares entitled to vote thereon, by any voting group with respect to which the amendment would create dissenters’ rights, pursuant to Section 4-27-1003 of the ABCA.

Notwithstanding the foregoing, under Arkansas law, a majority of a class of stock must approve any amendment that adversely affects their particular class as further described in Section 4-27-1004 of the ABCA.	HCIC’s charter may be amended, altered, or appealed in accordance with the laws of the State of Tennessee.

Section 48-20-102 of the TBCA provides that a board of directors may approve the following amendments to the charter: delete the name and addresses of the initial directors, delete the name and address of the initial registered agent or registered office, designate or change the name of the principal officer, change each issued and unissued authorized share of an outstanding class, change the corporation abbreviation or deleting or changing geographical attribution for the name and delete initial principal office.

All other amendments generally must be recommended to the shareholders for approval by the board of directors, followed by the affirmative vote of the majority of the shareholders entitled to vote thereon pursuant to Section 48-20-103 of the TBCA.

Notwithstanding the foregoing, under Tennessee law, a majority of a class of stock must approve any amendment that adversely affects their particular class as further described in Section 48-20-104 of the TBCA.
AMENDMENT OF BYLAWS
Simmons bylaws provide that they may be amended, altered, or repealed, at any meeting of the board of directors, by a majority vote.

Section 4-27-1020 of the ABCA provides that a corporation’s board of directors may amend or repeal the corporation’s bylaws unless otherwise stated in the corporation’s articles of incorporation or the amendment deals with a particular provision that is reserved for shareholders’ approval. A corporation’s shareholders may amend or repeal the corporation’s bylaws even though the bylaws may also be amended by the board of directors.	HCIC’s bylaws provide that except as otherwise permitted by law, the bylaws may be amended by a two-thirds vote of the shares represented at a duly constituted shareholders’ meeting of HCIC.

Under the TBCA, shareholder action is generally not necessary to amend the bylaws, unless the charter provides otherwise or the shareholders in amending or repealing a particular bylaw provide expressly that the board of directors may not amend or repeal that bylaw. The shareholders may amend or repeal HCIC’s bylaws even though the bylaws may also be amended or repealed by its board of directors.

SIMMONS	HCIC
CONTROL SHARE ACQUISITION
No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation is applicable to Simmons under Arkansas law.	The Tennessee Control Share Acquisition Act generally provides that, “control shares” will not have any voting rights. Control shares are shares acquired by a person under certain circumstances which, when added to other shares owned, would give such person effective control over one-fifth, one-third, or a majority of all voting power (to the extent such acquired shares cause such person to exceed one-fifth, one-third, or a majority of all voting power) in the election of a Tennessee corporation’s directors. However, voting rights will be restored to control shares by resolution approved by the affirmative vote of the holders of a majority of the corporation’s voting stock, other than shares held by the owner of the control shares or other interested shares. If voting rights are granted to control shares which give the holder a majority of all voting power in the election of the corporation’s directors, then the corporation’s other shareholders may require the corporation to redeem their shares at fair value.
The Tennessee Control Share Acquisition Act is not applicable to HCIC because the HCIC charter does not contain a specific provision “opting in” to the Tennessee Control Share Acquisition Act.
BUSINESS COMBINATION INVOLVING INTERESTED SHAREHOLDERS
Simmons’ articles of incorporation provide that an interested shareholder (person who owns more than 10% of Simmons common stock) may only acquire additional voting shares through a cash tender offer at a price not less than the highest closing price of Simmons common stock during the most recent 24 months, unless such shareholder is exempt from this restriction by the board of directors prior to becoming an interested shareholder, or the additional voting shares are acquired through a business combination.	The TBCA generally prohibits a “business combination” by HCIC or a subsidiary with an “interested shareholder” within five years after the shareholder becomes an interested shareholder, subject to certain exceptions. HCIC or a subsidiary can, however, enter into a business combination within that five year period if, before the interested shareholder became such, HCIC’s board of directors approved the business combination or the transaction in which the interested shareholder became an interested shareholder. After that five-year moratorium, the business combination with the interested shareholder can be consummated only if it satisfies certain fair price criteria or is approved by two-thirds of the other shareholders.
For purposes of the TBCA, a “business combination” includes mergers, consolidations, sales, share exchanges, sales and leases of assets, issuances of securities, and similar transactions. An “interested shareholder” is generally any person or entity that beneficially owns 10% or more of the voting power of any outstanding class or series of HCIC stock.

SIMMONS	HCIC
SHAREHOLDER RIGHT TO MAKE PROPOSALS AND TO NOMINATE DIRECTORS
The board of directors has delegated to Simmons’ Nominating and Corporate Governance Committee, or NCGC, the responsibility of identifying and evaluating proposed nominees to the Simmons board of directors.

The NCGC must consider director nominees from shareholders. A shareholder must provide notice of its intention to nominate a director in sufficient time for the consideration and action by the NCGC. Notice of a shareholder’s intention to nominate a director must include specific information about the nominee.	HCIC’s charter and bylaws do not address whether common stock holders have the right to make proposals and to nominate directors. However, under Tennessee law, shareholders have the right to submit proposals to the board of directors and to submit nominations for directors.
Under the ABCA, shareholders have the right to submit proposals to the board of directors and to submit nominations for directors.
SHAREHOLDER ABILITY TO ACT BY WRITTEN CONSENT
Neither Simmons’ articles nor bylaws addresses whether shareholders have the ability to act by written consent.

Generally, under 4-27-704 of the ABCA, any action required to be taken at a shareholder meeting may be taken without a meeting if one or more consents, setting forth the action so taken, are signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize to take such action at a meeting at which all shares entitled to vote are present and voted.	HCIC’s charter permits shareholder action by written consent without a meeting if such consent setting forth the action to be taken is signed by all shareholders.

HCIC’s bylaws permits shareholder action without a meeting on a written consent, setting forth the action to be taken, if signed by all the persons or entities entitled to vote thereon and indicating each person or entity’s vote or abstention on the action. The action must receive the affirmative vote of the number of votes that would be necessary to authorize or take such action at a meeting.
Section 48-17-104 of the TBCA permits shareholder action without a meeting if (1) all shareholders entitled to vote on the action consent to taking such action without a meeting and (2) the affirmative vote of the number of shares that would be necessary to authorize or take such action at a meeting is the act of the shareholders. If the action taken is by less than unanimous written consent of the voting shareholders as may be provided in the charter, the corporation must give its non-consenting voting shareholders written notice of the action not more than ten days after sufficient votes to take such action have been received.

SIMMONS	HCIC
OTHER SHAREHOLDER RIGHTS	In 2010, the shareholders of HCIC entered into a shareholders’ agreement to govern certain rights and obligations among the shareholders in order to maintain their newly-elected S Corporation status with the IRS. A summary of the agreement, as amended, follows:
• The shareholders’ agreement applies to the shareholders who executed the agreement, any new shares acquired by such shareholders, and any future shareholders acquiring the shares.

•

A shareholder may not sell or transfer any shares except to a person which is qualified to be a shareholder of an S corporation under the rules of the Internal Revenue Service. Failure to comply with this restriction shall invalidate the transfer or sale. In the event of a violation of this provision, HCIC has the right to purchase or redeem the shares in question upon terms mutually agreeable to HCIC and the transferee.

•

HCIC agreed to make distributions no later than April 15 of each year in an amount sufficient to pay the shareholders’ estimated income taxes under the Internal Revenue Code which arise out of the net earnings of the corporation, unless HCIC otherwise is prohibited from doing so.

•

The restrictions on transfer and redemption rights of HCIC will also apply upon the death of a shareholder to his or her heirs, successors, assigns, representatives, executors, administrators, guardians, trustees, and guardians ad litem.

• The shareholders agree not to take any action as shareholders that would disqualify the corporation as an S corporation.
HCIC’s bylaws also contain some similar provisions regarding maintaining S corporation status.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF HCIC

The following table sets forth certain information as to the HCIC common stock beneficially owned by each five percent or greater shareholder, director and certain executive officers of HCIC and all directors and executive officers of HCIC as a group based on 162,134 shares of HCIC common stock outstanding as of April 3, 2017, the record date for the HCIC special meeting.

Beneficial Owner	Shares of Common Stock Beneficially Owned(1)		Percent of Common Stock
Beneficial Owners of More than 5%
C. Edward Woodside	36,995.445236	(2)	22.8%
Lynn Woodside	108,718		67.1
Directors and Certain Executive Officers
Gary Carter	0			*
Tommy Lomax	167	(3)		*
Michael McGregor	505.926475	(4)		*
Ted Nelson	0			*
C. Hunter Simmons	1,051.257909			*
C. Edward Woodside	36,995.445236	(2)	22.8
Lynn Woodside	108,718		67.1
All directors and executive officers as a group (seven persons)	147,437.62962		90.9%

*	Represents less than 1% of the outstanding HCIC common stock.
(1)	Based upon records of HCIC and information furnished by the respective individuals. Includes all shares of HCIC common stock, but excludes 3,177 shares of HCIC common stock awarded as a bonus (as previously described), some of which may be allocated to these shareholders on or before the closing of the merger. See “The Merger — Interests of HCIC’s Directors and Executive Officers in the Merger — HCIC Share Bonuses” beginning on page 46. Under regulations promulgated pursuant to the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, shares of common stock are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares (1) voting power, which includes the power to vote or to direct the voting of the shares, or (2) investment power, which includes the power to dispose or to direct the disposition of the shares. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares and none of the shares are pledged. Under applicable regulations, a person is deemed to have beneficial ownership of any shares of common stock which may be acquired within 60 days of the record date pursuant to the exercise of outstanding options. Shares of common stock which are subject to options are deemed to be outstanding for the purpose of computing the percentage of outstanding common stock owned by such person or group but not deemed outstanding for the purpose of computing the percentage of common stock owned by any other person or group.
(2)	C. Edward Woodside and Gary Carter are Co-Trustees of the Charles E. Woodside III Trust, which owns 8,000 shares of HCIC common stock for the benefit of Mr. and Mrs. Woodside’s son. These 8,000 shares of HCIC common stock are included in Mr. Woodside’s share total above, but not included in Mr. Carter’s share totals. Lynn Woodside and Gary Carter are Co-Trustees of the Grace Elizabeth Woodside Trust, which owns 8,000 shares of HCIC common stock for the benefit of Mr. and Mrs. Woodside’s daughter. These 8,000 shares of HCIC common stock are included in Mrs. Woodside’s share total above, but not included in Mr. Carter’s share totals.
(3)	Mr. Lomax owns 167 of these shares of HCIC common stock jointly with his wife Diana Lomax.
(4)	Mr. McGregor owns 200 of the shares of HCIC common stock jointly with his wife Cathy L. McGregor

LEGAL MATTERS

The validity of the Simmons common stock to be issued in connection with the merger will be passed upon for Simmons by Patrick A. Burrow, the Executive Vice President, General Counsel and Secretary of Simmons. Mr. Burrow beneficially owns shares of Simmons common stock and equity awards to acquire additional shares of Simmons common stock. Certain tax matters will also be passed upon by Covington & Burling LLP, Washington, D.C.

EXPERTS

The audited annual consolidated financial statements of Simmons appearing in Simmons’ Annual Report on Form 10-K for the year ended December 31, 2016 and the effectiveness of Simmons’ internal control over financial reporting as of such date have been audited by BKD, LLP, an independent registered public accounting firm, as set forth in its reports included therein, which are incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in auditing and accounting.

OTHER MATTERS

No matters other than the matters described in this proxy statement/prospectus are anticipated to be presented for action at the HCIC special meeting or at any adjournment or postponement of the HCIC special meeting.

HCIC 2017 ANNUAL MEETING

HCIC will hold a 2017 annual meeting of shareholders only if the merger is not completed. If determined to be necessary, the HCIC board of directors will provide each HCIC shareholder information relevant to HCIC’s 2017 annual meeting of shareholders.

WHERE YOU CAN FIND MORE INFORMATION

Simmons has filed with the SEC a registration statement under the Securities Act that registers the issuance of the shares of Simmons common stock to be issued in connection with the merger. This proxy statement/prospectus is a part of that registration statement and constitutes the prospectus of Simmons in addition to being a proxy statement for HCIC shareholders. The registration statement, including this proxy statement/prospectus and the attached exhibits and schedules, contains additional relevant information about Simmons and Simmons common stock.

Simmons also file reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

The SEC also maintains an internet website that contains reports, proxy statements and other information about issuers, such as Simmons, who file electronically with the SEC. The address of the site is www.sec.gov. The reports and other information filed by Simmons with the SEC are also available at Simmons’ website at www.simmonsbank.com or by contacting Simmons’ Investor Relations department at Simmons First National Corporation, 501 Main Street, P.O. Box 7009, Pine Bluff, AR 71611, (501) 377-7629. The web addresses of the SEC and Simmons are included as inactive textual references only. Except as specifically incorporated by reference into this proxy statement/prospectus, information on those web sites is not part of this proxy statement/prospectus.

The SEC allows Simmons to incorporate by reference information in this proxy statement/prospectus. This means that Simmons can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below that Simmons previously filed with the SEC. They contain important information about the companies and their financial condition.

Simmons SEC Filings (SEC File No. 000-06253)	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2016, filed with SEC on February 28, 2017
Proxy Statement on Schedule 14A	Filed on March 14, 2017
Current Reports on Form 8-K or 8-K/A	January 13, 2017, January 23, 2017, February 8, 2017, February 22, 2017, February 28, 2017, February 28, 2017, and March 27, 2017.
Description of Simmons common stock	The description of the Simmons common stock is contained in Form S-2, filed with the SEC on April 16, 1993.

In addition, Simmons also incorporates by reference additional documents filed with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the HCIC special meeting, provided that Simmons is not incorporating by reference any information furnished to, but not filed with, the SEC.

Except where the context otherwise indicates, Simmons has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Simmons.

Documents incorporated by reference are available from Simmons, without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus or other relevant corporate documents referenced in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following address and phone number:

Simmons First National Corporation
501 Main Street
P.O. Box 7009
Pine Bluff, Arkansas 71611
Attention: Patrick A. Burrow
Telephone: (870) 541-1000

HCIC shareholders requesting documents must do so by April 27, 2017 to receive them before the special meeting. You will not be charged for any of these documents that you request. If you request any incorporated documents from Simmons, Simmons will mail them to you by first class mail, or another equally prompt means, within one business day after receiving your request.

Neither Simmons nor HCIC has authorized anyone to give any information or make any representation about the merger or the companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

ANNEX I

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

SIMMONS FIRST NATIONAL CORPORATION

AND

HARDEMAN COUNTY INVESTMENT COMPANY, INC.

Dated as of November 17, 2016

As Amended on February 6, 2017

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ARTICLE 1 TRANSACTIONS AND TERMS OF MERGER	A-I-5
1.1. Merger.	A-I-5
1.2. Time and Place of Closing.	A-I-5
1.3. Effective Time.	A-I-5
1.4. Charter.	A-I-6
1.5. Bylaws.	A-I-6
1.6. Directors and Officers.	A-I-6
ARTICLE 2 MANNER OF CONVERTING SHARES	A-I-6
2.1. Conversion of Shares.	A-I-6
2.2. Anti-Dilution Provisions.	A-I-7
2.3. Reserved.	A-I-7
2.4. Shares Held by Target or Buyer.	A-I-7
2.5. Fractional Shares.	A-I-7
ARTICLE 3 EXCHANGE OF SHARES	A-I-7
3.1. Exchange Procedures.	A-I-7
3.2. Dissenting Shareholders.	A-I-9
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF TARGET	A-I-10
4.1. Organization, Standing, and Power.	A-I-10
4.2. Authority of Target; No Breach By Agreement.	A-I-10
4.3. Capitalization of Target.	A-I-11
4.4. Capitalization of Target Bank.	A-I-12
4.5. Target Subsidiaries.	A-I-12
4.6. Regulatory Reports.	A-I-13
4.7. Financial Matters.	A-I-13
4.8. Books and Records.	A-I-14
4.9. Absence of Undisclosed Liabilities.	A-I-14
4.10. Absence of Certain Changes or Events.	A-I-14
4.11. Tax Matters.	A-I-15
4.12. Assets.	A-I-16
4.13. Intellectual Property; Privacy.	A-I-16
4.14. Environmental Matters.	A-I-17
4.15. Compliance with Laws.	A-I-17
4.16. Community Reinvestment Act Performance.	A-I-19
4.17. Foreign Corrupt Practices.	A-I-19
4.18. Labor Relations.	A-I-19
4.19. Employee Benefit Plans.	A-I-21
4.20. Material Contracts.	A-I-23
4.21. Agreements with Regulatory Authorities.	A-I-24
4.22. Investment Securities.	A-I-24

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4.23. Derivative Instruments and Transactions.	A-I-24
4.24. Legal Proceedings.	A-I-24
4.25. Statements True and Correct.	A-I-25
4.26. State Takeover Statutes and Takeover Provisions.	A-I-25
4.27. Opinion of Financial Advisor.	A-I-25
4.28. Tax and Regulatory Matters.	A-I-25
4.29. Loan Matters.	A-I-25
4.30. Deposits.	A-I-26
4.31. Allowance for Loan and Lease Losses.	A-I-27
4.32. Insurance.	A-I-27
4.33. OFAC; Sanctions.	A-I-27
4.34. Brokers and Finders.	A-I-27
4.35. Transactions with Affiliates.	A-I-27
4.36. Investment Adviser Subsidiary.	A-I-28
4.37. No Broker-Dealer Subsidiary.	A-I-28
4.38. Insurance Subsidiary.	A-I-28
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER	A-I-28
5.1. The Standard.	A-I-28
5.2. Organization, Standing, and Power.	A-I-28
5.3. Authority; No Breach By Agreement.	A-I-28
5.4. Capital Stock.	A-I-29
5.5. SEC Filings; Financial Statements.	A-I-29
5.6. Absence of Undisclosed Liabilities.	A-I-30
5.7. Absence of Certain Changes or Events.	A-I-30
5.8. Tax Matters.	A-I-30
5.9. Compliance with Laws.	A-I-31
5.10. Legal Proceedings.	A-I-31
5.11. Reports.	A-I-31
5.12. Statements True and Correct.	A-I-31
5.13. Tax and Regulatory Matters.	A-I-32
5.14. Brokers and Finders.	A-I-32
ARTICLE 6 CONDUCT OF BUSINESS PENDING CONSUMMATION	A-I-32
6.1. Affirmative Covenants of Target.	A-I-32
6.2. Negative Covenants of Target.	A-I-33
6.3. Covenants of Buyer.	A-I-35
6.4. Reports.	A-I-36
ARTICLE 7 ADDITIONAL AGREEMENTS	A-I-36
7.1. Registration Statement; Proxy Statement; Shareholder Approvals.	A-I-36
7.2. Acquisition Proposals.	A-I-37
7.3. Exchange Listing.	A-I-38

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7.4. Consents of Regulatory Authorities.	A-I-38
7.5. Investigation and Confidentiality.	A-I-39
7.6. Press Releases.	A-I-39
7.7. Tax Treatment.	A-I-40
7.8. Employee Benefits and Contracts.	A-I-40
7.9. Indemnification.	A-I-41
7.10. Operating Functions.	A-I-42
7.11. Shareholder Litigation.	A-I-43
7.12. Legal Conditions to Merger.	A-I-43
7.13. Change of Method.	A-I-43
7.14. Takeover Statutes.	A-I-43
7.15. Closing Financial Statements.	A-I-43
7.16. Subordinated Debentures.	A-I-44
ARTICLE 8 CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE	A-I-44
8.1. Conditions to Obligations of Each Party.	A-I-44
8.2. Conditions to Obligations of Buyer.	A-I-45
8.3. Conditions to Obligations of Target.	A-I-46
ARTICLE 9 TERMINATION	A-I-47
9.1. Termination.	A-I-47
9.2. Effect of Termination.	A-I-48
9.3. Non-Survival of Representations and Covenants.	A-I-48
ARTICLE 10 MISCELLANEOUS	A-I-48
10.1. Definitions.	A-I-48
10.2. Referenced Pages.	A-I-55
10.3. Expenses.	A-I-56
10.4. Entire Agreement; Third Party Beneficiaries.	A-I-57
10.5. Amendments.	A-I-57
10.6. Waivers.	A-I-58
10.7. Assignment.	A-I-58
10.8. Notices.	A-I-58
10.9. Governing Law; Jurisdiction; Waiver of Jury Trial.	A-I-59
10.10. Counterparts; Signatures.	A-I-60
10.11. Captions; Articles and Sections.	A-I-60
10.12. Interpretations.	A-I-60
10.13. Enforcement of Agreement.	A-I-60
10.14. Severability.	A-I-60
10.15. Disclosure.	A-I-60
Exhibit A — Forms of Voting Agreement
Target’s Disclosure Memorandum
Buyer’s Disclosure Memorandum

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of November 17, 2016, by and between Simmons First National Corporation (“Buyer”), an Arkansas corporation, and Hardeman County Investment Company, Inc. (“Target”), a Tennessee corporation.

Preamble

The board of directors of Target has adopted, and the board of directors of Buyer has approved, this Agreement and declared that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the Parties to this Agreement and their respective shareholders. This Agreement provides for the acquisition of Target by Buyer pursuant to the merger of Target with and into Buyer with Buyer as the surviving corporation. At the effective time of such Merger, the outstanding shares of capital stock of Target shall be converted into the right to receive a fixed amount of cash and a fixed number of shares of common stock of Buyer, subject to the terms and conditions set forth herein. As an inducement for Buyer to enter into this Agreement, certain directors and executive officers of Target have simultaneously herewith entered into Voting Agreements (each a “Voting Agreement” and collectively, the “Voting Agreements”) in connection with the Merger, in the forms contained in Exhibit A hereto. The transactions described in this Agreement are subject to the approval of the shareholders of Target and applicable regulatory authorities and the satisfaction of certain other conditions described in this Agreement. It is the intention of the Parties to this Agreement that the Merger for federal income tax purposes shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Internal Revenue Code.

Capitalized terms used in this Agreement and not otherwise defined herein are defined in Section 10.1 of this Agreement.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the Parties agree as follows:

ARTICLE 1
TRANSACTIONS AND TERMS OF MERGER

1.1. Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time, Target shall be merged with and into Buyer in accordance with the provisions of Section 4-27-1106 et. seq. of the Arkansas Business Corporation Act of 1987 (the “ABCA”) and Section 48-21-102 et. seq. of the Tennessee Business Corporation Act (the “TBCA”) with the effects set forth in the ABCA and the TBCA (the “Merger”). Buyer shall be the Surviving Corporation resulting from the Merger, and shall succeed to and assume all the rights and obligations of Target in accordance with the ABCA. Upon consummation of the Merger the separate corporate existence of Target shall terminate. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved by the board of directors of Buyer and adopted by the board of directors of Target.

1.2. Time and Place of Closing.

The closing of the transactions contemplated hereby (the “Closing”) will take place at 10:00 A.M., Central Time, on the date that the Effective Time occurs, or at such other date and time as the Parties, acting through their authorized officers, may mutually agree in writing. The Closing shall be held at the offices of Buyer, located at 425 W. Capitol Avenue, Suite 1400, Little Rock, Arkansas, 72201, unless another location is mutually agreed upon by the Parties.

1.3. Effective Time.

The Merger and other transactions contemplated by this Agreement shall become effective (the “Effective Time”) on the date and at the time specified in the articles of merger to be filed with the Secretary of State of the State of Arkansas and the articles of merger to be filed with the Tennessee Secretary of State. Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers

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of each Party, the Parties shall cause the Effective Time to occur on a date within 30 days following satisfaction or waiver (subject to applicable Law) of the last to occur of the conditions set forth in ARTICLE 8 (other than those conditions that by their nature are to be satisfied or waived at the Closing) as determined by Buyer. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

1.4. Charter.

The Articles of Restatement of the Articles of Incorporation of Buyer in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation until duly amended or repealed.

1.5. Bylaws.

The Amended Bylaws of Buyer in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until duly amended or repealed.

1.6. Directors and Officers.

The directors of Buyer in office immediately prior to the Effective Time shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the bylaws of the Surviving Corporation. The officers of Buyer in office immediately prior to the Effective Time shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the bylaws of the Surviving Corporation.

ARTICLE 2
MANNER OF CONVERTING SHARES

2.1. Conversion of Shares.

Subject to the provisions of this ARTICLE 2, at the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Target or the shareholders of either of the foregoing, the shares of Target and Buyer shall be converted as follows:

(a) Each share of capital stock of Buyer issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

(b) Each share of issued Target Common Stock that, immediately prior to the Effective Time, is held by Target, any wholly owned Target Subsidiary, by Buyer or any Buyer Subsidiary (in each case other than shares held in any Employee Benefit Plans or related trust accounts or otherwise held in any fiduciary or agency capacity or as a result of debts previously contracted (collectively, the “Canceled Shares”)) shall automatically be canceled and retired and shall cease to exist, and no payment shall be made with respect thereto.

(c) Each share of Target Common Stock issued and outstanding immediately prior to the Effective Time (excluding the Canceled Shares and Dissenting Shares) shall be converted into the right to receive the following consideration, in each case without interest:

(i) an amount of cash equal to $181.47 (the “Cash Consideration”); and

(ii) 4.8393 shares (the “Exchange Ratio”) of Buyer Common Stock (the “Stock Consideration” and together with the Cash Consideration, the “Merger Consideration”).

(d) All shares of Target Common Stock, when so converted pursuant to Section 2.1(c) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate (a “Certificate”) or book-entry share (a “Book-Entry Share”) registered in the transfer books of Target that immediately prior to the Effective Time represented shares of Target Common Stock shall cease to have any rights with respect to such Target Common Stock other than the right to receive the Merger Consideration in accordance with ARTICLE 3, including the right, if any, to receive pursuant to Section 2.5, cash in lieu of fractional shares of Buyer Common Stock into which such shares of Target Common Stock have been converted together with the amounts, if any, payable pursuant to Section 3.1(d).

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(e) Without limiting the other provisions of this Agreement and subject to Sections 6.2(d) and (e), if at any time during the period between the date of this Agreement and the Effective Time, Target should (i) split, combine or otherwise reclassify the shares of Target Common Stock, (ii) make a dividend or other distribution in shares of Target Common Stock (including any dividend or other distribution of securities convertible into Target Common Stock), (iii) engage in a reclassification, reorganization, recapitalization or exchange or other like change, or (iv) issue additional shares of Target Common Stock or any Equity Right for Target Common Stock, then (without limiting any other rights of Buyer hereunder), the Merger Consideration shall be equitably and proportionately adjusted, if necessary and without duplication, to reflect fully the effect of any such change.

2.2. Anti-Dilution Provisions.

In the event Buyer changes the number of shares of Buyer Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be equitably and proportionately adjusted, if necessary and without duplication, to reflect fully the effect of any such change.

2.3. Reserved.

2.4. Shares Held by Target or Buyer.

Each Canceled Share shall automatically be canceled and retired and shall cease to exist, and no consideration shall be issued or delivered in exchange therefor.

2.5. Fractional Shares.

No certificate, book-entry share or scrip representing fractional shares of Buyer Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, no dividend or distribution of Buyer shall relate to such fractional share interests, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Buyer. Notwithstanding any other provision of this Agreement, each holder of shares of Target Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Buyer Common Stock (after taking into account all Certificates or Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, cash rounded up to the nearest cent (without interest) in an amount equal to such fractional part of a share of Buyer Common Stock that such holder of shares of Target Common Stock would otherwise have been entitled multiplied by the Average Closing Price. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

ARTICLE 3
EXCHANGE OF SHARES

3.1. Exchange Procedures.

(a) Deposit of Merger Consideration.  At or promptly following the Effective Time, Buyer shall deposit, or shall cause to be deposited, with Computershare, Buyer’s transfer agent or another exchange agent reasonably acceptable to Target (the “Exchange Agent”), for the benefit of the holders of record of shares of Target Common Stock issued and outstanding immediately prior to the Effective Time (the “Holders”), for exchange in accordance with this ARTICLE 3, (i) certificates or evidence of Buyer Common Stock in book-entry form issuable pursuant to Section 2.1(c) (collectively referred to as “Buyer Certificates”) for shares of Buyer Common Stock equal to the aggregate Stock Consideration and (ii) immediately available funds equal to the aggregate Cash Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.5 (collectively, the “Exchange Fund”) and Buyer shall instruct the Exchange Agent to timely pay the Merger Consideration and cash in lieu of fractional shares, in accordance with this Agreement. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as directed by Buyer or the Surviving Corporation. Interest and other income on the Exchange Fund shall be the sole and exclusive property of Buyer and the Surviving Corporation and shall be paid to Buyer or

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the Surviving Corporation, as Buyer directs. No investment of the Exchange Fund shall relieve Buyer, the Surviving Corporation or the Exchange Agent from making the payments required by this ARTICLE 3 and following any losses from any such investment, Buyer shall promptly provide additional funds to the Exchange Agent to the extent necessary to satisfy Buyer’s obligations hereunder for the benefit of the Holders, which additional funds will be deemed to be part of the Exchange Fund.

(b) Delivery of Merger Consideration.  As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Book-Entry Share notice advising such holders of the effectiveness of the Merger, including appropriate transmittal materials specifying that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates or Book-Entry Shares and instructions for surrendering the Certificates or Book-Entry Shares to the Exchange Agent (such materials and instructions to include customary provisions with respect to delivery of an “agent’s message” with respect to Book-Entry Shares). Upon proper surrender of a Certificate or Book-Entry Shares for exchange and cancellation to the Exchange Agent, together with the appropriate transmittal materials, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the Holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration, any cash in lieu of fractional shares which such Holder has a right to receive pursuant to Section 2.5 and any dividends or distributions which such Holder has the right to receive pursuant to Section 3.1(d) with respect to the shares of Target Common Stock formerly represented by such Certificate or Book-Entry Share and such Certificate or Book-Entry Share so surrendered shall forthwith be canceled. No interest will be paid or accrued for the benefit of Holders of the Certificates or Book-Entry Shares on the Merger Consideration payable upon the surrender of the Certificates or Book-Entry Shares. The Stock Consideration delivered to each Holder shall be in non-certificated book-entry form.

(c) Share Transfer Books.  At the Effective Time, the share transfer books of Target shall be closed, and thereafter there shall be no further registration of transfers of shares of Target Common Stock. From and after the Effective Time, Holders who held shares of Target Common Stock immediately prior to the Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for herein. Until surrendered for exchange in accordance with the provisions of this Section 3.1, each Certificate or Book-Entry Share theretofore representing shares of Target Common Stock (other than the Canceled Shares) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in ARTICLE 2 in exchange therefor, subject, however, to the Buyer’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Target in respect of such shares of Target Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. On or after the Effective Time, any Certificates or Book-Entry Shares presented to the Exchange Agent or the Surviving Corporation for any reason shall be canceled and exchanged for the Merger Consideration, any cash in lieu of fractional shares (if any) pursuant to Section 2.5 and any dividends or distributions (if any) pursuant to Section 3.1(d) with respect to the shares of Target Common Stock formerly represented thereby.

(d) Dividends with Respect to Buyer Common Stock.  No dividends or other distributions declared with respect to Buyer Common Stock with a record date after the Effective Time shall be paid to the Holder of any unsurrendered Certificate or Book-Entry Shares with respect to the whole shares of Buyer Common Stock issuable with respect to such Certificate or Book-Entry Shares in accordance with this Agreement until the surrender of such Certificate or Book-Entry Shares (or affidavit of loss in lieu thereof) in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate (or affidavit of loss and other documentation required by the Surviving Corporation hereunder in lieu thereof) there shall be paid to the record holder of the whole shares of Buyer Common Stock, if any, issued in exchange therefor, without interest, (i) all dividends and other distributions payable in respect of any such whole shares of Buyer Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Buyer Common Stock.

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(e) Termination of Exchange Fund.  Any portion of the Exchange Fund (including any interest and other income received with respect thereto) which remains undistributed to the former Holders on the first anniversary of the Effective Time shall be delivered to Buyer, and any former Holders who have not theretofore received any Merger Consideration (including any cash in lieu of fractional shares and any applicable dividends or other distributions with respect to Buyer Common Stock) to which they are entitled under this ARTICLE 3 shall thereafter look only to Buyer and the Surviving Corporation for payment of their claims with respect thereto.

(f) No Liability.  If any Certificates shall not have been surrendered prior to three years after the Effective Time (or immediately prior to such earlier date on which the Merger Consideration would escheat to or become the property of any Regulatory Authority), any such Merger Consideration in respect thereof shall, to the extent permitted by applicable Law, become the property of Buyer, free and clear of all claims or interest of any Person previously entitled thereto or their successors, assigns, or personal representatives. None of Buyer, Target, the Surviving Corporation or the Exchange Agent, or any employee, officer, director, agent or Affiliate of any of them, shall be liable to any Holder in respect of any cash that would have otherwise been payable in respect of any Certificate from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Withholding Rights.  Each and any of Buyer, the Surviving Corporation or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration and any other amounts or property otherwise payable or distributable to any Person pursuant to this Agreement such amounts or property (or portions thereof) as Buyer, the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment or distribution under the Internal Revenue Code, and the rules and regulations promulgated thereunder, or any provision of applicable Tax Law. To the extent that amounts are so deducted or withheld and paid over to the appropriate Regulatory Authority by Buyer, the Surviving Corporation, or the Exchange Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Buyer, the Surviving Corporation, or the Exchange Agent, as applicable.

(h) Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable and customary amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this ARTICLE 3.

(i) Change in Name on Certificate.  If any Buyer Certificate representing shares of Buyer Common Stock is to be issued in a name other than that in which the Certificates or Book-Entry Shares surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Certificates or Book-Entry Shares so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a Buyer Certificate representing shares of Buyer Common Stock in any name other than that of the registered holder of the Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

3.2. Dissenting Shareholders.

(a) Notwithstanding anything in this Agreement to the contrary, shares of Target Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by any Holder who is entitled to demand and properly demands appraisal of such shares of Target Common Stock pursuant to, and who complies in all respects with, the provisions of Sections 48-23-101 through 48-23-302 of the TBCA (the “Dissenting Shareholders”), shall not be converted into or be exchangeable for the right to receive any of the consideration as specified in ARTICLE 2 (the “ Dissenting Shares”), but instead such Holder shall be entitled to payment of the fair value of such Dissenting Shares in accordance with the provisions of

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Sections 48-23-101 through 48-23-302 of the TBCA. At the Effective Time, all Dissenting Shares shall no longer be outstanding, shall automatically be canceled and retired and shall cease to exist, and each Holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Sections 48-23-101 through 48-23-302 of the TBCA. Notwithstanding the foregoing, if any such Holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Sections 48-23-101 through 48-23-302 of the TBCA, or a court of competent jurisdiction shall determine that such Holder is not entitled to the relief provided by Sections 48-23-101 through 48-23-302 of the TBCA, then the right of such Holder to be paid the fair value of such Holder’s Dissenting Shares under Sections 48-23-101 through 48-23-302 of the TBCA shall cease and such Dissenting Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 2.1(c) of this Agreement, any cash in lieu of fractional shares (if any) pursuant to Section 2.5 and any dividends or distributions (if any) pursuant to Section 3.1(d).

(b) Target shall give Buyer prompt written notice (but in any event within two Business Days) to Buyer of any demands for appraisal of any shares of Target Common Stock and any withdrawals of such demands, and Buyer shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Target shall not, except with the prior written consent of Buyer, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF TARGET

Except as Previously Disclosed, Target hereby represents and warrants to Buyer as follows:

4.1. Organization, Standing, and Power.

(a) Status of Target.  Target is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Tennessee and has the corporate power and authority necessary to carry on its business as now conducted and to own, lease and operate its Assets. Target is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such failure to be so qualified or licensed has not had or would not be reasonably expected to have a Material Adverse Effect. Target is duly registered with the Federal Reserve as a bank holding company under the BHC Act. True, complete and correct copies of the charter of Target and the bylaws of Target, each as in effect as of the date of this Agreement, have been delivered or made available to Buyer.

(b) Status of Target Bank.  Target Bank is a direct, wholly owned Subsidiary of Target, is duly organized, validly existing and in good standing under the Laws of Tennessee, is authorized under the Laws of Tennessee to engage in its business and otherwise has the corporate power and authority to own or lease all of its properties and Assets and to conduct its business in the manner in which its business is now being conducted. Target Bank is authorized by the Tennessee Department of Financial Institutions (“TDFI”) to engage in the business of banking as a commercial bank. Target Bank is in good standing in each jurisdiction in which its ownership of properties or conduct of business requires such qualification except where failure to be so qualified has not had and would not reasonably be expected to have a Material Adverse Effect. True, complete and correct copies of the charter and bylaws of Target Bank, each as in effect as of the date of this Agreement, have been delivered or made available to Buyer.

4.2. Authority of Target; No Breach By Agreement.

(a) Authority.  Target has the corporate power and authority necessary to execute, deliver, and, other than with respect to the Merger, perform this Agreement, and with respect to the Merger, upon the approval of this Agreement and the Merger by Target’s shareholders in accordance with this Agreement and the TBCA, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized and approved by all necessary corporate action in respect thereof on the part of Target (including, approval by, and a determination

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by all of the members of the board of directors of Target that this Agreement is advisable and in the best interests of Target’s shareholders and directing the submission of this Agreement to a vote at a meeting of shareholders of Target), subject to the approval of this Agreement by the holders of at least a majority of the outstanding shares of Target Common Stock entitled to vote on this Agreement and the Merger as contemplated by Section 7.1. Subject to such requisite Target shareholder approval, and assuming the due authorization, execution and delivery by Buyer, this Agreement represents a legal, valid, and binding obligation of Target, enforceable against Target in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b) No Conflicts.  Neither the execution and delivery of this Agreement by Target, nor the consummation by Target of the transactions contemplated hereby, nor compliance by Target with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Target’s charter, bylaws, other governing instruments or charter, bylaws or other governing instruments of Target Bank and any other Target Entity or any resolution adopted by the board of directors or the shareholders of any Target Entity, (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Target Entity under, any Contract or Permit of any Target Entity, or (iii) subject to receipt of the Requisite Regulatory Approvals, constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Target Entity or any of their respective material Assets.

(c) Consents.  Other than in connection or compliance with the provisions of the Securities Laws (including the filing and declaration of effectiveness of the Registration Statement), applicable state corporate and securities Laws, the TBCA, ABCA, the BHC Act, and the Requisite Regulatory Approvals, no notice to, filing with, or Consent of, any public body or authority or any third party is necessary for the consummation by Target of the Merger and the other transactions contemplated in this Agreement.

(d) Target Debt.  Target has no debt that is secured by Target Bank capital stock.

4.3. Capitalization of Target.

(a) Ownership.  The authorized capital stock of Target consists of (i) 300,000 shares of Target Common Stock, $1.00 par value per share. As of the close of business on November 16, 2016, (i) 162,134 shares of Target Common Stock (excluding treasury shares) were issued and outstanding and (ii) 23,716 shares of Target Common Stock were held by Target in its treasury, and (iii) no shares of Target Common Stock were granted or reserved for issuance in respect of any Equity Awards. As of the Effective Time, no more than (A) 165,311 shares of Target Common Stock will be issued and outstanding (excluding treasury shares), (B) 20,539 shares of Target Common Stock will be held by Target in its treasury and (C) no Equity Awards for Target Common Stock shall be granted or outstanding.

(b) Other Rights or Obligations.  All of the issued and outstanding shares of capital stock of Target have been duly authorized and validly issued and outstanding, and are fully paid and nonassessable under the TBCA and free of preemptive rights, with no personal liability attaching to the ownership thereof. None of the outstanding shares of capital stock of Target has been issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the current or past shareholders of Target.

(c) Outstanding Equity Rights.  There are no (i) existing Equity Rights with respect to the securities of Target or Target Bank, (ii) Contracts under which Target or Target Bank are or may become obligated to sell, issue or otherwise dispose of or redeem, purchase or otherwise acquire any securities of Target, (iii) shareholder agreements, voting trusts or other agreements, arrangements or understandings to which Target or Target Bank is a party or of which Target is aware, that may reasonably be expected to affect the exercise of voting or any other rights with respect to the capital stock of Target, or (iv) outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the shareholders of Target may vote.

(d) Company Indebtedness.  Target has Fixed/Floating Rate Junior Subordinated Deferrable Interest Debentures due 2035 issued and outstanding in an aggregate principal amount not in excess of $6,702,000. No

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bonds, debentures, notes or other indebtedness of any Target Entity having the right to vote (or which are convertible into, or exchangeable for, securities of Target having the right to vote) on any matters on which shareholders of Target may vote are issued or outstanding. There are no Contracts pursuant to which Target or any Target Subsidiaries is or could be required to register shares of Target’s capital stock or other securities under the Securities Act or to issue, deliver, transfer or sell any shares of capital stock, Equity Rights or other securities of Target or any Target Subsidiaries. No Target Subsidiary owns any capital stock of Target.

4.4. Capitalization of Target Bank.

(a) Ownership.  The authorized capital stock of Target Bank consists of 40,000 shares of common stock, par value $1.00 per share (the “Target Bank Common Stock”), and 33,334 shares of Target Bank Common Stock are outstanding as of the date of this Agreement. All of the outstanding shares of Target Bank Common Stock are directly and beneficially owned and held by Target.

(b) Other Rights or Obligations.  All of the issued and outstanding shares of capital stock of Target Bank are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of capital stock of Target Bank has been issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the current or past shareholders of the Target Bank.

(c) Outstanding Equity Rights.  There are no (i) outstanding Equity Rights with respect to the securities of Target Bank, (ii) Contracts under which Target or Target Bank are or may become obligated to sell, issue or otherwise dispose of or redeem, purchase or otherwise acquire any securities of Target Bank, (iii) shareholder agreements, voting trusts or other agreements, arrangements or understandings to which Target or Target Bank is a party or of which Target is aware, that may reasonably be expected to affect the exercise of voting or any other rights with respect to the capital stock of Target Bank or (iv) outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the shareholders of Target Bank may vote.

(d) Target Bank.  Target Bank does not have any Subsidiaries nor own any equity interests in any other Person other than the entities set forth in Section 4.4(d) of Target’s Disclosure Memorandum.

4.5. Target Subsidiaries.

(a) Target has no direct or indirect Subsidiaries nor own any equity interests in any other Person, other than Target Bank and the entities set forth in Section 4.5(a) of Target’s Disclosure Memorandum and indirect ownership through Target Bank of the entities set forth in Section 4.4(d) of Target’s Disclosure Memorandum. Target or Target Bank owns all of the issued and outstanding shares of capital stock (or other equity interests) of the Target Subsidiaries. No capital stock (or other equity interest) of a Target Subsidiary is or may become required to be issued (other than to another Target Entity) by reason of any Equity Rights, and there are no Contracts by which a Target Subsidiary is bound to issue (other than to another Target Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any Target Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of a Target Subsidiary (other than to another Target Entity). There are no Contracts relating to the rights of any Target Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of a Target Subsidiary. All of the shares of capital stock (or other equity interests) of each Target Subsidiary held by a Target Entity are fully paid under the Laws of the applicable jurisdiction of formation and are owned by the Target Entity free and clear of any Lien. Target Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act (the “FDIA”) and applicable regulations thereunder, the deposits in which are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the maximum amount permitted by applicable Law and all premiums and assessments required to be paid in connection therewith have been paid when due. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of Target, threatened. The charter, bylaws, or other governing documents of each Target Subsidiary comply with applicable Law.

(b) Each Subsidiary of Target is duly organized, validly existing and in good standing under the Laws of the State of its organization, is authorized under applicable Laws to engage in its business and otherwise has the corporate power and authority to own or lease all of its Assets and to conduct its business in the manner in which its business is now being conducted.

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4.6. Regulatory Reports.

(a) Target’s Reports.  Target and each Target Entity (other than Target Bank) has filed on a timely basis, all forms, filings, registrations, submissions, statements, certifications, reports and documents required to be filed or furnished by it with any Regulatory Authority, including any and all federal and state banking Laws, and such reports were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable Law and the requirements of the applicable Regulatory Authority, since December 31, 2012.

(b) Target Bank’s Reports.  Target Bank has duly filed with the TDFI, FDIC and any other applicable Regulatory Authorities, as the case may be, all reports, returns, filings, information, data, registrations, submissions, statements, required to be filed under any applicable Law, including any and all federal and state banking Laws, and the requirements of the applicable Regulatory Authority, and such reports were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable Law. There (i) is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any report or statement relating to any examinations, inspections or investigations of Target or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Authority with respect to the business, operations, policies or procedures of Target or any of its Subsidiaries.

4.7. Financial Matters.

(a) Financial Statements.  Target has made available to Buyer the Target Financial Statements. The Target Financial Statements with respect to periods ending prior to the date of this Agreement (i) are true, accurate and complete in all material respects, and have been prepared from, and are in accordance with the books and records of Target and its Subsidiaries, (ii) have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto, and (iii) fairly present in all material respects the financial condition of Target and Target Bank, as applicable of the respective dates set forth therein and the results of operations, shareholders’ equity and cash flows of Target and Target Bank, as applicable, for the respective periods set forth therein. The consolidated financial statements of Target to be prepared after the date of this Agreement and prior to the Closing (A) will be true, accurate and complete in all material respects, (B) will have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except with respect to interim financial statements for the omission of footnotes, and (C) will fairly present in all material respects the financial condition of Target as of the respective dates set forth therein and the results of operations, shareholders’ equity and cash flows of Target for the respective periods set forth therein, subject in the case of interim financial statements to year-end adjustments.

(b) Call Reports.  The financial statements contained in the Call Reports with respect to periods ending after December 31, 2012, and through the date of this Agreement (i) are true, accurate and complete in all material respects, (ii) have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes and (iii) fairly present in all material respects the financial condition of Target Bank as of the respective dates set forth therein and the results of operations and shareholders’ equity for the respective periods set forth therein, subject to year-end adjustments. The financial statements contained in the Call Reports of Target Bank to be prepared after the date of this Agreement and prior to the Closing (A) will be true, accurate and complete in all material respects, (B) will have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes and (C) will fairly present in all material respects the financial condition of Target Bank as of the respective dates set forth therein and the results of operations and shareholders’ equity of Target Bank for the respective periods set forth therein, subject to year-end adjustments.

(c) Systems and Processes.  Each of Target and Target Bank has devised and maintains a system of internal accounting controls sufficient to ensure that material information is made known to the management of Target and Target Bank as appropriate and provide reasonable assurances regarding the reliability of financial reporting and the preparation of the Target Financial Statements and the Call Reports for external

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purposes in accordance with GAAP, including that (i) transactions are executed only in accordance with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the Target Financial Statements and the Call Reports and to maintain accountability for the Assets of Target and Target Bank, (iii) access to such Assets is permitted only in accordance with management’s authorization, and (iv) the reporting of such Assets is compared with existing Assets at regular intervals. The records, systems, controls, data and information of Target and the Target Entities are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Target or the Target Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Target. Target and Target Bank have disclosed, based on their most recent evaluation prior to the date of this Agreement, to their auditors and the audit committee of their respective boards of directors (A) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect their ability to record, process, summarize or report financial data and have disclosed to their auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in their internal controls. Since December 31, 2012, neither Target nor Target Bank nor, to Target’s Knowledge, any employee, auditor, accountant or representative of any Target Entity has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the adequacy of such systems and processes or the accuracy or integrity of Target Financial Statements, Call Reports or the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Target or any Target Subsidiary or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Target or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No attorney representing Target or any of its Subsidiaries, whether or not employed by Target or any of its Subsidiaries, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by Target or any of its officers, directors or employees to the board of directors of Target or any committee thereof or to any director or officer of Target. To Target’s Knowledge, there has been no instance of fraud by any Target Entity, whether or not material, that occurred during any period covered by Target Financial Statements.

(d) Auditor Independence.  During the periods covered by the Target Financial Statements, Target’s external auditor was independent of Target, Target Bank and their respective management. As of the date hereof, the external auditor for Target and Target Bank has not resigned or been dismissed as a result of or in connection with any disagreements with Target or Target Bank on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

4.8. Books and Records.

The Books and Records have been and are being maintained in the Ordinary Course in accordance and compliance with all applicable accounting requirements and Laws and are complete and accurate in all material respects to reflect corporate action by Target and Target Bank.

4.9. Absence of Undisclosed Liabilities.

No Target Entity has incurred any Liability, except for Liabilities (a) incurred in the Ordinary Course since December 31, 2015, (b) incurred in connection with this Agreement and the transactions contemplated hereby, or (c) that are accrued or reserved against in the consolidated balance sheet of Target as of December 31, 2015 included in the Target Financial Statements at and for the period ending December 31, 2015.

4.10. Absence of Certain Changes or Events.

(a) Since December 31, 2015, there has not been a Material Adverse Effect on Target.

(b) Since December 31, 2015, (i) Target and its Subsidiaries have carried on their respective businesses only in the ordinary and usual course of business consistent with their past practices, (ii) there has not been any material damage, destruction or other casualty loss with respect to any material Asset owned, leased or

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otherwise used by Target or any Target Subsidiary whether or not covered by insurance and (iii) none of Target nor any of the Target Subsidiaries have taken any action that would be prohibited by Section 6.2 if taken after the date hereof.

4.11. Tax Matters.

(a) All Target Entities have timely filed with the appropriate Taxing authorities all material Tax Returns in all jurisdictions in which such Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects. None of the Target Entities is the beneficiary of any extension of time within which to file any Tax Return (other than any extensions to file Tax Returns obtained in the Ordinary Course). All material Taxes of the Target Entities (whether or not shown on any Tax Return) that are due have been fully and timely paid. There are no Liens for any material amount of Taxes (other than a Lien for Taxes not yet due and payable or which is being contested in appropriate proceedings) on any of the Assets of any of the Target Entities. No claim has ever been made in writing by an authority in a jurisdiction where any Target Entity does not file a Tax Return that such Target Entity may be subject to Taxes by that jurisdiction.

(b) None of the Target Entities has received any written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits or examinations regarding any Taxes of any Target Entity or the Assets of any Target Entity. None of the Target Entities has waived any statute of limitations in respect of any Taxes.

(c) Each Target Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Internal Revenue Code or similar provisions under foreign Law.

(d) The unpaid Taxes of each Target Entity (i) did not, as of the most recent fiscal month end, materially exceed the reserve for Tax Liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such Target Entity and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Target Entities in filing their Tax Returns.

(e) None of the Target Entities is a party to any Tax indemnity, allocation or sharing agreement (other than any agreement solely between the Target Entities and other than any customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes) and none of the Target Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Target) or has any Tax Liability of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law (other than the other members of the consolidated group of which Target is parent), or as a transferee or successor.

(f) During the two-year period ending on the date hereof, none of the Target Entities was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Internal Revenue Code.

(g) Each Target Benefit Plan, employment agreement, or other compensation arrangement of Target that constitutes a “nonqualified deferred compensation plan” subject to Section 409A of the Internal Revenue Code has been written, executed, and operated in compliance with Section 409A of the Internal Revenue Code and the regulations thereunder. Neither Target nor any Target Subsidiary has any obligation to gross-up or otherwise reimburse any person for any tax incurred by such person pursuant to Section 409A or Section 280G of the Internal Revenue Code.

(h) None of the Target Entities will be required to include after the Closing any material adjustment in taxable income pursuant to Section 481 of the Internal Revenue Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing. None of the Target Entities have participated in any “reportable transactions” within the meaning of Treasury Regulation Section 1.6011-4.

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(i) Target is properly classified as an “S corporation” as defined in Section 1361(a)(1) of the Internal Revenue Code. Target Bank is properly classified as “qualified subchapter S subsidiary” as defined in Section 1361(b)(3) of the Internal Revenue Code. Neither Target nor Target Bank has acquired the Assets of any other corporation in a transaction described in Section 381(a) of the Internal Revenue Code.

4.12. Assets.

(a) Each Target Entity has good and marketable title to those Assets reflected in the most recent Target Financial Statements as being owned by such Target Entity or acquired after the date thereof (except Assets sold or otherwise disposed of since the date thereof in the Ordinary Course), free and clear of all Liens, except (a) statutory Liens securing payments not yet due, (b) Liens for real property Taxes not yet due and payable, (c) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or Assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (d) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or Assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Liens”). Target is the fee simple owner of all owned real property and the lessee of all leasehold estates reflected in the most recent Target Financial Statements, free and clear of all Liens of any nature whatsoever, except for Permitted Liens, and is in possession of the properties purported to be owned or leased thereunder, as applicable. There are no pending or, to the Knowledge of Target, threatened condemnation or eminent domain proceedings against any real property that is owned or leased by Target. Target and its Subsidiaries own or lease all properties as are necessary to their operations as now conducted and no person has any option or right to acquire or purchase any ownership interest in the owned real property or any portion thereof.

(b) Section 4.12(b) of the Target Disclosure Memorandum sets forth a complete and correct list of all street addresses and fee owners of all real property owned, leased or licensed by any Target Entity or otherwise occupied by a Target Entity or used or held for use by any Target Entity (collectively, the “Real Property”). Other than as set forth on Section 4.12(b) of the Target Disclosure Memorandum, there are no Persons in possession of any portion of any of the Real Property owned or leased by any Target Entity other than such Target Entity, and no Person other than a Target Entity has the right to use or occupy for any purpose any portion of any of the Real Property owned, leased or licensed by a Target Entity. Target or a Target Subsidiary has good and marketable fee title to all Real Property owned by it free and clear of all Liens, except Permitted Liens. There are no outstanding options, rights of first offer or refusal or other pre-emptive rights or purchase rights with respect to any such owned Real Property.

(c) All leases of Real Property under which any Target Entity, as lessee, leases Real Property, are valid, binding and enforceable in accordance with their respective terms and Target or such Target Subsidiary has good and marketable leasehold interests to all Real Property leased by them. There is not under any such lease any material existing Default by any Target Entity or, to Target’s Knowledge, any other party thereto, or any event which with notice or lapse of time would constitute such a material Default and all rent and other sums and charges due and payable under such lease have been paid.

(d) The Assets reflected in the most recent Target Financial Statements which are owned or leased by the Target Entities, and in combination with the Real Property, the Intellectual Property of any Target Entity, and contractual benefits and burdens of the Target Entities, constitute, as of the Closing Date, all of the Assets, rights and interests necessary to enable the Target Entities to operate consolidated businesses in the Ordinary Course and as the same is expected to be conducted on the Closing Date.

4.13. Intellectual Property; Privacy.

(a) Target Entity owns or has a valid license to use (in each case, free and clear of any Liens other than any Permitted Liens) all of the Intellectual Property necessary to carry on the business of such Target Entity. Each Target Entity is the owner of or has a license, with the right to sublicense, to any Intellectual Property sold or licensed to a third party by such Target Entity in connection with such Target Entity’s business operations, and such Target Entity has the right to convey by sale or license any Intellectual Property so conveyed. No Target Entity is in Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of Target threatened, which challenge the rights of any Target Entity with respect to Intellectual Property used, sold or licensed by such Target Entity in the course of

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its business, nor has any person claimed or alleged any rights to such Intellectual Property. The conduct of the business of the Target Entities and the use of any Intellectual Property by Target and its Subsidiaries does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any other person. No Person has asserted to Target in writing that Target or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person. The validity, continuation and effectiveness of all licenses and other agreements relating to Intellectual Property used by any Target Entity in the course of its business and the current terms thereof will not be affected by the transactions contemplated by this Agreement, the use of the “First South Bank” and “FSB Insurance, Inc.” trademarks will be transferred to Buyer in connection with the transactions contemplated by this Agreement and after the Effective Time, no Person besides Buyer shall have right and title to the “First South Bank” and “FSB Insurance, Inc.” trademarks and trade names. All of the Target Entities’ right to the use of and title to the names “First South Bank” and “FSB Insurance, Inc.” will be transferred to Buyer in connection with the completion of the transactions contemplated by this Agreement.

(b) (i) The computer, information technology and data processing systems, facilities and services used by Target and each of its Subsidiaries, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “Systems”), are reasonably sufficient for the conduct of the respective businesses of Target and its Subsidiaries as currently conducted and (ii) the Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the respective businesses of Target and each of its Subsidiaries as currently conducted. To Target’s Knowledge, no third party has gained unauthorized access to any Systems owned or controlled by Target or any of its Subsidiaries, and Target and each of its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the Systems are secure from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. Target and each of its Subsidiaries has implemented backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and sufficient to reasonably maintain the operation of the respective businesses of Target and each of its Subsidiaries in all material respects.

(c) Target and each of its Subsidiaries has (i) complied in all material respects with its published privacy policies and internal privacy policies and guidelines, including with respect to the collection, storage, transmission, transfer, disclosure, destruction and use of personally identifiable information and (ii) taken commercially reasonable measures to ensure that all personally identifiable information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse. To Target’s Knowledge, there has been no loss, damage, or unauthorized access, use, modification, or other misuse of any such information by Target, any of its Subsidiaries or any other person.

4.14. Environmental Matters.

(a) Each Target Entity, its Participation Facilities, and its Operating Properties are, and have been, in compliance, in all material respects, with all Environmental Laws.

(b) There is no Litigation pending or, to the Knowledge of Target, threatened before any court, governmental agency, or authority or other forum in which any Target Entity or any of its Operating Properties or Participation Facilities (or Target in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site currently or formerly owned, leased, or operated by any Target Entity or any of its Operating Properties or Participation Facilities, nor is there any reasonable basis for any Litigation of a type described in this sentence.

4.15. Compliance with Laws.

(a) Each Target Entity has, and since December 31, 2012 has had, in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now or then conducted (and have paid all fees and assessments due and payable in connection therewith). There has occurred no Default under

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any such Permit and to the Knowledge of Target no suspension or cancellation of any such Permit is threatened. None of the Target Entities:

(i) is in Default under any of the provisions of its charter or bylaws (or other governing instruments);

(ii) is in material Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business; or

(iii) since December 31, 2012, has received any written notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof asserting that any Target Entity is not in compliance with any Laws or Orders or engaging in an unsafe or unsound activity.

(b) Target and each Target Entity is in compliance with all applicable Laws, regulatory capital requirements, or Orders to which they or their properties or Assets may be subject, including, but not limited to, the Securities Laws, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any Laws promulgated by the Consumer Financial Protection Bureau, Laws administered or enforced by the Federal Reserve, or the FDIC, all laws related to data protection or privacy, any applicable state, federal or self-regulatory organization, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the Bank Secrecy Act, the USA PATRIOT Act of 2001, and any other Law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Fair Credit Reporting Act, all other applicable fair lending and fair housing Laws or other Laws relating to discrimination (including, without limitation, anti-redlining, equal credit opportunity and fair credit reporting), Fair Debt Collections Practices Act, the Electronic Funds Transfer Act, all Laws relating to truth-in-lending, real estate settlement procedures or consumer credit (including, without limitation, the Consumer Credit Protection Act, the Truth-in-Lending Act and Regulation Z, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act of 1974 and Regulation X, the Equal Credit Opportunity Act and Regulation B, and applicable regulations thereunder), Sections 23A and 23B of the Federal Reserve Act and Regulation W, the Gramm-Leach-Bliley Act, the BHC Act, the FDIA, the Sarbanes-Oxley Act and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Target and Target Bank are “well-capitalized” and “well managed” (as those terms are defined in applicable regulations). To the Knowledge of Target, each director, officer, shareholder, manager, and employee of the Target Entities that has been engaged at any time in the development, use or operation of the Target Entities and their respective Assets, and each Contractor, is and has been in compliance with all applicable Law relating to the development, use or operation of the Target Entities and their respective Assets. No Proceeding or notice has been filed, given, commenced or, to the Knowledge of Target, threatened against any of the Target Entities or any of their respective directors, officers, members, Affiliates, managers, employees or Contractors alleging any failure to so comply with all applicable Law.

(c) Target Bank (i) has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts, (ii) has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the U.S. Department of the Treasury, including the IRS, and (iii) has timely filed all Suspicious Activity Reports with the Financial Crimes Enforcement Network (bureau of the U.S. Department of the Treasury) required to be filed by it pursuant to applicable Laws and regulations referenced in this Section 4.15 and Sections 4.17 and 4.33.

(d) Since December 31, 2012, Target and each of its Subsidiaries has properly administered, in all material respects, all accounts for which Target or any of its Subsidiaries acts as a fiduciary, including accounts for which Target or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the applicable governing documents and applicable Laws. Since December 31, 2012, none of Target or any of its Subsidiaries, or, to Target’s Knowledge, any director, officer, or employee of Target or its Subsidiaries, has

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committed any material breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

4.16. Community Reinvestment Act Performance.

Target Bank is an “insured depositary institution” as defined in the FDIA and applicable regulations thereunder, is in compliance in all material respects with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder and has received a Community Reinvestment Act rating of “satisfactory” or “outstanding” in its most recently completed examination, and Target has no Knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in Target Bank having its current rating lowered such that it is no longer “satisfactory” or “outstanding.”

4.17. Foreign Corrupt Practices.

No Target Entity, or, to the Knowledge of Target, any director, officer, agent, employee or other Person acting on behalf of a Target Entity has, in the course of its actions for, or on behalf of, any Target Entity (a) used any funds of Target or any of its Subsidiaries for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from funds of Target or any of its Subsidiaries, (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (d) made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Target or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Target or any of its Subsidiaries, (e) established or maintained any unlawful fund of monies or other Assets of Target or any of its Subsidiaries, (f) made any fraudulent entry on the books or records of Target or any of its Subsidiaries or (g) violated or is in violation of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the Bank Secrecy Act, the USA PATRIOT ACT of 2001, the money laundering Laws of any jurisdiction, and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Regulatory Authority (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any Regulatory Authority or any arbitrator involving any Target Entity with respect to the Money Laundering Laws is pending or, to the Knowledge of Target, threatened. Each Target Entity has been conducting operations at all times in compliance with applicable financial recordkeeping and reporting requirements of all Money Laundering Laws administered and each Target Entity has established and maintained a system of internal controls designed to ensure compliance by the Target Entities with applicable financial recordkeeping and reporting requirements of the Money Laundering Laws.

4.18. Labor Relations.

(a) No Target Entity is the subject of any pending or threatened Litigation asserting that it or any other Target Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law or seeking to compel it or any other Target Entity to bargain with any labor organization or other employee representative as to wages or conditions of employment, nor is any Target Entity party to or currently negotiating any collective bargaining agreement or subject to any bargaining order, injunction or other Order relating to Target’s relationship or dealings with its employees, any labor organization or any other employee representative. There is no strike, slowdown, lockout or other job action or labor dispute involving any Target Entity pending or threatened and there have been no such actions or disputes since December 31, 2012. To the Knowledge of Target, since December 31, 2012, there has not been any attempt by any Target Entity employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any Target Entity.

(b) The employment of each employee and the engagement of each independent contractor of Target Entity are terminable at will by the relevant Target Entity without any penalty, liability or severance obligation incurred by any Target Entity except as listed in Section 4.19(i) of Target’s Disclosure Memorandum.

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(c) Section 4.18(c) of Target’s Disclosure Memorandum separately sets forth all of Target’s employees, including for each such employee: name, job title, Fair Labor Standards Act designation, work location (identified by street address), current compensation paid or payable, all wage arrangements, fringe benefits (other than employee benefits applicable to all employees, which benefits are set forth on Section 4.19(a) of Target’s Disclosure Memorandum), bonuses paid the past three years, and visa and greencard application status. To Target’s Knowledge, no employee of any Target Entity is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality or non-competition agreement, that in any way adversely affects or restricts the performance of such employee’s duties. Each current and former employee of the Target Entities who has contributed to the creation or development of any Intellectual Property owned by any Target Entity has executed a nondisclosure and assignment-of-rights agreement for the benefit of the Target Entities vesting all rights in work product created by the employee during the employee’s employment or affiliation with the Target Entities. No key employee of any Target Entity has provided written notice to a Target Entity of his or her intent to terminate his or her employment with the applicable Target Entity as of the date hereof, and, as of the date hereof, to Target’s Knowledge, no key employee intends to terminate his or her employment with Target before Closing.

(d) Section 4.18(d) of Target’s Disclosure Memorandum contains a complete and accurate listing of the name (if an entity, including the name of the individuals employed by or providing service on behalf of such entity) and contact information of each independent contractor, consultant, freelancer or other service provider (collectively, “Contractors”) used by the Target Entities at any point during the prior three years, the fees for which were $10,000 or greater. A copy of each Contract relating to the services a Contractor provides to the Target Entities has been made available to Buyer prior to the date hereof. To Target’s Knowledge, no Contractor used by the Target Entities is a party to, or is otherwise bound by, any agreement or arrangement with any third party, including any confidentiality or non-competition agreement, that in any way adversely affects or restricts the performance of such Contractor’s duties for the Target Entities. Each Contractor ever retained by the Target Entities who has contributed to the creation or development of any Intellectual Property owned by any Target Entity has executed a nondisclosure and assignment-of-rights agreement for the benefit of the Target Entities and the Target Entities are the owner of all rights in and to all Intellectual Property created by each Contractor in performing services for the Target Entities vesting all rights in work product created in the Target Entities. To Target’s Knowledge, no current Contractor used by the Target Entities intends to terminate his or her or its relationship with any Target Entity. The Target Entities have no obligation or liability with respect to any taxes (or the withholding thereof) in connection with any Contractor nor has Target performed any act or engaged in any activity that could result in Target being found to be a joint employer of a Contractor under the National Labor Relations Act, the Fair Labor Standards Act, any Occupational Safety and Health Administration laws or regulations, any state worker’s compensation laws, or any other law or regulation. The Target Entities have properly classified, pursuant to the Internal Revenue Code and any other applicable Law, all Contractors used by the Target Entities at any point. The employment of each employee and the engagement of each Contractor of each Target Entity are terminable at will or with no more than thirty (30) days’ advance notice by the relevant Target Entity without any penalty, liability or severance obligation incurred by any Target Entity except as listed in Section 4.19(i) of Target’s Disclosure Memorandum.

(e) The Target Entities have no “leased employees” within the meaning of Internal Revenue Code §414(n).

(f) Except for wages, salaries, commissions, leave, and vacation pay accrued during the pay period in which the Closing Date occurs, the Target Entities have, or will have no later than the Closing Date, paid all accrued salaries, bonuses, commissions, owed leave or vacation pay and other wages due to be paid through the Closing Date. Each of the Target Entities is and at all times has been in material compliance with all Law governing the employment of labor and the withholding of taxes, including but not limited to, all contractual commitments and all such Laws relating to wages, hours, affirmative action, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or Social Security taxes and similar taxes.

(g) There have not been any wage and hour claims by any employee of any Target Entity since December 31, 2012, nor, to Target’s Knowledge, are there any wage and hour claims currently threatened by

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any employee of any Target Entity. Except for claims for benefits in the Ordinary Course under a Target Benefit Plan, there have not been any proceedings by any employee of any Target Entity related to their employment with such Target Entity since December 31, 2012, nor, to the Knowledge of Target, are there any proceedings currently threatened by any employee of any Target Entity related to their employment with such Target Entity. Nor, to the Knowledge of Target, are there any governmental investigations open with or under consideration by the Department of Labor, Equal Employment Opportunity Commission, Office of Federal Contract Compliance Programs or any other governmental body charged with administering or enforcing employment related laws or regulations.

(h) All of the Target Entities’ employees are employed in the United States and are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed. Each individual who renders services to any Target Entity has provided proof of employment eligibility and is properly classified as having the status of an employee or independent contractor or other non-employee status (including for purposes of taxation and Tax reporting and under Target Benefit Plans).

4.19. Employee Benefit Plans.

(a) Target has made available to Buyer prior to the execution of this Agreement, true and correct copies of each Employee Benefit Plan currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Target Entity or ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, retirees, former employees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate or with respect to which Target or any ERISA Affiliate has or may have any obligation or Liability (collectively, the “Target Benefit Plans”). Any of the Target Benefit Plans which is an “employee pension benefit plan,” as that term is defined in ERISA Section 3(2), is referred to herein as a “Target ERISA Plan.” Section 4.19(a) of Target’s Disclosure Memorandum has a complete and accurate list of all Target Benefit Plans. No Target Benefit Plan is subject to any Laws other than those of the United States or any state, county, or municipality in the United States. Target has made available to Buyer prior to the execution of this Agreement (i) all trust agreements or other funding arrangements for all Target Benefit Plans, (ii) all determination letters, opinion letters, information letters or advisory opinions issued by the United States Internal Revenue Service (“IRS”), the United States Department of Labor (“ DOL”) or the Pension Benefit Guaranty Corporation (“PBGC”) regarding a Target Benefit Plan during this calendar year or any of the preceding three calendar years, (iii) annual reports or returns, audited or unaudited financial statements, actuarial or allocation reports, non-discrimination tests and valuations prepared for any Target Benefit Plan for the current plan year and the preceding three plan years, (iv) the most recent summary plan descriptions and any material modifications thereto for any Target Benefit Plan, (v) any correspondence with the DOL, IRS, PBGC, or any other governmental entity regarding a Target Benefit Plan, (vi) any correspondence, memorandum or calculations regarding errors corrected or to be corrected with respect to any Target Benefit Plan under the IRS Employee Plans Compliance Resolution System and (vii) all actuarial valuations of Target Benefit Plans.

(b) Each Target Benefit Plan is and has been maintained in compliance with the terms of such Target Benefit Plan, and in compliance with the applicable requirements of the Internal Revenue Code, ERISA, and any other applicable Laws. No Target Benefit Plan is required to be amended within the ninety-day period beginning on the Closing Date in order to continue to comply with ERISA, the Internal Revenue Code, and other applicable Law. Each Target Benefit Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code is so qualified and has received a favorable determination letter, or for a prototype or volume submitter plan, opinion letter, from the IRS that is still in effect and applies to the Target Benefit Plan and on which such Target Benefit Plan is entitled to rely. Nothing has occurred and no circumstance exists that could adversely affect the qualified status of such Target Benefit Plan.

(c) There are no threatened or pending claims or disputes under the terms of, or in connection with, the Target Benefit Plans other than claims for benefits in the Ordinary Course and no action, proceeding, prosecution, inquiry, hearing or investigation has been commenced with respect to any Target Benefit Plan.

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(d) Neither Target nor any Affiliate of Target has engaged in any prohibited transaction for which there is not an exemption, within the meaning of Section 4975 of the Code or Section 406 of ERISA, with respect to any Target Benefit Plan and no prohibited transaction has occurred with respect to any Target Benefit Plan that would be reasonably expected to result in any liability or excise Tax under ERISA or the Internal Revenue Code. Neither Target, any Target Entity, any Target Entity employee, or any committee of which any Target Entity employee is a member has breached his or her fiduciary duty with respect to a Target Benefit Plan in connection with any acts taken (or failed to be taken) with respect to the administration or investment of the assets of any Target Benefit Plan. To Target’s Knowledge, no fiduciary, within the meaning of Section 3(21) of ERISA, who is not Target or any Target Entity employee, has breached his or her fiduciary duty with respect to a Target Benefit Plan or otherwise has any liability in connection with any acts taken (or failed to be taken) with respect to the administration or investment of the assets of any Target Benefit Plan that would reasonably be expected to result in any liability or excise Tax under ERISA or the Internal Revenue Code being imposed on Target or any Affiliate of Target.

(e) Neither Target nor any ERISA Affiliate has at any time been a party to or maintained, sponsored, contributed to or has been obligated to contribute to, or had any liability with respect to (i) any plan subject to Title IV of ERISA, including a “multiemployer plan” (as defined in ERISA Section 3(37) and 4001(a)(3)), (ii) a “multiple employer plan” (within the meaning of ERISA or the Internal Revenue Code), (iii) a self-funded health or welfare benefit plan, (iv) any voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Internal Revenue Code), or (v) an arrangement that is not either exempt from, or in compliance with, Section 409A of the Internal Revenue Code or that provides for indemnification for or gross-up of any taxes thereunder.

(f) Each Employee Benefit Plan that is a health or welfare plan has been amended and administered in accordance with the requirements of the Patient Protection and Affordable Care Act of 2010.

(g) No Target Entity has any Liability or obligation to provide postretirement health, medical or life insurance benefits to any Target Entity’s employees or former employees, officers, or directors, or any dependent or beneficiary thereof, except as otherwise required under state or federal benefits continuation Laws and for which the covered individual pays the full cost of coverage. No Tax under Internal Revenue Code Sections 4980B or 5000 has been incurred with respect to any Target Benefit Plan and no circumstance exists which could give rise to such Tax.

(h) All contributions required to be made to any Target Benefit Plan by applicable Law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Target Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Target.

(i) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of any Target Entity, or result in any (a) requirement to fund any benefits or set aside benefits in a trust (including a rabbi trust) or (b) limitation on the right of any Target Entity to amend, merge, terminate or receive a reversion of assets from any Target Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Target Entities in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code. Section 4.19(i) of Target’s Disclosure Memorandum sets forth accurate and complete data with respect to each individual who has a contractual right to severance pay or benefits triggered by a change in control and the amounts potentially payable to each such individual in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) or as a result of a termination of employment or service, taking into account any contractual provisions relating to Section 280G of the Internal Revenue Code. No Target Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Internal Revenue Code, or otherwise.

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4.20. Material Contracts.

None of the Target Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, any Contract (whether written or oral), (a) that is either material to any Target Entity or that would be required to be filed as an exhibit to a Form 10-K filed by any Target Entity with the SEC if the Target Entity were required to file or voluntarily filed such Form 10-K, (b) that is an employment, severance, termination, consulting, or retirement Contract, (c) relating to the borrowing of money by any Target Entity or the guarantee by any Target Entity of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, advances and loans from the Federal Home Loan Bank, and trade payables, in each case in the Ordinary Course) in excess of $1,000, (d) which prohibits or restricts any Target Entity (and/or, following consummation of the transactions contemplated by this Agreement, Buyer) from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (e) relating to the purchase or sale of any goods or services by a Target Entity (other than Contracts entered into in the Ordinary Course and involving payments under any individual Contract not in excess of $5,000 over its remaining term or involving Loans, borrowings or guarantees originated or purchased by any Target Entity in the Ordinary Course), (f) which obligates any Target Entity to conduct business with any third party on an exclusive or preferential basis or requires referrals of business or any Target Entity to make available investment opportunities to any Person on a priority or exclusive basis, (g) which limits the payment of dividends by any Target Entity, (h) pursuant to which any Target Entity has agreed with any third parties to become a member of, manage or control a joint venture, partnership, limited liability company or other similar entity, (i) pursuant to which any Target Entity has agreed with any third party to a change of control transaction such as an acquisition, divestiture or merger or contains a put, call or similar right involving the purchase or sale of any equity interests or Assets of any Person and which contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect, (j) which relates to Intellectual Property of Target, (k) between any Target Entity, on the one hand, and (i) any officer or director of any Target Entity, or (ii) to the Knowledge of Target, any (x) record or beneficial owner of five percent or more of the voting securities of Target, (y) Affiliate or family member of any such officer, director or record or beneficial owner or (z) any other Affiliate of Target, on the other hand, except those of a type available to employees of Target generally, (l) that provides for payments to be made by Target or any of its Subsidiaries upon a change in control thereof, (m) that may not be canceled by Buyer, Target or any of their respective Subsidiaries (i) at their convenience (subject to no more than 90 days’ prior written notice), or (ii) without payment of a penalty or termination fee equal to or greater than $10,000 (assuming such Contract was terminated on the Closing Date), (n) containing any standstill or similar agreement pursuant to which Target has agreed not to acquire Assets or equity interests of another Person, (o) that provides for indemnification by Target or any of its Subsidiaries of any Person, except for non-material Contracts entered into in the Ordinary Course, (p) with or to a labor union or guild (including any collective bargaining agreement), (q) that grants any “most favored nation” right, right of first refusal, right of first offer or similar right with respect to any material Assets, or rights of Target or its Subsidiaries, taken as a whole, (r) that would be terminable other than by a Target Entity or under which a material payment obligation would arise or be accelerated, in each case as a result of the Merger or the announcement or consummation of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional acts or events), or (s) any other Contract or amendment thereto that is material to any Target Entity or their respective business or Assets and not otherwise entered into in the Ordinary Course. Each Contract of the type described in this Section 4.20, whether or not set forth in Target’s Disclosure Memorandum together with all Contracts referred to in Sections 4.13 and 4.19(a), are referred to herein as the “Target Contracts.” With respect to each Target Contract: (i) the Target Contract is legal, valid and binding on Target or a Target Subsidiary and is in full force and effect and is enforceable in accordance with its terms; (ii) no Target Entity is in Default thereunder; (iii) no Target Entity has repudiated or waived any material provision of any such Target Contract,;(iv) no other party to any such Target Contract is, to the Knowledge of Target, in Default or has repudiated or waived any material provision thereunder; and (v) there is not pending or, to the Knowledge of Target, threatened cancellations of any Target Contract. All of the Target Contracts have been Previously Disclosed and complete and correct copies of each Target Contract have been made available to Buyer. All of the indebtedness of any Target Entity for money borrowed is prepayable at any time by such Target Entity without penalty or premium.

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4.21. Agreements with Regulatory Authorities.

Neither Target nor any of its Subsidiaries is subject to any cease-and-desist order or enforcement action issued by, or is a party to any formal or informal written agreement, consent decree, or memorandum of understanding with, or is a party to any commitment letter, safety and soundness compliance plan, order of prohibition or suspension or other written statement as described under 12 U.S.C. 1818(u), or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been a recipient of any supervisory letter from, or has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Authority that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in Target’s Disclosure Memorandum, a “Target Regulatory Agreement”), nor has Target or any Target Subsidiary been advised in writing or, to Target’s Knowledge, orally, since December 31, 2012, by any Regulatory Authority that it is considering issuing, initiating, ordering, or requesting any such Target Regulatory Agreement.

4.22. Investment Securities.

(a) Each of Target and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements, borrowings of federal funds or advances and loans from the Federal Reserve Banks or Federal Home Loan Banks or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities or commodities are pledged in the Ordinary Course and in accordance with prudent banking practices to secure obligations of Target or its Subsidiaries. Such securities are valued on the books of Target in accordance with GAAP in all material respects.

(b) Target and its Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that Target believes are prudent and reasonable in the context of their respective businesses, and Target and its Subsidiaries have, since December 31, 2012, been in compliance with such policies, practices and procedures in all material respects.

4.23. Derivative Instruments and Transactions.

All Derivative Transactions (as defined below) whether entered into for the account of any Target Entity or for the account of a customer of any Target Entity (a) were entered into in the Ordinary Course and in accordance with prudent banking practice and applicable rules, regulations and policies of all applicable Regulatory Authorities, (b) are legal, valid and binding obligations of the Target Entity party thereto and, to the Knowledge of Target, each of the counterparties thereto and (c) are in full force and effect and enforceable in accordance with their terms. Target or its Subsidiaries and, to the Knowledge of Target, the counterparties to all such Derivative Transactions, have duly performed, in all material respects, their obligations thereunder to the extent that such obligations to perform have accrued. To the Knowledge of Target, there are no material breaches, violations or Defaults or allegations or assertions of such by any party pursuant to any such Derivative Transactions. The financial position of Target and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the Books and Records of Target and such Subsidiaries in accordance with GAAP. For purposes of this Agreement, the term “Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

4.24. Legal Proceedings.

There is no Litigation instituted or pending, or, to the Knowledge of Target, threatened against any Target Entity, or against any current or former director, officer or employee of a Target Entity in their capacities as such or Employee Benefit Plan of any Target Entity, or against any Asset, interest, or right of any of them, nor

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are there any Orders outstanding against any Target Entity, in each case, that has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Target. Section 4.24 of Target’s Disclosure Memorandum sets forth a list of all Litigation as of the date of this Agreement to which any Target Entity is a party. Section 4.24 of Target’s Disclosure Memorandum sets forth a list of all Orders to which any Target Entity is subject.

4.25. Statements True and Correct.

(a) None of the information supplied or to be supplied by any Target Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Registration Statement to be filed by Buyer with the SEC will, when supplied or when the Registration Statement becomes effective (or when incorporated by reference), be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. The portions of the Registration Statement and the Proxy Statement relating to Target and its Subsidiaries and other portions within the reasonable control of Target and its Subsidiaries will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

(b) None of the information supplied or to be supplied by any Target Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Proxy Statement, and any other documents to be filed by a Target Entity or any Affiliate thereof with any Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such information is supplied and such documents are filed (or when incorporated by reference), and with respect to the Proxy Statement, when first mailed to the shareholders of Target, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of Target’s Shareholders’ Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for Target’s Shareholders’ Meeting.

4.26. State Takeover Statutes and Takeover Provisions.

Target has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “fair price,” “affiliate transaction,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (collectively, “Takeover Laws”). No Target Entity is the beneficial owner (directly or indirectly) of more than 10% of the outstanding capital stock of Buyer entitled to vote in the election of Buyer’s directors.

4.27. Opinion of Financial Advisor.

Target has received the opinion of Olsen Palmer LLC, which, if initially rendered verbally has been confirmed by a written opinion, dated the date of this Agreement, to the effect that, as of such date, the consideration to be paid to the holders of Target Common Stock in the Merger is fair, from a financial point of view, to such holders. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.28. Tax and Regulatory Matters.

No Target Entity or, to the Knowledge of Target, any Affiliate thereof has taken or agreed to take any action, and Target does not have any Knowledge of any agreement, plan or other circumstance, that is reasonably likely to (a) prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code or (b) materially impede or delay receipt of any of the Requisite Regulatory Approvals.

4.29. Loan Matters.

(a) Neither Target nor any of its Subsidiaries is a party to any written or oral Loan in which Target or any Target Subsidiary is a creditor which as of September 30, 2016, had an outstanding balance of $50,000 or more and under the terms of which the obligor was, as of October 31, 2016, over 90 days or more delinquent in payment of principal or interest. Except as such disclosure may be limited by any applicable Law,

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Section 4.29(a) of Target’s Disclosure Memorandum sets forth a true, correct and complete list of (i) all of the Loans of Target and its Subsidiaries that, (A) as of September 30, 2016 had an outstanding balance of $50,000 or more and were (1) on non-accrual status or (2) classified by Target as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the aggregate principal amount of and accrued and unpaid interest on such Loans as of such date, (B) with respect to which, at any point since December 31, 2012, constituted a “Troubled Debt Restructuring,” as defined in the Accounting Standards Codification Subtopic 310-40.

(b) Each Loan currently outstanding (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). The notes or other credit or security documents with respect to each such outstanding Loan were in compliance in all material respects with all applicable Laws at the time of origination or purchase by a Target Entity and are complete and correct in all material respects.

(c) Each outstanding Loan (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, Target’s written underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of Laws.

(d) None of the Contracts pursuant to which any Target Entity has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan. Except as would not be material to Target and its Subsidiaries, each Loan included in a pool of Loans originated, securitized or, to the Knowledge of Target, acquired by Target or any of its Subsidiaries (a “Pool”) meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and Loan guaranty certificates) for inclusion in such Pool. All such Pools have been finally certified or, if required, recertified in accordance with all applicable Laws, rules and regulations, except where the time for certification or recertification has not yet expired. No Pools have been improperly certified, and, except as would not be material to Target and its Subsidiaries, no Loan has been bought out of a Pool without all required approvals of the applicable investors.

(e) (i) Section 4.29(e) of Target’s Disclosure Memorandum sets forth a list of all Loans as of the date hereof by Target to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of any Target Entity, (ii) there are no employee, officer, director, principal shareholder or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O and (iii) all such Loans are and were originated in compliance in all material respects with all applicable Laws.

(f) Neither Target nor any of its Subsidiaries is now nor has it ever been since December 31, 2012, subject to any material fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

4.30. Deposits.

All of the deposits held by Target Bank (including the records and documentation pertaining to such deposits) have been established and are held in compliance in all material respects with (a) all applicable policies, practices and procedures of Target Bank and (b) all applicable Laws, including Money Laundering Laws and anti-terrorism or embargoed persons requirements. All of the deposits held by Target Bank are

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insured to the maximum limit set by the FDIC, and the FDIC premium and all assessments have been fully paid, and no proceedings for the termination or revocation of such insurance are pending, or, to the Knowledge of Target, threatened.

4.31. Allowance for Loan and Lease Losses.

The allowance for loan and lease losses (“ALLL”) reflected in the Target Financial Statements was, as of the date of each of the Target Financial Statements, in the opinion of management of Target, in compliance with Target’s existing methodology for determining the adequacy of its ALLL and in compliance in all material respects with the standards established by the applicable Regulatory Authority, the Financial Accounting Standards Board and GAAP, and is adequate.

4.32. Insurance.

Target Entities are insured with reputable insurers against such risks and in such amounts as the management of Target reasonably has determined to be prudent and consistent with industry practice. Section 4.32 of Target’s Disclosure Memorandum contains a true, correct and complete list and a brief description (including the name of the insurer, agent, coverage and the expiration date) of all insurance policies in force on the date hereof with respect to the business and Assets of the Target Entities, correct and complete copies of which policies have been provided to Buyer prior to the date hereof. The Target Entities are in material compliance with their insurance policies and are not in Default under any of the material terms thereof. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Target Entities, Target or Target Bank is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all material claims thereunder have been filed in due and timely fashion. To Target’s Knowledge, no Target Entity has received any written notice of cancellation or non-renewal of any such policies, nor, to Target’s Knowledge, is the termination of any such policies threatened.

4.33. OFAC; Sanctions.

None of Target, any Target Entity or any director or officer or, to the Knowledge of Target, any agent, employee, affiliate or other Person acting on behalf of any Target Entity (a) engaged in any services (including financial services), transfers of goods, software, or technology, or any other business activity related to (i) Cuba, Iran, North Korea, Sudan, Syria or the Crimea region of Ukraine claimed by Russia (“Sanctioned Countries”), (ii) the government of any Sanctioned Country, (iii) any person, entity or organization located in, resident in, formed under the laws of, or owned or controlled by the government of, any Sanctioned Country, or (iv) any Person made subject of any sanctions administered or enforced by the United States Government, including, without limitation, the list of Specially Designated Nationals (“SDN List”) of the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), or by the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), (b) engaged in any transfers of goods, technologies or services (including financial services) that may assist the governments of Sanctioned Countries or facilitate money laundering or other activities proscribed by United States Law, (c) is a Person currently the subject of any Sanctions or (d) is located, organized or resident in any Sanctioned Country.

4.34. Brokers and Finders.

Except for Olsen Palmer LLC, neither Target nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

4.35. Transactions with Affiliates.

There are no Contracts, plans, arrangements or other transactions between any Target Entity, on the one hand, and (a) any officer or director of any Target Entity, (b) to Target’s Knowledge, any (i) record or beneficial owner of five percent or more of the voting securities of Target or (ii) Affiliate or family member of any such officer, director or record or beneficial owner, or (c) any other Affiliate of Target, on the other hand, except those, in each case, of a type available to employees of Target generally.

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4.36. Investment Adviser Subsidiary.

Neither Target nor any Target Subsidiary provides investment management, investment advisory or sub-advisory services to any Person (including management and advice provided to separate accounts and participation in wrap fee programs) and that is required to register with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended.

4.37. No Broker-Dealer Subsidiary.

Neither Target nor any Target Subsidiary is a broker-dealer required to be registered under the Exchange Act with the SEC.

4.38. Insurance Subsidiary.

Any Target Entity which conducts insurance operations (a) has obtained all necessary licenses from any Regulatory Authority under any applicable Law to conduct such operations, and (b) is in compliance, in all material respects, with all applicable Laws relating to insurance operations.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as Previously Disclosed, Buyer hereby represents and warrants to Target as follows:

5.1. The Standard.

No representation or warranty of Buyer contained in ARTICLE 5 shall be deemed untrue or incorrect, and Buyer shall not be deemed to have breached a representation or warranty, in each case for all purposes hereunder, including the condition set forth in Section 8.3(a), as a consequence or result of the existence or absence of any fact, circumstance, change or event unless such fact, circumstance, change or event, individually or taken together with all other facts, circumstances, changes or events inconsistent with any representation or warranty contained in ARTICLE 5 has had or is reasonably likely to have a Material Adverse Effect on Buyer (it being understood that for the purpose of determining the accuracy of such representations and warranties, other than the representation in Section 5.7, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded); provided, that the foregoing shall not apply to the representations in Sections 5.2 (first sentence only), 5.3(a), 5.3(b)(i), 5.4(b) and 5.14, which shall be true and correct in all material respects, and the representations and warranties in Sections 5.4(a), 5.4(c) and 5.7, which shall be true and correct in all respects (except for inaccuracies in Sections 5.4(a) and 5.4(c) that are de minimis in amount).

5.2. Organization, Standing, and Power.

Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Arkansas, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. Buyer is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed.

5.3. Authority; No Breach By Agreement.

(a) Authority.  Buyer has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Buyer. Assuming the due authorization, execution and delivery by Target, this Agreement represents a legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

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(b) No Conflicts.  Neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Buyer’s Articles of Restatement of the Articles of Incorporation or Amended Bylaws, (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Buyer Entity under, any Contract or Permit of any Buyer Entity, or (iii) subject to receipt of the Requisite Regulatory Approvals, constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Buyer Entity or any of their respective material Assets.

(c) Consents.  Other than in connection or compliance with the provisions of the Securities Laws (including the filing and declaration of effectiveness of the Registration Statement), applicable state corporate and securities Laws, the rules of NASDAQ, the ABCA, the TBCA, the Laws of the State of Arkansas with respect to Simmons Bank, and the Requisite Regulatory Approvals, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Buyer of the Merger and the other transactions contemplated in this Agreement.

5.4. Capital Stock.

(a) The authorized capital stock of Buyer consists of (i) 120,000,000 shares of Buyer Common Stock, of which 31,267,614 shares are issued and outstanding as of September 30, 2016, and (ii) 40,040,000 shares of preferred stock, par value $0.01 per share, of Buyer, of which no shares are issued and outstanding as of September 30, 2016. As of the date of this Agreement, no more than 475,880 shares of Buyer Common Stock are subject to Buyer Options or other Equity Rights in respect of Buyer Common Stock, and no more than 510,524 shares of Buyer Common Stock were reserved for future grants under the Buyer Stock Plans. Upon any issuance of any shares of Buyer Common Stock in accordance with the terms of the Buyer Stock Plans, such shares will be duly and validly issued and fully paid and nonassessable.

(b) All of the issued and outstanding shares of Buyer Capital Stock are, and all of the shares of Buyer Common Stock to be issued in exchange for shares of Target Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the ABCA. None of the shares of Buyer Common Stock to be issued in exchange for shares of Target Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of Buyer.

(c) Except as set forth in Section 5.4(a), as of September 30, 2016, there are no shares of capital stock or other equity securities of Buyer outstanding and no outstanding Equity Rights relating to the capital stock of Buyer. No Buyer Subsidiary owns any capital stock of Target.

5.5. SEC Filings; Financial Statements.

(a) Buyer has timely filed all SEC Documents required to be filed by Buyer since December 31, 2015 (the “Buyer SEC Reports”). The Buyer SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing or, in the case of registration statements, at the effective date thereof, and in the case of proxy statements, at the date of the relevant meeting) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Buyer SEC Reports or necessary in order to make the statements in such Buyer SEC Reports, in light of the circumstances under which they were made, not misleading. Except for Simmons Bank and Buyer Subsidiaries that are registered as a broker, dealer, or investment adviser, no Buyer Subsidiary is required to file any SEC Documents.

(b) Each of the Buyer Financial Statements (including, in each case, any related notes) contained in the Buyer SEC Reports, including any Buyer SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of Buyer and its Subsidiaries as at the respective dates

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and the consolidated results of operations, shareholders’ equity and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

(c) Since December 31, 2015, Buyer and each of its Subsidiaries has had in place “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed by Buyer in the Buyer SEC Reports is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to the chief executive officer, chief financial officer or other members of executive management of Buyer as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Buyer required under the Exchange Act with respect to such reports.

(d) Buyer and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Buyer has disclosed, based on its most recent evaluation prior to the date of this Agreement, to Buyer’s outside auditors and the audit committee of the board of directors of Buyer, (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that would be reasonably likely to adversely affect Buyer’s ability to accurately record, process summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal control over financial reporting.

(e) Since December 31, 2012, (i) neither any Buyer Entity nor, to the Knowledge of Buyer, any director, officer, employee, auditor, accountant or representative of any Buyer Entity has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of any Buyer Entity or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that any Buyer Entity has engaged in questionable accounting or auditing practices and (ii) no attorney representing any Buyer Entity, whether or not employed by any Buyer Entity, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by Buyer or any of its officers, directors, employees or agents to the board of directors of Buyer or any committee thereof or to any of Buyer’s directors or officers.

5.6. Absence of Undisclosed Liabilities.

No Buyer Entity has incurred any Liability, except (a) such Liabilities incurred in the Ordinary Course consistent with past practice since December 31, 2015, (b) in connection with this Agreement and the transactions contemplated hereby, and (c) such Liabilities that are accrued or reserved against in the consolidated balance sheets of Buyer as of September 30, 2016, included in the Buyer Financial Statements delivered or filed prior to the date of this Agreement.

5.7. Absence of Certain Changes or Events.

Since December 31, 2015 there has not been a Material Adverse Effect on Buyer.

5.8. Tax Matters.

(a) The Buyer Entities have timely filed with the appropriate Taxing authorities all material Tax Returns in all jurisdictions in which such Tax Returns are required to be filed and such Tax Returns are correct and complete in all material respects. The Buyer Entities are not the beneficiary of any extension of time within which to file any Tax Return (other than any extensions to file Tax Returns obtained in the Ordinary Course). All material Taxes of the Buyer Entities (whether or not shown on any Tax Return) have been fully and timely paid. There are no Liens for any material amount of Taxes (other than a Lien for Taxes not yet due and payable or for which are being contested in appropriate proceedings) on any of the Assets of the Buyer Entities. No claim has ever been made in writing by an authority in a jurisdiction where any Buyer Entity does not file a Tax Return that such Buyer Entity may be subject to Taxes by that jurisdiction.

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(b) None of the Buyer Entities has received any written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits or examinations regarding any Taxes of any Buyer Entity. None of the Buyer Entities has waived any statute of limitations in respect of any Taxes.

(c) Each Buyer Entity has complied in all material respects with all applicable Laws, rules and regulations relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Internal Revenue Code or similar provisions under foreign Law.

5.9. Compliance with Laws.

Buyer is duly registered as a bank holding company and has elected to be treated as a financial holding company under the BHC Act. Each Buyer Entity has in effect all Permits necessary for it to own, lease or operate its material Assets and to carry on its business as now conducted and there has occurred no Default under any such Permit. None of the Buyer Entities:

(a) is in Default under its Articles of Restatement of the Articles of Incorporation or Amended Bylaws (or other governing instruments); or

(b) is in Default under any Laws, Orders or Permits applicable to its business or employees conducting its business; or

(c) since December 31, 2012, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Buyer Entity is not in compliance with any Laws or Orders, or (ii) requiring any Buyer Entity to enter into or consent to the issuance of a cease and desist order, injunction, formal or informal agreement, directive, consent decree, commitment or memorandum of understanding, order of prohibition or suspension or other written statements as described under 12 U.S.C. 1818(u), or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business.

5.10. Legal Proceedings.

There is no Litigation instituted or pending, or, to the Knowledge of Buyer, threatened against any Buyer Entity, or against any director, employee or employee benefit plan of any Buyer Entity, or against any Asset, interest, or right of any of them, nor are there any Orders outstanding against any Buyer Entity.

5.11. Reports.

Since December 31, 2012, each Buyer Entity has filed all material reports and statements, together with any amendments required to be made with respect thereto, including Call Reports, that it was required to file with Regulatory Authorities (other than the SEC). As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, in light of the circumstances under which they were made, or necessary to make the statements made therein not misleading.

5.12. Statements True and Correct.

(a) None of the information supplied or to be supplied by any Buyer Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Registration Statement to be filed by Buyer with the SEC, will, when the Registration Statement becomes effective (or when incorporated by reference), be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The portions of the Registration Statement and the Proxy Statement relating to Buyer and its Subsidiaries and other portions within the reasonable control of Buyer and its Subsidiaries will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

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(b) None of the information supplied or to be supplied by any Buyer Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Proxy Statement to be mailed to Target’s shareholders in connection with Target’s Shareholders’ Meeting, and any other documents to be filed by any Buyer Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Target, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of Target’s Shareholders’ Meeting, be false or misleading with respect to any material fact, or omit to state any material fact, in light of the circumstances under which they were made, necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for Target’s Shareholders’ Meeting.

5.13. Tax and Regulatory Matters.

No Buyer Entity or, to the Knowledge of Buyer, any Affiliate thereof has taken or agreed to take any action, and Buyer does not have any Knowledge of any agreement, plan or other circumstance, that is reasonably likely to (a) prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, or (b) materially impede or delay receipt of any of the Requisite Regulatory Approvals.

5.14. Brokers and Finders.

Except for Keefe, Bruyette & Woods, Inc., a Stifel Company, neither Buyer nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

ARTICLE 6
CONDUCT OF BUSINESS PENDING CONSUMMATION

6.1. Affirmative Covenants of Target.

(a) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Buyer shall have been obtained, and except as otherwise expressly contemplated herein or as set forth in Section 6.1(a) of Target’s Disclosure Memorandum, Target shall, and shall cause each of its Subsidiaries to, (i) operate its business only in the usual, regular, and Ordinary Course, consistent with past practice, (ii) use its reasonable best efforts to preserve intact its business (including its organization, Assets, goodwill and insurance coverage), and maintain its rights, authorizations, franchises, advantageous business relationships with customers, vendors, strategic partners, suppliers, distributors and others doing business with it, and the services of its officers and key employees, and (iii) take no action that is intended to or which would reasonably be expected to adversely affect or delay (A) the receipt of any approvals of any Regulatory Authority required to consummate the transactions contemplated by this Agreement, (B) the consummation of the transactions contemplated by this Agreement or (C) performance of its covenants and agreements in this Agreement.

(b) Beginning on the date that is two weeks after the date hereof, and every two weeks thereafter, Target shall provide, and shall cause Target Bank also to provide, to Buyer a report describing all of the following which has occurred in the prior two weeks:

(i) new, renewed, extended, modified, amended or terminated Contracts that provide for aggregate annual payments of $10,000 or more; and

(ii) new Loans or commitments (including a letter of credit) for Loans in excess of $250,000, any renewals or extensions of existing Loans or commitments for any Loans in excess of $250,000, or any material amendments or modifications to Loans in excess of $250,000.

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6.2. Negative Covenants of Target.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Buyer shall have been obtained, and except as otherwise expressly contemplated herein or as set forth in Section 6.2 of Target’s Disclosure Memorandum, Target covenants and agrees that it will not do or agree or commit to do, or cause or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

(a) amend the charter, bylaws or other governing instruments of any Target Entity;

(b) incur, assume, guarantee, endorse or otherwise as an accommodation become responsible for any additional debt obligation or other obligation for borrowed money (other than indebtedness of Target to Target Bank or of Target Bank to Target, or the creation of deposit liabilities, purchases of federal funds, borrowings from any Federal Home Loan Bank, sales of certificates of deposits, in each case incurred in the Ordinary Course);

(c) (i) repurchase, redeem, or otherwise acquire or exchange (other than in accordance with the terms of this Agreement), directly or indirectly, any shares, or any securities convertible into or exchangeable or exercisable for any shares, of the capital stock of any Target Entity, (ii) make, declare, pay or set aside for payment any dividend or set any record date for or declare or make any other distribution in respect of Target’s capital stock or other equity interests, except for dividends necessary to satisfy, and in amounts not to exceed, (A) the estimated tax liability of Target’s shareholders related to Target’s net income and (B) $0.75 per share, per quarter completed prior to the Closing Date (provided that such dividends do not violate any applicable Laws or require prior approval of any Regulatory Authorities);

(d) issue, grant, sell, pledge, dispose of, encumber, authorize or propose the issuance of, enter into any Contract to issue, grant, sell, pledge, dispose of, encumber, or authorize or propose the issuance of, or otherwise permit to become outstanding, any additional shares of Target Common Stock or any other capital stock of any Target Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right;

(e) directly or indirectly adjust, split, combine or reclassify any capital stock or other equity interest of any Target Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Target Common Stock, or sell, transfer, lease, mortgage, permit any Lien, or otherwise dispose of, discontinue or otherwise encumber (i) any shares of capital stock or other equity interests of any Target Entity (unless any such shares of capital stock or other equity interest are sold or otherwise transferred to Target or one of the Target Subsidiaries) or (ii) any Asset other than pursuant to Contracts in force at the date of the Agreement or sales of investment securities in the Ordinary Course;

(f) (i) except for purchases of investment securities in the Ordinary Course, purchase any securities or make any acquisition of or investment in, either by purchase of stock or other securities or equity interests, contributions to capital, Asset transfers, purchase of any Assets (including any investments or commitments to invest in real estate or any real estate development project) or other business combination, or by formation of any joint venture or other business organization or by contributions to capital (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course), any Person other than Target Bank, or otherwise acquire direct or indirect control over any Person or (ii) enter into a plan of consolidation, merger, share exchange, share acquisition, reorganization or complete or partial liquidation with any Person (other than consolidations, mergers or reorganizations solely among wholly owned Target Subsidiaries), or a letter of intent, memorandum of understanding or agreement in principle with respect thereto;

(g) (i) grant any bonus or increase in compensation or benefits to the employees or officers of any Target Entity, except as required by Law, (ii) pay any (x) severance or termination pay or (y) any bonus, in either case other than pursuant to a Target Benefit Plan in effect on the date hereof and in the case of clause (x) subject to receipt of an effective release of claims from the employee, and in the case of clause (y) to the extent required under the terms of the Target Benefit Plan without the exercise of any upward discretion, (iii) enter into, amend, or increase the benefits payable under any severance, change in control, retention, bonus guarantees, collective bargaining agreement or similar agreement or arrangement with employees or officers of any Target Entity, (iv) grant any increase in fees or other increases in compensation or other

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benefits to directors of any Target Entity, (v) waive any stock repurchase rights, or grant, accelerate, amend or change the period of exercisability of any Equity Rights or restricted stock, or authorize cash payments in exchange for any Equity Rights,(vi) fund any rabbi trust or similar arrangement, (vii) terminate the employment or services of any officer or any employee whose annual base compensation is greater than $75,000, other than for cause or (viii) hire any officer, employee, independent contractor or consultant (who is a natural person) who has annual base compensation greater than $50,000;

(h) enter into, amend or renew any employment Contract between any Target Entity and any Person (unless such amendment is required by Law) that the Target Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time, provided that nothing in this paragraph shall prohibit the termination of employment agreements as contemplated hereunder;

(i) except as required by Law or, with respect to a Target ERISA Plan that is intended to be tax-qualified in the opinion of counsel is necessary or advisable to maintain the tax qualified status, (i) adopt or establish any new Employee Benefit Plan of any Target Entity or terminate or withdraw from, or amend, any Target Benefit Plan, (ii) make any distributions from such Employee Benefit Plans, except as required by the terms of such plans, or (iii) fund or in any other way secure the payment of compensation or benefits under any Target Benefit Plan;

(j) make any change in any accounting principles, practices or methods or systems of internal accounting controls, except as may be required to conform to changes in regulatory accounting requirements or GAAP;

(k) commence any Litigation other than in the Ordinary Course, or settle, waive or release or agree or consent to the issuance of any Order in connection with any Litigation (i) involving any Liability of any Target Entity for money damages in excess of $10,000 or that would impose any restriction on the operations, business or Assets of any Target Entity or the Surviving Corporation or (ii) arising out of or relating to the transactions contemplated hereby;

(l) (i) enter into, renew, extend, modify, amend or terminate any (A) Contract (1) with a term longer than one year or (2) that calls for aggregate payments of $10,000 or more, (B) Target Contract, (C) Contract referenced in Section 4.34 (or any other Contract with any broker or finder in connection with the Merger or any other transaction contemplated by this Agreement), or (D) Contract, plan, arrangement or other transaction of the type described in Section 4.35 (other than, in the case of sub-clauses (A) and (B), Contracts that can be terminated on less than 30 days’ notice with no prepayment penalty, Liability or other obligation), (ii) make any amendment or modification to any Contract described in clause (i), other than in the Ordinary Course, or (iii) waive, release, compromise or assign any material rights or claims under any Contract described in clause (i);

(m) (i) enter into any new line of business or change in any material respect its lending, investment, risk and asset-liability management, interest rate, fee pricing or other material banking or operating policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof) or (ii) change its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service Loans except as required by Law or by rules or policies imposed by a Regulatory Authority;

(n) make, or commit to make, any capital expenditures in excess of $5,000 individually or $25,000 in the aggregate;

(o) except as required by Law or applicable Regulatory Authorities, make any material changes in its policies and practices with respect to (i) its hedging practices and policies or (ii) insurance policies including materially reduce the amount of insurance coverage currently in place or fail to renew or replace any existing insurance policies;

(p) cancel, compromise, waive or release any material indebtedness owed to any Person or any rights or claims held by any Person, except for (i) sales of Loans and sales of investment securities, in each case in the Ordinary Course or (ii) as expressly required by the terms of any Contracts in force at the date of the Agreement;

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(q) permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of any branch or other facility, or make any application to open, relocate or close any branch or other facility;

(r) materially change or restructure its investment securities portfolios, its investment securities practices or policies, or change its policies with respect to the classification or reporting of such portfolios, or invest in any mortgage-backed or mortgage related securities which would be considered “high-risk” securities under applicable regulatory pronouncements or change its interest rate exposure through purchases, sales or otherwise, or the manner in which its investment securities portfolios are classified or reported;

(s) alter materially its interest rate or fee pricing policies with respect to depository accounts of any Target Subsidiaries or waive any material fees with respect thereto;

(t) make, change or revoke any material Tax election, change any material method of Tax accounting, adopt or change any taxable year or period, file any amended material Tax Returns, agree to an extension or waiver of any statute of limitations with respect to the assessment or determination of Taxes, settle or compromise any material Tax liability of any Target Entity, enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund;

(u) take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

(v) enter into any securitizations of any Loans or create any special purpose funding or variable interest entity other than on behalf of clients;

(w) foreclose upon or take a deed or title to any commercial real estate (excluding real estate used solely for agricultural production) without first conducting a Phase I environmental assessment (except where such an assessment has been conducted in the preceding 12 months) of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of hazardous material;

(x) make or acquire any Loan or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any Loan, or amend or modify in any material respect any Loan (including in any manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by Target Bank), except for (i) Loans or commitments for Loans in full compliance with the Target Bank’s underwriting policy and related Loan policies in effect as of the date of this Agreement without utilization of an exception to the Target Bank’s underwriting policy and related Loan policies, (ii) Loans or commitments for Loans with a principal balance equal to or less than $250,000 in full compliance with the Target Bank’s underwriting policy and related Loan policies in effect as of the date of this Agreement, including pursuant to an exception to such underwriting policy and related Loan policies that is reasonable in light of the underwriting of the borrower for such Loan or commitment, and (iii) amendments or modifications of any existing Loan in full compliance with the Target Bank’s underwriting policy and related Loan policies in effect as of the date of this Agreement without utilization of any of the exceptions provided therein;

(y) other than in the Ordinary Course, repurchase, or provide indemnification relating to, Loans in the aggregate in excess of $100,000;

(z) notwithstanding any other provision hereof, knowingly take any action that is reasonably likely to result in any of the conditions set forth in ARTICLE 8 not being satisfied, or materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, except as required by applicable Law; or

(aa) agree to take, make any commitment to take, or adopt any resolutions of Target’s board of directors in support of, any of the actions prohibited by this Section 6.2.

6.3. Covenants of Buyer.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Target shall have been obtained, and except as otherwise

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expressly contemplated herein or as set forth in Buyer’s Disclosure Memorandum, Buyer covenants and agrees that it shall not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of Target, which consent shall not be unreasonably withheld, delayed or conditioned:

(a) amend the articles of incorporation, bylaws or other governing instruments of Buyer or any Significant Subsidiaries (as defined in Regulation S-X promulgated by the SEC) in a manner that would adversely affect Target or the holders of Target Common Stock adversely relative to other holders of Buyer Common Stock;

(b) take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

(c) take any action that could reasonably be expected to impede or materially delay consummation of the transactions contemplated by this Agreement;

(d) agree to take, make any commitment to take, or adopt any resolutions of Buyer’s board of directors in support of, any of the actions prohibited by this Section 6.3; or

(e) take any action that could reasonably be expected to impede or materially delay the receipt of the required consents of the Regulatory Authorities described below in Section 7.4.

6.4. Reports.

Each Party and its Subsidiaries shall file all reports, including Call Reports, required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC and with respect to the financial statements in the Call Reports, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material) or applicable regulatory accounting principles (with respect to the financial statements contained in the Call Reports) consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes.

ARTICLE 7
ADDITIONAL AGREEMENTS

7.1. Registration Statement; Proxy Statement; Shareholder Approvals.

(a) Buyer and Target shall promptly prepare and file with the SEC, a proxy statement/prospectus in definitive form (including any amendments thereto, the “Proxy Statement”) and Buyer shall prepare and file with the SEC the Registration Statement (including the prospectus of Buyer and Proxy Statement constituting a part thereof and all related documents) as promptly as reasonably practicable after the date of this Agreement, subject to full cooperation of both Parties and their respective advisors and accountants. Buyer and Target agree to cooperate, and to cause their respective Subsidiaries to cooperate, with the other Party and its counsel and its accountants in the preparation of the Registration Statement and the Proxy Statement. Each of Buyer and Target agrees to use all commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof, and Target shall thereafter mail or deliver the Proxy Statement to its shareholders promptly following the date of effectiveness of the Registration Statement. Buyer also agrees to use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Target shall furnish all information concerning Target and the holders of Target Common Stock as may be reasonably requested in connection with any such action. Each of Buyer and Target agrees to furnish to the other Party all information concerning itself, its Subsidiaries, officers, directors and shareholders and such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement, Proxy Statement or any other statement, filing, notice or application made by or on behalf of Buyer, Target or their respective

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Subsidiaries to any Regulatory Authority in connection with the Merger and the other transactions contemplated by this Agreement. Target shall have the right to review and consult with Buyer with respect to any information included in, the Registration Statement prior to its being filed with the SEC. Buyer will advise Target, promptly after Buyer receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Buyer Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

(b) Target shall duly call, give notice of, establish a record date for, convene and hold a shareholders’ meeting (“Target’s Shareholders’ Meeting”), to be held as promptly as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon the approval of this Agreement by a majority of the outstanding shares of Target Common Stock entitled to vote thereon (the “Target Shareholder Approval”) and such other related matters as it deems appropriate. Target agrees that its obligations pursuant to this Section 7.1(b) shall not be affected by the commencement, proposal, disclosure or communication to Target of any Acquisition Proposal. Target shall (i) through its board of directors (which shall unanimously recommend and determine advisable the Merger and this Agreement), recommend to its shareholders the approval of this Agreement (the “Target Recommendation”), (ii) include such Target Recommendation in the Proxy Statement and (iii) use its reasonable best efforts to obtain the Target Shareholder Approval. Neither the board of directors of Target nor any committee thereof shall withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Buyer, the Target Recommendation or take any action, or make any public statement, filing or release inconsistent with the Target Recommendation (any of the foregoing being a “Change in the Target Recommendation”). If requested by Buyer, Target shall retain a proxy solicitor reasonably acceptable to, and on terms reasonably acceptable to, Buyer in connection with obtaining the Target Shareholder Approval.

(c) Target shall adjourn or postpone Target’s Shareholders’ Meeting, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Target Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting. Target shall also adjourn or postpone Target’s Shareholders’ Meeting, if on the date of Target’s Shareholders’ Meeting Target has not recorded proxies representing a sufficient number of shares necessary to obtain the Target Shareholder Approval. Notwithstanding anything to the contrary herein, Target’s Shareholders’ Meeting shall be convened and this Agreement shall be submitted to the shareholders of Target at Target’s Shareholders’ Meeting, for the purpose of voting on the adoption of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve Target of such obligation. Target shall only be required to adjourn or postpone Target’s Shareholders’ Meeting three times pursuant to the second sentence of this Section 7.1(c).

7.2. Acquisition Proposals.

During the period from the date of this Agreement through the Closing Date or the termination of this Agreement pursuant to ARTICLE 9, each Target Entity shall not, and shall cause its respective Representatives not to, directly or indirectly, take any action to solicit, encourage (including by providing information or assistance), initiate, facilitate or engage in discussions or negotiations with, or provide or make available any information to or enter into any agreement with any Person (other than a Buyer Entity and their Representatives) concerning any Acquisition Proposal or inquiry that could reasonably be expected to lead to any Acquisition Proposal. Each Target Entity shall, and shall cause their respective Representatives to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Person conducted heretofore with respect to any of the foregoing and request the prompt return or destruction of all confidential information previously furnished to any Person (other than the Buyer Entities and their Representatives) that has made or indicated an intention to make an Acquisition Proposal. If any Target Entity or their respective Representatives receives any request for nonpublic information or any inquiry that could reasonably be expected to lead to any Acquisition Proposal, Target shall as promptly as practicable (but in no event more than two Business Days) notify Buyer in writing of the receipt of such Acquisition Proposal, request or inquiry and the terms and conditions of such Acquisition Proposal, request or inquiry (including, in each case, the identity of the Person making any such Acquisition

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Proposal, request or inquiry), and Target shall as promptly as practicable (but in no event more than two Business Days) provide to Buyer (a) a copy of such Acquisition Proposal, request or inquiry, if in writing, or (b) a written summary of the material terms of such Acquisition Proposal, request or inquiry, if oral. Target shall provide Buyer as promptly as practicable (but in no event more than two Business Days) with notice setting forth all such information as is necessary to keep Buyer informed on a current basis in all material respects of all communications regarding (including material amendments or proposed material amendments to) such Acquisition Proposal request or inquiry.

7.3. Exchange Listing.

Buyer shall use its reasonable best efforts to list, prior to the Effective Time, on NASDAQ the shares of Buyer Common Stock to be issued to the holders of Target Common Stock pursuant to the Merger, and Buyer shall give all notices and make all filings with NASDAQ required in connection with the transactions contemplated herein.

7.4. Consents of Regulatory Authorities.

(a) Buyer and Target and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all applications, notices and filings and to obtain all permits, consents, approvals and authorizations of all third parties and Regulatory Authorities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Regulatory Authorities. Buyer shall use its reasonable best efforts to resolve objections, if any, which may be asserted with respect to the Merger under any applicable Law or Order; provided, that in no event shall Buyer be required to accept any new restriction or condition on the Buyer Entities which is materially burdensome on Buyer’s business or on the business of Target or Target Bank, in each case following the Closing or which would likely reduce the economic benefits of the transactions contemplated by this Agreement to Buyer to such a degree that Buyer would not have entered into this Agreement had such condition or restriction been known to it at the date hereof (any such condition or restriction, a “Burdensome Condition”). Each of Buyer and Target shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to, all material written information submitted to any third party or Regulatory Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing review and consultation rights, each of the Parties hereto agrees to act reasonably and as promptly as practicable. Each Party hereto agrees that it will consult with the other Party hereto with respect to the obtaining of all material Permits and Consents of third parties and Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other Party apprised of the status of material matters relating to completion of the transactions contemplated hereby, including advising the other Party upon receiving any communication from a Regulatory Authority the Consent of which is required for the consummation of the Merger and the other transactions contemplated by this Agreement that causes such Party to believe that there is a reasonable likelihood that any required consent or approval from a Regulatory Authority will not be obtained or that the receipt of such consent or approval may be materially delayed (a “Regulatory Communication”). Upon the receipt of a Regulatory Communication, without limiting the scope of the foregoing paragraphs, the receiving Party shall, to the extent permitted by applicable Law (i) promptly advise the other Party of the receipt of such Regulatory Communication, (ii) provide the other Party with a reasonable opportunity to participate in the preparation of any response thereto and the preparation of any other substantive submission or communication to any Regulatory Authority with respect to the transactions contemplated hereby and to review any such response, submission or communication prior to the filing or submission thereof (other than portions of materials to be filed or submitted in connection therewith that contain confidential or non-public supervisory information or competitively sensitive business or proprietary information), and (iii) if permitted by the applicable Regulatory Authority, provide the other Party with the opportunity to participate in any meetings or substantive telephone conversations that the receiving party or its Representatives may have from time to time with any Regulatory Authority with respect to the transactions contemplated by this Agreement to the extent such meetings or telephone conversations do not contain or involve confidential or non-public supervisory information, competitively sensitive business or proprietary information.

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(b) Each Party agrees, upon request, subject to applicable Laws related to the exchange of information, to promptly furnish the other Party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other Party or any of its Subsidiaries to any Regulatory Authority.

7.5. Investigation and Confidentiality.

(a) Each Party shall promptly notify the other of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable Law, of any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of a material claim, action, suit, proceeding or investigation involving that Party.

(b) Each Party shall promptly advise the other of any fact, change, event or circumstance known to that Party (i) that has had or is reasonably likely to have a Material Adverse Effect on that Party or (ii) which that Party believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in ARTICLE 8; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 7.5(b) or the failure of any condition set forth in Section 8.2 to be satisfied, or otherwise constitute a breach of this Agreement by the Party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 8.2 to be satisfied.

(c) Prior to the Effective Time, Target shall permit Buyer to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as Buyer reasonably requests, provided that such investigation shall not interfere unnecessarily with normal operations. No investigation by Buyer shall affect the ability of Buyer to rely on the representations, warranties, covenants and agreements of Target. Neither Buyer nor Target nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Buyer’s or Target’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the Parties) or contravene any Law, fiduciary duty or binding Contract entered into prior to the date of this Agreement. The Parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(d) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

7.6. Press Releases.

Target and Buyer agree that no press release or other public disclosure or communication (including communications to employees, agents and contractors of Target) related to this Agreement or the transactions contemplated hereby shall be issued by either Party (or its Affiliates) without the prior written consent of the other Party (which consent shall not be unreasonably withheld, delayed or conditioned); provided, that nothing in this Section 7.6 shall be deemed to prohibit any Party from making any press release or other public disclosure required by Law or the rules or regulations of any United States or non-United States securities exchange, in which case the Party required to make the release or disclosure shall use its reasonable best efforts to allow the other Party reasonable time to comment on such release or disclosure in advance of the issuance thereof. The Parties have agreed upon the form of a joint press release announcing the execution of this Agreement.

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7.7. Tax Treatment.

(a) Each of the Parties intends, and undertakes and agrees to use its reasonable best efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes. The Parties shall cooperate and use their reasonable best efforts in order to obtain the Tax Opinion. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and for purposes of Sections 354 and 361 of the Internal Revenue Code.

(b) Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Internal Revenue Code, each of Buyer and Target shall report the Merger as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and shall not take any inconsistent position therewith in any Tax Return.

7.8. Employee Benefits and Contracts.

(a) Following the Effective Time, except as contemplated by this Agreement, Buyer shall provide generally to officers and employees (as a group) who are actively employed by a Target Entity on the Closing Date (“Covered Employees”) while employed by Buyer following the Closing Date employee benefits under Employee Benefit Plans offered to similarly situated employees of Buyer, including severance benefits in accordance with the applicable severance policy of Buyer (other than to any Covered Employee who is party to individual agreements or letters that entitle such person to different severance or termination benefits); provided, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of any Buyer Entity. Until such time as Buyer shall cause the Covered Employees to participate in the applicable Buyer Employee Benefit Plans, the continued participation of the Covered Employees in the Target Benefit Plans shall be deemed to satisfy the foregoing provisions of this clause (it being understood that participation in Buyer’s Employee Benefit Plans may commence at different times with respect to each of Buyer’s Employee Benefit Plans). For purposes of determining eligibility to participate and vesting under Buyer’s Employee Benefit Plans, and for purposes of determining a Covered Employee’s entitlement to paid time off under Buyer’s paid time off program, the service of the Covered Employees with a Target Entity prior to the Effective Time shall be treated as service with a Buyer Entity participating in such employee benefit plans, to the same extent that such service was recognized by the Target Entities for purposes of a similar benefit plan; provided, that such recognition of service shall not (i) operate to duplicate any benefits of a Covered Employee with respect to the same period of service or (ii) apply for purposes of any plan, program or arrangement (x) under which similarly-situated employees of Buyer Entities do not receive credit for prior service, (y) that is grandfathered or frozen, either with respect to level of benefits or participation, or (z) for purposes of retiree medical benefits or level of benefits under a defined benefit pension plan.

(b) If requested by Buyer in a writing delivered to Target following the date hereof and prior to the Closing Date, the Target Entities shall take all necessary action (including without limitation the adoption of resolutions and plan amendments and the delivery of any required notices) to terminate, effective as of no later than the day before the Closing Date, any Target Benefit Plan that is intended to constitute either a tax-qualified defined contribution plan under Internal Revenue Code Section 401(k) (a “401(k) Plan”) or a tax-qualified defined contribution plan under Internal Revenue Code Section 401(a) (“ESOP”). Target shall provide Buyer with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the termination of the 401(k) Plans and ESOPs in advance and give Buyer a reasonable opportunity to comment on such documents (which comments shall be considered in good faith), and prior to the Closing Date, Target shall provide Buyer with the final documentation evidencing that the 401(k) Plans and ESOPs have been terminated.

(c) Upon request by Buyer in writing prior to the Closing Date, the Target Entities shall cooperate in good faith with Buyer prior to the Closing Date to amend, freeze, terminate or modify any other Target Benefit Plan to the extent and in the manner determined by Buyer effective upon the Closing Date (or at such different time mutually agreed to by the parties) and consistent with applicable Law. Target shall provide Buyer with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the actions contemplated by this Section 7.8(c), as applicable, and give Target a reasonable opportunity to

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comment on such documents (which comments shall be considered in good faith), and prior to the Closing Date, Target shall provide Buyer with the final documentation evidencing that the actions contemplated herein have been effectuated.

(d) The provisions of this Section 7.8 are solely for the benefit of the Parties to this Agreement, and no Covered Employee, current or former employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement. In no event shall the terms of this Agreement: (i) establish, amend, or modify any Target Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Buyer, Target or any of their respective Affiliates; (ii) alter or limit the ability of Buyer or any Buyer Subsidiaries (including, after the Closing Date, the Target Entities) to amend, modify or terminate any Target Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date; or (iii) confer upon any current or former employee, officer, director or consultant, any right to employment or continued employment or continued service with Buyer or any Buyer Subsidiaries (including, following the Closing Date, the Target Entities), or constitute or create an employment agreement with any employee, or interfere with or restrict in any way the rights of the Surviving Corporation, Target, Buyer or any Subsidiary or Affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Target or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause.

7.9. Indemnification.

(a) For a period of six years after the Effective Time, Buyer shall indemnify, defend and hold harmless the present and former directors or officers of the Target Entities (each, an “Indemnified Party”) against all Liabilities arising out of actions or omissions arising out of the Indemnified Party’s service or services as directors or officers of Target or, at Target’s request, of another corporation, partnership, joint venture, trust or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under state Law and by Target’s charter and bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation and whether or not any Buyer Entity is insured against any such matter. Without limiting the foregoing, in any case in which approval by Buyer is required to effectuate any indemnification, Buyer shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Buyer and the Indemnified Party.

(b) Buyer shall use its reasonable best efforts (and Target shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of six years after the Effective Time Target’s existing directors’ and officers’ liability insurance policy (provided that Buyer may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of Target given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided, that Buyer shall not be obligated to make aggregate premium payments for such six-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to Target’s directors and officers, 200% of the annual premium payments currently paid on Target’s current policy in effect as of the date of this Agreement (the “Maximum Amount”). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Buyer shall use its reasonable best efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount. In lieu of the foregoing, Buyer, or Target in consultation with Buyer, may obtain on or prior to the Effective Time, a six-year “tail” prepaid policy providing equivalent coverage to that described in this Section 7.9(b) at a premium not to exceed the Maximum Amount. If the premium necessary to purchase such “tail” prepaid policy exceeds the Maximum Amount, Buyer may purchase the most advantageous “tail” prepaid policy obtainable for a premium equal to the Maximum Amount, and in each case, Buyer shall have no further obligations under this Section 7.9(b) other than to maintain such “tail” prepaid policy.

(c) Any Indemnified Party wishing to claim indemnification under Section 7.9(a), upon learning of any such Liability or Litigation, shall promptly notify Buyer thereof. In the event of any such Litigation (whether arising before or after the Effective Time): (i) Buyer shall have the right to assume the defense thereof and

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Buyer shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Buyer elects not to assume such defense or independent legal counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Buyer and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Buyer shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that Buyer shall be obligated pursuant to this Section 7.9(c) to pay for only one firm of counsel for all Indemnified Parties; (ii) the Indemnified Parties will cooperate in the defense of any such Litigation; and (iii) Buyer shall not be liable for any settlement effected without its prior written consent; and provided, further, that Buyer shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(d) If Buyer or any successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or if Buyer (or any successors or assigns) shall transfer all or substantially all of its Assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Buyer shall assume the obligations set forth in this Section 7.9.

(e) The provisions of this Section 7.9 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and Representatives.

(f) Notwithstanding anything in this Section 7.9 to the contrary, no indemnification payments will be made to an Indemnified Party with respect to an administrative proceeding or civil action initiated by any federal banking agency unless all of the following conditions are met: (i) the Buyer’s board of directors determines in writing that the Indemnified Party acted in good faith and in the best interests of the Target or Target Bank; (ii) the Buyer’s board of directors determines that the payment will not materially affect the Buyer’s safety and soundness; (iii) the payment does not fall within the definition of a prohibited indemnification payment under 12 C.F.R. Part 359; and (iv) the Indemnified Party agrees in writing to reimburse the Buyer, to the extent not covered by permissible insurance, for payments made in the event that the administrative or civil action instituted by a banking Regulatory Authority results in a final order or settlement in which the Indemnified Party is assessed a civil money penalty, is prohibited from banking, or is required to cease an action or perform an affirmative action.

7.10. Operating Functions.

Target and Target Bank shall cooperate with Buyer and Buyer Bank in connection with planning for the efficient and orderly combination of the Parties and the operation of Buyer Bank and Target Bank, and in preparing for the consolidation of appropriate operating functions to be effective at the Effective Time or such later date as Buyer may decide. Target shall take any action Buyer may reasonably request prior to the Effective Time to facilitate the combination of the operations of Target with Buyer. Each Party shall cooperate with the other Party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, non-disclosure and similar agreements with such service providers and/or the other party). Without limiting the foregoing, Target shall provide office space and support services (and other reasonably requested support and assistance) in connection with the foregoing, and senior officers of Target and Buyer shall meet from time to time as Target or Buyer may reasonably request to review the financial and operational affairs of Target and Target Bank, and Target shall give due consideration to Buyer’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, (a) neither Buyer nor Buyer Bank shall under any circumstance be permitted to exercise control of Target, Target Bank or any other Target Subsidiaries prior to the Effective Time, (b) neither Target nor any Target Bank shall be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust Laws, and (c) neither Target nor Target Bank shall be required to agree to any material obligation that is not contingent upon the consummation of the Merger.

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7.11. Shareholder Litigation.

Each of Buyer and Target shall promptly notify each other in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Regulatory Authority or arbitrator pending or, to the Knowledge of Buyer or Target, as applicable, threatened against Buyer, Target or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by Buyer, Target or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. Target shall give Buyer every opportunity to participate in the defense or settlement of any shareholder litigation against Target and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Buyer’s prior written consent (such consent not to be unreasonably withheld or delayed).

7.12. Legal Conditions to Merger.

Subject to Sections 7.1 and 7.4 of this Agreement, each of Buyer and Target shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in ARTICLE 8 hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other Party to obtain) any Consent or Order by, any Regulatory Authority and any other third party that is required to be obtained by Target or Buyer or any of their respective Subsidiaries in connection with, or to effect, the Merger and the other transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, any merger between a Subsidiary of Buyer, on the one hand, and a Subsidiary of Target, on the other hand) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the Parties to the Merger, the proper officers and directors of each Party and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Buyer.

7.13. Change of Method.

Buyer may at any time change the method of effecting the Merger (including by providing for the merger of Target with a wholly owned Subsidiary of Buyer) if and to the extent requested by Buyer, and Target agrees to enter into such amendments to this Agreement as Buyer may reasonably request in order to give effect to such restructuring; provided, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of the Merger with respect to Target’s shareholders or (iii) be reasonably likely to cause the Closing to be materially delayed or the receipt of the Requisite Regulatory Approvals to be prevented or materially delayed.

7.14. Takeover Statutes.

Neither Buyer nor Target shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each of Buyer and Target shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each of Buyer and Target will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

7.15. Closing Financial Statements.

At least eight Business Days prior to the Effective Time, Target shall provide Buyer with Target’s consolidated financial statements presenting the financial condition of Target and its Subsidiaries as of the close of business on the last day of the last month ended prior to the Effective Time and Target’s consolidated

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results of operations, cash flows, and shareholders’ equity for the period from January 1, 2016 through the close of business on the last day of the last month ended prior to the Effective Time (the “Closing Financial Statements”); provided, that if the Effective Time occurs in the month of January or on or before the 15th Business Day of any other month, Target shall have provided consolidated financial statements as of and through the second month preceding the Effective Time. Such financial statements shall be accompanied by a certificate of Target’s chief financial officer, dated as of the Effective Time, to the effect that such financial statements continue to reflect accurately, as of the date of the certificate, the financial condition of Target in all material respects. Such financial statements shall have been prepared in accordance with GAAP and regulatory accounting principles and other applicable legal and accounting requirements, and reflect all period-end accruals and other adjustments. Such Closing Financial Statements shall also reflect as of their date (a) accruals for all fees, costs, and expenses incurred or expected to be incurred (whether or not doing so is in accordance with GAAP) in connection (directly or indirectly) with the transactions contemplated by this Agreement, (b) the capital ratios set forth in Section 8.2(g) (provided that such ratios shall be computed excluding fees, costs, and expenses incurred directly in connection with the transactions contemplated by this Agreement), and (c) the asset quality metrics set forth in Section 8.2(e) and shall be accompanied by a certificate of Target’s chief financial officer, dated as of the Effective Time, to the effect that such financial statements meet the requirements of this Section 7.15 and continue to reflect accurately, as of the date of such certificate, the consolidated financial condition, results of operations, cash flows and shareholders’ equity of Target in all material respects.

7.16. Subordinated Debentures.

Upon the Effective Time, Buyer or one of its Subsidiaries shall assume the due and punctual performance and observance of the covenants and conditions to be performed by Target or its Subsidiaries under the Indenture between Target and Wilmington Trust Company, as trustee, dated as of December 7, 2005, relating to the three-month LIBOR plus 1.45% fixed/floating rate junior subordinated deferrable interest debentures of Target due 2035 (the “Subordinated Debentures”), and the due and punctual payments of the principal of and premium, if any, and interest on the Subordinated Debentures. In connection therewith, Buyer or its applicable Subsidiary shall execute and deliver any supplemental indentures, and the parties hereto shall provide any opinion of counsel to the trustee thereof, required to make such assumptions effective. If requested by Buyer, Target will, or cause its Subsidiaries to, reasonably cooperate with Buyer to facilitate the prompt redemption of the Subordinated Debentures at or following the Closing.

ARTICLE 8
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

8.1. Conditions to Obligations of Each Party.

The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 10.6:

(a) Shareholder Approval.  The shareholders of Target shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law or by the provisions of any governing instruments.

(b) Regulatory Approvals.  (i) All required regulatory approvals from the Federal Reserve, TDFI, Arkansas State Bank Department, the FDIC, and any other Regulatory Authority and (ii) any other regulatory approvals or consents contemplated by Sections 4.2(c) and 5.3(c) the failure of which to obtain would reasonably be expected to have a Material Adverse Effect on Buyer and Target (considered as a consolidated entity), in each case required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the “Requisite Regulatory Approvals”); provided, that no such Requisite Regulatory Approval shall impose a Burdensome Condition as determined by Buyer in its sole discretion.

(c) Legal Proceedings.  No court or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or

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taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement (including the Merger).

(d) Registration Statement.  The Registration Statement shall be effective under the Securities Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing.

(e) Exchange Listing.  The shares of Buyer Common Stock issuable pursuant to the Merger shall have been approved for listing on NASDAQ.

(f) Other Documents.  Buyer and Target shall have executed and delivered to the other party such other documents, instruments, understandings, or agreements in connection with the transactions contemplated by this Agreement reasonably requested by such other Party.

(g) Tax Matters.  Each Party shall have received a written opinion of Covington & Burling LLP, in form reasonably satisfactory to such Parties (the “Tax Opinion”), to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of Target and Buyer reasonably satisfactory in form and substance to such counsel.

8.2. Conditions to Obligations of Buyer.

The obligations of Buyer to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Buyer pursuant to Section 10.6(a):

(a) Representations and Warranties.  For purposes of this Section 8.2(a), the accuracy of the representations and warranties of Target set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Sections 4.1, 4.3(a), 4.3(c), 4.4(a), 4.4(c), 4.10(a), and 4.34 shall be true and correct. The representations and warranties set forth in Sections 4.2, 4.3(b), 4.3(d), 4.4(b), 4.4(d), 4.6, 4.15(b), 4.21, 4.25, 4.27, 4.28, and 4.34 shall be true and correct in all material respects. The representations and warranties set forth in each other section in ARTICLE 4 shall, in the aggregate, be true and correct in all respects except where the failure of such representations and warranties to be true and correct, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect; provided, that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

(b) Performance of Agreements and Covenants.  Each and all of the agreements and covenants of Target to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) Certificates.  Target shall have delivered to Buyer (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as such conditions relate to Target and in Sections 8.2(a) and 8.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Target’s board of directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Buyer and its counsel shall request.

(d) FIRPTA Certificate.  Target shall have delivered to Buyer a certificate stating that Target Common Stock is not a “United States real property interest” within the meaning of Section 897(c)(1)(A)(ii) of the of the Internal Revenue Code satisfying the requirements of §§1.897-2(h) and 1.1445-2(c)(3) of Title 26 of the Code of Federal Regulations, in form and substance satisfactory to Buyer.

(e) Asset Quality.  As of the last day of the month reflected in the Closing Financial Statements (the “Asset Quality Measuring Date”), (i) the calculation of Non-Performing Assets to total Loans shall not be in

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excess of 0.63%, (ii) Target Bank’s Classified Loans to Tier 1 capital plus ALLL ratio shall not be in excess of 8.00%, (iii) Non-Performing Assets shall not exceed $1,650,000, (iv) Classified Assets shall not exceed 115% of the aggregate balance of Classified Assets as set forth in the Target Financial Statements as of and for the quarter ended September 30, 2016 and (v) Delinquent Loans shall not exceed 0.75% of total Loans.

(f) Target Dissenting Shares.  Holders of not more than five percent of the outstanding shares of Target Common Stock shall have demanded, properly and in writing, appraisal for such shares of Target Common Stock held by each such holder under the TBCA.

(g) Regulatory Capital.  In each case as reflected in the Closing Financial Statements, (i) Target Bank shall be “well capitalized” as defined under applicable Law, (ii) Target Bank’s Tier 1 leverage ratio shall be no less than 10.0%, (iii) Target Bank’s Tier 1 risked-based capital ratio shall be no less than 14.5%, (iv) Target Bank’s total risked-based capital ratio shall be no less than 15.5%, (v) Target Bank’s tangible shareholders’ equity to tangible assets ratio shall be no less than 10.5%, and (vi) Target Bank shall not have received any notification from the TDFI or FDIC to the effect that the capital of Target Bank is insufficient to permit Target Bank to engage in all aspects of its business and its currently proposed businesses without material restrictions, including the imposition of a Burdensome Condition; provided, however, that the conditions contained in Sections 8.2(g)(ii) – 8.2(g)(v) shall be waived by Buyer if the failure to satisfy such conditions is due solely to the growth of Target Bank’s Assets, as determined by Buyer in its sole discretion. Without Buyer’s prior written consent, Target shall not, and shall not cause or permit Target Bank to, take any action following its delivery of the Closing Financial Statements that would cause Target Bank not to satisfy the conditions contained in this paragraph.

(h) Termination of Contracts.  Target shall have delivered to Buyer evidence satisfactory to Buyer in its discretion that (i) each Contract listed in Section 4.35 of Target’s Disclosure Memorandum (except for Contracts between Target and its wholly-owned Subsidiaries entered into in the Ordinary Course) has been terminated in its entirety; (ii) each of the following employment agreements has been terminated in its entirety: (A) Employment Agreement, as amended, between Target and C. Edward Woodside, dated January 1, 2002; (B) Employment Agreement, as amended, between Target and C. Hunter Simmons, dated, January 1, 2002; and (C) Employment Agreement, as amended, between Target and Mike McGregor, dated January 1, 2002; and (iii) no consideration whatsoever was paid or otherwise provided by Target or any of Target’s Subsidiaries in order to effect, or otherwise in connection with, the termination of the employment agreement identified in sub-part (ii)(A) of this paragraph.

8.3. Conditions to Obligations of Target.

The obligations of Target to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Target pursuant to Section 10.6(b):

(a) Representations and Warranties.  For purposes of this Section 8.3(a), the accuracy of the representations and warranties of Buyer set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Buyer set forth in Sections 5.4(a) and (c) shall be true and correct (except for inaccuracies which are de minimis in amount) (it being understood that, for purposes of determining the accuracy of such representations and warranties, the standard set forth in Section 5.1 shall be disregarded). The representations and warranties of Buyer set forth in Sections 5.4(b), 5.12 and 5.13 shall be true and correct in all material respects (it being understood that, for purposes of determining the accuracy of such representations and warranties, the standard set forth in Section 5.1 shall be disregarded). Subject to the standard set forth in Section 5.1, the representations and warranties set forth in each other section in ARTICLE 5 shall be true and correct in all respects.

(b) Performance of Agreements and Covenants.  Each and all of the agreements and covenants of Buyer to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

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(c) Certificates.  Buyer shall have delivered to Target (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as such conditions relate to Buyer and in Sections 8.3(a) and 8.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Buyer’s board of directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Target and its counsel shall request.

ARTICLE 9
TERMINATION

9.1. Termination.

Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Target, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a) By mutual written agreement of Buyer and Target;

(b) By either Party in the event (i) any Regulatory Authority has denied a Requisite Regulatory Approval, provided that the Party seeking to terminate this Agreement pursuant to this Section 9.1(b)(i) shall have used its reasonable best efforts to contest, appeal and change such denial, (ii) any Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have become final and nonappealable, provided that the Party seeking to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall have used its reasonable best efforts to contest, appeal and remove such Law or Order, or (iii) the shareholders of Target fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby at Target’s Shareholders’ Meeting where such matters were presented to such shareholders for approval and voted upon;

(c) By either Party in the event that the Merger shall not have been consummated by May 17, 2017, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 9.1(c);

(d) By Buyer in the event that the board of directors of Target has (i) failed to recommend the Merger and the approval of this Agreement by the shareholders of Target or otherwise effected a Change in the Target Recommendation, (ii) breached the terms of Section 7.2 in any respect adverse to Buyer, or (iii) breached its obligations under Section 7.1 by failing to call, give notice of, convene and/or hold Target’s Shareholders’ Meeting in accordance with Section 7.1;

(e) By Target in the event that any of the conditions precedent to the obligations of Target to consummate the Merger contained in Section 8.3 cannot be satisfied or fulfilled by the date specified in Section 9.1(c) (provided that the failure of such condition to be satisfied or fulfilled is not a result of Target’s failure to perform, in any material respect, any of its covenants or agreements contained in this Agreement or the breach by Target of any of its material representations or warranties contained in this Agreement);

(f) By Buyer in the event that any of the conditions precedent to the obligations of Buyer to consummate the Merger contained in Section 8.2 cannot be satisfied or fulfilled by the date specified in Section 9.1(c) (provided that the failure of such condition to be satisfied or fulfilled is not a result of Buyer’s failure to perform, in any material respect, any of its covenants or agreements contained in this Agreement or the breach by Buyer of any of its material representations or warranties contained in this Agreement);

(g) By Buyer, if the Federal Reserve has granted a Requisite Regulatory Approval but such Requisite Regulatory Approval contains or would result in the imposition of a Burdensome Condition and there is no meaningful possibility that such Requisite Regulatory Approval could be revised prior to the date specified in Section 9.1(c) so as not to contain or result in a Burdensome Condition; or

(h) By Buyer if the Federal Reserve shall have requested in writing that Buyer, Target or any of their respective Affiliates withdraw (other than for technical reasons), and not be permitted to resubmit within 60 days, any application with respect to a Requisite Regulatory Approval.

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9.2. Effect of Termination.

In the event of the termination and abandonment of this Agreement pursuant to Section 9.1, this Agreement shall become void and have no further force or effect and there shall be no Liability on the part of any Party hereto for any matters addressed herein or other claim relating to this Agreement and the transactions contemplated hereby, except that (i) the provisions of this Section 9.2, Section 7.5(d), and ARTICLE 10, shall survive any such termination and abandonment and (ii) no such termination shall relieve the breaching Party from Liability resulting from any fraud or intentional breach by that Party of this Agreement occurring prior to such termination or abandonment.

9.3. Non-Survival of Representations and Covenants.

The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 9.3, Sections 7.5, 7.7, 7.8 and 7.9, and ARTICLE 1, ARTICLE 2, ARTICLE 3 and ARTICLE 10.

ARTICLE 10
MISCELLANEOUS

10.1. Definitions.

(a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Acquisition Agreement” means a letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement.

“Acquisition Proposal” means any offer, inquiry, proposal or indication of interest (whether communicated to Target or publicly announced to Target’s shareholders and whether binding or non-binding) by any Person (other than a Buyer Entity) for an Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase, direct or indirect, by any Person or “Group” (other than a Buyer Entity) of 20% or more in interest of the total outstanding voting securities of Target or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or “Group” (other than a Buyer Entity) beneficially owning 20% or more in interest of the total outstanding voting securities of Target or any of its Subsidiaries, or any merger, consolidation, business combination or similar transaction involving Target or any of its Subsidiaries pursuant to which the shareholders of Target immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale, lease, exchange, transfer, license, acquisition or disposition of 20% or more of the consolidated Assets of Target and its Subsidiaries, taken as a whole; or (iii) any liquidation or dissolution of Target.

“Affiliate” of a Person means any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person and “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.

“Assets” of a Person means all of the assets, properties, deposits, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Average Closing Price” shall mean the average of the daily closing prices for the shares of Buyer Common Stock for the 20 consecutive full trading days on which such shares are actually traded on NASDAQ (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) ending at the close of trading on the Determination Date.

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“BHC Act” means the federal Bank Holding Company Act of 1956, as amended.

“Books and Records” means all files, ledgers and correspondence, all manuals, reports, texts, notes, memoranda, invoices, receipts, accounts, accounting records and books, financial statements and financial working papers and all other records and documents of any nature or kind whatsoever, including those recorded, stored, maintained, operated, held or otherwise wholly or partly dependent on discs, tapes and other means of storage, including any electronic, magnetic, mechanical, photographic or optical process, whether computerized or not, and all software, passwords and other information and means of or for access thereto, belonging to Target and the Target Subsidiaries or relating to the business.

“Business Day” means any day other than a Saturday, a Sunday or a day on which all banking institutions in New York, New York are authorized or obligated by Law or executive order to close.

“Buyer Capital Stock” means, collectively, Buyer Common Stock, any preferred stock of Buyer and any other class or series of capital stock of Buyer.

“Buyer Common Stock” means the $0.01 par value Class A Common Stock of Buyer.

“Buyer Entities” means, collectively, Buyer and all Buyer Subsidiaries.

“Buyer Financial Statements” means (i) the consolidated statements of condition (including related notes and schedules, if any) of Buyer as of September 30, 2016, and as of December 31, 2015 and 2014, and the related statements of operations, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the three and nine months ended September 30, 2016, and for each of the three fiscal years ended December 31, 2015, 2014 and 2013, as filed by Buyer in SEC Documents, and (ii) the consolidated statements of condition of Buyer (including related notes and schedules, if any) and related statements of operations, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to most recent quarter end.

“Buyer Options” means each option or other Equity Right to purchase shares of Buyer Common Stock pursuant to stock options or stock appreciation rights.

“Buyer Stock Plans” means the existing stock option and other stock-based compensation plans of Buyer designated as follows: Buyer Executive Stock Incentive Plan — 2006; Buyer Outside Director Stock Incentive Plan — 2006; Buyer Executive Stock Incentive Plan — 2010; Buyer Outside Director Stock Incentive Plan — 2014; and Buyer 2015 Incentive Plan.

“Buyer Subsidiaries” means the Subsidiaries of Buyer, which shall include any corporation, bank, savings association, limited liability company, limited partnership, limited liability partnership or other organization formed or acquired as a Subsidiary of Buyer after the date hereof and held as a Subsidiary by Buyer at the Effective Time.

“Call Reports” mean Consolidated Reports of Condition and Income (FFIEC Form 041) or any successor form of the Federal Financial Institutions Examination Council of Target, Target Bank or Buyer.

“Classified Assets” means, as of September 30, 2016, all of the Classified Loans, plus OREO and other repossessed assets.

“Classified Loans” means all of the Loans of Target and its Subsidiaries that, as of September 30, 2016, were classified by Target as “Substandard,” “Doubtful,” “Loss,” or words of similar import.

“Closing Date” means the date on which the Closing occurs.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, practice, restriction, understanding, or undertaking

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of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“Default” means (i) any breach or violation of, default under, contravention of, conflict with, or failure to perform any obligations under any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“Delinquent Loans” means (i) all Loans with principal and/or interest that are 30 – 89 days past due, (ii) all Loans with principal and/or interest that are at least 90 days past due and still accruing, (iii) all Loans with principal and/or interest that are nonaccruing and (iv) net charge-offs.

“Determination Date” shall mean the 10th day prior to the Closing Date, provided that if shares of the Buyer Common Stock are not actually traded on NASDAQ on such day, the Determination Date shall be the immediately preceding day to the 10th day prior to the Closing Date on which shares of Buyer Common Stock actually trade on NASDAQ.

“Disclosure Memorandum” of a Party means a letter delivered by such Party to the other Party prior to execution of this Agreement, setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in ARTICLE 4 and ARTICLE 5 or to one or more of its covenants contained in this Agreement; provided, that (i) no such item is required to be set forth in a Disclosure Memorandum as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect and (ii) the mere inclusion of an item in a Disclosure Memorandum as an exception to a representation or warranty shall not be deemed an admission by a Party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on the Party making the representation or warranty.

“Employee Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option, restricted stock, employee stock ownership, share purchase, severance pay, vacation, bonus, retention, change in control or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom understanding or arrangement providing compensation or other benefits, whether or not such Employee Benefit Plan is or is intended to be (i) covered or qualified under the Internal Revenue Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent, or (v) arrived at through collective bargaining or otherwise.

“Environmental Laws” means all Laws, orders, permit, opinion or agency requirement relating to pollution or protection of human health or safety or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq., and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

“Equity Rights” means all arrangements, calls, commitments, Contracts, options, rights (including preemptive rights or redemption rights), scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of

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the capital stock or equity interests of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other equity interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which together with a Target Entity would be treated as a single employer under Internal Revenue Code Section 414.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exhibit” means the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

“Federal Reserve” means the Board of Governors of the Federal Reserve System or a Federal Reserve Bank acting under the appropriately delegated authority thereof, as applicable.

“GAAP” means U.S. generally accepted accounting principles, consistently applied during the periods involved.

“Hazardous Material” means (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws), (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil, lead-containing paint or plumbing, radioactive materials or radon, asbestos-containing materials and any polychlorinated biphenyls and (iii) any other substance which has been, is, or may be the subject of regulatory action by any government authority in connection with any Environmental Law.

“Intellectual Property” means copyrights, patents, trademarks, service marks, service names, trade names, brand names, internet domain names, logos together with all goodwill associated therewith, registrations and applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Knowledge” or “knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means the actual knowledge of the chairman, president, chief financial officer, chief risk officer, chief accounting officer, chief operating officer, chief credit officer, general counsel, any assistant or deputy general counsel, or any senior, executive or other vice president in charge of human resources of such Person and the knowledge of any such Persons obtained or which would have been obtained from a reasonable investigation.

“Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the Ordinary Course) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, option, right of first refusal, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than Permitted Liens.

“Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other

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proceeding relating to or affecting a Party, its business, its records, its policies, its practices, its compliance with Law, its actions, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Loans” means any written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, guarantees and interest bearing assets) to which Target or Target Bank are party as a creditor.

“Losses” means any and all demands, claims, actions or causes of action, assessments, losses, diminution in value, damages (including special and consequential damages), liabilities, costs, and expenses, including interest, penalties, cost of investigation and defense, and reasonable attorneys’ and other professional fees and expenses.

“Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Material Adverse Effect” means with respect to any Party and its Subsidiaries, any fact, circumstance, event, change, effect, development or occurrence that, individually or in the aggregate together with all other facts, circumstances, events, changes, effects, developments or occurrences, directly or indirectly, (i) has had or would reasonably be expected to result in a material adverse effect on the condition (financial or otherwise), results of operations, Assets, liabilities or business of such Party and its Subsidiaries taken as a whole; provided, that a “Material Adverse Effect” shall not be deemed to include effects to the extent resulting from (A) changes after the date of this Agreement in GAAP or regulatory accounting requirements, (B) changes after the date of this Agreement in Laws of general applicability to companies in the financial services industry, (C) changes after the date of this Agreement in global, national or regional political conditions or general economic or market conditions in the United States (and with respect to each of Target and Buyer, in the respective markets in which they operate), including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the financial services industry, (D) after the date of this Agreement, general changes in the credit markets or general downgrades in the credit markets, (E) failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof unless separately excluded hereunder, or changes in the trading price of a Party’s common stock, in and of itself, but not including any underlying causes unless separately excluded hereunder, (F) the public disclosure of this Agreement and the impact thereof on relationships with customers or employees, (G) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, or (H) actions or omissions taken with the prior written consent of the other Party hereto or expressly required by this Agreement; except, with respect to clauses (A), (B), (C), (D) and (G), to the extent that the effects of such change disproportionately affect such Party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such Party and its Subsidiaries operate, or (ii) prevents or materially impairs the ability of such Party to timely consummate the transactions contemplated hereby.

“NASDAQ” means the NASDAQ Global Select Market.

“Non-Performing Assets” means (i) all Loans with principal and/or interest that are at least 90 days past due and still accruing, (ii) all Loans with principal and/or interest that are nonaccruing; and (iii) OREO and other repossessed Assets. Non-Performing Assets shall be reflected in the Closing Financial Statements.

“Ordinary Course” means the conduct of the business of Target and Target Bank in substantially the same manner as such business was operated on the date of this Agreement, including operations in conformance and consistent with Target and Target Bank’s practices and procedures prior to and as of such date.

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“OREO” means “other real estate owned” or words of similar import as reflected in the Target Financial Statements.

“Operating Property” means any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Order” means any administrative decision or award, decree, injunction, judgment, order, consent decree, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

“Participation Facility” means any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

“Party” means either of Target or Buyer, and “Parties” means Target and Buyer.

“Permit” means any federal, state, local, or foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

“Per Share Cash Equivalent Consideration” means the product of the Average Closing Price multiplied by the Exchange Ratio, subject to adjustment on a pro rata basis if the number of shares of Target Common Stock outstanding at the Effective Time exceeds 162,134.

“Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a Representative capacity.

“Previously Disclosed” (a) by Buyer means information set forth in its Disclosure Memorandum or, if applicable, information set forth in its SEC Documents that were filed prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors” or disclosures of risk factors set forth in any “forward-looking statements” disclaimer or other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), and (b) by Target means information set forth in Target’s Disclosure Memorandum or made available to Buyer.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Buyer under the Securities Act with respect to the shares of Buyer Common Stock to be issued to the shareholders of Target pursuant to this Agreement.

“Regulatory Authorities” means, collectively, the SEC, the NASDAQ, state securities authorities, the Financial Industry Regulatory Authority, the Securities Investor Protector Corporation, applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations, the Federal Reserve, the FDIC, the Office of the Comptroller of the Currency, the Consumer Financial Protection Bureau, the TDFI, the IRS, the DOL, the PBGC, and all other foreign, federal, state, county, local or other governmental, banking or regulatory agencies, authorities (including taxing and self-regulatory authorities), instrumentalities, commissions, boards, courts, administrative agencies, commissions or bodies.

“Representative” means, with respect to any Person, any officer, director, employee, investment banker, financial or other advisor, attorney, accountant, consultant, or other representative or agent of or engaged or retained by such Person.

“SEC” means the United States Securities and Exchange Commission.

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“SEC Documents” means all forms, proxy statements, registration statements, reports, schedules, and other documents filed, together with any amendments thereto, by Buyer or any of its Subsidiaries with the SEC on or after January 1, 2016 or by Target or any of its Subsidiaries with the SEC on or after January 1, 2016, as applicable.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Subsidiaries” means all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls more than 50% of the outstanding equity securities or other ownership interests either directly or through an unbroken chain of entities as to each of which more than 50% of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Surviving Corporation” means Buyer as the surviving corporation resulting from the Merger.

“Target Bank” means First South Bank, a state-chartered bank under the laws of the State of Tennessee and a wholly owned Subsidiary of Target.

“Target Common Stock” means the $1.00 par value common stock of Target.

“Target Entities” means, collectively, Target and all Target Subsidiaries.

“Target Financial Statements” means (i) the consolidated statements of condition (including related notes and schedules, if any) of Target as of September 30, 2016, and as of December 31, 2015, 2014 and 2013, and the related statements of operations, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the three and nine months ended September 30, 2016, and for each of the fiscal years ended December 31, 2015, 2014 and 2013, and (ii) the consolidated statements of condition of Target (including related notes and schedules, if any) and related statements of operations, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to most recent quarter end.

“Target Subsidiary” means the Subsidiaries of Target, which shall include Target Bank, the entities set forth on Schedule 4.3(e) and any corporation, bank, savings association, limited liability company, limited partnership, limited liability partnership or other organization formed or acquired as a Subsidiary of Target after the date hereof and held as a Subsidiary by Target at the Effective Time.

“Target Stock Plans” means the existing stock option and other stock-based compensation plans of Target designated as follows: Hardeman County Investment Company, Inc. Employee Stock Ownership Plan, as amended and restated effective January 1, 2015.

“Tax” or “Taxes” means any federal, state, county, local, or foreign taxes, or, to the extent in the nature of a tax, any charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, commercial rent, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax, imposed or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

“Tax Return” means any report, return, information return, or other document required to be supplied to a Regulatory Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

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10.2. Referenced Pages.

The terms set forth below shall have the meanings ascribed thereto in the referenced pages:

401(k) Plan	A-I-40
ABCA	A-I-5
Agreement	A-I-5
ALLL	A-I-27
Asset Quality Measuring Date	A-I-45
Book-Entry Share	A-I-6
Burdensome Condition	A-I-38
Buyer	A-I-5
Buyer Certificates	A-I-7
Buyer SEC Reports	A-I-29
Canceled Shares	A-I-6
Certificate	A-I-6
Change in the Target Recommendation	A-I-37
Closing	A-I-5
Closing Date	A-I-6
Closing Financial Statements	A-I-44
Contractors	A-I-20
Covered Employees	A-I-40
Derivative Transaction	A-I-24
DOL	A-I-21
Effective Time	A-I-5
ESOP	A-I-40
Exchange Fund	A-I-7
Exchange Ratio	A-I-6
FDIA	A-I-12
FDIC	A-I-12
Holders	A-I-7
Indemnified Party	A-I-41
IRS	A-I-21
Maximum Amount	A-I-41
Merger	A-I-5
Money Laundering Laws	A-I-19
OFAC	A-I-27
PBGC	A-I-21
Permitted Liens	A-I-16
Proxy Statement	A-I-36
Real Property	A-I-16
Regulatory Communication	A-I-38

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Requisite Regulatory Approvals	A-I-44
Sanctioned Countries	A-I-27
Sanctions	A-I-27
SDN List	A-I-27
Subordinated Debentures	A-I-44
Systems	A-I-17
Takeover Laws	A-I-25
Target	A-I-5
Target Bank Common Stock	A-I-12
Target Benefit Plans	A-I-21
Target Contracts	A-I-23
Target Dissenting Shareholders	A-I-9
Target Dissenting Shares	A-I-9
Target ERISA Plan	A-I-21
Target Recommendation	A-I-37
Target Regulatory Agreement	A-I-24
Target Shareholder Approval	A-I-37
Target’s Shareholders’ Meeting	A-I-37
Tax Opinion	A-I-45
TBCA	A-I-5
TDFI	A-I-10
Termination Fee	A-I-57
Voting Agreement	A-I-5

Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” The words “hereby,” “herein,” “hereof,” “hereunder” and similar terms refer to this Agreement as a whole and not to any specific Section. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. If a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning. Any capitalized terms used in any schedule or Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. All references to “the transactions contemplated by this Agreement” (or similar phrases) include the transactions provided for in this Agreement, including the Merger. Any Contract or Law defined or referred to herein or in any Contract that is referred to herein means such Contract or Law as from time to time amended, modified or supplemented, including (in the case of Contracts) by waiver or consent and (in the case of Law) by succession of comparable successor Law and references to all attachments thereto and instruments incorporated therein. The term “made available” means any document or other information that was (a) provided (whether by physical or electronic delivery) by one Party or its representatives to the other Party and its representatives at least two Business Days prior to the date hereof, (b) included in the virtual data room (on a continuation basis without subsequent modification) of a Party at least two Business Days prior to the date hereof or (c) filed by a Party with the SEC and publicly available on EDGAR at least two Business Days prior to the date hereof.

10.3. Expenses.

(a) Except as otherwise provided in this Section 10.3, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder,

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including filing, registration and application fees, printing and mailing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.

(b) Notwithstanding the foregoing, if:

(i) (A) Target terminates this Agreement pursuant to Section 9.1(c) prior to ten (10) Business Days following the satisfaction of Section 8.1(b), (B) either Target or Buyer terminates this Agreement pursuant to Section 9.1(b)(iii), or (C) Buyer terminates this Agreement pursuant to Section 9.1(f), and within 12 months of such termination Target shall either (1) consummate an Acquisition Transaction or (2) enter into an Acquisition Agreement with respect to an Acquisition Transaction, whether or not such Acquisition Transaction is subsequently consummated; or

(ii) Buyer shall terminate this Agreement pursuant to Section 9.1(d),

then Target shall pay to Buyer an amount equal to $3,000,000 (the “Termination Fee”). The payment of the Termination Fee by Target pursuant to this Section 10.3(b) constitutes liquidated damages and not a penalty, and shall be the sole monetary remedy of Buyer in the event of termination of this Agreement pursuant to Sections 9.1(b)(iii), 9.1(c), 9.1(d) or 9.1(f). If the Termination Fee shall be payable pursuant to subsection (i) of this Section 10.3(b), the Termination Fee shall be paid in same-day funds at or prior to the earlier of the date of consummation of such Acquisition Transaction or the date of execution of an Acquisition Agreement with respect to such Acquisition Transaction. If the Termination Fee shall be payable pursuant to subsection (ii) of this Section 10.3(b), the Termination Fee shall be paid in same-day funds within two Business Days from the date of termination of this Agreement.

(c) The Parties acknowledge that the agreements contained in paragraph (b) of this Section 10.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement; accordingly, if Target fails to pay any fee payable by it pursuant to this Section 10.3 when due, then Target shall pay to Buyer its costs and expenses (including attorneys’ fees) in connection with collecting such fee, together with interest on the amount of the fee at the prime rate of Citibank, N.A. from the date such payment was due under this Agreement until the date of payment.

10.4. Entire Agreement; Third Party Beneficiaries.

Except as otherwise expressly provided herein, this Agreement (including the Disclosure Memorandum of each of Target and Buyer, the exhibits, the schedules, and the other documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Section 7.9, which is intended for each Indemnified Party. The representations and warranties in this Agreement are the product of negotiations among the Parties hereto and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties hereto in accordance herewith without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties hereto of risks associated with particular matters regardless of the knowledge of any of the Parties hereto. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding any other provision hereof to the contrary, no consent, approval or agreement of any third party beneficiary will be required to amend, modify to waive any provision of this Agreement.

10.5. Amendments.

To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after Target Shareholder Approval of this Agreement has been obtained; provided, that after obtaining Target Shareholder Approval, there shall be made no amendment that requires further approval by such Target shareholders.

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10.6. Waivers.

(a) Prior to or at the Effective Time, Buyer, acting through its board of directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Target, to waive or extend the time for the compliance or fulfillment by Target of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Buyer under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Buyer.

(b) Prior to or at the Effective Time, Target, acting through its board of directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Buyer, to waive or extend the time for the compliance or fulfillment by Buyer of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Target under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Target.

(c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

10.7. Assignment.

Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

10.8. Notices.

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission (followed by overnight courier), by registered or certified mail, postage pre-paid, or by courier or overnight carrier, or by email (with receipt confirmed) to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Buyer:	Simmons First National Corporation 501 Main Street Pine Bluff, Arkansas 71601 Facsimile Number: (501) 558-3145 Attention: George Makris, Jr. Email: george.makris@simmonsbank.com
With a Copy to:	Simmons First National Corporation 425 W. Capitol Ave., 14th Floor Little Rock, Arkansas 72201 Facsimile Number: (501) 558-3145 Attention: General Counsel Email: pat.burrow@simmonsbank.com

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Copy to Counsel:	Covington & Burling LLP
One CityCenter
850 Tenth Street NW
Washington, DC 20001
Facsimile Number: (202) 778-5986
Attention: Frank M. Conner III
Email: rconner@cov.com;
Attention: Michael P. Reed
Email: mreed@cov.com
Target:	Hardeman County Investment Company, Inc. 1862 Highway 45 Jackson, Tennessee 38305 Attention: C. Edward Woodside Email: ewoodside@1stsouth.com
Copy to Counsel:	Baker Donelson Bearman Caldwell & Berkowitz, PC 211 Commerce Street, Suite 800 Nashville, Tennessee 37201 Facsimile Number: (615) 744-5740 Attention: Mark L. Miller Email: mlmiller@bakerdonelson.com

10.9. Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) The Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the Laws of the State of Arkansas without regard to any conflict of Laws or choice of Law principles that might otherwise refer construction or interpretation of this Agreement to the substantive Law of another jurisdiction (except that matters relating to the fiduciary duties of the board of directors of Target shall be subject to the Laws of the State of Tennessee).

(b) Each Party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Arkansas (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 10.8.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.9.

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10.10. Counterparts; Signatures.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment or waiver hereto or any agreement or instrument entered into in connection with this Agreement or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each Party hereto forever waives any such defense.

10.11. Captions; Articles and Sections.

The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

10.12. Interpretations.

Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and, unless otherwise defined herein, the words used shall be construed and interpreted according to their ordinary meaning so as fairly to accomplish the purposes and intentions of all Parties hereto.

10.13. Enforcement of Agreement.

The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached and that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement. It is accordingly agreed that the Parties shall be entitled, without the requirement of posting bond, to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties waives any defense in any action for specific performance that a remedy at law would be adequate.

10.14. Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

10.15. Disclosure.

Any disclosure made in any document delivered pursuant to this Agreement or referred to or described in writing in any Section of this Agreement, in any schedule or exhibit attached hereto or in any Disclosure Memorandum shall apply only to, or only qualify, the indicated Section of this Agreement, except to the extent that (a) any other Section of this Agreement specifically referenced or cross-referenced in such disclosure or (b) the relevance of such item to another Section of this Agreement is reasonably apparent on the face of such disclosure (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other Sections of this Agreement.

[signatures on following page]

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

BUYER

By:	/s/ George A. Makris, Jr. Name: George A. Makris, Jr. Title: Chairman and Chief Executive Officer

TARGET

By:	/s/ C. Edward Woodside Name: C. Edward Woodside Title: Chairman

[Signature Page Merger Agreement]

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ANNEX II

CHAPTER 23 OF THE TENNESSEE CODE ANNOTATED —
DISSENTERS’ RIGHTS FOR SALE

48-23-101. CHAPTER DEFINITIONS.

As used in this chapter, unless the context otherwise requires:

(1) “Beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder;

(2) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, and, for purposes of §§48-23-203 — 48-23-302, includes the survivor of a merger or conversion or the acquiring entity in a merger of that issuer;

(3) “Dissenter” means a shareholder who is entitled to dissent from corporate action under §48-23-102 and who exercises that right when and in the manner required by part 2 of this chapter;

(4) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action;

(5) “Interest” means interest from the effective date of the corporate action that gave rise to the shareholder’s right to dissent until the date of payment, at the average auction rate paid on United States treasury bills with a maturity of six (6) months (or the closest maturity thereto) as of the auction date for such treasury bills closest to such effective date;

(6) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation; and

(7) “Shareholder” means the record shareholder or the beneficial shareholder.

48-23-102. RIGHT TO DISSENT.

(a) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(1) Consummation of a plan of merger to which the corporation is a party:

(A) If shareholder approval is required for the merger by §48-21-104 or the charter and the shareholder is entitled to vote on the merger if the merger is submitted to a vote at a shareholders’ meeting or the shareholder is a nonconsenting shareholder under §48-17-104(b) who would have been entitled to vote on the merger if the merger had been submitted to a vote at a shareholders’ meeting; or

(B) If the corporation is a subsidiary that is merged with its parent under §48-21-105;

(2) Consummation of a plan of merger to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan if the plan is submitted to a vote at a shareholders’ meeting or the shareholder is a nonconsenting shareholder under §48-17-104(b) who would have been entitled to vote on the plan if the plan had been submitted to a vote at a shareholders’ meeting;

(3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange if the sale or exchange is submitted to a vote at a shareholders’ meeting or the shareholder is a nonconsenting shareholder under §48-17-104(b) who would have been entitled to vote on the sale or exchange if the sale or exchange had been submitted to a vote at a shareholders’ meeting, including a sale of all, or substantially all, of the property of the corporation in dissolution, but not including a sale pursuant to court order or a sale for cash

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pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

(4) An amendment of the charter that materially and adversely affects rights in respect of a dissenter’s shares because it:

(A) Alters or abolishes a preferential right of the shares;

(B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

(C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

(E) Reduces the number of shares owned by the shareholder to a fraction of a share, if the fractional share is to be acquired for cash under §48-16-104;

(5) Any corporate action taken pursuant to a shareholder vote to the extent the charter, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares; or

(6) Consummation of a conversion of the corporation to another entity pursuant to chapter 21 of this title.

(b) A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this chapter may not challenge the corporate action creating the shareholder’s entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

(c) Notwithstanding subsection (a), no shareholder may dissent as to any shares of a security which, as of the date of the effectuation of the transaction which would otherwise give rise to dissenters’ rights, is listed on an exchange registered under §6 of the Securities Exchange Act of 1934, compiled in 15 U.S.C. §78f, as amended, or is a “national market system security,” as defined in rules promulgated pursuant to the Securities Exchange Act of 1934, compiled in 15 U.S.C. §78a, as amended.

48-23-103. DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

(a) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the record shareholder’s name only if the record shareholder dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf the record shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection (a) are determined as if the shares as to which the partial dissenter dissents and the partial dissenter’s other shares were registered in the names of different shareholders.

(b) A beneficial shareholder may assert dissenters’ rights as to shares of any one (1) or more classes held on the beneficial shareholder’s behalf only if the beneficial shareholder:

(1) Submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(2) Does so with respect to all shares of the same class of which the person is the beneficial shareholder or over which the person has power to direct the vote.

48-23-201. NOTICE OF DISSENTERS’ RIGHTS.

(a) Where any corporate action specified in §48-23-102(a) is to be submitted to a vote at a shareholders’ meeting, the meeting notice (including any meeting notice required under chapters 11 – 27 to be provided to nonvoting shareholders) must state that the corporation has concluded that the shareholders are, are not, or may be entitled to assert dissenters’ rights under this chapter. If the corporation concludes that

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dissenters’ rights are or may be available, a copy of this chapter must accompany the meeting notice sent to those record shareholders entitled to exercise dissenters’ rights.

(b) In a merger pursuant to §48-21-105, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert dissenters rights that the corporate action became effective. Such notice must be sent within ten (10) days after the corporate action became effective and include the materials described in §48-23-203.

(c) Where any corporate action specified in §48-23-102(a) is to be approved by written consent of the shareholders pursuant to §48-17-104(a) or §48-17-104(b):

(1) Written notice that dissenters’ rights are, are not, or may be available must be sent to each record shareholder from whom a consent is solicited at the time consent of such shareholder is first solicited and, if the corporation has concluded that dissenters’ rights are or may be available, must be accompanied by a copy of this chapter; and

(2) Written notice that dissenters’ rights are, are not, or may be available must be delivered together with the notice to nonconsenting and nonvoting shareholders required by §48-17-104(e) and (f), may include the materials described in §48-23-203 and, if the corporation has concluded that dissenters’ rights are or may be available, must be accompanied by a copy of this chapter.

(d) A corporation’s failure to give notice pursuant to this section will not invalidate the corporate action.

48-23-202. NOTICE OF INTENT TO DEMAND PAYMENT.

(a) If a corporate action specified in §48-23-102(a) is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights with respect to shares for which dissenters’ rights may be asserted under this chapter:

(1) Must deliver to the corporation, before the vote is taken, written notice of the shareholder’s intent to demand payment if the proposed action is effectuated; and

(2) Must not vote, or cause or permit to be voted, any such shares in favor of the proposed action.

(b) If a corporate action specified in §48-23-102(a) is to be approved by less than unanimous written consent, a shareholder who wishes to assert dissenters’ rights with respect to shares for which dissenters’ rights may be asserted under this chapter must not sign a consent in favor of the proposed action with respect to such shares.

(c) A shareholder who fails to satisfy the requirements of subsection (a) or subsection (b) is not entitled to payment under this chapter.

48-23-203. DISSENTERS’ NOTICE.

(a) If a corporate action requiring dissenters’ rights under §48-23-102(a) becomes effective, the corporation must send a written dissenters’ notice and form required by subdivision (b)(1) to all shareholders who satisfy the requirements of §48-23-202(a) or §48-23-202(b). In the case of a merger under §48-21-105, the parent must deliver a dissenters’ notice and form to all record shareholders who may be entitled to assert dissenters’ rights.

(b) The dissenters’ notice must be delivered no earlier than the date the corporate action specified in §48-23-102(a) became effective, and no later than (10) days after such date, and must:

(1) Supply a form that:

(A) Specifies the first date of any announcement to shareholders made prior to the date the corporate action became effective of the principal terms of the proposed corporate action;

(B) If such announcement was made, requires the shareholder asserting dissenters’ rights to certify whether beneficial ownership of those shares for which dissenters’ rights are asserted was acquired before that date; and

(C) Requires the shareholder asserting dissenters’ rights to certify that such shareholder did not vote for or consent to the transaction;

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(2) State:

(A) Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subdivision (b)(2)(B);

(B) A date by which the corporation must receive the form, which date may not be fewer than forty (40) nor more than sixty (60) days after the date the subsection (a) dissenters’ notice is sent, and state that the shareholder shall have waived the right to demand payment with respect to the shares unless the form is received by the corporation by such specified date;

(C) The corporation’s estimate of the fair value of shares;

(D) That, if requested in writing, the corporation will provide, to the shareholder so requesting, within ten (10) days after the date specified in subdivision (b)(2)(B) the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

(E) The date by which the notice to withdraw under §48-23-204 must be received, which date must be within twenty (20) days after the date specified in subdivision (b)(2)(B); and

(3) Be accompanied by a copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to §48-23-201.

48-23-204. DUTY TO DEMAND PAYMENT.

(a) A shareholder sent a dissenters’ notice described in §48-23-203 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters’ notice pursuant to §48-23-203(b)(2), and deposit the shareholder’s certificates in accordance with the terms of the notice.

(b) The shareholder who demands payment and deposits the shareholder’s share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.

(c) A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for the shareholder’s shares under this chapter.

(d) A demand for payment filed by a shareholder may not be withdrawn unless the corporation with which it was filed, or the surviving corporation, consents thereto.

48-23-205. SHARE RESTRICTIONS.

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effectuated or the restrictions released under §48-23-207.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.

48-23-206. PAYMENT.

(a) Except as provided in §48-23-208, as soon as the proposed corporate action is effectuated, or upon receipt of a payment demand, whichever is later, the corporation shall pay each dissenter who complied with §48-23-204 the amount the corporation estimates to be the fair value of each dissenter’s shares, plus accrued interest.

(b) The payment must be accompanied by:

(1) The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

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(2) A statement of the corporation’s estimate of the fair value of the shares;

(3) An explanation of how the interest was calculated;

(4) A statement of the dissenter’s right to demand payment under §48-23-209; and

(5) A copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to §48-23-201 or §48-23-203.

48-23-207. FAILURE TO TAKE ACTION.

(a) If the corporation does not effectuate the proposed action that gave rise to the dissenters’ rights within two (2) months after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If, after returning deposited certificates and releasing transfer restrictions, the corporation effectuates the proposed action, it must send a new dissenters’ notice under §48-23-203 and repeat the payment demand procedure.

48-23-208. AFTER-ACQUIRED SHARES.

(a) A corporation may elect to withhold payment required by §48-23-206 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action.

(b) To the extent the corporation elects to withhold payment under subsection (a), after effectuating the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under §48-23-209.

48-23-209. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

(a) A dissenter may notify the corporation in writing of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate (less any payment under §48-23-206), or reject the corporation’s offer under §48-23-208 and demand payment of the fair value of the dissenter’s shares and interest due, if:

(1) The dissenter believes that the amount paid under §48-23-206 or offered under §48-23-208 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

(2) The corporation fails to make payment under §48-23-206 within two (2) months after the date set for demanding payment; or

(3) The corporation, having failed to effectuate the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within two (2) months after the date set for demanding payment.

(b) A dissenter waives the dissenter’s right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand in writing under subsection (a) within one (1) month after the corporation made or offered payment for the dissenter’s shares.

48-23-301. COURT ACTION.

(a) If a demand for payment under §48-23-209 remains unsettled, the corporation shall commence a proceeding within two (2) months after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the two-month period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

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(b) The corporation shall commence the proceeding in a court of record having equity jurisdiction in the county where the corporation’s principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each dissenter made a party to the proceeding is entitled to judgment:

(1) For the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus accrued interest, exceeds the amount paid by the corporation; or

(2) For the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under §48-23-208.

48-23-302. COURT COSTS AND COUNSEL FEES.

(a) The court in an appraisal proceeding commenced under §48-23-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under §48-23-209.

(b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable against:

(1) The corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of part 2 of this chapter; or

(2) Either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

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ANNEX III

OPINION OF OLSEN PALMER LLC

November 17, 2016

Board of Directors
Hardeman County Investment Company, Inc.
1862 Highway 45 Bypass
Jackson, TN 38305

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Hardeman County Investment Company, Inc. (“HCIC”) of the Merger Consideration (as defined below) to be received by the shareholders of HCIC in the proposed merger (the “Merger”) of Hardeman County Investment Company, Inc. with and into Simmons First National Corporation (“Simmons”), pursuant to a Merger Agreement to be dated November 17, 2016.

We understand that, at the Effective Time (as defined in the Agreement), each share of Target Common Stock (as defined in the Agreement) issued and outstanding immediately prior to the Effective Time (excluding the Canceled Shares and Dissenting Shares — as defined in the Agreement) shall be converted into the right to receive the following consideration, in each case without interest:

(i)	an amount of cash equal to $181.47 (the “Cash Consideration”); and
(ii)	4.8393 shares (the “Exchange Ratio”) of Buyer Common Stock (as defined in the Agreement) (the “Stock Consideration” and together with the Cash Consideration, the “Merger Consideration”).

Olsen Palmer LLC is an investment banking firm that has acted as financial advisor to HCIC in connection with the Merger. Olsen Palmer LLC, as part of its investment banking services, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. We will receive a fee for our services pursuant to the terms of our engagement with HCIC, a substantial portion of which is contingent upon consummation of the Merger. HCIC has also agreed to indemnify us against certain liabilities arising out of our engagement.

Olsen Palmer LLC has not provided investment banking and financial advisory services to HCIC or Simmons during the two-year period prior to the date hereof. Olsen Palmer LLC may provide investment banking, financial advisory and other financial services to HCIC and/or Simmons in the future, for which Olsen Palmer LLC may receive compensation.

In connection with this opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have reviewed:

(i)	A draft dated November 15, 2016 of the Agreement;
(ii)	certain financial statements and other historical financial information of HCIC that we deemed relevant;
(iii)	certain financial statements and other historical financial information of Simmons that we deemed relevant;
(iv)	a comparison of certain financial information for HCIC with similar institutions for which publicly available information is available;
(v)	the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available;
(vi)	a comparison of certain stock trading information for Simmons with similar institutions for which publicly available information is available;

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(vii)	the current market environment generally and the banking industry in particular; and
(viii)	such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

We also discussed with certain members of senior management of HCIC and its representatives the business, financial condition, results of operations and prospects of HCIC.

In performing our review, and for purposes of rendering our opinion, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by HCIC or their representatives or that was otherwise reviewed by us and have assumed, without independent verification, such accuracy and completeness of all such information. We have further relied on the assurances of the management of HCIC that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of any assets, the collateral securing any assets or the liabilities (contingent or otherwise) of HCIC or any of its subsidiaries and no such evaluation or appraisal was provided to us. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of HCIC. We did not make an independent evaluation of the adequacy of the allowance for loan losses of HCIC, or the combined entity after the Merger and we have not reviewed any individual credit files relating to HCIC. We have assumed, with your consent, that the allowance for loan losses for HCIC is adequate to cover such losses. We are not experts in the evaluation of allowances for loan and lease losses and have not independently verified such allowances or reviewed or examined any individual loan or credit files. We assumed, with your consent, that the aggregate allowances for loan and lease losses set forth in the financial statements of HCIC are adequate to cover such losses and comply fully with applicable law, regulatory policy and sound banking practices as of the date of such financial statements.

We have assumed in all respects material to our analysis that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the Agreement and all related agreements will perform all of the covenants required to be performed by such party thereunder, that the conditions precedent in the Agreement are not waived and that the Merger is lawful. We have also assumed that in the course of obtaining any necessary regulatory approvals for the consummation of the Merger, no conditions will be imposed that will have a material adverse effect on the combined entity or contemplated benefits of the Merger. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ in any respect from the draft of the Agreement identified above. Finally, with your consent, we have relied upon the advice HCIC has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement, and we have assumed that all such advice was correct.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect our opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof.

Our opinion is directed to the Board of Directors of HCIC (in its capacity as such) in connection with its consideration of the Merger and may not be used for any other purpose without our prior written consent. This Opinion does not constitute a recommendation to the Board of Directors of HCIC or to any shareholder of either HCIC or Simmons as to how any such member of such board or any shareholder should vote at any meeting called to consider and vote upon the Merger. We express no opinion as to the fairness of the Merger Consideration to the creditors or other constituencies of HCIC. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to the shareholders of HCIC and does not address the underlying business decision of HCIC to engage in the Merger or the relative merits of the Merger as compared to any other alternative business strategies that might exist for HCIC. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any officer, director, or employees, or class of such persons, relative to the compensation to be received in the Merger by any other shareholder. This opinion should not be construed as creating any fiduciary duty on the

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part of Olsen Palmer LLC to any party or person. This opinion shall not be disclosed, reproduced, disseminated, quoted, summarized or referred to at any time, in any manner or for any purpose, or used for any other purposes, nor shall any references to Olsen Palmer LLC be made, without Olsen Palmer LLC’s prior written consent. This Opinion was not reviewed or issued by a fairness opinion committee. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the fairness of any portion or aspect of the Merger to any one class or group of HCIC’s or any other party’s security holders or other constituents vis-à-vis any other class or group of HCIC’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), or (ii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Merger, any class of such persons or any other party, relative to the Merger Consideration or otherwise.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the shareholders of HCIC for all of the shares of HCIC common stock in the Merger pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Olsen Palmer LLC

Olsen Palmer LLC

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PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Article Sixteenth of Simmons’ Amended and Restated Articles of Incorporation provides that Simmons’ directors will not be personally liable to Simmons or any of its shareholders for monetary damages resulting from breaches of their fiduciary duty as directors to the fullest extent permitted by the Arkansas Business Corporation Act of 1987, as amended or the 1987 Act. The 1987 Act permits the limitation of liability for monetary damages of directors for breaches of fiduciary duty, except (a) for any breach of the director’s duty of loyalty to Simmons or its shareholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Arkansas Code Annotated, or the ACA Section 4-27-833, as the same exists or hereafter may be amended, (d) for any transaction from which the director derived an improper personal benefit, or (e) for any action, omission, transaction, or breach of a director’s duty creating any third party liability to any person or entity other than Simmons or shareholder.

ACA Section 4-27-850 permits a corporation, under specified circumstances, to indemnify its current and former directors, officers, employees or agents against expenses (including attorney’s fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that the directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Article Twelfth of Simmons’ Amended and Restated Articles of Incorporation provides that Simmons shall, to the full extent permitted by the 1987 Act, indemnify all persons whom it may indemnify pursuant thereto.

The effect of the indemnification provisions contained in Simmons’ Amended and Restated Articles of Incorporation is to require Simmons to indemnify its directors and officers under circumstances where such indemnification would otherwise be discretionary. Simmons’ Amended and Restated Articles of Incorporation specify that the indemnification rights granted thereunder are enforceable contract rights which are not exclusive of any other indemnification rights that the director or officer may have under any by-law, vote of shareholders or disinterested directors or otherwise. As permitted under the 1987 Act, Simmons’ Amended and Restated Articles of Incorporation also authorize the purchase of directors’ and officers’ insurance for the benefit of its past and present directors and officers, irrespective of whether Simmons has the power to indemnify such persons under Arkansas law. Simmons currently maintains insurance as authorized by these provisions.

Simmons’ Amended and Restated Articles of Incorporation also provide that expenses incurred by a director or officer in defending a civil or criminal lawsuit or proceeding arising out of actions taken in his official capacity, or in certain other capacities, will be paid by Simmons in advance of the final disposition of the matter upon the approval of the Simmons board of directors or the shareholders and upon receipt of an undertaking from the director or officer to repay the sum advanced if it is ultimately determined that he is not entitled to be indemnified by Simmons pursuant to applicable provisions of Arkansas law.

The indemnification provisions are not intended to deny or otherwise limit third party or derivative suits against Simmons or its directors or officers. However, to the extent a director or officer were entitled to indemnification, the financial burden of a third party suit would be borne by Simmons, and Simmons would not benefit from derivative recoveries since the amount of such recoveries would be repaid to the director or officer pursuant to the agreements.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or personas controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statement Schedules.

List of Exhibits

Exhibit	Description
2.1	Agreement and Plan of Merger dated as of November 17, 2016, as amended on February 6, 2017, by and between Simmons First National Corporation and Hardeman County Investment Company, Inc. (included as Annex I to the proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4)
3.1	Restated Articles of Incorporation of Simmons First National Corporation (incorporated by reference to Exhibit 3.1 to Simmons First National Corporation’s Registration Statement on Form S-4 dated as of August 20, 2015 (File No. 333-206485))*
3.2	Amended By-Laws of Simmons First National Corporation (incorporated by reference to Exhibit 3.2 to Simmons First National Corporation’s Quarterly Report on Form 10-Q for the Quarter ended September 30, 2013 (File No. 000-06253)), as amended by certain amendments to Article II, Section 11 of such bylaws (incorporated by reference to Exhibit 3.1 to Simmons First National Corporation’s current report on Form 8-K filed on September 27, 2016)*
4.1	Specimen Common Stock Certificate of Simmons First National Corporation (incorporated by reference to Exhibit 4.1 to Amendment No. 1 to Simmons First National Corporation’s Registration Statement on Form S-3 filed on June 18, 2014 (File No. 333-194309))*
5.1	Opinion of Patrick A. Burrow, Executive Vice President, General Counsel and Secretary of Simmons First National Corporation, regarding the validity of the securities to be issued*
8.1	Opinion of Covington & Burling LLP regarding certain tax matters*
23.1	Consent of BKD LLP with respect to the audited financial statements of Simmons First National Corporation
23.2	Consent of Patrick A. Burrow, Executive Vice President, General Counsel and Secretary of Simmons First National Corporation (included in Exhibit 5.1)*
23.3	Consent of Covington & Burling LLP (included in Exhibit 8.1)*
24.1	Power of Attorney of Directors and Officers of the Registrant (see the signature page of this amendment and the Registrant’s Registration Statement on Form S-4 filed on January 20, 2017)*
99.1	Consent of Olsen Palmer LLC*
99.2	Form of Proxy for Special Meeting of Shareholders of Hardeman County Investment Company, Inc.*

*	Previously filed.
+	To be filed by amendment.

Item 22. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (1) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (referred to as the Securities Act), (2) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement), and (3) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(5)	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may he deemed underwriters, in addition to the information called for by the other items of the applicable form.
(6)	That every prospectus (1) that is filed pursuant to paragraph (5) above, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment has become effective, and that for the purpose of determining liabilities under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(7)	To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(8)	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.
(9)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 3 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pine Bluff, State of Arkansas, on April 5, 2017.

SIMMONS FIRST NATIONAL CORPORATION

By:	/s/ George A. Makris, Jr. George A. Makris, Jr. Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the persons whose signature appears below appoints and constitutes Robert A. Fehlman and Marty D. Casteel, and each of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to the within registration statement (as well as any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, together with all exhibits thereto and all other documents in connection therewith, with the U.S. Securities and Exchange Commission and such other agencies, offices and persons as may be required by applicable law, granting unto each said attorney-in-fact and agent, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, each acting alone may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on April 5, 2017.

Signature	Title
/s/ George A. Makris, Jr. George A. Makris, Jr. (Principal Executive Officer)	Chief Executive Officer and Chairman of the Board of Directors
/s/ Robert A. Fehlman Robert A. Fehlman (Principal Financial Officer)	Senior Executive Vice President, Chief Financial Officer and Treasurer
/s/ David W. Garner David W. Garner (Principal Accounting Officer)	Executive Vice President, Controller and Chief Accounting Officer
* Jay D. Burchfield	Director
* William E. Clark, II	Director
Steven A. Cossé	Director
Mark C. Doramus	Director
* Edward Drilling	Director

Signature	Title
Eugene Hunt	Director
* Christopher R. Kirkland	Director
* W. Scott McGeorge	Director
Joseph D. Porter	Director
* Robert L. Shoptaw	Director
Jerry Hunter	Director
* Mindy West	Director

*	Pursuant to the power of attorney previously included in the Registrant's Registration Statement on Form S-4 filed on January 20, 2017.

*By: /s/ Robert A. Fehlman Robert A. Fehlman Senior Executive Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit	Description
2.1	Agreement and Plan of Merger dated as of November 17, 2016, as amended on February 6, 2017, by and between Simmons First National Corporation and Hardeman County Investment Company, Inc. (included as Annex I to the proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4)
3.1	Restated Articles of Incorporation of Simmons First National Corporation (incorporated by reference to Exhibit 3.1 to Simmons First National Corporation’s Registration Statement on Form S-4 dated as of August 20, 2015 (File No. 333-206485))*
3.2	Amended By-Laws of Simmons First National Corporation (incorporated by reference to Exhibit 3.2 to Simmons First National Corporation’s Quarterly Report on Form 10-Q for the Quarter ended September 30, 2013 (File No. 000-06253)), as amended by certain amendments to Article II, Section 11 of such bylaws (incorporated by reference to Exhibit 3.1 to Simmons First National Corporation’s current report on Form 8-K filed on September 27, 2016)*
4.1	Specimen Common Stock Certificate of Simmons First National Corporation (incorporated by reference to Exhibit 4.1 to Amendment No. 1 to Simmons First National Corporation’s Registration Statement on Form S-3 filed on June 18, 2014 (File No. 333-194309))*
5.1	Opinion of Patrick A. Burrow, Executive Vice President, General Counsel and Secretary of Simmons First National Corporation, regarding the validity of the securities to be issued*
8.1	Opinion of Covington & Burling LLP regarding certain tax matters*
23.1	Consent of BKD LLP with respect to the audited financial statements of Simmons First National Corporation
23.2	Consent of Patrick A. Burrow, Executive Vice President, General Counsel and Secretary of Simmons First National Corporation (included in Exhibit 5.1)*
23.3	Consent of Covington & Burling LLP (included in Exhibit 8.1)*
24.1	Power of Attorney of Directors and Officers of the Registrant (see the signature page of this amendment and the Registrant's Registration Statement on Form S-4 filed on January 20, 2017)*
99.1	Consent of Olsen Palmer LLC*
99.2	Form of Proxy for Special Meeting of Shareholders of Hardeman County Investment Company, Inc.*

*	Previously filed.
+	To be filed by amendment.